CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Security	Price	Registration Fee (b)
Equity shares of Rs.5 par value, as evidenced by American Depositary Receipts(a)	14,300,000	$16.00	$228,800,000	$24,481.60

(a)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the equity shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share will represent one equity share.

(b)	The filing fee is calculated in accordance with Rule 456(b) and 457(r) of the Securities Act.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138608

PROSPECTUS

SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 13, 2006

12,500,000 American Depositary Shares

Dr. Reddy’s Laboratories Limited
(incorporated under the laws of India)
Representing 12,500,000 Equity Shares

We are offering 12,500,000 equity shares in the form of American Depositary Shares or ADSs. Each ADS offered represents one equity share of Dr. Reddy’s Laboratories Limited.

Our outstanding ADSs are traded on the New York Stock Exchange under the symbol “RDY.” The last reported sales price of our ADSs on the New York Stock Exchange on November 16, 2006 was U.S.$16.45 per ADS. Our equity shares are traded in India on the National Stock Exchange of India Limited, or the NSE, and the Bombay Stock Exchange Limited, or the BSE. The closing price for our equity shares on the NSE and the BSE on November 16, 2006 was Rs.773.80 (U.S.$17.26) and Rs.774.50 (U.S.$17.28), respectively, translated at the noon buying rate of Rs.44.82 per U.S.$1.00 on November 16, 2006.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-18 to read about factors you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS		Total

Public offering price	U.S.$	16.00	U.S.$	200,000,000
Underwriting discounts and commissions	U.S.$	0.28	U.S.$	3,500,000
Proceeds to us before expenses	U.S.$	15.72	U.S.$	196,500,000

We have granted to the underwriters an option to purchase up to an additional 1,800,000 ADSs to cover over-allotments at the public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs to purchasers on November 22, 2006.

Joint Book-runners
(in alphabetical order)

Citigroup	Merrill Lynch & Co.

The date of this prospectus supplement is November 16, 2006.

i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this document, all references to “Indian rupees,” “rupees” and “Rs.” are to the legal currency of India and all references to “U.S. dollars,” “dollars” and “U.S.$” are to the legal currency of the United States.

Except as otherwise stated in this prospectus, all translations from Indian rupees to U.S. dollars, for the year ended March 31, 2006, three months ended June 30, 2006 and three and six months ended September 30, 2006, contained in this prospectus supplement are based on the noon buying rate in the City of New York on March 31, 2006, June 30, 2006 and September 30, 2006, respectively, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on March 31, 2006, June 30, 2006 and September 30, 2006 was Rs.44.48 per U.S.$1.00, Rs.45.87 per U.S.$1.00 and Rs.45.95 per U.S.$1.00, respectively. The exchange rates used in this prospectus supplement for translations of Indian rupee amounts into U.S. dollars for convenience purposes differ from the actual rates used in the preparation of our consolidated financial statements, and U.S. dollar amounts used in this prospectus supplement differ from the actual U.S. dollar amounts that were translated into Indian rupees in the financial statements.

Our financial statements are presented in Indian rupees and are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. In this prospectus supplement, any discrepancies in any table between totals and the sums of the amounts listed are a result of rounding. In this prospectus supplement, references to a particular “fiscal” year are to the twelve months ended March 31 of that year.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information that you should consider before investing in our ADSs. You should read this entire prospectus supplement and accompanying prospectus, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus supplement does not take into account the possible purchase of additional ADSs by the underwriters pursuant to the underwriters’ over-allotment option. This prospectus supplement and accompanying prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.”

Overview

We are an emerging global pharmaceutical company with proven research capabilities. We produce active pharmaceutical ingredients and intermediates, finished dosage forms and biotechnology products and market them globally, with a focus on India, the United States, Europe and Russia. We are vertically integrated and use our active pharmaceutical ingredients and intermediates in our own finished dosage products. We conduct basic research in the areas of cancer, cardiovascular disease, inflammation and bacterial infection.

Our total revenues for the year ended March 31, 2006 were Rs.24,267.0 million (U.S.$545.6 million). We derived 34.1% of these revenues from sales in India, 16.4% from the United States and Canada (“North America”), 14.7% from Russia and other countries of the former Soviet Union, 17.8% from Europe and 17.0% from other countries. Our net income for the year ended March 31, 2006 was Rs.1,628.9 million (U.S.$36.6 million).

Our total revenues for the three months ended June 30, 2006 were Rs.14,049.4 million (U.S.$306.3 million). For the three months ended June 30, 2006, we received 34.6% of our revenues from North America (United States and Canada), 17.0% of our revenues from India, 10.4% of our revenues from Russia and other former Soviet Union countries, 23.1% of our revenues from Europe and 14.9% of our revenues from other countries. Our net income for the three months ended June 30, 2006 was Rs.1,397.6 million (U.S.$30.5 million).

Our total revenues for the three months ended June 30, 2005 were Rs.5,591.4 million (U.S.$121.9 million). In the three months ended June 30, 2005, we received 11.8% of our revenues from the United States and Canada, 37.3% from India, 18.0% from Russia and other former Soviet Union countries, 18.5% from Europe and 14.5% from other countries. Our net income for three months ended June 30, 2005 was Rs.347.3 million (U.S.$8 million).

Our Strategy

Our vision is to build a discovery-led global pharmaceutical company, with a strong pipeline of generics as well as innovative products. Our strategy to achieve this vision is as follows:

•	Our core businesses of active pharmaceutical ingredients and intermediates and formulations are well established with a track record of growth and profitability. We are focused on cost competitiveness and improving our position in existing markets and expanding into selected new markets in an effort to continue this growth and profitability.

•	In our global generics business, we are building a pipeline of products that will help us drive growth in the medium-term in the United States and Europe. We are focusing on key markets in Europe, including Germany, Spain, Italy, France and Poland in order to build a dominant presence in these markets.

•	We are also actively pursuing external business development opportunities to supplement our internal growth initiatives, including acquisitions and alliances.

•	We are also focused on positioning our custom pharmaceutical services business as partner of choice for the strategic outsourcing needs of innovator pharmaceutical companies.

•	In addition, we are focusing our investments on innovation led businesses, including drug discovery with a goal of building our drug discovery pipeline, and our most recent business focus, specialty pharmaceuticals, which is currently in the research and development phase. These businesses, while being investment intensive and having long lead times, have the potential to provide significant growth as well as sustained revenues and profitability for much longer periods due to patent protected franchises.

Our Competitive Strengths

We believe that our principal competitive strengths include the following:

Global presence.  We have established sales and marketing organizations in key pharmaceutical markets, including the United States, India, Germany, Russia, the United Kingdom, South Africa, Brazil and China, with a global field force of more than 2,000 personnel. We operate 13 manufacturing facilities in three countries. We believe this global presence is one of our most important strengths in part because a substantial barrier to growth for generics companies is establishing the requisite sales and marketing infrastructure in new markets. Our products are sold in over 40 countries, with our key markets located in the United States, India, Russia, and Europe and an increasing presence in the other key markets. We believe this geographical diversification provides us with an advantage over other leading generics companies and helps to reduce our dependence on any one market or region as well as diminishes the impact of downturns in a particular market or region.

Research and Development Expertise.  Our proven capabilities and cost advantage in research and development allow us to bring to market a broad array of pharmaceutical products. With over 1,300 research and development staff, we focus on developing active pharmaceutical ingredients and intermediates, or APIs, finished dosages, biogenerics, specialty products and new chemical entities, or NCEs. Our strong process chemistry skills, formulation development capabilities, regulatory and intellectual property expertise are well integrated creating a strong global product development platform. We are leveraging our strengths to create a strong product pipeline, including products with differentiation. We are also leveraging our strengths in discovery research to build a pipeline of NCEs addressing unmet medical needs in the areas of cardiovascular and metabolic disorders.

Vertically integrated operations.  The vertical integration of our operations enables us to sustain price competitiveness in our major markets. We are able to keep our manufacturing costs lower by taking advantage of our in-house production of active pharmaceutical ingredients, the key building blocks for producing finished dosages, which supply a majority of our production requirements. In addition, most of our manufacturing facilities are located in India, providing access to cost efficient manufacturing operations.

Broad portfolio and large pipeline.  A broad and robust pipeline is key to long-term profitable growth. We have made and continue to make significant investments in building a global pipeline to address the market opportunities in both the global generics industry as well as our innovation driven drug discovery and specialty pharmaceuticals segments. As of September 30, 2006, we had 83 abbreviated new drug applications, or ANDAs filed with the United States Food and Drug Administration, or U.S. FDA, of which 27 had been approved and 56 were pending approval, which according to International Medical Statistics, or IMS, Moving Annual Total, or MAT, data dated December 2005 relate to brand name drugs having aggregate sales in the United States of approximately U.S.$61 billion. Of the 56 ANDAs pending approval, 33 have been filed with a Paragraph IV certification. As of September 30, 2006, we had a pipeline of 86 drug master files, or DMFs, in the United States and 42 DMFs in Europe. As of September 30, 2006, we had 9 NCEs in various stages of development including 5 in clinical development. As of September 30, 2006, we also had 10 biogenerics products in various stages of development.

Management strength and vision.  We have assembled a strong and experienced management team with global business and technical expertise. Management’s experience and vision will enable us to become a discovery-led global pharmaceutical company.

Recent Developments

Our revenues for the three months ended September 30, 2006 were Rs.20,038.5 million (U.S.$436.1 million). Net income for the three months ended September 30, 2006 was Rs.2,797.7 million (U.S.$60.9 million). Our revenues for six months ended September 30, 2006 were Rs.31,088.0 million (U.S.$741.8 million). Net income for the six months ended September 30, 2006 was Rs.4,195.3 million (U.S.$91.3 million).

Below is a summary of our unaudited financial and operational performance for the three months ended September 30, 2006 and September 30, 2005.

Results for three months ended September 30, 2006

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation			Translation
	(Rs.)	Into U.S.$	%(1)	(Rs.)	Into U.S.$	%(1)	Growth %(2)
	In millions (except per share data)			In millions (except per share data)

Total revenues	20,038.5	436.1	100.0	5,803.7	126.3	100.0	245.3
Cost of revenues	11,750.3	255.7	58.6	2,806.9	61.1	48.4	318.6
Gross profit	8,288.2	180.4	41.4	2,996.8	65.2	51.6	176.6
Selling, general and administrative expenses	3,667.5	79.8	18.3	1,766.7	38.4	30.4	107.6
Research and development expenses, net	401.5	8.7	2.0	443.5	9.7	7.6	(9.5)
Amortization expenses	402.4	8.8	2.0	76.4	1.7	1.3	426.7
Other operating (income)/expenses net	(1.8)	0.0	0.0	23.9	0.5	0.4
Operating income before foreign exchange loss/(gain)	3,818.6	83.1	19.1	686.3	14.9	11.8	456.4
Foreign exchange loss/ (gain)	(54.8)	(1.2)	(0.3)	13.0	0.3	0.2	35.4
Operating income	3,873.4	84.3	19.3	673.3	14.7	11.6	475.3
Equity in loss of affiliates	21.4	0.5	0.1	15.8	0.3	0.3
Other expenses/(income) net	321.2	7.0	1.6	(191.2)	(4.2)	(3.3)
Income before income taxes and minority interest	3,530.8	76.8	17.6	848.7	18.5	14.6	316.0
Income tax (benefit)/expense	737.1	16.0	3.7	(39.5)	(0.9)	(0.7)
Minority interest	4.0	0.1	0.0	1.4	0.0	0.0
Net income	2,797.7	60.9	14.0	889.6	19.4	15.3	214.5
Basic earnings per share (Rs.)	18.23			5.81
Diluted earnings per share (Rs.)	18.15			5.81

(1)	As a percentage of our total revenues.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

Revenue by segment

	Three Months Ended				Three Months Ended
	September 30, 2006				September 30, 2005
		Convenience				Convenience
		Translation Into				Translation Into
	(Rs.)	U.S.$	%(1)		(Rs.)	U.S.$	%(1)		Growth %(2)
	In millions				In millions

Active pharmaceutical ingredients and intermediates	2,905.9	63.2	14.5		2,130.3	46.4	36.7		36.4
India	501.6	10.9	17.3	(3)	579.0	12.6	27.2	(3)	(13.4)
Outside India	2,404.3	52.3	82.7	(3)	1,551.3	33.8	72.8	(3)	55.0
Formulations	3,055.7	66.5	15.3		2,576.0	56.1	44.4		18.6
India	1,743.2	37.9	57.0	(4)	1,507.5	32.8	58.5	(4)	15.6
Outside India	1,312.5	28.6	43.0	(4)	1,068.5	23.3	41.5	(4)	22.8
Generics	12,112.5	263.6	60.4		772.8	16.8	13.3		1,467.2
Critical care and biotechnology	226.9	4.9	1.1		203.0	4.4	3.5		11.8
Custom pharmaceutical services	1,668.1	36.3	8.3		121.6	2.6	2.1		1,271.8
Others	69.4	1.5	0.4		0.0	0.0	0.0

Total	20,038.5	436.1	100.0		5,803.7	126.3	100.0		245.3

(1)	As a percentage of our total revenues.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

(3)	As a percentage of our revenues from active pharmaceutical ingredients and intermediates segment.

(4)	As a percentage of our revenues from formulations segment.

Revenue by geography

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation Into			Translation Into
	(Rs.)	U.S.$	%(1)	(Rs.)	U.S.$	%(1)	Growth %(2)
	In millions			In millions

India	2,429.7	52.9	12.1	2,216.1	48.2	38.2	9.6
North America	10,195.6	221.9	50.9	878.8	19.1	15.1	1,060.2
Russia and other countries of the former Soviet Union	1,023.9	22.3	5.1	890.7	19.4	15.4	15.0
Europe	3,848.0	83.7	19.2	873.1	19.0	15.0	340.7
Others	2,541.3	55.3	12.7	945.0	20.6	16.3	168.9

Total	20,038.5	436.1	100.0	5,803.7	126.3	100.0	245.3

(1)	As a percentage of our total revenues.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

•	Revenues were Rs.20,038.5 million for the three months ended September 30, 2006 as compared to Rs.5,803.7 million for the three months ended September 30, 2005, representing an increase of 245.3%.

•	Revenues from markets outside India increased by 390.8% to Rs.17,608.8 million for the three months ended September 30, 2006 as compared to the three months ended September 30, 2005.

•	Markets outside India contributed 87.9% to total revenues for the three months ended September 30, 2006 as compared to 61.8% for the three months ended September 30, 2005.

•	Revenues from authorized generic products contributed 39.0% whereas revenues from acquisition of beta Holding GmbH, or betapharm and Industrias Quimicas Falcon de Mexico, S.A. de C.V., or Falcon businesses and products acquired in Spain contributed 20.0% of the total revenues for the three months ended September 30, 2006.

•	Revenues excluding contribution from authorized generic products, business and product acquisitions increased by 41.1% to Rs.8,229.9 million for the three months ended September 30, 2006 from Rs.5,803.7 million for the three months ended September 30, 2005.

•	Revenues in our active pharmaceutical ingredients and intermediates business increased by 36.4% to Rs.2,905.9 million for the three months ended September 30, 2006 from Rs.2,130.3 million for the three months ended September 30, 2005 primarily driven by sales of sertraline.

•	Revenues in our branded formulations business increased by 18.6% to Rs.3,055.7 million for the three months ended September 30, 2006 from Rs.2,576.0 million for the three months ended September 30, 2005 driven by growth across key countries as mentioned below.

•	Revenues outside India increased by 22.8% for the three months ended September 30, 2006 to Rs.1,312.5 million as compared to Rs.1,068.5 million for the three months ended September 30, 2005, driven by growth in Russia and other countries of the former Soviet Union.

•	Revenues from India increased by 15.6% for the three months ended September 30, 2006 to Rs.1,743.2 million as compared to Rs.1,507.5 million for the three months ended September 30, 2005, driven by growth in key brands. As per ORG IMS August MAT figures, our volume growth was 17% as compared to industry average volume growth of 15% and our value growth tracked industry growth.

•	Revenues in our generics segment were Rs.12,112.5 million for the three months ended September 30, 2006 as compared to Rs.772.8 million for the three months ended September 30, 2005.

•	Revenues in our North American generics business increased to Rs.9,082.3 million for the three months ended September 30, 2006 as compared to Rs.299.4 million for the three months ended September 30, 2005. This growth was primarily driven by:

•	Combined revenues of Rs.7,808.0 million from sales of simvastatin and finasteride. Both of these products were launched as authorized generic versions of Merck’s Zocor® and Proscar®, respectively, in June 2006. Sales of these products contributed 39.0% to total revenues for the three months ended September 30, 2006.

•	Excluding these authorized generics, growth in North America was primarily driven by sales of fexofenadine, which contributed revenues of Rs.806.7 million for the three months ended September 30, 2006.

•	Revenues in our European generics business were Rs.3,026.2 million for the three months ended September 30, 2006 as compared to Rs.473.4 million for the three months ended September 30, 2005.

•	Revenues from the acquisition of betapharm in Germany were Rs.2,554.5 million for the three months ended September 30, 2006 as compared to revenues of Rs.1,997.6 million for the three months ended June 30, 2006. The gross profit margin at betapharm for the three months ended September 30, 2006 was 57.9% as compared to 52.5% for the three months ended June 30, 2006. betapharm was acquired by us on March 3, 2006 and accordingly, the corresponding previous quarter ended September 30, 2005 did not have any revenues from betapharm.

•	Excluding contributions from business and products acquisitions in betapharm and Spain, revenues in the Europe declined to Rs.454.8 million for the three months ended September 30, 2006 from Rs.473.4 million for the three months ended September 30, 2005 primarily on account of a decline in price of omeprazole and amlopidine maleate in the United Kingdom. Revenues from products acquired in Spain contributed Rs.16.9 million for the three months ended September 30, 2006.

•	Revenues from our custom pharmaceutical services business increased to Rs.1,668.1 million for the three months ended September 30, 2006 from Rs.121.6 million for the three months ended September 30, 2005.

•	Revenues from the acquired Falcon business in Mexico were Rs.1,429.2 million for the three months ended September 30, 2006 as compared to Rs.1,241.0 million for the three months ended June 30, 2006. Falcon was acquired by us on December 30, 2005 and accordingly, the corresponding previous quarter ended September 30, 2005 did not have any revenues from Falcon.

•	Excluding revenues from the acquired Falcon business, revenues increased from Rs.121.6 million for the three months ended September 30, 2005 to Rs.238.9 million for the three months ended September 30, 2006, driven by growth in our customer base and their product portfolio.

Active Pharmaceutical Ingredients and Intermediates (APIs)

API — geographic mix

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation Into			Translation Into
	(Rs.)	U.S.$	%(1)	(Rs.)	U.S.$	%(1)	Growth%(2)
	In millions			In millions

North America	437.5	9.5	15.0	489.9	10.7	23.0	(10.7)
India	501.6	10.9	17.3	578.9	12.6	27.2	(13.4)
Europe	535.6	11.7	18.4	337.6	7.3	15.8	58.6
Others	1,431.2	31.1	49.3	723.9	15.8	34.0	97.7

Total	2,905.9	63.2	100.0	2,130.3	46.4	100.0	36.4

(1)	Refers to our revenues from API sales in the applicable geography expressed as a percentage of our total revenues from API sales.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

•	Revenues were Rs.2,905.9 million for the three months ended September 30, 2006 as compared to Rs.2,130.3 million for the three months ended September 30, 2005, representing an increase of 36.4%.

•	Revenues outside India were Rs.2,404.3 million for the three months ended September 30, 2006 as compared to Rs.1,551.4 million for the three months ended September 30, 2005, representing an increase of 55.0%. These revenues contributed 82.7% of the total segment revenues for the three months ended September 30, 2006 as compared to 72.8% for the three months ended September 30, 2005.

•	Revenues in Europe grew by 58.6% to Rs.535.6 million for the three months ended September 30, 2006 from Rs.337.6 million for the three months ended September 30, 2005 primarily led by growth of sales of our key products ramipril and sertraline.

•	Revenues in the rest of the world markets increased by 97.7% to Rs.1,431.2 million for the three months ended September 30, 2006 from Rs.723.8 million for the three months ended September 30, 2005, primarily driven by growth in sales in Israel, Turkey and South Korea.

•	Revenues in North America decreased by 10.7% to Rs.437.5 million for the three months ended September 30, 2006 as compared to Rs.489.9 million for the three months ended September 30, 2005. This decline was primarily due to a decrease in revenues from sertraline and ibuprofen partially offset by an increase in sales of development products.

•	Revenues in India were Rs.501.6 million for the three months ended September 30, 2006 as compared to Rs.578.9 million for the three months ended September 30, 2005, representing a decrease of 13.4%, primarily on account of a decline in sales volumes in key products.

•	We filed three Drug Master Files, or DMFs in the United States during the quarter, bringing our total DMF filings in the U.S. to 86. We also filed three DMFs in Canada.

Generics

•	Revenues in this segment were Rs.12,112.5 million for the three months ended September 30, 2006 as compared to Rs.772.8 million for the three months ended September 30, 2005.

•	North America contributed 75.0% and Europe contributed 25.0% to the segment revenues.

•	In North America, revenues increased to Rs.9,082.3 million for the three months ended September 30, 2006 from Rs.299.4 million for the three months ended September 30, 2005. Combined revenues of simvastatin and finasteride launched as generic versions of Zocor® and Proscar® respectively, for the three months ended September 30, 2006 were Rs.7,808.0 million. Fexofenadine, which we launched in April, 2006, contributed Rs.806.7 million in revenues for the three months ended September 30, 2006.

•	In Europe, revenues increased to Rs.3,026.2 million for the three months ended September 30, 2006 from Rs.473.4 million for the three months ended September 30, 2005.

•	Revenues from the acquired betapharm business in Germany were Rs.2,554.5 million for the three months ended September 30, 2006 as compared to Rs.1,997.6 million for the three months ended June 30, 2006. betapharm was acquired by us on March 3, 2006 and accordingly, the corresponding previous quarter ended September 30, 2005 did not have any revenues from betapharm.

•	Revenues from the United Kingdom (U.K.) declined to Rs.454.8 million for the three months ended September 30, 2006 from Rs.473.4 million for the three months ended September 30, 2005. This decline was primarily on account of a decline in prices of key products of amlopidine and omeprazole in the U.K. Revenues from acquired products in Spain contributed Rs.16.9 million for the three months ended September 30, 2006.

•	During the three months ended September 30, 2006, we filed eight ANDAs with the U.S. FDA, five of which were Paragraph IVs. As of September 30, 2006, we had a total of 56 ANDAs pending at the U.S. FDA.

Formulations

Revenue — Outside India

Revenue by geography (outside India)

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation			Translation
Country	(Rs.)	Into U.S.$	%(1)	(Rs.)	Into U.S.$	%(1)	Growth %(2)
	In millions			In millions

Russia and other countries of the former Soviet Union	984.8	21.4	75.0	846.3	18.4	79.2	29.4
Europe	99.9	2.2	7.6	51.0	1.1	4.8	95.9

Others	227.8	5.0	17.4	171.3	3.7	16.0	33.0

Total	1,312.5	28.6	100.0	1,068.6	23.3	100.0	22.8

(1)	Refers to our revenues from formulations sales in the applicable country expressed as a percentage of our total revenues from formulations sales throughout the world.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

•	Revenues were Rs.1,312.5 million for the three months ended September 30, 2006, which represents an increase of 22.8% from the three months ended September 30, 2005. The growth was primarily driven by the sales in Russia, Uzbekistan, Romania and Venezuela.

•	Revenues in Russia increased by 18.0% to Rs.759.2 million for the three months ended September 30, 2006 as compared to Rs.643.7 million for the three months ended September 30, 2005. This growth was primarily driven by an increase in sales from key brands of Nise, Cetrine and Keterol. During the three months ended September 30, 2006, we launched four new products including two over-the-counter (OTC) products. We improved our ranking to eight in the retail prescription market from nine for the same period last year. (April — June Pharmexpert).

•	Revenues in the markets of the former countries of the Soviet Union, or CIS increased by 11.4% to Rs.225.6 million for the three months ended September 30, 2006 as compared to Rs.202.6 million for the three months ended September 30, 2005. This growth was primarily driven by an increase in sales in Ukraine, Belarus and Uzbekistan.

•	Revenues outside India markets excluding Russia, other countries of the former Soviet Union and Europe increased by 33.0% to Rs.227.8 million for the three months ended September 30, 2006 from Rs.171.3 million for the three months ended September 30, 2005. The growth was primarily driven by an increase in sales in Venezuela, South Africa, Myanmar and Vietnam.

•	Revenues in Europe grew by 95.9% to Rs.99.9 million for the three months ended September 30, 2006 as compared to Rs.51.0 million for the three months ended September 30, 2005. This growth was mainly on account of a growth of sales in Romania and Albania.

Formulations — India

•	Revenues were Rs. 1.743.2 million for the three months ended September 30, 2006, representing an increase of 15.6%, as compared to Rs.1,507.5 million for the three months ended September 30, 2006.

•	Growth was primarily driven by growth in our key brands of Omez, Nise and Reclimet.

•	We have launched 12 new products during the six months ended September 30, 2006. These products contributed Rs.62.9 million to revenues for the three months ended September 30, 2006.

•	New launches of Omez-D and Razo-D rank among the 10 most successful launches of 2006 as per August 2006 ORG IMS MAT.

•	As per August MAT ORG IMS:

•	We recorded volume growth of 17% as compared to industry volume growth of 15%.

•	We recorded value growth of 16%, in line with industry growth.

Formulations — India — revenues by therapies

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation Into			Translation Into
Therapeutic Segment(1)	(Rs.)	U.S.$	%(2)	(Rs.)	U.S.$	%(2)	Growth %(3)
	In millions			In millions

Cardiovascular	294.0	6.4	16.8	276.9	6.0	18.4	6.2
Gastro-intestinal	347.4	7.6	19.9	281.0	6.1	18.6	23.6
Pain	289.2	6.3	16.6	224.5	4.9	14.9	28.9
Diabetic care	127.0	2.8	7.3	122.7	2.7	8.1	3.6
Paediatrics	189.5	4.1	10.9	154.1	3.4	10.2	23.1
Neutraceuticals	84.7	1.8	4.9	85.6	1.9	5.7	(1.0)
Dermatology	73.0	1.6	4.2	71.9	1.6	4.8	1.6
Anti-infectives	111.4	2.4	6.4	86.7	1.9	5.8	28.4
Dental	60.9	1.3	3.5	60.0	1.3	4.0	1.4
Urology	59.0	1.3	3.4	40.1	0.9	2.7	47.2
Women’s health care	30.5	0.7	1.8	34.7	0.8	2.3	(11.9)
Surgery	33.0	0.7	1.9	30.9	0.7	2.0	6.6
Respiratory	42.8	0.9	2.4	38.4	0.8	2.5	11.3
Nephrology	0.8	0.0	0.0	—	—	—	—

Total	1,743.2	37.9	100.0	1,507.5	32.8	100.0	15.7

(1)	Due to revised therapeutic segments, revenues for the previous year have been regrouped.

(2)	Refers to the therapeutic category’s revenues from sales in India expressed as a percentage of our total revenues from sales in all of our therapeutic categories in India.

(3)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

Formulations — India — revenues by key brands

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		translation into			translation into
Brand	(Rs.)	U.S.$	%(1)	(Rs.)	U.S.$	%(1)	Growth%(2)
	In millions			In millions

Nise	274.1	6.0	15.7%	227.6	4.9	15.1%	20.4%
Omez	223.9	4.9	12.8%	182.3	4.0	12.1%	22.8%
Stamlo	88.3	1.9	5.1%	83.3	1.8	5.5%	6.0%
Stamlo beta	66.2	1.4	3.8%	69.3	1.5	4.6%	(4.5)%
Razo	56.8	1.2	3.3%	34.7	0.8	2.3%	63.7%
Atocor	45.5	1.0	2.6%	43.2	0.9	2.9%	5.3%
Enam	42.6	0.9	2.4%	43.8	1.0	2.9%	(2.7)%
Clamp	42.5	0.9	2.4%	33.3	0.7	2.2%	27.6%
Reclimet	39.6	0.9	2.3%	32.1	0.7	2.1%	23.4%
Ketorol	32.7	0.7	1.9%	24.3	0.5	1.6%	34.6%
Others	831.0	18.1	47.7%	733.6	16.0	48.7%	13.3%

Total	1,743.2	37.9	100.0	1,507.5	32.8	100.0	15.7%

(1)	Refers to the brand’s revenues from sales in India expressed as a percentage of our total revenues from sales in all of our therapeutic categories in India.

(2)	Growth in three months ended September 30, 2006 as compared to three months ended September 30, 2005.

Custom Pharmaceutical Services (CPS)

•	Revenues from CPS increased to Rs.1,668.1 million for the three months ended September 30, 2006 from Rs.121.6 million for the three months ended September 30, 2005.

•	Revenues from the acquired Falcon business in Mexico were Rs.1,429.2 million for the three months ended September 30, 2006 as compared to Rs.1,241.0 million for the three months ended June 30, 2006. Falcon was acquired by us on December 30, 2005 and accordingly, the corresponding previous quarter ended September 30, 2005 did not have any revenues from Falcon.

•	Excluding the contribution from the acquired Falcon business in Mexico, revenues increased from Rs.121.6 million for the three months ended September 30, 2005 to Rs.238.9 million for the three months ended September 30, 2006, driven by growth in our customer base and their product portfolio.

Critical Care and Biotechnology

•	Revenues in our critical care and biotechnology segment were Rs.226.9 million for the three months ended September 30, 2006, representing an increase of 11.8% as compared to the three months ended September 30, 2005.

Income statement highlights

•	Gross profits increased to Rs.8,288.2 million for the three months ended September 30, 2006 from Rs.2,996.8 million for the three months ended September 30, 2005. Gross profit margins on total revenues were 41.4% as compared to 51.6% for the three months ended September 30, 2005. Revenues from authorized generics contributed 39.0% to total revenues and earned gross margins which were significantly below our average gross margins.

•	Selling, general and administrative, or SG&A expenses increased by 107.6% from the three months ended September 30, 2005 to Rs.3,667.5 million for the three months ended September 30, 2006. This increase was primarily on account of SG&A relating to our acquired businesses, betapharm and Falcon.

•	Research and development expenses, net, was 2.0% of total revenues for the three months ended September 30, 2006 as compared to 7.6% for the three months ended September 30, 2005. Gross research and development expenses increased by 24.2% to Rs.743.5 million as compared to Rs.598.8 million for the three months ended September 30, 2005. Under the terms of our research and development partnership agreement with I-VEN Pharma Capital Limited, or I-VEN, we received U.S.$22.5 million in March 2005 to be applied to research and development costs in our generics segment, of which U.S.$5.0 million was recognized as a reduction in research and development expense for the three months ended September 30, 2006, as compared to U.S.3.6 million recognized for the three months ended September 30, 2005. Further, during the three months ended September 30, 2006, our research and development expenses in our drug discovery segment were lower on account of the reimbursement of expenses incurred by us on the development of NCEs assigned to Perlecan Pharma Private Limited, or Perlecan, in terms of our research and development arrangement entered into during the year ended March 31, 2006.

•	Amortization expense was Rs.402.4 million for the three months ended September 30, 2006 as compared to Rs.76.4 million for the three months ended September 30, 2005. This includes amortization expense of Rs.323.9 million relating to intangibles in betapharm and Falcon.

•	Other expense/(income), net was Rs.321.2 million for the three months ended September 30, 2006 as compared to other expense/(income), net of (Rs.191.2) million for the three months ended September 30, 2005. This movement from a net income to a net expense position was primarily on account of net interest expense of Rs.369.2 million incurred for the three months ended September 30, 2006 as compared to net interest income of Rs.140.3 million for the three months ended September 30, 2005.

The increase in interest expense during three months ended September 30, 2006 was due to the long term debt taken to fund the betapharm acquisition.

•	Net income for the three months ended September 30, 2006 was Rs.2,797.7 million (14.0% of total revenues) as compared to Rs.889.6 million (15.3% of total revenues) for the three months ended September 30, 2005. This translates to basic and diluted earnings per share of Rs.18.23 and Rs.18.15, respectively, for the three months ended September 30, 2006 as compared to Rs.5.81 and Rs.5.81, respectively, for the three months ended September 30, 2005.

•	During the three months ended September 30, 2006, we incurred capital expenditure (net) of Rs.1,012.0 million.

Below is a summary of our unaudited financial and operational performance for the six months ended September 30, 2006 and September 30, 2005.

Results for six months ended September 30, 2006

	Six Months Ended			Six Months Ended
	September 30, 2006			September 30, 2005
		Convenience			Convenience
		Translation Into			Translation Into		Growth
	(Rs.)	U.S.$	%(1)	(Rs.)	U.S.$	%(1)	%(2)
	In millions (except per share data)			In millions (except per share data)

Income Statement:
Total Revenues	34,088.0	741.8	100.0	11,391.0	247.9	100.0	199.3%
Cost of revenues	19,710.8	429.0	57.8	5,469.8	119.0	48.0	260.4%
Gross profit	14,377.2	312.9	42.2	5,921.2	128.9	52.0	142.8%
Selling, general and administrative expenses	7,013.6	152.6	20.6	3,720.5	81.0	32.7	88.5%
Research and development expenses, net	934.4	20.3	2.7	958.2	20.9	8.4	(2.5)%
Amortization expenses	790.2	17.2	2.3	172.0	3.7	1.5	359.4%
Other operating (income)/expense net	(71.3)	(1.6)	(0.2)	60.9	1.3	0.5	(217.1)%
Operating income before forex loss/(gain)	5,710.3	124.3	16.8	1,009.6	22.0	8.9	465.6%
Forex loss/ (gain)	19.7	0.4	0.1	78.7	1.7	0.7	(75.0)%
Operating income/(loss)	5,690.6	123.8	16.7	930.9	20.3	8.2	511.3%
Equity in loss of affiliates	36.7	0.8	0.1	30.3	0.7	0.3	21.1%
Other expenses/(income) net	517.9	11.3	1.5	(368.0)	(8.0)	(3.2)
Income before income taxes and minority interest	5,136.0	111.8	15.1	1,268.6	27.6	11.1	304.9%
Income tax (benefit)/expense	944.6	20.6	2.8	33.0	0.7	0.3	2,762.4%
Minority interest	3.9	0.1	0.0	1.3	0.0	0.0	200.0%
Net income	4,195.3	91.3	12.3	1,236.9	26.9	10.9	239.2%
Basic earnings per share (Rs.)	27.34			8.08
Diluted earnings per share (Rs.)	27.23			8.07

(1)	As a percentage of our total revenues.

(2)	Growth in six months ended September 30, 2006 as compared to six months ended September 30, 2005.

•	Revenues were Rs.34,088.0 million for the six months ended September 30, 2006 as compared to Rs.11,391.0 million for the six months ended September 30, 2005, representing an increase of 199.3%.

•	Revenues from markets outside India were Rs.29,265.8 million for the six months ended September 30, 2006, contributing 85.9% to total revenues as compared to 62.2% for the six months ended September 30, 2005. Revenues from markets outside India have increased significantly over the last five years and contributed 49% in the year ended March 31, 2001.

•	Revenues from India increased for the six months ended September 30, 2006 by 12.1% to Rs.4,822.2 million as compared to the six months ended September 30, 2005.

•	Gross profits increased to Rs.14,377.2 million for the six months ended September 30, 2006 from Rs.5,921.2 million for the six months ended September 30, 2005. Gross profit margins on total revenues were 42.2% for the six months ended September 30, 2006 as compared to 52.0% for the six months ended September 30, 2005. Revenues from authorized generics contributed 32.7% to our total revenues and earned gross margin for the six months ended September 30, 2006. Gross margin associated with sales of authorized generics products were significantly below our average gross margin.

•	Selling, general and administrative, or SG&A expenses increased by 88.5% to Rs.7,013.6 million for the six months ended September 30, 2006. This increase was primarily on account of SG&A expenses relating to our acquired businesses, betapharm and Falcon.

•	Research and development expenses, net was 2.7% of total revenues for the six months ended September 30, 2006 as compared to 8.4% for the six months ended September 30, 2005. In absolute terms, research and development expenses increased by 27.2% to Rs.1,514.3 million for the six months ended September 30, 2006 as compared to Rs.1,190.5 million for the six months ended September 30, 2005. Under the terms of our research and development partnership agreement with I-VEN, we received U.S.$22.5 million in March 2005 to be applied to research and development costs in our generics segment, of which U.S.$8.4 million was recognized as a reduction in research and development expense for the six months ended September 30, 2006, as compared to U.S.5.3 million recognized for the six months ended September 30, 2005. Further, during the six months ended September 30, 2006, our research and development expenses in our drug discovery segment were lower on account of the reimbursement of expenses incurred by us on the development of NCE assigned to Perlecan in terms of our research and development arrangement entered into during the year ended March 31, 2006.

•	Amortization expense was Rs.790.2 million for the six months ended September 30, 2006 as compared to Rs.172.0 million for the six months ended September 30, 2005. This includes amortization expense of Rs.641.8 million relating to intangibles in betapharm and Falcon.

•	Other expense/(income), net was Rs.517.9 million for the six months ended September 30, 2006 as compared to other expense/(income), net of (Rs.368.0) million for the six months ended September 30, 2005. This was primarily on account of net interest expense of Rs.622.8 million for the six months ended September 30, 2006 as compared to net interest income of Rs.293.0 million for the six months ended September 30, 2005. The increase in interest expense during three months ended September 30, 2006 was due to the long term debt taken to fund the betapharm acquisition.

•	Net income was Rs.4,195.3 million (12.3% of total revenues) for the six months ended September 30, 2006 as compared to Rs.1,236.9 million (10.9% of total revenues) for the six months ended September 30, 2005. This translates to basic and diluted earnings per share of Rs.27.34 and Rs.27.23, respectively,for the six months ended September 30, 2006 as compared to Rs.8.08 and Rs.8.07, respectively, for the six months ended September 30, 2005. This compares with basic and diluted earnings per share of Rs.10.64 and Rs.10.62, respectively, for the year ended March 31, 2006.

•	During the six months ended September 30, 2006, we incurred capital expenditure (net) of Rs.1,833.6 million.

Our principal offices are located at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh 500 016, India, and our telephone number is +91-40-23731946. We maintain a website at http://www.drreddys.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus supplement or the accompanying prospectus.

THE OFFERING

American Depositary Shares offered by us	12,500,000 ADSs.

ADSs	Each ADS represents one equity share, par value Rs.5 per share. The ADSs will be evidenced by American Depositary Receipts. See “Description of American Depositary Shares.”

ADSs outstanding before this offering	21,289,255 ADSs.

ADSs outstanding after this offering	33,789,255 ADSs (assuming no exercise of the underwriters’ option to purchase additional ADSs).

Equity shares outstanding before this offering	153,515,604 equity shares.

Equity shares outstanding after this offering	166,015,604 equity shares (assuming no exercise of the underwriters’ option to purchase additional ADSs).

Use of proceeds	We estimate that the net proceeds after deducting underwriters’ discounts and commissions and estimated offering expenses payable by us from this offering without exercise of the over-allotment option will be approximately U.S.$195.3 million. We currently intend to use the net proceeds from the offering under this prospectus for general corporate purposes. These purposes may include geographic expansion, potential acquisitions of, or investments in, companies and technologies that complement our business, capital expenditures for increasing production capacities, addition of new capabilities, additions to our working capital and advances to or investments in our subsidiaries/ joint ventures. Net proceeds may be temporarily invested in bank term deposits prior to use. See “Use of Proceeds.”

Over-allotment option	We have granted to the underwriters an option to purchase up to 1,800,000 additional ADSs at the public offering price less the underwriting discounts and commission. The underwriters may exercise this option for 30 days from the date of this document solely to cover any over-allotments.

Dividends	Every year our Board of Directors recommends the amount of dividends to be paid to shareholders, if any, based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. The dividends are paid after approval of shareholders in the general meeting.

Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are converted by the Depositary into U.S.$ and distributed, net of depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

Risk factors	See “Risk Factors” and other information incorporated by reference into this document for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Listing	We will list the ADSs offered by this prospectus supplement and the accompanying prospectus on the NYSE. Our Equity Shares are principally traded in India on the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited.

NYSE symbol	“RDY”

Depositary	JPMorgan Chase Bank, N.A.

SUMMARY FINANCIAL AND OPERATING DATA

Our summary financial and operating data for the fiscal years ended March 31, 2004, 2005, 2006 have been derived from audited financial statements (except for cash dividend per share) for the fiscal year ended March 31, 2004, 2005 and 2006 and summary financial and operating data for the three months ended June 30, 2005 and 2006 have been derived from unaudited condensed consolidated interim financial statements for the three months ended June 30, 2005 and 2006, all prepared in accordance with U.S. GAAP, which are included in and incorporated by reference in this prospectus supplement. You should read the following summary financial and operating data in conjunction with the information under “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement. Historical results are not necessarily indicative of future results.

The summary financial and operating data presented below for fiscal year ended March 31, 2006 and three months ended June 30, 2006 reflect the acquisition of Industrias Quimicas Falcon de Mexico effective December 30, 2005 and beta Holding GmbH effective March 3, 2006 and therefore the results for fiscal year ended March 31, 2006 and three months ended June 30, 2006 are not comparable to the results for prior periods. You should read the following summary financial and operating data in conjunction with the information under “Unaudited Pro Forma Combined Statement of Operations.”

	Fiscal Year Ended March 31,												Three Months Ended June 30,
	2002(2)		2003(2)		2004		2005		2006				2005		2006
											Convenience						Convenience
											Translation						Translation Into
											Into U.S.$						U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Income Statement Data:
Product sales	Rs.	16,408.8	Rs.	18,069.8	Rs.	20,081.2	Rs.	19,126.2	Rs.	24,077.2	U.S.$	541,304	Rs.	5,573.8	Rs.	13,918.2	U.S.$	303,427
License fees		124.8		—		—		345.7		47.5		1,068		13.4		23.0		502
Services income		89.1		3.9		22.3		47.5		142.3		3,200		4.2		108.2		2,359

Total revenues		16,622.7		18,073.7		20,103.5		19,519.4		24,267.0		545,572		5,591.4		14,049.4		306,287
Cost of revenues		6,869.0		7,744.9		9,337.3		9,385.9		12,417.4		279,168		2,662.9		7,960.5		173,544

Gross profit		9,753.7		10,328.8		10,766.2		10,133.5		11,849.6		266,404		2,928.5		6,088.9		132,744
Operating expenses:
Selling, general and administrative expenses		3,674.1		5,103.2		6,542.5		6,774.6		8,028.9		180,505		1,953.8		3,346.1		72,948
Research and development expenses, net		742.4		1,411.8		1,991.6		2,803.3		2,153.0		48,403		514.7		532.9		11,617
Amortization expenses		487.7		419.5		382.9		349.9		419.9		9,439		95.6		387.8		8,455
Foreign exchange (gain)/loss		(209.0)		70.1		(282.5)		488.8		126.3		2,840		65.7		74.4		1,624
Other operating (income) / expenses, net		27.1		0.2		83.2		6.0		(320.4)		(7,202)		36.9		(69.5)		(1,516)

Total operating expenses		4,722.3		7,004.8		8,717.7		10,422.6		10,407.7		233,988		2,666.7		4,271.7		93,127

Operating income/(loss)		5,031.4		3,324.0		2,048.5		(289.1)		1,441.9		32,418		261.8		1,817.2		39,616
Equity in loss of affiliates		(130.5)		(92.1)		(44.4)		(58.1)		(88.2)		(1,984)		(14.5)		(15.3)		(335)
Other (expense) / income, net		1,81.6		576.8		535.9		454.2		533.6		11,997		172.6		(196.7)		(4,287)

Income before income taxes and minority interest		5,082.5		3,808.7		2,540.0		107.0		1,887.3		42,431		419.9		1,605.2		34,995

Income taxes (expense)/benefit		(153.8)		(398.1)		(69.2)		94.3		(258.3)		(5,809)		(72.5)		(207.6)		(4,525)
Minority interest		(14.9)		(6.7)		3.4		9.9		(0.1)		(2)		(0.1)		—		(1)
Net income	Rs.	4,913.8	Rs.	3,403.9	Rs.	2,474.2	Rs.	211.2	Rs.	1,628.9	U.S.$	36,620	Rs.	347.3	Rs.	1,397.6	U.S.$	30,469

Earnings per equity share:
Basic(3)	Rs.	32.32	Rs.	22.24	Rs.	16.17	Rs.	1.38	Rs.	10.64	U.S.$	0.24	Rs.	2.27	Rs.	9.11	U.S.$	0.20
Diluted(3)	Rs.	32.26	Rs.	22.24	Rs.	16.16	Rs.	1.38	Rs.	10.62	U.S.$	0.24	Rs.	2.27	Rs.	9.07	U.S.$	0.20
Weighted average number of equity shares used in computing earnings per equity share:(1)
Basic(3)		152,055,130		153,031,896		153,027,528		153,037,898		153,093,316		153,093,316		153,065,150		153,397,582		153,397,582
Diluted(3)		152,299,136		153,031,896		153,099,196		153,119,602		153,403,846		153,403,846		153,324,350		154,023,870		154,023,870
Cash dividend per share (excluding dividend tax)	Rs.	7.00	Rs.	2.50	Rs.	5.00	Rs.	5.00	Rs.	5.00	U.S.$	0.11		—		—		—

(1)	Each ADS represents one equity share.

(2)	Effective as of fiscal year 2003, we selected the retroactive modified method of adoption described in Statement of Financial Accounting Standards No. 148 Accounting for Stock Based Compensation — Transition and Disclosure. Accordingly, the operating results for the fiscal year ended March 31, 2002 and 2003, which are the only prior periods impacted, have been modified in accordance with the retroactive modified method of adoption.

The Company has reclassified certain expense/income for the fiscal years ended March 31, 2002, 2003, 2004 and 2005, between cost of revenues, operating expenses, revenues, other expense / income and other operating expense/income, to conform to the current year presentation. These reclassifications increased the previously reported gross profit of fiscal year 2002, 2003, 2004 and 2005 by Rs.Nil, Rs.106.6 million, Rs. 31.1 million and Rs. 47.4 million respectively and increased / (reduced) the previously reported operating income of fiscal years 2002, 2003 and 2004 by Rs.(27.1) million, Rs.106.4 million and Rs.(31.7) million respectively and reduced the operating loss for the fiscal year 2005 by Rs.77.3 million. There is however no change in the previously reported net income for the fiscal years 2002, 2003, 2004 and 2005.

(3)	On August 30, 2006, we distributed a stock dividend of one equity share for each equity share and ADS issued and outstanding as of August 29, 2006. The number of equity shares presented in the summary consolidated financial data reflect this stock dividend for all periods presented.

	Fiscal Year Ended March 31,												Three Months Ended June 30,
	2002		2003		2004		2005		2006				2005		2006
											Convenience						Convenience
											Translation Into						Translation
											U.S.$						Into U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Other Data:
Net cash provided by / (used in):
Operating activities	Rs.	4,652.8	Rs.	4,366.7	Rs.	3,999.2	Rs.	2,291.6	Rs.	1,643.1	U.S.$	36,941	Rs.	202.2	Rs.	599.9	U.S.$	13,079
Investing activities		(1,532.9)		(1,954.7)		(6,506.1)		632.9		(34,524.4)		(776,179)		(224.3)		325.7		7,100
Financing activities		1,421.8		(153)		(376.1)		1,931.3		27,210.9		611,757		1,134.2		289.9		6,320
Effect of exchange rate changes on cash		88.8		(95)		(14.2)		55.8		95.1		2,138		(36.0)		(291.0)		(6,345)
Expenditures on property, plant and equipment		(1,090.3)		(1,515.7)		(2,415.6)		(1,749.2)		(1,873.3)		(42,115)		(294.8)		(887.3)		(19,343)

	As of March 31,												As of June 30,
	2002		2003		2004		2005		2006				2006
											Convenience				Convenience
											Translation Into				Translation Into
											U.S.$				U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Balance Sheet Data:
Cash and cash equivalents	Rs.	5,109.4	Rs.	7,273.4	Rs.	4,376.2	Rs.	9,287.9	Rs.	3,712.6	U.S.$	83,468	Rs.	3,437.3	U.S.$	74,935
Working capital		9,518.6		12,023.5		11,103.3		10,770.9		1,345.1		30,242		978.4		21,329
Total assets		18,967.0		23,091.7		26,619.3		29,288.4		68,768.1		1,546,045		77,492.5		1,689,394
Total long-term debt, excluding current portion		47.0		40.91		31.0		25.1		20,937.1		470,709		21,724.9		473,619
Net assets		15,457.4		18,831.8		21,039.4		20,953.2		22,271.7		500,713		24,046.8		524,238
Total stockholders’ equity		15,457.4		18,831.8		21,039.4		20,953.2		22,271.7		500,713		24,046.8		524,238

RISK FACTORS

Investing in the securities offered using this prospectus supplement and accompanying prospectus involves risk. You should consider carefully the following risk factors as well as the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before you decide to buy your securities. The risks below are not the only ones we face. Additional risks not currently known to us or that we presently deem immaterial may also affect our business operations. Our business, financial condition or results of operations could be materially or adversely affected by any of these risks. If any of these risks actually occur you may lose all or part of your investment.

Risks Relating to Our Company and Our Business

Failure of our research and development efforts may restrict introduction of new products, which is critical to our business.

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional products in our active pharmaceutical ingredients and intermediates, generics and formulations, critical care and biotechnology and drug discovery businesses, as well as our most recent business focus, specialty pharmaceuticals. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet and continue to comply with regulatory and safety standards and receive regulatory approvals; we may be forced to withdraw a product from the market if health or safety concerns arise with respect to such product. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products.

To develop our products pipeline, we commit substantial efforts, funds and other resources to research and development, both through our own dedicated resources and our collaborations with third parties. Our ongoing investments in new product launches and research and development for future products could result in higher costs without a proportionate increase in revenues. Our overall profitability depends on our ability to continue developing commercially successful products.

Our dependence on research and development makes it highly important that we recruit and retain high quality researchers and development specialists. Should we fail in our efforts, this could adversely affect our ability to continue developing commercially successful products and, thus, our overall profitability.

If we cannot respond adequately to the increased competition we expect to face in the future, we will lose market share and our profits will go down.

Our products face intense competition from products commercialized or under development by competitors in all our business segments based in India and overseas. Many of our competitors have greater financial resources and marketing capabilities than we do. Some of our competitors, especially multinational pharmaceutical companies, have greater experience than we do in clinical testing and human clinical trials of pharmaceutical products and in obtaining regulatory approvals. Our competitors may succeed in developing technologies and products that are more effective, more popular or cheaper than any we may develop or license. These developments could render our technologies and products obsolete or uncompetitive, which would harm our business and financial results. We believe some of our competitors have broader product ranges, stronger sales forces and better segment positioning than us, which enables them to compete effectively.

To the extent that we succeed in being the first to market a generic version of a significant product, and particularly if we obtain the 180-day period of market exclusivity provided under the Hatch-Waxman Act of 1984, as amended, our sales and profit can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product or the launch of an authorized generic. Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. Our ability to sustain our sales and profitability of any product over time is dependent on both the number of new competitors for such product and the timing of their approvals.

Our generics business is also facing increasing competition from brand-name manufacturers who do not face any significant regulatory approvals or barriers to entry into the generics market. These brand-name companies sell generic versions of their products to the market directly or by acquiring or forming strategic alliances with our competitor generic pharmaceutical companies or by granting them rights to sell “authorized generics.” Moreover, brand-name companies continually seek new ways to delay the introduction of generic products and decrease the impact of generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling, or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

If we cannot maintain our position in the Indian pharmaceutical industry in the future, we may not be able to attract co-development, outsourcing or licensing partners and may lose market share.

In order to attract multinational corporations into co-development and licensing arrangements, it is necessary for us to maintain the position of a leading pharmaceutical company in India. Multinational corporations have been increasing their outsourcing of both active pharmaceutical ingredients and generic formulations to highly regarded companies that can produce high quality products at low cost that conform to standards set in developed markets. If we cannot maintain our current position in the market, we may not be able to attract outsourcing or licensing partners and may lose market share.

If we fail to comply fully with government regulations applicable to our research and development activities or regarding the manufacture of our products, it may delay or prevent us from developing or manufacturing our products.

Our research and development activities are heavily regulated. If we fail to comply fully with applicable regulations, then there could be a delay in the submission or approval of potential new products for marketing approval. In addition, the submission of an application to a regulatory authority does not guarantee that a license to market the product will be granted. Each authority may impose its own requirements and/or delay or refuse to grant approval, even when a product has already been approved in another country. In the United States, as well as many of the international markets into which we sell our products, the approval process for a new product is complex, lengthy and expensive. The time taken to obtain approval varies by country but generally takes from six months to several years from the date of application. This registration process increases the cost to us of developing new products and increases the risk that we will not be able to successfully sell such new products.

Also, governmental authorities, including the U.S. Food and Drug Administration (“U.S. FDA”), heavily regulate the manufacture of our products. If we or our third party suppliers fail to comply fully with such regulations, then there could be a government-enforced shutdown of production facilities, which in turn could lead to product shortages. A failure to comply fully with such regulations could also lead to a delay in the approval of new products.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for health care have been the subject of considerable public attention in almost every jurisdiction where we conduct business. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including India, pharmaceutical prices are subject to regulation. The existence of price controls can limit the revenues we earn from our products. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures, including the enactment in December 2003 of expanded Medicare coverage for drugs, which became effective in January 2006. In Germany, the government has introduced several healthcare reforms in order to control healthcare spending and promote the prescribing of generic drugs. As a result, the prices of generic pharmaceutical products in Germany have declined and may further decline in the future. Similar developments may take place in our other key markets. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

In addition, governments throughout the world heavily regulate the marketing of our products. Most countries also place restrictions on the manner and scope of permissible marketing to physicians, pharmacies and other health care professionals. The effect of such regulations may be to limit the amount of revenue that we may be able to derive from a particular product. Moreover, if we fail to comply fully with such regulations, then civil or criminal actions could be brought against us.

If a regulatory agency amends or withdraws existing approvals to market our products, this may cause our revenues to decline.

Regulatory agencies may at any time reassess the safety and efficacy of our products based on new scientific knowledge or other factors. Such reassessments could result in the amendment or withdrawal of existing approvals to market our products, which in turn could result in a loss of revenue, and could serve as an inducement to bring lawsuits against us.

If we are sued by consumers for defects in our products, it could harm our reputation and thus our profits.

Our business inherently exposes us to potential product liability. From time to time, the pharmaceutical industry has experienced difficulty in obtaining desired amounts of product liability insurance coverage. Although we have obtained product liability coverage with respect to products that we manufacture, if any product liability claim sustained against us were to be not covered by insurance or were to exceed the policy limits, it could harm our business and financial condition. This risk is likely to increase as we develop our own new-patented products in addition to making generic versions of drugs that have been in the market for some time.

In addition, product liability coverage for pharmaceutical companies is becoming more expensive. As a result, we may not be able to obtain the type and amount of coverage we desire. Furthermore, the severity and timing of future claims are unpredictable. Our customers may also bring lawsuits against us for alleged product defects. The existence, or even threat of, a major product liability claim could also damage our reputation and affect consumers’ views of our other products, thereby negatively affecting our business, financial condition and results of operations.

If we are unable to patent new products and processes or to protect our intellectual property rights or proprietary information, or if we infringe on the patents of others, our business may be materially and adversely impacted.

Our overall profitability depends, among other things, on our ability to continuously and timely introduce new generic as well as innovative products. Our success will depend, in part, on our ability in the future to obtain patents, protect trade secrets, intellectual property rights and other proprietary information and operate without infringing on the proprietary rights of others. Our competitors may have filed patent applications, or hold issued patents, relating to products or processes that compete with those we are developing, or their patents may impair our ability to successfully develop and commercialize new products.

Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have been issued patents covering our innovative products and processes and have filed, and expect to continue to file, patent applications seeking to protect our newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or we may not be able to maintain the confidentiality of information relating to such products.

Changes in the regulatory environment may prevent us from utilizing the exclusivity periods that are important to the success of our generic products.

The policy of the U.S. FDA regarding the award of 180 days of market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of extensive litigation in the United States. During this 180-day market exclusivity period, nobody other than the generic manufacturer who won exclusivity relating to the specific product can market that product. The U.S. FDA’s current interpretation of the Hatch-Waxman Act of 1984 is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Hatch-Waxman Act challenging the patent of the branded product, regardless of whether that generic manufacturer was sued for patent infringement.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 amended the Hatch-Waxman Act and provides that the 180-day market exclusivity period is triggered by the commercial marketing of the product, as opposed to the old rule under which the exclusivity period was triggered by a final, non-appealable court decision. However, the Medicare Prescription Drug Act also contains forfeiture provisions, which, if met, will deprive the first Paragraph IV filer of exclusivity. As a result, under certain circumstances, we may not be able to exploit our 180-day exclusivity period since it may be forfeited prior to our being able to market the product.

In addition, legal and administrative disputes over triggering dates and shared exclusivities may also prevent us from fully utilizing the exclusivity periods.

If we are unable to defend ourselves in patent challenges, we could be subject to injunctions preventing us from selling our products, resulting in a decrease in revenues, or we could be subject to substantial liabilities that would lower our profits.

There has been substantial patent related litigation in the pharmaceutical industry concerning the manufacture, use and sale of various products. In the normal course of business, we are regularly subject to lawsuits and the ultimate outcome of litigation could adversely affect our results of operations, financial condition and cash flow. Regardless of regulatory approval, lawsuits are periodically commenced against us with respect to alleged patent infringements by us, such suits often being triggered by our filing of an application for governmental approval, such as a new drug application. The expense of any such litigation and the resulting disruption to our business, whether or not we are successful, could harm our business. The uncertainties inherent in patent litigation make it difficult for us to predict the outcome of any such litigation.

If we are unsuccessful in defending ourselves against these suits, we could be subject to injunctions preventing us from selling our products, resulting in a decrease in revenues, or to damages, which may be substantial. An injunction or substantial damages resulting from these suits could adversely effect our consolidated financial position, results of operations or liquidity.

If we elect to sell a generic product prior to the final resolution of outstanding patent litigation, we could be subject to liabilities for damages.

At times we seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by our products. As a result, we are involved in patent litigations, the outcome of which could materially adversely affect our business. Based upon a complex analysis of a variety of legal and commercial factors, we may elect to market a generic product even though litigation is still pending. This could be before any court decision is rendered or while an appeal of a lower court decision is pending. To the extent we elect to proceed in this manner, if the final court decision is adverse to us, we could be required to cease the sale of the infringing products and face substantial liability for patent infringement. These damages may be significant as they may be measured by a royalty on our sales or by the profits lost by the patent owner and not by the profits we earned. Because of the discount pricing typically involved with generic pharmaceutical products, patented brand products generally realize a significantly higher profit margin than generic pharmaceutical products. In the case of a willful infringer, the definition of which is unclear, these damages may even be trebled. In April 2006, we launched, and continue to sell, generic versions of Allegra® (fexofenadine) despite the fact that litigation with the company that holds the patents for and sells this branded product is still pending. This is the only product that we have launched prior to the resolution of outstanding patent litigation.

If we do not maintain and increase our arrangements for overseas distribution of our products, our revenues and net income could decrease.

As of March 31, 2006, we market our products in 86 countries. Our products are marketed in most of these countries through our subsidiaries as well as joint ventures. Since we do not have the resources to market and distribute our products ourselves in all our export markets, we also market and distribute our products through third parties by way of marketing and agency arrangements. These arrangements may be terminated by either party providing the other with notice of termination or when the contract regarding the arrangement expires. We may not be able to successfully negotiate these third party arrangements or find suitable joint venture partners in the future. Any of these arrangements may not be available on commercially reasonable terms. Additionally, our marketing partners may make important marketing and other commercialization decisions with respect to products we develop without our input. As a result, many of the variables that may affect our revenues and net income are not exclusively within our control when we enter into arrangements like these.

If we fail to comply with environmental laws and regulations or face environmental litigation, our costs may increase or our revenues may decrease.

We may incur substantial costs complying with requirements of environmental laws and regulations. In addition, we may discover currently unknown environmental problems or conditions. In all countries in which we have production facilities, we are subject to significant environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from our operations. If any of our plants or the operations of such plants are shut down, we may continue to incur costs in complying with regulations, appealing any decision to close our facilities, maintaining production at our existing facilities and continuing to pay labor and other costs which may continue even if the facility is closed. As a result, our overall operating expenses may increase and our profits may decrease.

If the world economy is affected due to terrorism, wars or epidemics, it may adversely affect our business and results of operations.

Several areas of the world, including India, have experienced terrorist acts and retaliatory operations recently. For example, Mumbai was the target of serial railway bombings in July 2006. If the economy of our major markets is affected by such acts, our business and results of operations may be adversely affected as a consequence.

In recent years, Asia has experienced outbreaks of avian influenza and Severe Acute Respiratory Syndrome, or SARS. If the economy of our major markets is affected by such outbreaks or other epidemics, our business and results of operations may be adversely affected as a consequence.

If we have difficulty in identifying acquisition candidates or consummating acquisitions, our competitiveness and our growth prospects may be harmed.

In order to enhance our business, we frequently seek to acquire or make strategic investments in complementary businesses or products, or to enter into strategic partnerships or alliances with third parties. It is possible that we may not identify suitable acquisition, strategic investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. We compete with others to acquire companies, and we believe that this competition has intensified and may result in decreased availability or increased prices for suitable acquisition candidates. Even after we identify acquisition candidates and/or announce that we plan to acquire a company, we may ultimately fail to consummate the acquisition. For example, we may be unable to obtain necessary acquisition financing on terms satisfactory to us or may be unable to obtain necessary regulatory approvals, including the approval of antitrust regulatory bodies. The inability to identify suitable acquisition targets or investments or the inability to complete such transactions may affect our competitiveness and our growth prospects.

If we have difficulties in integration and employee retention for beta Holding GmbH or Industrias Quimicas Falcon de Mexico, SA de CV, our business may be harmed.

In fiscal 2006, we expanded the scope of our generics and custom pharmaceutical services businesses through the acquisition of beta Holding GmbH in Germany and Industrias Quimicas Falcon de Mexico, SA de CV in Mexico, and we began our efforts to integrate them with our own operations. Should we ultimately fail to successfully integrate these companies with our existing operations, or should the achievement of a successful integration significantly divert management’s attention away from the operation of our business, then our business, financial condition or results of operations could be materially adversely affected. In addition, beta Holding GmbH was a large acquisition relative to our size. As a consequence, the operating results of beta Holding GmBH could have a significant impact on our financial condition or results of operations.

If we acquire other companies, our business may be harmed by difficulties in integration and employee retention, unidentified liabilities of the acquired companies, or obligations incurred in connection with acquisition financings.

All acquisitions involve known and unknown risks that could adversely affect our future revenues and operating results. For example:

•	We may fail to successfully integrate our acquisitions in accordance with our business strategy.

•	Integration of acquisitions may divert management’s attention away from our primary product offerings, resulting in the loss of key customers and/or personnel, and may expose us to unanticipated liabilities.

•	We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we acquire. If we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.

•	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.

•	Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership.

•	We may purchase companies located in jurisdictions where we do not have operations and as a result we may not be able to anticipate local regulations and the impact such regulations have on our business.

In addition, if we make one or more significant acquisitions in which the consideration includes the equity shares or other securities, equity interests in us held by holders of the equity shares may be significantly diluted. If we make one or more significant acquisitions in which the consideration includes cash, we may be required to use a substantial portion of our available cash or incur a significant amount of debt or otherwise arrange additional funds to complete the acquisition, which may result in a dilution of earnings per equity share.

Our principal shareholders control us and, if they take actions that are not in your best interests, the value of your investment in our ADSs may be harmed.

Our full time directors together with members of their immediate families, in the aggregate, beneficially own 27.16% of our issued shares as at June 30, 2006. As a result, these people, acting in concert, are likely to have the ability to exercise significant control over most matters requiring approval by our shareholders, including the election and removal of directors and significant corporate transactions. This control by these directors and their family members could delay, defer or prevent a change in control of us, impede a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if that was in our best interest. As a result, the value of your ADSs may be adversely affected or you might be deprived of a potential opportunity to sell your ADSs at a premium.

If we improperly handle any of the dangerous materials used in our business and accidents result, we could face significant liabilities that would lower our profits.

We handle dangerous materials including explosive, toxic and combustible materials like sodium azide, acrolein and acetyl chloride. If improperly handled or subjected to the wrong conditions, these materials could hurt our employees and other persons, cause damage to our properties and harm the environment. This, in turn, could subject us to significant litigation, which could lower our profits in the event we were found liable.

If there is delay and/or failure in supplies of materials, services and finished goods from third parties, it may adversely affect our business and results of operations.

In some of our businesses, we rely on third parties for the timely supply of active pharmaceutical ingredients (“API”), specified raw materials, equipment, formulation or packaging services and maintenance services. For instance, we rely on third party manufacturers for our entire supply of finished dosages sold in Germany. Although we actively manage these third party relationships to ensure continuity of supplies and services on time and to our required specifications, some events beyond our control could result in the complete or partial failure of supplies and services or in supplies and services not being delivered on time. Any such failure could adversely affect our results of business and results of operations.

In the event that we experience a shortage in our supply of raw materials, we might be unable to fulfill all of the API needs of our generics and formulations segments, which could result in a loss of production capacity for these segments. In addition, this could result in a conflict between the API needs of our generics and formulations segments and the needs of customers of our active pharmaceutical ingredients and intermediates segment, some of whom are also our competitors in the formulations segment. In either case, we could potentially lose business from adversely affected customers and we could be subjected to lawsuits.

If as we expand into new international markets we fail to adequately understand and comply with the local laws and customs , these operations may incur losses or otherwise adversely affect our business and results of operations.

Currently, we operate our business through subsidiaries and equity investees in other countries. In those countries where we have limited experience in operating subsidiaries, such as Germany and Mexico, and in reviewing equity investees we are subject to additional risks related to complying with a wide variety of national and local laws, including restrictions on the import and export of certain intermediates, drugs, technologies and multiple and possibly overlapping tax structures. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations generally. We may also face difficulties integrating new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. If we do not effectively manage our operations in these subsidiaries and review equity investees effectively, we may lose money in these countries and it may adversely affect our business and results of operations.

Fluctuations in exchange rates and interest rate movements may adversely affect our business and results of operations.

Our principal subsidiaries are located in the United States, Europe and Russia and each has significant local operations. A significant portion of our revenues are in other currencies, especially the U.S. dollar, Euro and Pound sterling, while a significant portion of our costs are in Indian rupees. As a result, if the value of the Indian rupee appreciates relative to these other currencies, our revenues may decrease.

We have entered into borrowing arrangements in connection with our acquisition of betapharm. In the future, we may enter into additional borrowing arrangements in connection with acquisitions or for general working capital purposes. In the event interest rates increase, our costs of borrowing will increase and our results of operations may be adversely affected.

Our success depends on our ability to retain and attract key qualified personnel and, if we are not able to retain them or recruit additional qualified personnel, we may be unable to successfully develop our business

We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might significantly delay or prevent the achievement of our business or scientific objectives. In India, it is not our practice to enter employment agreements with our executive officers and key employees that are as extensive as are generally used in the United States, and each of those executive officers and key employees may terminate their employment upon notice and without cause or good reason. Currently we are not aware that any executive officer or key employee is planning to leave or retire. Competition among pharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. There can be no assurance that we will be able to retain and attract such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would have a material adverse effect on our business, financial condition and results of operations. In addition, we do not maintain “key person” life insurance on any officer, employee or consultant.

We operate in a highly competitive and rapidly consolidating industry.

We operate in a highly competitive and rapidly consolidating industry. Our competitors, which include major multinational corporations, are consolidating, and the strength of the combined companies could affect our competitive position in all of our business areas. Furthermore, if one of our competitors or their customers acquire any of our customers or suppliers, we may lose business from the customer or lose a supplier of a critical raw material.

Risks Relating To Investments In Indian Companies

We are an Indian company and a substantial part of our operations are conducted, and most of our assets are located, in India. In addition, approximately 34.1% of our total revenues for the year ended March 31, 2006 were derived from sales in India. As a result, the following additional risk factors apply.

A slowdown in economic growth in India may adversely affect our business and results of operations.

Our performance and the quality and growth of our business are necessarily dependent on the health of the overall Indian economy. The Indian economy has grown significantly over the past few years. Any future slowdown in the Indian economy could harm us, our customers and other contractual counterparties. In addition, the Indian economy is in a state of transition. The share of the services sector of the economy is rising while that of the industrial, manufacturing and agricultural sector is declining. It is difficult to gauge the impact of these fundamental economic changes on our business.

A significant change in the Indian government or in its economic liberalization and deregulation policies may adversely affect the Indian economy, the health of which our business depends upon.

The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. The present government is a multi-party coalition and therefore there is no assurance that it will be able to generate sufficient cross-party support to implement economic policies or that the existing economic policies will continue. Any significant change in the government’s economic policies could have a significant effect on private-sector entities, including us, and on market conditions and prices of Indian securities, including our shares and our ADSs. India’s trade relationships with other countries can also influence Indian economic conditions, which in turn can affect our business.

If communal disturbances or riots erupt in India, or if regional hostilities increase, this would adversely affect the Indian economy, which our business depends upon.

India has experienced communal disturbances, terrorist attacks and riots during recent years. If such disturbances continue or are exacerbated, our operational, sales and marketing activities may be adversely affected. Additionally, India has from time to time experienced hostilities with neighboring countries. The hostilities have continued sporadically. The hostilities between India and Pakistan are particularly threatening, because both India and Pakistan are nuclear powers. Hostilities and tensions may occur in the future and on a wider scale. These hostilities and tensions could lead to political or economic instability in India and harm our business operations, our future financial performance and the price of our shares and our ADSs.

If wage costs or inflation rise in India, it may adversely affect our competitive advantages over higher cost countries and our profits may decline.

Wage costs in India have historically been significantly lower than wage costs in developed countries and have been one of our competitive strengths. However, wage increases in India may increase our costs, reduce our profit margins and adversely affect our business and results of operations.

In addition, although India’s inflation levels were relatively moderate during the year ended March 31, 2006, its inflation levels have been much higher at times during the past decade. According to the monthly economic report for September 2006 released by the Department of Economic Affairs, Ministry of Finance in India, the annual inflation rate in India, as measured by the benchmark wholesale price index (Base 1993-94=100), was 5.16% for the week ended September 30, 2006 as compared with 4.61% for the week ended October 1, 2005. The trend may continue and the rate of inflation may further rise. We may not be able to pass these costs on to our customers by increasing the price we charge for our products. If this occurs, our profits may decline.

In the event that a natural disaster should occur in India, including drought, floods and earthquakes, it could adversely affect our production operations and cause our revenues to decline.

Our main facilities are situated around Hyderabad, India. This region has experienced earthquakes, floods and droughts in the past and has experienced droughts in recent years. In the event of a drought so serious that the drinking water in the region is limited, the government could cut the supply of water to all industries, including our facilities. This would adversely affect our production operations and reduce our revenues. Even if we take precautions to provide back-up support in the event of such a natural disaster, the disaster may nonetheless affect our facilities, harming production and ultimately our business.

There may be less company information available in Indian securities markets than securities markets in developed countries.

There is a difference between the level of regulation and monitoring of the Indian securities markets over the activities of investors, brokers and other participants, as compared to the level of regulation and monitoring of markets in the United States and other developed economies. The Securities and Exchange Board of India is responsible for improving disclosure and other regulatory standards for the Indian securities markets. The Securities and Exchange Board of India has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed countries, which could affect the market for our equity shares.

Indian stock exchange closures, broker defaults, settlement delays, and Indian government regulations on stock market operations could affect the market price and liquidity of our equity shares.

The Indian securities markets are smaller than the securities markets in the United States and Europe and have experienced volatility from time to time. The regulation and monitoring of the Indian securities market and the activities of investors, brokers and other participants differ, in some cases significantly, from those in the United States and some European countries. Indian stock exchanges have at times experienced problems, including temporary exchange closures, broker defaults and settlement delays and if similar problems were to recur, they could affect the market price and liquidity of the securities of Indian companies, including our shares. Furthermore, any change in Indian government regulations of stock markets could affect the market price and liquidity of our shares.

Financial instability in other countries, particularly emerging market countries in Asia, could affect our business and the price and liquidity of our shares and our ADSs.

The Indian markets and the Indian economy are influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. Any worldwide financial instability or any loss of investor confidence in the financial systems of Asian or other emerging markets could increase volatility in Indian financial markets or adversely affect the Indian economy in general. Either of these results could harm our business, our future financial performance and the price of our shares and ADSs.

If there is a change in tax regulations, it may increase our tax liabilities and thus adversely affect our financial results.

Currently, we enjoy various tax benefits and exemptions under Indian tax laws. Any changes in these laws, or their application in matters such as tax exemption on exportation income and transfer pricing, may increase our tax liability and thus adversely affect our financial results.

Stringent labor laws may adversely affect our ability to have flexible human resource policies.

Labor laws in India are more stringent than in other parts of the world. These laws may restrict our ability to have human resource policies that would allow us to react swiftly to the needs of our business.

If we experience labor union problems our production capacity and overall profitability could be negatively affected.

Approximately 10% of our employees belong to a number of different labor unions. If we experience problems with our labor unions, our production capacity and overall profitability could be negatively affected.

Risks Relating To Our ADSs and Equity Shares

If you are not able to exercise preemptive rights available to other shareholders, your investment in our securities may be diluted.

A company incorporated in India must offer its holders of shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any shares, unless these rights have been waived by at least 75.0% of the company’s shareholders present and voting at a shareholders’ general meeting. U.S. investors in our ADSs may be unable to exercise preemptive rights for the shares underlying our ADSs unless a registration statement under the Securities Act of 1933 is effective with respect to the rights or an exemption from the registration requirements of the Securities Act of 1933 is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with a registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We might choose not to file a registration statement under these circumstances. If we issue any of these securities in the future, such securities may be issued to the depositary, which may sell them in the securities markets in India for the benefit of the investors in our ADSs. We cannot assure you as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that you are unable to exercise preemptive rights, your proportional interests in us would be reduced.

An active or liquid trading market for our ADSs is not assured.

While this offering will increase the number of our ADSs publicly trading in the United States, an active, liquid trading market for our ADSs may not be maintained in the long term. Loss of liquidity could increase the price volatility of our ADSs.

There are limits and conditions to the deposit of shares into the ADS facility.

Indian legal restrictions may limit the supply of ADSs. Although ADS holders are entitled to withdraw the equity shares underlying the ADSs from the depositary at any time, under current Indian law, subject to certain limited exceptions, equity shares so acquired may not be redeposited with the depositary. Therefore, the number of outstanding ADSs will decrease to the extent that equity shares are withdrawn from the depositary which may affect the market price and the liquidity of your ADSs.

Indian law imposes certain restrictions that limit a holder’s ability to transfer the equity shares obtained upon conversion of ADSs and repatriate the proceeds of such transfer which may cause our ADSs to trade at a premium or discount to the market price of our equity shares.

Under certain circumstances, the Reserve Bank of India must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. The Reserve Bank of India has given general permission to effect sales of existing shares or convertible debentures of an Indian company by a resident to a non-resident, subject to certain conditions, including the price at which the shares may be sold. Additionally, except under certain limited circumstances, if an investor seeks to convert the rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, he or she will have to obtain Reserve Bank of India approval for each such transaction. Required approval from the Reserve Bank of India or any other government agency may not be obtained on terms favorable to a non-resident investor or at all.

If a substantial number of our shares are offered for sale, the trading price of your ADSs may be depressed.

Sales of additional equity shares or ADSs into the public market following the offering, whether on the Indian stock exchanges or into the U.S. market, could adversely affect the market price of the ADSs. Upon consummation of the offering, 166,015,604 shares will be issued and outstanding, including 12,500,000 shares represented by 12,500,000 ADSs issued in connection with the offering. Of the 153,515,604 shares issued and outstanding prior to the issuance of the ADSs, holders of approximately 41,140,718 shares (including all shares held by all executive directors and Dr. Reddy’s Holdings Private Limited) have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares for a period of 180 days following the date of this prospectus supplement and accompanying prospectus. The Underwriters may release the shares from the lock-up in their sole discretion at any time and without prior public announcement. Substantially all of the shares that are not subject to these lock-ups will be freely tradeable in India immediately after the offering. Upon expiration of the lock-up period (or earlier with consent), substantially all of the shares will be available for sale on the Indian stock exchanges. Sales of substantial amounts of shares, or the availability of the shares for sale, could decrease the market price of the ADS.

Our equity shares and our ADSs may be subject to market price volatility and the market price of our ADSs may decline disproportionately in response to adverse developments that are unrelated to our operating performance.

Market prices for the securities of pharmaceutical and biotechnology companies, including our own, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as the following can have an adverse effect on the market price of our ADSs and equity shares:

•	fluctuations in our operating results,

•	the aftermath of our public announcements,

•	concern as to safety of drugs, and

•	general market conditions.

The market prices of our shares and ADSs are likely to be particularly volatile due to:

•	our dependence on drug research and development to drive future operating results,

•	the inclusion of our shares in the BSE Sensex Index and NSE CNX NIFTY Index, and

•	the absence of comparable companies in the markets.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements that concern plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, those that are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” and similar expressions. Risks and uncertainties that could affect us include, without limitation:

•	general economic and business conditions in India and the other jurisdictions in which we operate;

•	the ability to successfully implement our strategy, our research and development efforts, growth and expansion plans and technological changes;

•	changes in the value of the Indian rupee and the currencies of the other jurisdictions in which we operate;

•	changes in the Indian and international interest rates;

•	allocations of funds by the governments of the jurisdictions in which we operate;

•	changes in laws and regulations that apply to our customers, suppliers, and the pharmaceutical industry in all the jurisdictions in which we operate;

•	increasing competition in and the conditions of our customers, suppliers and the pharmaceutical industry; and

•	changes in political conditions in India and the other jurisdictions in which we operate.

Should one or more of such risks and uncertainties materialize, or should any underlying assumption prove incorrect, actual outcomes may vary materially from those indicated in the applicable forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We are not required to update any such statement or information to either reflect events or circumstances that occur after the date the statement or information is made or to account for unanticipated events. In addition, investors should carefully review the other information in this prospectus supplement and the accompanying prospectus and in our periodic reports and other documents filed and/or furnished with the Securities and Exchange Commission (“SEC”) from time to time.

USE OF PROCEEDS

We estimate that the net proceeds after deducting underwriters’ discounts and commissions and estimated offering expenses payable by us from this offering, without exercise of the over-allotment option, will be approximately U.S.$195.3 million. We currently intend to use the net proceeds from the offering under this prospectus for general corporate purposes. These purposes may include geographic expansion, potential acquisitions of, or investments in, companies and technologies that complement our business, capital expenditures for increasing production capacities, addition of new capabilities, additions to our working capital and advances to or investments in our subsidiaries/ joint ventures. Net proceeds may be temporarily invested in bank term deposits prior to use.

PRICE RANGE OF OUR EQUITY SHARES AND AMERICAN DEPOSITARY SHARES

The shares issued and outstanding prior to the offering are listed and traded on the Bombay Stock Exchange Limited or the BSE and the National Stock Exchange of India Limited or the NSE. The prices for shares as quoted in the official list of each of the Indian stock exchanges are expressed in Indian rupees. The ADSs to be issued, each representing one equity share, have been approved for listing on the New York Stock Exchange, or the NYSE, subject to notice of issuance.

We expect that the shares underlying the ADSs will be listed on the BSE and NSE within one week of the offering. The information presented in the table below represents, for the periods indicated:

•	the reported high and low equity shares closing prices, quoted in Indian rupees for the shares on the BSE and the reported high and low ADS closing prices, quoted in U.S.$ for the ADSs on the NYSE, for the five most recent fiscal years ended March 31;

•	the reported high and low equity shares closing prices, quoted in Indian rupees for the shares on the BSE and the reported high and low ADS closing prices, quoted in U.S.$ for the ADSs on the NYSE, for the 8 most recent quarters; and

•	the reported high and low equity shares closing prices, quoted in Indian rupees for the shares on the BSE and the reported high and low ADS closing prices, quoted in U.S.$ for the ADSs on the NYSE, for the six most recent months.

On November 9, 2006, the closing price of our shares on the BSE was Rs.773.30 equivalent to U.S.$17.39 per share, translated at the noon buying rate of Rs.44.46 per U.S.$1.00 on November 9, 2006. See “Risk Factors” for a discussion of factors that may affect the market price of the ADSs.

	BSE			NYSE
Fiscal Year	Price Per Equity Share			Price Per Ads
Ended March 31,	High (Rs.)	Low (Rs.)		High ($)	Low ($)

2006	1,513.00	613.00		33.34	14.91
2005	1,002.90	652.50		24.80	15.05
2004	1,470.00	808.00		33.05	17.58
2003	1,149.90	675.00		24.00	13.30
2002	1,120.00	432.00	(1)	25.64	10.04

	BSE			NYSE
	Price Per Equity Share			Price Per Ads
Three Months Ended	High (Rs.)		Low (Rs.)	High ($)		Low ($)

December 31, 2004	879.00		703.00	19.90		16.18
March 31, 2005	890.00		690.00	19.89		16.56
June 30, 2005	762.00		613.00	17.59		14.91
September 30, 2005	865.00		725.00	19.69		17.00
December 31, 2005	990.00		781.50	22.20		17.61
March 31, 2006	1,513.00		950.00	33.34		21.79
June 30, 2006	1,754.00		1,158.00	38.12		24.61
September 30, 2006	751.50	(2)	700.00	16.06	(2)	15.05	(2)

	BSE				NYSE
	Price Per Equity Share				Price Per Ads
Month Ended	High (Rs.)		Low (Rs.)		High ($)		Low ($)

May 31, 2006	1,754.00		1,282.10		38.12		27.89
June 30, 2006	1,451.50		1,158.00		29.21		24.61
July 31, 2006	1,454.80		1,195.00		31.40		26.31
August 30, 2006	751.50	(2)	711.70	(2)	32.11	(3)	29.76	(3)
September 30, 2006	773.50		700.00		16.58		15.05
October 31, 2006	774.00		701.00		17.25		15.25

Source: www.bseindia.com and www.adr.com, respectively.

(1)	Stock prices per share have been restated to reflect a two for one stock split, effective on October 25, 2001.

(2)	Adjusted for stock dividend for comparison purpose.

(3)	The stock dividend and subsequent price adjustment was effective on the NYSE on September 7, 2006. Therefore, there is no adjustment in the ADS price at the NYSE for August 2006. The prices at the BSE and the NYSE are not comparable as of August 30, 2006.

DIVIDEND POLICY

In the fiscal years ended March 31, 2004, 2005 and 2006, our shareholders declared cash dividends of Rs.5, Rs.5 and Rs.5, respectively, per equity share. Every year our Board of Directors recommends the amount of dividends to be paid to shareholders, if any, based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. The dividends are paid after approval of our shareholders in our annual general meeting.

Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are converted by the Depositary into U.S. dollars and distributed, net of depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

CAPITALIZATION

The following table sets forth, as of September 30, 2006, our cash and capitalization prepared in accordance with U.S. GAAP on:

•	an actual basis; and

•	an adjusted basis giving effect to the sale by us of 12,500,000 ADSs (representing 12,500,000 equity shares) in this offering and after deducting underwriters’ discounts, commissions and estimated offering expenses payable by us.

The following table should be read in conjunction with our consolidated financial statements and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	As of September 30, 2006
	Actual		As Adjusted for this Offering
	(All amounts in thousand)
	Rs.	U.S.$(1)	Rs.	U.S.$(1)

Cash and cash equivalents(2)	4,875,531	106,105	13,849,566	301,405
Borrowings from banks	8,817,947	191,903	8,817,947	191,903
Current portion of long term debt	2,935,199	63,878	2,935,199	63,878

Total short term debt and current portion of long term debt	11,753,146	255,781	11,753,146	255,781
Total long term debt, excluding current portion	20,607,472	448,476	20,607,472	448,476
Stockholders’ equity
Equity shares at Rs.5 par value: 200,000,000 shares authorized; Issued and outstanding: 153,515,604 shares actual, 166,015,604 shares as adjusted	767,578	16,705	830,078	18,065
Additional paid in capital	9,930,832	216,123	18,842,367	410,062
Equity options outstanding	492,210	10,712	492,210	10,712
Retained earnings	14,959,592	325,562	14,959,592	325,562
Equity shares held by a controlled trust: 82,800 shares	(4,882)	(106)	(4,882)	(106)
Accumulated and other comprehensive income	361,054	7,858	361,054	7,858

Total stockholders’ equity	26,506,384	576,853	35,480,419	772,153
Total capitalization	58,867,002	1,281,110	67,841,037	1,476,410

(1)	Translated for convenience only, based on the noon buying rate in the City of New York on September 30, 2006, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs.45.95 per U.S.$1.00 and the ratio of one equity share to one ADS.

(2)	The offer price of ADS covered in this offering was U.S.$16.00. It has been translated in Indian Rupees for convenience only, based on the noon buying rate in the City of New York on September 30, 2006, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs.45.95 per U.S.$1.00 and the ratio of one equity share to one ADS.

EXCHANGE RATES

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of the shares on the Indian stock exchanges and, as a result, will likely affect the market price of the ADSs in the United States, and vice versa. These fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Indian rupees on the shares represented by the ADSs.

Our operations are conducted in a large number of countries around the world. As a result, our net income in Indian rupee terms and its presentation in U.S. dollars can be significantly affected by movements in currency exchange rates, in particular the movement of the Indian rupee against the U.S. dollar. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The column titled “Average” in the table below is the average of the daily noon buying rate on the last business day of each month during the year.

Fiscal Year Ended
March 31,	Period End	Average	High	Low

2002	48.83	47.80	48.83	46.88
2003	47.53	48.43	49.07	47.53
2004	43.40	45.96	47.46	43.40
2005	43.62	44.86	46.45	43.27
2006	44.48	44.17	46.26	43.05

The following table sets forth the high and low exchange rates for the previous six months and is based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Month	High	Low

May 2006	44.81	46.22
June 2006	46.25	45.50
July 2006	46.83	45.84
August 2006	46.61	46.32
September 2006	46.38	45.74
October 2006	45.97	44.90

For the convenience of the reader, this prospectus supplement contains translations of Indian rupee amounts into U.S. dollars which should not be construed as a representation that the Indian rupee or U.S. dollar amounts referred to in this prospectus supplement could have been, or could be, converted into U.S. dollars or Indian rupees at any particular rate, the rates stated below, or at all. Except as otherwise stated in this prospectus, all translations from Indian rupees to U.S. dollars, for the year ended March 31, 2006, three months ended June 30, 2006 and three and six months ended September 30, 2006, contained in this prospectus supplement are based on the noon buying rate in the City of New York on March 31, 2006, June 30, 2006 and September 30, 2006, respectively, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on March 31, 2006, June 30, 2006 and September 30, 2006 was Rs.44.48 per U.S.$1.00, Rs.45.87 per U.S.$1.00 and Rs.45.95 per U.S.$1.00, respectively. The noon buying rate on November 9, 2006 was Rs.44.46 per U.S.$1.00. The exchange rates used in this prospectus supplement for translations of Indian rupee amounts into U.S. dollars for convenience purposes differ from the actual rates used in the preparation of our consolidated financial statements, and U.S. dollar amounts used in this prospectus supplement differ from the actual U.S. dollar amounts that were translated into Indian rupees in the financial statements.

DILUTION

At June 30, 2006, we had a net tangible book value of Rs.156.75 per equity share or U.S.$3.42 per ADS (based on the noon buying rate in the City of New York on June 30, 2006 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs.45.87 per U.S.$1.00 and the ratio of one equity share to one ADS). Net tangible book value represents the amount of our total assets less our total liabilities, divided by 153,404,506, the total number of our equity shares outstanding at June 30, 2006.

After giving effect to the sale by us of 12,500,000 ADSs offered by us in the offering, and assuming that the underwriters’ over-allotment option is not exercised, and after deducting the estimated underwriting discounts, commissions and estimated offering expenses payable by us, our net tangible book value estimated after this offering is approximately Rs.198.94 per share, representing U.S.$4.34 per ADS. This represents an immediate increase in net tangible book value of Rs.42.19 per equity share, or U.S.$0.92 per ADS to existing shareholders and an immediate dilution in net tangible book value of Rs.534.98 per equity share, or U.S.$11.66 per ADS to new investors purchasing equity shares in this offering. Dilution for this purpose represents the difference between the price per equity share or ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of the offering.

The following table illustrates this dilution to new investors purchasing ADSs, in the offering:

	Equity Shares		ADSs

Initial public offering price per ADS	Rs.733.92	(1)	U.S.$	16.00
Net tangible book value per ADS at June 30, 2006	156.75			3.42	(1)
Increase in net tangible book value per equity share or ADS attributable to new investors	42.19			0.92	(1)
Pro forma net tangible book value per equity share or ADS after the offering	198.94			4.34	(1)
Dilution per equity share or ADS to new investors	Rs.534.98		U.S.$	11.66	(1)
Percentage of dilution in net tangible book value per equity share or ADS for new investors(2)	72.89%

(1)	The offer price of ADS covered in this offering was U.S.$ 16.00. It has been translated in Indian Rupees for convenience only, based on the noon buying rate in the City of New York on June 30, 2006, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs.45.87 per U.S.$1.00 and the ratio of one equity share to one ADS.

(2)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors in Indian Rupees by the price of the offering in Indian Rupees.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected financial and operating data for the fiscal years ended March 31, 2004, 2005, 2006 have been derived from audited financial statements (except for cash dividend per share) for the fiscal year ended March 31, 2004, 2005 and 2006 and summary financial and operating data for the three months ended June 30, 2005 and 2006 have been derived from unaudited condensed consolidated interim financial statements for the three months ended June 30, 2005 and 2006, all prepared in accordance with U.S. GAAP, which are included in and incorporated by reference in this prospectus supplement. You should read the following summary financial and operating data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement. Historical results are not necessarily indicative of future results.

The selected financial and operating data presented below for fiscal year ended March 31, 2006 reflects the acquisition of Industrias Quimicas Falcon de Mexico effective December 30, 2005 and beta Holding GmbH effective March 3, 2006 and therefore the results for fiscal year ended March 31, 2006 are not comparable to the results for prior fiscal years. You should read the following summary financial and operating data in conjunction with the information under “Unaudited Pro Forma Combined Statement of Operations.”

	Fiscal Year Ended March 31,												Three Months Ended June 30,
	2002(2)		2003(2)		2004		2005		2006				2005		2006
											Convenience						Convenience
											translation into						translation into
											U.S.$						U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Income Statement Data:
Product sales	Rs.	16,408.8	Rs.	18,069.8	Rs.	20,081.2	Rs.	19,126.2	Rs.	24,077.2	U.S.$	541,304	Rs.	5,573.8	Rs.	13,918.2	U.S.$	303,427
License fees		124.8		—		—		345.7		47.5		1,068		13.4		23.0		502
Services income		89.1		3.9		22.3		47.5		142.3		3,200		4.2		108.2		2,359

Total revenues		16,622.7		18,073.7		20,103.5		19,519.4		24,267.0		545,572		5,591.4		14,049.4		306,287
Cost of revenues		6,869.0		7,744.9		9,337.3		9,385.9		12,417.4		279,168		2,662.9		7,960.5		173,544

Gross profit		9,753.7		10,328.8		10,766.2		10,133.5		11,849.6		266,404		2,928.5		6,088.9		132,744
Operating expenses:
Selling, general and administrative expenses		3,674.1		5,103.2		6,542.5		6,774.6		8,028.9		180,505		1,953.8		3,346.1		72,948
Research and development expenses, net		742.4		1,411.8		1,991.6		2,803.3		2,153.0		48,403		514.7		532.9		11,617
Amortization expenses		487.7		419.5		382.9		349.9		419.9		9,439		95.6		387.8		8,455
Foreign exchange (gain)/loss		(209.0)		70.1		(282.5)		488.8		126.3		2,840		65.7		74.4		1,624
Other operating (income) / expenses, net		27.1		0.2		83.2		6.0		(320.4)		(7,202)		36.9		(69.5)		(1,516)

Total operating expenses		4,722.3		7,004.8		8,717.7		10,422.6		10,407.7		233,988		2,666.7		4,271.7		93,127

Operating income/(loss)		5,031.4		3,324.0		2,048.5		(289.1)		1,441.9		32,418		261.8		1,817.2		39,616
Equity in loss of affiliates		(130.5)		(92.1)		(44.4)		(58.1)		(88.2)		(1,984)		(14.5)		(15.3)		(335)
Other (expense) / income, net		1,81.6		576.8		535.9		454.2		533.6		11,997		172.6		(196.7)		(4,287)

Income before income taxes and minority interest		5,082.5		3,808.7		2,540.0		107.0		1,887.3		42,431		419.9		1,605.2		34,995

Income taxes (expense)/benefit		(153.8)		(398.1)		(69.2)		94.3		(258.3)		(5,809)		(72.5)		(207.6)		(4,525)
Minority interest		(14.9)		(6.7)		3.4		9.9		(0.1)		(2)		(0.1)		—		(1)
Net income	Rs.	4,913.8	Rs.	3,403.9	Rs.	2,474.2	Rs.	211.2	Rs.	1,628.9	U.S.$	36,620	Rs.	347.3	Rs.	1,397.6	U.S.$	30,469

Earnings per equity share:
Basic[3]	Rs.	32.32	Rs.	22.24	Rs.	16.17	Rs.	1.38	Rs.	10.64	U.S.$	0.24	Rs.	2.27	Rs.	9.11	U.S.$	0.20
Diluted[3]	Rs.	32.26	Rs.	22.24	Rs.	16.16	Rs.	1.38	Rs.	10.62	U.S.$	0.24	Rs.	2.27	Rs.	9.07	U.S.$	0.20
Weighted average number of equity shares used in computing earnings per equity share:(1)
Basic(3)		152,055,130		153,031,896		153,027,528		153,037,898		153,093,316		153,093,316		153,065,150		153,397,582		153,397,582
Diluted(3)		152,299,136		153,031,896		153,099,196		153,119,602		153,403,846		153,403,846		153,324,350		154,023,870		154,023,870
Cash dividend per share (excluding dividend tax)	Rs.	7.00	Rs.	2.50	Rs.	5.00	Rs.	5.00	Rs.	5.00	U.S.$	0.11		—		—		—

(1)	Each ADS represents one equity share.

(2)	Effective as of fiscal year 2003, we selected the retroactive modified method of adoption described in Statement of Financial Accounting Standards No. 148 Accounting for Stock Based Compensation — Transition and Disclosure. Accordingly, the operating results for the fiscal year ended March 31, 2002 and 2003, which are the only prior periods impacted, have been modified in accordance with the retroactive modified method of adoption. The Company has reclassified certain expense/income for the fiscal years ended March 31, 2002, 2003, 2004 and 2005, between cost of revenues, operating expenses, revenues, other expense / income and other operating expense/income, to conform to the current year presentation. These reclassifications increased the previously reported gross profit of fiscal year 2002, 2003, 2004 and 2005 by Rs.Nil, Rs.106.6 million, Rs. 31.1 million and Rs. 47.4 million respectively and increased/(reduced) the previously reported operating income of fiscal years 2002, 2003 and 2004 by Rs.(27.1) million, Rs.106.4 million and Rs.(31.7) million respectively and reduced the operating loss for the fiscal year 2005 by Rs.77.3 million. There is however no change in the previously reported net income for the fiscal years 2002, 2003, 2004 and 2005.

(3)	On August 30, 2006, we distributed a stock dividend of one equity share for each equity share and ADS issued and outstanding as of August 29, 2006. The number of equity shares presented in the selected consolidated financial data reflect this stock dividend for all periods presented.

	Fiscal Year Ended March 31,												Three Months Ended June 30,
	2002		2003		2004		2005		2006				2005		2006
											Convenience						Convenience
											translation into						translation into
											U.S.$						U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Other Data:
Net cash provided by / (used in):
Operating activities	Rs.	4,652.8	Rs.	4,366.7	Rs.	3,999.2	Rs.	2,291.6	Rs.	1,643.1	U.S.$	36,941	Rs.	202.2	Rs.	599.9	U.S.$	13,079
Investing activities		(1,532.9)		(1,954.7)		(6,506.1)		632.9		(34,524.4)		(776,179)		(224.3)		325.7		7,100
Financing activities		1,421.8		(153)		(376.1)		1,931.3		27,210.9		611,757		1,134.2		289.9		6,320
Effect of exchange rate changes on cash		88.8		(95)		(14.2)		55.8		95.1		2,138		(36.0)		(291.0)		(6,345)
Expenditures on property, plant and equipment		(1,090.3)		(1,515.7)		(2,415.6)		(1,749.2)		(1,873.3)		(42,115)		(294.8)		(887.3)		(19,343)

	As of March 31,												As of June 30,
	2002		2003		2004		2005		2006				2006
											Convenience				Convenience
											translation into				translation into
											U.S.$				U.S.$
	(Rs. in millions, U.S.$ in thousands, except share and per share data)

Balance Sheet Data:
Cash and cash equivalents	Rs.	5,109.4	Rs.	7,273.4	Rs.	4,376.2	Rs.	9,287.9	Rs.	3,712.6	U.S.$	83,468	Rs.	3,437.3	U.S.$	74,935
Working capital		9,518.6		12,023.5		11,103.3		10,770.9		1,345.1		30,242		978.4		21,329
Total assets		18,967.0		23,091.7		26,619.3		29,288.4		68,768.1		1,546,045		77,492.5		1,689,394
Total long-term debt, excluding current portion		47.0		40.91		31.0		25.1		20,937.1		470,709		21,724.9		473,619
Net assets		15,457.4		18,831.8		21,039.4		20,953.2		22,271.7		500,713		24,046.8		524,238
Total stockholders’ equity		15,457.4		18,831.8		21,039.4		20,953.2		22,271.7		500,713		24,046.8		524,238

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement. Our consolidated financial statements have been presented in Indian Rupees and prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described in this section, the “Risk Factors” section and elsewhere in this prospectus supplement.

Overview

We are an emerging global pharmaceutical company with proven research capabilities. We derive our revenues from the sale of finished dosage forms, active pharmaceutical ingredients and intermediates and biotechnology products, with a focus on India, the United States, Europe and Russia; from development and manufacturing services provided to innovator pharmaceutical and biotechnology companies; and from license fees from our drug discovery operations.

As of June 30, 2006, we had the following business segments:

•	Formulations. In this segment we derive revenues from the sale of finished dosage forms, primarily in India and other emerging markets. Key drivers of profitability in this segment are the volume and price of products sold, which in turn are dependent upon the popularity of our branded products in the relevant markets. Increases in this segment in recent periods have tended to flow from increased marketing efforts and expansion of our markets, as opposed to price increases.

•	Active pharmaceutical ingredients and intermediates. In this segment we derive revenues from our sales to third parties of the principal ingredients for finished dosages. Our principal markets are Europe, the United States and India. Revenues in this segment are dependent upon the number of products that lose patent protection in any given period, and the price of those products, which tends to decline over time. These being commoditized products, our ability to set prices is limited, while the cost of revenues generally remains stable. Thus, in any given period, different products will contribute varying amounts to our revenues and our gross profits. Recent increases in revenues from this segment have generally been due to increased sales volumes.

•	Generics. In this segment we derive revenues from the sale of therapeutic equivalents of branded drugs, primarily in Europe and the United States. Revenues from beta Holding GmbH (“betapharm”), our recently acquired business in Germany, are included in this segment from March 3, 2006 and thus will tend to increase revenues from this segment in future periods. Revenues from our sale of generics are highly cyclical. In the event that we obtain 180-day exclusivity for a particular product, we generally experience significantly increased revenues for this period, particularly at the beginning of the period, with sales prices decreasing toward the end of the 180 days as other manufacturers enter the market. Cost of sales remains generally constant, however, and thus products coming off patent contribute significantly to gross margins for a limited period, tending to increase volatility in this segment. Subsequent to March 31, 2006, we launched two products pursuant to an agreement for “authorized generics,” pursuant to which the innovator company licensed us to distribute generic versions of their branded product and sell it in competition with the companies that have 180-day exclusivity. In these cases, while sales volumes increase significantly (again, more significantly in the early part of the 180-day period), profit-sharing agreements with the innovator company mean that gross margins are much lower than would be the case if we were distributing the product under 180-day exclusivity. Additionally, the existence of “authorized generic” arrangements (a relatively new development) by innovator companies with other manufacturers in cases where we have obtained 180-day exclusivity could adversely affect overall sales revenues during the 180-day period.

•	Critical care and biotechnology. In this segment we derive revenues from the sale of our critical care and biotechnology products, primarily to hospitals in India. Revenues are driven by the volume of products sold, and the price of those products. These are generally low-volume, higher gross margin products, although pricing pressure in key products has recently reduced gross margins.

•	Drug discovery. Revenues in this segment are derived from licensing fees for new molecules that we discover. Thus, revenues are dependent upon the success of our research activities, and may vary significantly from period to period depending upon whether specified milestones in licensing agreements are reached. In September, 2005, we formed Perlecan Pharma Private Limited, or Perlecan as a joint venture with Citigroup Venture Capital International Growth Partnership Mauritius Limited and ICICI Venture Funds Management Company and contributed capital and four New Chemical Entities, or NCE assets to Perlecan. Perlecan has continued development of these NCE assets.

•	Custom pharmaceutical services. In this segment we derive revenues from service fees for process development and manufacturing services provided to innovator pharmaceutical and biotechnology companies. Revenues from our newly acquired business Falcon are included in this segment from December 30, 2005 and thus would tend to increase revenues from this segment in future periods. The key driver of revenue in this segment is likely to be the increasing outsourcing of late-stage and off-patent molecules by large pharmaceutical companies to compete with generics.

In addition, we are currently in the research and development phase of a specialty pharmaceuticals business, which may become a separate segment at some point in the future.

Our revenues for fiscal 2006 were Rs.24,267.0 million (U.S.$545.6 million). We derived 34.1% of these revenues from sales in India, 16.4% from North America, 14.7% from Russia and other countries of the former Soviet Union, 17.8% from Europe and 17.0% from other countries. Our net income for fiscal 2006 was Rs.1,628.9 million (U.S.$36.62 million).

Our total revenues for the three months ended June 30, 2006 were Rs.14,049.4 million (U.S.$306.29 million). For the three months ended June 30, 2006, we received 34.6% of our revenues from North America (United States and Canada), 17.0% of our revenues from India, 10.4% of our revenues from Russia and other former Soviet Union countries, 23.1% of our revenues from Europe and 14.9% of our revenues from other countries. Our net income for the three months ended June 30, 2006 was Rs.1,397.6 million (U.S.$30.5 million).

Acquisition of betapharm group

During fiscal 2006, we acquired beta Holding Gmbh (“betapharm”) which, according to INSIGHT Health’s NPI-Gx reports, is Germany’s fourth largest generic pharmaceuticals company. The aggregate purchase price was €482.6 million (Rs.26,063.3 million) in cash. betapharm has a portfolio of 145 products and, according to INSIGHT Health’s NPI-Gx reports, has been the fastest growing among the 10 largest generics companies in Germany (INSIGHT Health — NPI-Gx over the past 5 years). In the last 12 months betapharm has launched over 10 new products in the market. As a result of this acquisition, the financials of betapharm have been consolidated with our generics segment effective as of March 3, 2006. Revenues from betapharm were Rs.704.9 million and Rs.1,997.6 million in fiscal 2006 (starting March 3, 2006) and for the three months ended June 30, 2006, respectively.

The acquisition of betapharm represented an excellent opportunity for us to acquire a sales and marketing business with a high-quality product portfolio in a favorable market. betapharm is a strong fit to our strategic initiative of becoming a mid-sized global pharmaceutical company with a strong presence in all key pharmaceutical markets. betapharm provides us with a solid foundation for our entry into the German generics market, which is a market that has high barriers of entry. betapharm has a nationwide sales force which has strong and long-term relationships with a network of physicians, pharmacists and Statutory Health Insurance (“SHI”) funds. In the future, we anticipate using betapharm as a distribution platform for our products in Germany.

During the three months ended September 30, 2006, we have completed the final allocation of purchase price of beta Holding GmbH based on management’s estimate of fair values and independent valuations of intangible assets. As a result of the final allocation, total intangibles increased from Rs.16,325.6 million as at

March 31, 2006 to Rs.19,852.2 million as at September 30, 2006, goodwill decreased from Rs.14,958.8 million as at March 31, 2006 to Rs.12,848.4 as at September 30, 2006 and deferred tax liability, net increased from Rs.5,825.4 million as at March 31, 2006 to Rs.7,241.7 million as at September 30, 2006. As a result of the final allocation, total intangibles increased by Rs.3,526.6 million from Rs.16,325.6 million to Rs.19,852.2 million, with a consequential impact on deferred tax liability and goodwill. The adjustment to the values of intangibles, goodwill and deferred tax liability and revision to useful lives will not have any material impact on our results.

We have completed the process of integrating the financial management operations of betapharm into our financial management operations. We continue to engage in the integration of all other operational functions of betapharm into our operations.

Acquisition of Industrias Quimicas Falcon de Mexico

During fiscal 2006, we acquired Industrias Quimicas Falcon de Mexico (“Falcon”), one of Roche’s manufacturing subsidiaries with facilities located at Cuernavaca, Mexico for a total purchase consideration of U.S.$61.2 million (Rs.2,773.1 million). As a result of this acquisition, the financials of Falcon have been consolidated with our custom pharmaceuticals services segment effective as of December 30, 2005. Revenues from the Falcon business were Rs.804 million and Rs.1,241.1 million in fiscal 2006 (starting December 30, 2005) and for the three months ended June 30, 2006, respectively.

Falcon was acquired with an intent to add steroid manufacturing capabilities and permit us to offer a full range of services in our custom pharmaceutical services business. Falcon is engaged in the manufacture and sale of APIs, intermediates and steroids and has a portfolio of 18 products.

In accordance with U.S. GAAP, we allocated the total purchase price of the acquisition of Falcon to net tangible assets, customer contracts and non-competition agreement. As a result of the Falcon acquisition, we will also incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the acquisition.

We have completed the process of integrating the financial management operations of Falcon into our financial management operations. We continue to engage in the integration of all other operational functions of Falcon into our operations.

Critical Accounting Policies

Critical accounting policies are those most important to the portrayal of our financial condition and results and that require the most exercise of our judgment. We consider the policies discussed under the following paragraphs to be critical for an understanding of our financial statements. Our significant accounting policies and application of these are discussed in detail in Note 2 to the Consolidated Financial Statements.

Accounting estimates

While preparing financial statements we make estimates and assumptions that affect the reported amount of assets, liabilities, disclosure of contingent liabilities at the balance sheet date and the reported amount of revenues and expenses for the reporting period. Financial reporting results rely on our estimate of the effect of certain matters that are inherently uncertain. Future events rarely develop exactly as forecast and the best estimates require adjustments, as actual results may differ from these estimates under different assumptions or conditions. We continually evaluate these estimates and assumptions based on the most recently available information. Specifically, we make estimates of:

•	the useful life of property, plant and equipment and intangible assets;

•	impairment of long-lived assets, including identifiable intangibles and goodwill;

•	our future obligations under employee retirement and benefit plans;

•	allowances for doubtful accounts receivable;

•	inventory write-downs;

•	allowances for sales returns; and

•	valuation allowance against deferred tax assets.

We depreciate property, plant and equipment over their useful lives using the straight-line method. Estimates of useful life are subject to changes in economic environment and different assumptions. Assets under capital leases are amortized over their estimated useful life or lease term as appropriate. We review long-lived assets, including identifiable intangibles and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual outcomes could vary significantly from such estimates. Factors such as changes in the planned use of buildings, machinery or equipment or lower than anticipated sales for products with capitalized rights could result in shortened useful lives or impairment.

In accordance with applicable Indian laws, we provide a defined benefit retirement plan (“Gratuity Plan”) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment, in an amount based on the respective employee’s last drawn salary and the years of employment with us. Effective September 1, 1999, we established the Dr. Reddy’s Laboratories Gratuity Fund, or the Gratuity Fund. Liabilities with regard to the Gratuity Plan are determined by an actuarial valuation, based upon which we make contributions to the Gratuity Fund. In calculating the expense and liability related to the plans, assumptions are made about the discount rate, expected rate of return on plan assets, withdrawal and mortality rates and rate of future compensation increases as determined by us, within certain guidelines. The assumptions used may differ materially from actual results, resulting in a probable significant impact to the amount of expense recorded by us.

We make allowance for doubtful accounts receivable, including receivables sold with recourse, based on the present and prospective financial condition of the customer and ageing of the accounts receivable after considering historical experience and the current economic environment. Actual losses due to doubtful accounts may differ from the allowances made. However, we believe that such losses will not materially affect our consolidated results of operations.

We provide for inventory obsolescence, expired inventory and inventories with carrying values in excess of realizable values based on our assessment of future demands, market conditions and our specific inventory management initiatives. If the market conditions and actual demands are less favorable than our estimates, additional inventory write-downs may be required. In all cases, inventory is carried at the lower of historical costs or realizable value.

Revenue recognition

Product sales

Revenue is recognized when significant risks and rewards in respect of ownership of products are transferred to the customer, generally stockists or formulations manufacturers, and when the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	The price to the buyer is fixed and determinable; and

•	Collectibility of the sales price is reasonably assured.

Revenue from domestic sales of formulation products is recognized on dispatch of the product to the stockist by our consignment and clearing and forwarding agent. Revenue from domestic sales of active pharmaceutical ingredients and intermediates is recognized on dispatch of products to customers from our factories. Revenue from export sales is recognized when significant risks and rewards are transferred to the customer, generally upon shipment of products.

Revenue from product sales includes excise duties and is shown net of sales tax and applicable discounts and allowances.

Sales of formulations in India are made through clearing and forwarding agents to stockists. Significant risks and rewards in respect of ownership of formulation products is transferred by us when the goods are shipped to stockists from clearing and forwarding agents. Clearing and forwarding agents are generally compensated on a commission basis as a percentage of sales made by them.

Sales of active pharmaceutical ingredients and intermediates in India are made directly to the end customers, generally formulation manufacturers, from the factories. Sales of formulations and active pharmaceutical ingredients and intermediates outside India are made directly to the end customers, generally stockists or formulations manufacturers, from us or our consolidated subsidiaries.

We have entered into marketing arrangements with certain marketing partners for the sale of goods. Under such arrangements, we sell generic products to our marketing partners at a price agreed in the arrangement. Revenue is recognized on these transactions upon delivery of products to our marketing partners as all the conditions under Staff Accounting Bulletin No. 104 (“SAB 104”) are then met. Subsequently, the marketing partners remit an additional amount upon further sales made by them to the end customer. Such amount is determined as per the terms of the arrangement and is recognized by us when the realization is certain under the guidance given in SAB 104.

We have entered into certain dossier sales, licensing and supply arrangements that include certain performance obligations. Based on an evaluation of whether or not these obligations are inconsequential or perfunctory, we defer the upfront payments received towards these arrangements. Such deferred amounts are recognized in the income statement in the period in which we complete our remaining performance obligations.

Sales of generic products are recognized as revenue when the products are shipped and title and risk of loss passes on to the customers. Provisions for chargeback, rebates and medicaid payments are estimated and provided for in the year of sales. Such provisions are estimated based on average chargeback rates actually claimed over a period of time and average inventory holding by the wholesaler. A chargeback claim is a claim made by the wholesaler for the difference between the price at which the product is sold to customers and the price at which it is procured from us.

We account for sales returns in accordance with SFAS 48 by establishing an accrual in an amount equal to our estimate of sales recorded for which the related products are expected to be returned.

We deal in various products and operate in various markets and our estimate is determined primarily by our experience in these markets for the products. For returns of established products, we determine an estimate of the sales returns accrual primarily based on our historical experience regarding sales returns. Additionally other factors that we consider in our estimate of sales returns include levels of inventory in the distribution channel, estimated shelf life, product discontinuances, price changes of competitive products, introductions of generic products and introductions of competitive new products to the extent each of them has an impact on our business and markets. We consider all of these factors and adjust the accrual to reflect actual experience.

In respect of certain markets, we consider the level of inventory in the distribution channel and determine whether an adjustment to our sales return accrual is appropriate. For example, if the level of inventory in the distribution channel increases, we analyze the reasons for the increase and if the reasons indicate that sales returns will be larger than expected, we adjust the sales returns accrual. Further, the products and markets in which we operate have a rapid distribution cycle and therefore products are sold to the ultimate customer within a very short period of time. As a result, the impact of changes in levels of inventory in the distribution channel historically has not caused any material changes in our return estimates. Further, we have not had any significant product recalls/discontinuances within our product portfolio, which could potentially require us to make material changes to our estimates.

With respect to new products that we introduce, they are either extensions of an existing line of products or in a general therapeutic category where we have historical experience. Our new product launches have historically been in therapeutic categories where established products exist and are sold either by us or our competitors. We have not yet introduced products in any new therapeutic category where the acceptance of such products is not known. The amount of sales returns for our newly launched products are not significantly different from current products marketed by us, nor are they significantly different from the sales returns of our competitors as we understand them to be based on industry publications and discussions with our customers. Accordingly, we do not expect sales returns for new products to be significantly different than expected sales returns of current products. We evaluate the sales returns of all of the products at the end of each reporting period and necessary adjustments, if any, are made. However, to date, no significant revision has been determined to be necessary.

License fees

Non-refundable milestone payments are recognized in the statement of income when earned, in accordance with the terms prescribed in the license agreement, and where we have no future obligations or continuing involvement pursuant to such milestone payment. Non-refundable up-front license fees are deferred and recognized when the milestones are earned, in proportion that the amount of each milestone earned bears to the total milestone amounts agreed in the license agreement. As the upfront license fees are a composite amount and cannot be attributed to a specific molecule, they are amortized over the development period. The milestone payments during the development period increase as the risk involved decreases. The agreed milestone payments reflect the progress of the development of the molecule and may not be spread evenly over the development period. Further, the milestone payments are a fair representation of the extent of progress made in the development of these molecules. Hence, the upfront license fees are amortized over the development period in proportion to the milestone payments received. In the event, the development is discontinued, the corresponding amount of deferred revenue is recognized in the income statement in the period in which the project is effectively terminated.

Service income

Income from services is recognized based on the services provided by the Company in accordance with the terms of the contract, as all the conditions under SAB 104 are met.

Stock Based Compensation

We use the Black-Scholes option pricing model to determine the fair value of each option grant. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives and risk free interest rates. These assumptions reflect our best estimates, but these assumptions involve inherent market uncertainties based on market conditions generally outside of our control. As a result, if other assumptions had been used in the current period, stock-based compensation expense could have been materially impacted. Furthermore, if we use different assumptions in future periods, stock based compensation expense could be materially impacted in future years.

The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions:

				Three Months
	Fiscal Year Ended March 31,			Ended June 30,
	2004	2005	2006	2006

Dividend yield	0.5%	0.5%	0.5%	0.5%
Expected life	42 - 78 months	12 - 78 months	12 - 78 months	12 - 78 months
Risk free interest rates	5.2 - 6.8%	4.5 - 6.7%	5.7 - 7.5%	4.5 - 7.5%
Volatility	45.7 - 50.7%	39.4 - 44.6%	23.4 - 36.9%	23.4 - 50.7%

At June 30, 2006, we had three stock-based employee compensation plans. Prior to April 1, 2003, we accounted for our plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost was reflected in previously reported results, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. During the first quarter of fiscal 2004, we adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation. We have selected the retroactive method of adoption described in SFAS No. 148 Accounting for Stock Based Compensation — Transition and Disclosure for all options granted after January 1, 1995. Consequently, for the years ended March 31, 2004, 2005 and 2006, an amount of Rs.122.2 million, Rs.144.0 million and Rs.162.2 million respectively, has been recorded as total employee stock based compensation expense.

During fiscal 2004, Aurigene Discovery Technologies Limited adopted two stock based employee compensation plans. We have accounted for these plans under SFAS 123, using the Black-Scholes option pricing model to determine the fair value of each option grant.

Prior to April 1, 2006, we accounted for our stock-based compensation plans under SFAS 123. On April 1, 2006, we adopted SFAS No. 123R (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”) under the modified-prospective application. Under the modified-prospective-application, SFAS No. 123(R)applies to new awards and to awards modified, repurchased, or cancelled after adoption.

SFAS.No. 123(R) requires that an estimate of forfeitures be made when the awards are granted. While adopting SFAS 123(R), we have estimated the forfeiture of the outstanding unvested stock options as of April 1, 2006 and have recognized an income on account of cumulative effect adjustments for estimating forfeitures rather than actual forfeitures of Rs.14.8 million. For the three months ended June 30, 2006, Rs.31.03 million has been recorded as total employee stock based compensation expense.

Deferred Taxes

Deferred taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits the future realization of which is uncertain.

Functional Currency

Our foreign subsidiaries have different functional currencies, determined based on the currency of the primary economic environment in which they operate. For subsidiaries that operate in a highly inflationary economy, the functional currency is determined as the Indian rupee. Due to various subsidiaries operating in different geographic locations, a significant level of judgment is involved in evaluating the functional currency for each subsidiary.

In respect of our foreign subsidiaries which market our products in their respective countries/regions, the functional currency has been determined as the Indian rupee, based on an individual and collective evaluation of the various economic factors listed below.

The operations of these foreign subsidiaries are largely restricted to importing finished goods from us in India, sale of these products in the foreign country and remitting the sale proceeds to us. The cash flows realized from sale of goods are readily available for remittance to us and cash is remitted to us on a regular basis. The costs incurred by these subsidiaries are primarily the cost of goods imported from us. The financing of these subsidiaries is done directly or indirectly by us.

In respect of other subsidiaries, the functional currency is determined as the local currency, being the currency of the primary economic environment in which the subsidiary operates.

Income Taxes

As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We are subject to tax assessments in each of these jurisdictions. A tax assessment can involve complex issues, which can only be resolved over extended time periods. Additionally, the provision for income tax is calculated based on our assumptions as to our entitlement to various benefits under the applicable tax laws in the jurisdictions in which we operate. The entitlement to such benefits depends upon our compliance with the terms and conditions set out in these laws. Although we have considered all these issues in estimating our income taxes, there could be an unfavorable resolution of such issues that may affect our results of operations.

We also assess the temporary differences resulting from differential treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recognized in our consolidated financial statements. We also assess our deferred tax assets on an ongoing basis by assessing our valuation allowance we consider the future taxable incomes and the feasibility of tax planning initiatives. If we estimate that the deferred tax assets cannot be realized at the recorded value, a valuation allowance is created with a charge to the statement of income in the period in which such assessment is made.

Litigation

We are involved in various patent challenges, product liability, commercial litigation and claims, investigations and other legal proceedings that arise from time to time in the ordinary course of our business. We assess in consultation with our counsel, the need to accrue a liability for such contingencies and record a reserve when we determine that a loss related to a matter is both probable and reasonably estimable. Because litigation and other contingencies are inherently unpredictable, our assessment can involve judgments about future events.

Operating results

Financial Data

The selected consolidated financial data presented below for fiscal year 2006 and the three months ended June 30, 2006 reflect the acquisition of Falcon and betapharm and therefore the results for fiscal year 2006 are not comparable to the results for prior fiscal years and periods.

The following table sets forth, for the periods indicated, our consolidated total revenues by segment:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
Segment	2004		2005		2006		2006		2005		2006		2006
									(Unaudited)
	(Rs. in millions, U.S.$ in thousands)

Formulations	Rs.	7,507.5	Rs.	7,822.9	Rs.	9,925.9	U.S.$	223,155.5	Rs.	2,578.4	Rs.	3,336.8	U.S.$	72,745
Active pharmaceutical ingredients and intermediates		7,628.5		6,944.5		8,238.0		185,208.1		1,909.7		2,300.8		50,159
Generics		4,337.5		3,577.4		4,055.8		91,181.7		878.2		6,737.2		146,876
Diagnostics, critical care and biotechnology		411.0		527.1		691.1		15,536.7		153.4		198.0		4,317
Drug discovery		—		288.4		—		—		—		25.3		551
Custom pharmaceuticals services		113.1		311.6		1,326.8		29,829.8		71.7		1,418.3		30,920
Others		105.9		47.5		29.4		660.3		—		33.0		719

Total revenues	Rs.	20,103.5	Rs.	19,519.4	Rs.	24,267.0	U.S.$	545,572.1	Rs.	5,591.4	Rs.	14,049.4	U.S.$	306,287

The following table sets forth, for the periods indicated, our cost of revenues by segment:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
Segment	2004		2005		2006		2006		2005		2006		2006
									(Unaudited)
	(Rs. in millions, U.S.$ in thousands)

Formulations	Rs.	2,577.7	Rs.	2,492.8	Rs.	3,084.1	U.S.$	69,337.6	Rs.	755.7	Rs.	985.6	U.S.$	21,487
Active pharmaceutical ingredients and intermediates		5,102.4		5,013.5		5,916.5		133,107.1		1,347.8		1,687.5		36,789
Generics		1,324.4		1,620.3		2,168.8		48,759.0		448.8		4,139.2		90,238
Diagnostics, critical care and biotechnology		206.9		176.5		235.9		5,302.8		74.1		79.1		1,724
Drug discovery		—		—		—		—		—		25.3		552
Custom pharmaceuticals services		57.6		82.6		999.4		22,469.3		36.4		999.1		21,781
Others		68.3		0.1		12.6		282.6		0.1		44.7		974

Total cost of revenues	Rs.	9,337.3	Rs.	9,385.8	Rs.	12,417.3	U.S.$	279,168	Rs.	2,662.9	Rs.	7,960.5	U.S.$	173,545

The following table sets forth, for the periods indicated, our gross profit by segment:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
Segment	2004		2005		2006		2006		2005		2006		2006
									(Unaudited)
	(Rs. in millions, U.S.$ in thousands)

Formulations	Rs.	4,929.8	Rs.	5,330.1	Rs.	6,841.8	U.S.$	153,817.8	Rs.	1,822.7	Rs.	2,351.2	U.S.$	51,258
Active pharmaceutical ingredients and intermediates		2,526.1		1,931.0		2,321.5		52,191.0		561.9		613.3		13,371
Generics		3,013.1		1,957.1		1,887.0		42,422.8		429.4		2,598.0		56,638
Diagnostics, critical care and biotechnology		204.1		350.6		455.2		10,233.9		79.3		118.9		2,592
Drug discovery		—		288.4		—		—		—		—		—
Custom pharmaceuticals services		55.5		229.0		327.4		7,360.5		35.3		419.2		9,139
Others		37.6		47.4		16.8		377.6		—		(11.7)		(255)

Total gross profit	Rs.	10,766.2	Rs.	10,133.6	Rs.	11,849.7	U.S.$	266,403.6	Rs.	2,928.6	Rs.	6,088.9	U.S.$	132,743

The following table sets forth, for the periods indicated, financial data as percentages of total revenues and the increase (or decrease) by item as a percentage of the amount over the previous year. Cost of revenues and gross profit by segment are shown as a percentage of that segment’s revenues.

								Percentage
								Increase
	Percentage of Total Revenue			Percentage Increase (Decrease)		Percentage of Total Revenue		(Decrease)
	Fiscal Year Ended March 31,			2004 to	2005 to	Three Months Ended June 30,		June 2005 to
	2004	2005	2006	2005	2006	2005	2006	June 2006

Income Statement Data:
Revenues by segment:
Formulations	37.3	40.1	40.9	4.2	26.9	46.1	23.7	29.4
Active pharmaceutical ingredients and intermediates	37.9	35.6	33.9	(9.0)	18.6	34.2	16.4	20.5
Generics	21.6	18.3	16.7	(17.5)	13.4	15.7	48.0	667.2
Diagnostics, critical care and biotechnology	2.0	2.7	2.8	28.2	31.1	2.7	1.4	29.1
Drug discovery	—	1.5	—		(100.0)	0.0	0.2	—
Custom pharmaceutical services	0.6	1.6	5.5	175.5	325.8	1.3	10.1	1,879.0
Other	0.6	0.2	0.2	(55.2)	(38.1)	0.0	0.2	—

Total revenues	100.0	100.0	100.0	(2.9)	24.3	100.0	100.0	151.3

								Percentage
								Increase
	Percentage of Total Revenue			Percentage Increase (Decrease)		Percentage of Total Revenue		(Decrease)
	Fiscal Year Ended March 31,			2004 to	2005 to	Three Months Ended June 30,		June 2005 to
	2004	2005	2006	2005	2006	2005	2006	June 2006

Cost of revenues by segment:
Formulations	34.3	31.9	31.1	(3.3)	23.7	29.3	29.5	30.4
Active pharmaceutical ingredients and intermediates	66.9	72.2	71.8	(1.7)	18.0	70.6	73.3	25.2
Generics	30.5	45.3	53.5	22.3	33.8	51.1	61.4	822.2
Diagnostics, critical care and biotechnology	50.4	33.5	34.1	(14.7)	33.6	48.3	40.0	6.9
Drug discovery	—	—	—	—	—	—	100.0	—
Custom pharmaceutical services	50.9	26.5	75.3	43.4	1110.6	50.9	70.4	2,643.1
Other	64.4	—	42.8	(100.0)	—	—	135.4	—

Total cost of revenues	46.4	48.1	51.2	0.5	32.3	47.6	56.7	198.9
Gross profit by segment:
Formulations	65.7	68.1	68.9	8.1	28.4	70.7	70.5	29.0
Active pharmaceutical ingredients and intermediates	33.1	27.8	28.2	(23.6)	20.2	29.4	26.7	9.1
Generics	69.5	54.7	46.5	(35.0)	(3.6)	48.9	38.6	505.1
Diagnostics, critical care and biotechnology	49.6	66.5	65.9	71.8	29.8	51.7	60.0	49.9
Drug discovery	—	100.0	—	—	(100.0)	0.0	0.0	—
Custom pharmaceutical services	49.1	73.5	24.7	312.3	43.0	49.2	29.6	1,089.3
Other	35.6	100.0	57.2	26.0	(64.6)	0.0	(35.3)	—

Total gross profit	53.5	51.8	48.8	(5.9)	16.9	52.4	43.3	107.9
Operating expenses:
Selling, general and administrative expenses	32.5	34.7	33.1	3.5	18.5	34.9	23.8	71.3
Research and development expenses	9.9	14.4	8.9	40.8	(23.2)	9.2	3.8	3.5
Amortization expenses	1.9	1.8	1.7	(8.6)	20.0	1.7	2.8	305.7
Foreign exchange (gain)/loss	(1.4)	2.5	0.5	—	(74.2)	1.2	0.5	13.3
Other operating expense/(income)	0.4	0.0	(1.3)	(92.8)	—	0.7	(0.5)	(288.4)
Total operating expenses	43.4	53.4	42.9	19.6	(0.1)	47.7	30.4	60.2

Operating income/(loss)	10.2	(1.5)	5.9	—	—	4.7	12.9	594.0
Equity in loss of affiliates	(0.2)	(0.3)	(0.4)	31.0	51.9	(0.3)	(0.1)	5.8
Other (expense)/income, net	2.7	2.3	2.2	(15.2)	17.5	3.1	(1.4)	(213.9)

Income before income taxes and minority interest	12.6	0.5	7.8	(95.8)	1663.4	7.5	11.4	282.3
Income tax benefit/(expenses)	(0.3)	0.5	(1.1)	—	—	(1.3)	(1.5)	186.2
Minority interest	—	0.1	—	195.5	(100.8)	0.0	0.0	(53.7)

Net income	12.3	1.1	6.7	(91.5)	671.1	6.2	9.9	302.4

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

Revenues

Total revenues increased by 151.3% to Rs.14,049.4 million for the three months ended June 30, 2006, as compared to Rs.5,591.4 million for the three months ended June 30, 2005, due to an increase in revenues across all business segments, revenues from sales of authorized generics as well as contributions from betapharm and Falcon. Excluding revenues from Falcon and betapharm, revenues increased by 93.3% to Rs.10,810.7 million. betapharm contributed Rs.1,997.6 million and Falcon contributed Rs.1,241.1 million to our revenues for the three months ended June 30, 2006. For the three months ended June 30, 2006, we received 34.6% of our revenues from North America (United States and Canada), 17.0% of our revenues from India, 10.4% of our revenues from Russia and other former Soviet Union countries, 23.1% of our revenues from Europe and 14.8% of our revenues from other countries.

Revenues from sales in North America increased to Rs.4,856.5 million for the three months ended June 30, 2006, as compared to Rs.661.1 million for the three months ended June 30, 2005, due to an increase in revenues in our generics segment, our active pharmaceutical ingredients and intermediates (“API”) segment and our custom pharmaceutical services (“CPS”) segment. Revenues from sales in Russia and other former Soviet Union countries increased by 45.8% to Rs.1,464.0 million for the three months ended June 30, 2006, as compared to Rs.1,004.0 million for the three months ended June 30, 2005. The increase was driven by growth in Russia, Ukraine and Kazakhstan. Revenues from sales in Europe increased to Rs.3,247.0 million for the three months ended June 30, 2006, as compared to Rs.1,032.9 million for the three months ended June 30, 2005, due to growth in our generics segment as well as our API segment. Revenues from sales in India increased by 14.8% to Rs.2,392.5 million for the three months ended June 30, 2006, as compared to Rs.2,084.8 million for the three months ended June 30, 2005, due to an increase of revenues in our formulations segment as well as our API segment.

Formulations.  For the three months ended June 30, 2006, we received 23.7% of our total revenues from the formulations segment, as compared to 46.1% for the three months ended June 30, 2005. Revenues in this segment increased by 29.4% to Rs.3,336.8 million for the three months ended June 30, 2006, as compared to Rs.2,578.4 million for the three months ended June 30, 2005.

Revenues from sales of formulations in India constituted 48.4% of our total formulations revenues for the three months ended June 30, 2006, as compared to 55.0% for the three months ended June 30, 2005. Revenues from sales of formulations in India increased by 14.0% to Rs.1,615.1 million for the three months ended June 30, 2006, as compared to Rs.1,417.2 million for the three months ended June 30, 2005. The increase in revenues was on account of an increase in sales volumes of Nise, our brand of nimesulide, Omez, our brand of omeprazole, Reclimet, our brand of gliclazide and metformin, and Stamlo Beta, our brand of amlodipine and atenolol. New products launched in the three months ended June 30, 2006 accounted for Rs.35.9 million of revenues.

Revenues from sales of formulations outside India increased by 48.3% to Rs.1,721.7 million for the three months ended June 30, 2006, as compared to Rs.1,161.2 million for the three months ended June 30, 2005. Revenues from sales of formulations in Russia accounted for 63.6% of our formulation revenues outside India for the three months ended June 30, 2006, as compared to 64.9% for the three months ended June 30, 2005. Revenues from sales of formulations in Russia increased by 45.2% to Rs.1,094.4 million for the three months ended June 30, 2006, as compared to Rs.753.8 million for the three months ended June 30, 2005. The increase was on account of an increase in sales volume of our key brands such as Nise, our brand of nimesulide, Ketorol, our brand of ketorolac and Omez, our brand of omeprazole on account of marketing activities and increase in sales to hospitals. Revenues from sales to other former Soviet Union countries increased by 55.5% to Rs.320.2 million for the three months ended June 30, 2006 as compared to Rs.205.9 million for the three months ended June 30, 2005, primarily driven by an increase in revenues in Ukraine, Kazakhstan and Uzbekistan and partially offset by a decrease in sales volume in Belarus.

Active Pharmaceutical Ingredients and Intermediates.  For the three months ended June 30, 2006, we received 16.4% of our total revenues from our API segment, as compared to 34.2% for the three months ended June 30, 2005. Revenues in this segment increased by 20.5% to Rs.2,300.8 million for the three months ended June 30, 2006, as compared to Rs.1,909.7 million for the three months ended June 30, 2005.

During the three months ended June 30, 2006, revenues from sales in India accounted for 28.3% of our revenues from this segment, as compared to 31.8% for the three months ended June 30, 2005. Revenues from sales in India increased by 5.6% to Rs.660.8 million for the three months ended June 30, 2006, as compared to Rs.625.5 million for the three months ended June 30, 2005. This increase was primarily due to an increase in sales of ciprofloxacin, ranitidine and terbinafine due to combination of price and volume growth.

Revenues from sales outside India increased by 25.1% to Rs.1,675.7 million for the three months ended June 30, 2006, as compared to Rs.1,339.2 million for the three months ended June 30, 2005. Revenues from sales in other markets increased by 27.3% to Rs.816.1 million for the three months ended June 30, 2006, as compared to Rs.641.3 million for the three months ended June 30, 2005, primarily due to growth in sales volumes in the key markets of Israel, Syria, South Korea and Peru. Revenues from sales in Europe increased by 21.2% to Rs.439.1 million for the three months ended June 30, 2006, as compared to Rs.362.3 million for the three months ended June 30, 2005. The increase in revenues was mainly on account of the growth of sales volumes of our key products sumatriptan, doxazosin and naproxen sodium. Revenues from sales in North America (United States and Canada) increased by 25.3% to Rs.420.4 million for the three months ended June 30, 2006, as compared to Rs.335.6 million for the three months ended June 30, 2005. This growth was largely driven by an increase in sales of development products, which are small quantities of products sold to customers for use by such customers for the development of finished dosage products.

Generics.  For the three months ended June 30, 2006, we received 48.0% of our total revenues from this segment, as compared to 15.7% for the three months ended June 30, 2005. Revenues increased to Rs.6,737.2 million for the three months ended June 30, 2006, as compared to Rs.878.2 million for the three months ended June 30, 2005. Revenues in Europe increased to Rs.2,432.9 million for the three months ended June 30, 2006, as compared to Rs.571.3 million for the three months ended June 30, 2005. Revenues on account of the acquisition of betapharm and sales of products acquired from Laboratories Litaphar, S.A., or Litaphar, in Spain together contributed Rs.2,006.8 million. The prices of our key products amlopidine maleate and omeprazole declined in the United Kingdom, resulting in a 25.4% decline in revenues to Rs.426.1 million for the three months ended June 30, 2006 from Rs.571.3 million for the three months ended June 30, 2005. Revenues in North America (United States and Canada) increased to Rs.4,304.1 million for the three months ended June 30, 2006, as compared to Rs.306.8 million for the three months ended June 30, 2005. This growth was primarily driven by the launch of three key products during the quarter. Simvastatin and finasteride, which were both launched as authorized generic versions of Merck & Co., Inc.’s, or Merck’s, Zocor® and Proscar® respectively, together contributed net revenues of Rs.3,353.0 million. Fexofenadine, which was launched at risk in April, contributed Rs.503.0 million in revenues. Excluding revenues from authorized generics and fexofenadine, revenues in the generics segment increased by 42.5% to Rs.437.1 million.

Critical Care and Biotechnology.  For the three months ended June 30, 2006, we received 1.4% of our total revenues from this segment as compared to 2.7% for the three months ended June 30, 2005. Revenues in this segment increased by 29.1% to Rs.198.0 million for the three months ended June 30, 2006, as compared to Rs.153.4 million for the three months ended June 30, 2005. Revenues in this segment increased primarily due to an increase in sales volumes in our critical care division by Rs.25.5 million driven by an increase in sales volumes in India due to increased sales of our products Cytogem and Dacotin, and an increase in sales in our biotechnology division by Rs.19.0 million.

Custom Pharmaceutical Services.  Revenues from this segment increased to Rs.1,418.3 million for the three months ended June 30, 2006 from Rs.71.7 million for the three months ended June 30, 2005. Revenues on account of the Falcon acquisition were Rs.1,241.1 million for the three months ended June 30, 2006. Excluding revenues from Falcon, revenues increased to Rs.177.2 million for the three months ended June 30, 2006 from Rs.71.7 million for the three months ended June 30, 2005. This revenue increase was driven by growth in the customer base in this segment.

Others.  For the three months ended June 30, 2006, other revenues consisted of service income from collaborative discovery research services of Rs.33.0 million as compared to no revenues for the three months ended June 30, 2005.

Cost of revenues

Cost of revenues increased by Rs.5,297.6 million to Rs.7,960.5 million for the three months ended June 30, 2006, as compared to Rs.2,662.9 million for the three months ended June 30, 2005. Cost of revenues as a percentage of total revenues was 56.7% for the three months ended June 30, 2006, as compared to 47.6% for the three months ended June 30, 2005. Excluding revenues and cost of revenues from betapharm and Falcon, cost of revenues increased to Rs.6,134.9 million, which was 56.7% of total revenues for the three months ended June 30, 2006, as compared to 47.6% for the three months ended June 30, 2005.

Formulations.  Cost of revenues in this segment was 29.5% of formulations revenues for the three months ended June 30, 2006, as compared to 29.3% of this segment’s revenues for the three months ended June 30, 2005. Cost of revenues in absolute terms increased by 30.4% to Rs.985.5 million for the three months ended June 30, 2006, as compared to Rs.755.7 million for the three months ended June 30, 2005. The marginal increase in cost of revenues as a percentage of formulations revenues was primarily on account of an increase in raw material costs, partially offset by the positive impact of higher overall sales and a higher proportion of sales outside India. Sales outside India generally have higher prices and higher margins as compared to sales within India.

Active Pharmaceutical Ingredients and Intermediates.  Cost of revenues in this segment increased to 73.3% of this segment’s revenues for the three months ended June 30, 2006, as compared to 70.6% of this segment’s revenues for the three months ended June 30, 2005. Cost of revenues increased by 25.2% to Rs.1,687.5 million for the three months ended June 30, 2006, as compared to Rs.1,347.8 million for the three months ended June 30, 2005. The increase in cost of revenues as a percentage of revenues was due to a relatively higher proportion of sales from lower margin products compared to three months ended June 30, 2005.

Generics.  Cost of revenues in this segment was 61.4% of this segment’s revenues for the three months ended June 30, 2006, as compared to 51.1% for the three months ended June 30, 2005. Cost of revenues increased to Rs.4,139.2 million for the three months ended June 30, 2006, as compared to Rs.448.8 million for the three months ended June 30, 2005. As a percentage of revenues, cost of revenue increased primarily on account of revenues from authorized generic product sales, which accounted for 49.7% of total revenues from this segment and which earn gross margins significantly below average gross margins for this segment, as well as a decline in the prices of omeprazole and amlodipine maleate in the U.K.

Critical Care and Biotechnology.  Cost of revenues in this segment decreased to 40.0% of this segment’s revenues for the three months ended June 30, 2006, as compared to 48.3% for the three months ended June 30, 2005. The decrease in cost of revenues as a percentage of revenues was on account of a decline in the costs of raw materials.

Custom Pharmaceutical Services.  Cost of revenues in this segment increased to 70.4% of this segment’s revenue for the three months ended June 30, 2006, as compared to 50.9% for the three months ended June 30, 2005. This increase was primarily on account of an increase in sales of lower margin products and a decrease in sales of higher margin products. Cost of revenues increased to Rs.999.1 million for the three months ended June 30, 2006 from Rs.36.4 million for the three months ended June 30, 2005. Cost of revenues at Falcon for the three months ended June 30, 2006 was Rs.877.5 million. Excluding Falcon, cost of revenues increased to Rs.121.6 million for the three months ended June 30, 2006 from Rs.36.4 million for the three months ended June 30, 2005.

Gross profit

As a result of the trends described in “Revenues” and “Cost of revenues” above, our gross profit increased by 107.9% to Rs.6,088.9 million for the three months ended June 30, 2006, from Rs.2,928.6 million during the three months ended June 30, 2005. Excluding profit from betapharm and Falcon, gross profit increased by 59.7% to Rs.4,675.8 million for fiscal 2006. Gross margin, including acquisitions, was 43.3% for the three months ended June 30, 2006, as compared to 52.4% for the three months ended June 30, 2005.

Gross margin of the formulations segment was at 70.5% for the three months ended June 30, 2006, as compared to 70.7% for the three months ended June 30, 2005. The gross margin in our active pharmaceutical ingredients and intermediates segment decreased to 26.7% for the three months ended June 30, 2006, as compared to 29.4% for the three months ended June 30, 2005. The gross margin for our generics segment decreased to 38.6% for the three months ended June 30, 2006, as compared to 48.9% for the three months ended June 30, 2005. The gross margin for our critical care and biotechnology segment increased to 60.0% for the three months ended June 30, 2006, as compared to 51.7% for the three months ended June 30, 2005. The gross margin for our custom pharmaceutical services segment decreased to 29.6% for the three months ended June 30, 2006, as compared to 49.2% for the three months ended June 30, 2005.

Selling, general and administrative expenses

Selling, general and administrative expenses as a percentage of total revenues were 23.8% for the three months ended June 30, 2006, as compared to 34.9% for the three months ended June 30, 2005. Selling, general and administrative expenses increased by 71.3% to Rs.3,346.1 million for the three months ended June 30, 2006, as compared to Rs.1,953.8 million for the three months ended June 30, 2005. Selling, general and administrative expenses related to betapharm and Falcon, and the products acquired from Litaphar, accounted for Rs.1,150.6 million of these expenses. Excluding expenses related to betapharm, Falcon and the products acquired from Litaphar, selling, general and administrative expenses increased by 12% to Rs.2,195.5 million. This increase was largely due to an increase in marketing expenses and employee costs. Marketing expenses increased by 27.0% to Rs.869.6 million for the three months ended June 30, 2006 from Rs.682.4 million for the three months ended June 30, 2005 primarily due to an increase in shipping costs in our generics and formulations segments, on account of higher sales, as well as an increase in selling expenses in our formulations segment due to higher marketing activities. Employee expenses increased by 8% to Rs.662.5 million for the three months ended June 30, 2006, from Rs.615.4 million for the three months ended June 30, 2005, primarily due to an increase in the total number of our employees.

Research and development expenses, net

Research and development expenses increased by 3.5% to Rs.532.9 million for the three months ended June 30, 2006, as compared to Rs.514.7 million for the three months ended June 30, 2005. As a percentage of total revenues, research and development expenses were 3.8% for the three months ended June 30, 2006, as compared to 9.2% for the three months ended June 30, 2005. Under the terms of our research and development partnership agreement with I-VEN Pharma Capital Limited or I-VEN, we received U.S.$22.5 million in March 2005 to be applied to research and development costs in our generics segment, of which U.S.$3.4 million was recognized as a reduction in research and development expense for the three months ended June 30, 2006, as compared to U.S.$1.7 million recognized for the three months ended June 30, 2005. Further, during the three months ended June 30, 2006, our research and development expenses in our drug discovery segment were lower on account of the reimbursement of expenses incurred by us on the development of New Chemical Entities or NCEs, assigned to Perlecan Pharma Private Limited or Perlecan, in terms of our research and development arrangement entered into during the year ended March 31, 2006. Excluding the effect of the above arrangements from I-VEN and Perlecan, expenses increased primarily on account of expenses incurred towards product development in our generics segment as well as an increase in clinical trials expenses in our discovery segment.

Amortization expenses

Amortization expenses increased to Rs.387.8 million for the three months ended June 30, 2006, as compared to Rs.95.6 million for the three months ended June 30, 2005. This increase was primarily on account of amortization expenses of Rs.317.9 million associated with the intangibles acquired in the betapharm and Falcon acquisitions.

Foreign exchange loss

Foreign exchange loss was Rs.74.5 million for the three months ended June 30, 2006, as compared to a lower loss of Rs.65.7 million for the three months ended June 30, 2005. This was on account of higher currency translation loss and higher mark to market loss on our outstanding derivative contracts for the three months ended June 30, 2006 due to higher volatility in major international currencies. The rupee depreciated by Rs.1.43 during the three months ended June 30, 2006, as compared to appreciation of Rs.0.19 for the three months ended June 30, 2005.

Other operating income/expense, net

Other operating income was at Rs.69.5 million for the three months ended June 30, 2006, as compared to an expense of Rs.36.9 million for the three months ended June 30, 2005. Other operating income/expense, net for the three months ended June 30, 2006 includes a portion of consideration related to the sale of our finished dosage facility at Goa in the amount of Rs.63.0 million, which was contingent upon certain transition activities being performed by us. On completion of all of our obligations under the agreement, the final portion of the sale consideration was recognized during the three months ended June 30, 2006.

Operating income

As a result of the foregoing, our operating income increased to Rs.1,817.2 million for the three months ended June 30, 2006, as compared to Rs.261.8 million for the three months ended June 30, 2005.

Other expense/income, net

For the three months ended June 30, 2006 our other expense, net of other income was Rs.196.7 million, as compared to other income, net of expenses of Rs.172.6 million for the three months ended June 30, 2005. This change was on account of the fact that for the three months ended June 30, 2006, we recorded net interest expense of Rs.253.5 million on borrowed funds as a result of increased borrowings for acquisition of betapharm as compared to the three months ended June 30, 2005, while in the three months ended June 30, 2005 we recorded net interest income of Rs.152.7 million.

Equity in loss of affiliates

Equity in loss of affiliates was Rs.15.3 million for the three months ended June 30, 2006, compared to Rs.14.5 million for the three months ended June 30, 2005. The marginal increase in loss was on account of higher losses at Perlecan which was partially offset due to lower losses in Kunshan Rotam Reddy Pharmaceutical Co. Limited.

Income before income taxes and minority interest

As a result of the foregoing, income before income taxes and minority interest increased to Rs.1,605.2 million for the three months ended June 30, 2006, as compared to Rs.419.9 million for the three months ended June 30, 2005.

Income tax

We recorded an income tax expense of Rs.207.5 million for the three months ended June 30, 2006, as compared to an expense of Rs.72.5 million for the three months ended June 30, 2005. The increase in income tax expense in absolute value was on account of an increase in taxable profits during the current quarter as compared to the three months ended June 30, 2005. The effective tax rate decreased to 12.9% for the three months ended June 30, 2006 from 17.3% for the three months ended June 30, 2005. This reduction in the effective tax rate was primarily on account of utilization of carry forward losses in subsidiaries due to profits generated from operations. A full valuation allowance was created on the deferred tax asset on such carry forward losses of the subsidiaries due to a history of past losses. Therefore, while sufficient profits were generated from operations during the three months ended June 30, 2006 there was relatively lower taxable income thereby resulting in a lower effective tax rate.

Minority interest

Minority interest was at Rs.0.05 million for the three months ended June 30, 2006, as compared to Rs.0.1 million for the three months ended June 30, 2005. This represents our share of profits in the results of Dr. Reddy’s Laboratories (Proprietary) Limited, our subsidiary in South Africa.

Net income

As a result of the above, our net income increased to Rs.1,397.6 million for the three months ended June 30, 2006, as compared to Rs.347.3 million for the three months ended June 30, 2005.

Fiscal Year Ended March 31, 2006 Compared to Fiscal Year Ended March 31, 2005

Revenues

Total revenues increased by 24.3% to Rs.24,267.0 million in fiscal 2006, as compared to Rs.19,519.4 million in fiscal 2005, primarily due to an increase in revenues in our formulations segment and our active pharmaceutical ingredients and intermediates segment, as well as new revenues contributed by the acquired Falcon business in Mexico (starting December 30, 2005) and betapharm in Germany (starting March 3, 2006). Excluding revenues from the acquired Falcon business and betapharm, revenues increased by 16.6% to Rs.22,758.2 million. betapharm contributed Rs.704.9 million and the acquired Falcon business contributed Rs.804.0 million to our revenues for fiscal 2006. In fiscal 2006, we received 16.4% of our revenues from North America (United States and Canada), 34.1% of our revenues from India, 14.7% of our revenues from Russia and other countries of the former Soviet Union, 17.8% of our revenues from Europe and 17.0% of our revenues from other countries.

Revenues from sales to Russia and other former Soviet Union countries increased by 27.9% to Rs.3,559.5 million in fiscal 2006, as compared to Rs.2,782.2 million in fiscal 2005. The increase was primarily due to an increase in sales of our major brands such as Nise, our brand of nimesulide, Keterol, our brand of ketorolac tromethamine, Ciprolet, our brand of ciprofloxacin, and Omez, our brand of omeprazole. Revenues from sales in India increased by 23.6% to Rs.8,272.5 million in fiscal 2006, as compared to Rs.6,693.0 million in fiscal 2005, primarily due to an increase in revenues in our formulations and active pharmaceutical ingredients and intermediates segments. Revenues from sales to Europe increased by 50.8% to Rs.4,326.3 million in fiscal 2006, as compared to Rs.2,868.2 million in fiscal 2005, primarily as a result of an increase in revenues from sales in our generics segment and active pharmaceutical ingredients and intermediates segment, as well as new revenues contributed from betapharm. Excluding betapharm revenues, revenues from sales to Europe increased by 26.3% to Rs.3,621.4 million in fiscal 2006. Revenues from sales to North America decreased by 8.4% to Rs.3,983.9 million in fiscal 2006, as compared to Rs.4,349.2 million in fiscal 2005, primarily due to a decrease in sales in our generics segment and active pharmaceutical ingredients and intermediates segment.

Formulations.  In fiscal 2006, we received 40.9% of our total revenues from the formulations segment, as compared to 40.1% in fiscal 2005. Revenues in this segment increased by 26.9% to Rs.9,926.0 million in fiscal 2006, as compared to Rs.7,822.9 million in fiscal 2005.

Revenues in India constituted 55.7% of our total formulations revenues in fiscal 2006, which is the same percentage it constituted in fiscal 2005. Revenues from sales of formulations in India increased by 26.7% to Rs.5,525.7 million in fiscal 2006, as compared to Rs.4,360.2 million in fiscal 2005. This was driven by an increase in revenues from increased sales volumes of our key brands such as Omez, our brand of omeprazole, Nise, our brand of nimesulide, Stamlo our brand of amlodipine, and Recliment, our brand of gliclazide and metformin. The increase was also attributable to our focused marketing strategy, in which we reorganized our Indian sales force by therapeutic categories, as well as the positive impact of inventory restocking by stockists and retailers after implementation of India’s Value Added Tax system in April 2005.

Revenues from sales of formulations outside India increased by 27.1% to Rs.4,400.3 million in fiscal 2006, as compared to Rs.3,462.7 million in fiscal 2005. Revenues from sales of formulations in Russia accounted for 58.7% of our formulation revenues outside India in fiscal 2006, as compared to 60.9% in fiscal 2005. Revenues from sales of formulations in Russia increased by 22.6% to Rs.2,583.1 million in fiscal 2006, as compared to Rs.2,107.2 million in fiscal 2005. The increase was primarily due to an increase in sales volumes as a result of marketing activities as well as introduction of the DLO program pursuant to which the Russian government purchases drugs for free distribution to low income individuals. Revenues from sales to other countries of the former Soviet Union increased by 39.4% to Rs.826.8 million for fiscal 2006 as compared to Rs.593.3 million for fiscal 2005, primarily driven by an increase in revenues in the Ukraine and Kazakhstan. Revenues from sales to the rest of the world increased by 19.2% to Rs.731.1 million in fiscal 2006, as compared to Rs.613.1 million in fiscal 2005. This increase was primarily due to higher revenues from sales to South Africa, Myanmar, Vietnam and Jamaica and was offset by a decrease in revenues from sales to Venezuela and Sri Lanka.

Active Pharmaceutical Ingredients and Intermediates.  In fiscal 2006, we received 33.9% of our total revenues from this segment as compared to 35.6% in fiscal 2005. Revenues in this segment increased by 18.6% to Rs.8,238.1 million in fiscal 2006, as compared to Rs.6,944.5 million in fiscal 2005.

During fiscal 2006, revenues from sales in India accounted for 27.8% of our revenues from this segment, as compared to 28.4% in fiscal 2005. Revenues from sales in India increased by 16.1% to Rs.2,296.4 million in fiscal 2006, as compared to Rs.1,972.1 million in fiscal 2005. This increase was primarily due to an increase in sales volumes of ciprofloxacin, sparfloxacin and ranitidine as well as an increase in the sales price of ciprofloxacin.

Revenues from sales outside India increased by 19.5% to Rs.5,941.7 million in fiscal 2006, as compared to Rs.4,972.5 million in fiscal 2005. Revenues from sales in Europe increased by 30.2% to Rs.1,420.9 million in fiscal 2006, as compared to Rs.1,091.2 million in fiscal 2006, primarily due to an increase in revenues from new product launches. Revenues from sales in North America (United States and Canada) decreased by 10.5% to Rs.1,655.0 million in fiscal 2006, as compared to Rs.1,849.0 million in fiscal 2005, primarily due to a decrease in sales of ranitidine Hcl Form 1. Revenues from sales in the rest of the world increased from Rs.2,032.3 million in fiscal 2005 to Rs.2,865.7 million in fiscal 2006, driven primarily by the growth of sales in Israel, Turkey, Mexico and Brazil.

Generics.  In fiscal 2006, we received 16.7% of our total revenues from this segment, as compared to 18.3% in fiscal 2005. This segment’s revenues, including revenues contributed by betapharm (starting March 3, 2006), increased by 13.4% to Rs.4,055.8 million in fiscal 2006, as compared to Rs.3,577.4 million in fiscal 2005. Excluding revenues contributed by betapharm, this segment’s revenues declined by 6.3% to Rs.3,350.8 million. Revenues from sales in North America (United States and Canada) decreased by 26.9% to Rs.1,630.6 million in fiscal 2006, as compared to Rs.2,230.1 million in fiscal 2005. This was primarily on account of a decrease in prices of tizanidine and fluoxetine due to increased competition. Together, these products contributed Rs.437.8 million in revenue in fiscal 2006, as compared to Rs.1,134.7 million in fiscal 2005. This decline was partially offset by the revenues from new product launches of glimpiride and zonisamide as well as an increase in sales of ibuprofen and naproxen. The benefit of high pricing in omeprazole and amlodipine was more than offset by a decline in revenues from sales of key products in North America. Revenues from sales in Europe increased by 80.8% to Rs.2,421.5 million in fiscal 2006, as compared to Rs.1,339.6 million in fiscal 2005. Revenues contributed by betapharm (starting March 3, 2006) of Rs.704.9 million have been included in this segment’s fiscal 2006 revenues. Excluding revenues contributed by betapharm, revenues from sales in Europe increased by 28.1% to Rs.1,716.6 million in fiscal 2006 primarily due to growth of sales volume and higher pricing of omeprazole and amlodipine maleate in the U.K. market.

Critical Care and Biotechnology.  We received 2.8% of our total revenues from this segment in fiscal 2006, as compared to 2.7% in fiscal 2005. Revenues in this segment increased to Rs.691.1 million in fiscal 2006, as compared to Rs.527.1 million in fiscal 2005.

Revenues from our critical care division increased by Rs.109.6 million in fiscal 2006, primarily on account of an increase in revenues from sales in India of key products such as Dacotin, our brand of oxaliplatin, Docetere, our brand of docetaxel, and Mitotax, our brand of paclitaxel. Revenues from our biotechnology division increased by Rs.54.4 million in fiscal 2006, primarily due to growth in sales volumes of Grastim, our brand of filgrastim.

Drug Discovery.  There were no revenues from discovery research in fiscal 2006, as compared to Rs.288.4 million in fiscal 2005 (which was attributable to the recognition of Rs.235.6 million from Novartis Pharma A.G. and Rs.52.8 million from Novo Nordisk as the result of termination of license agreements with both of these companies).

Custom Pharmaceutical Services.  Revenues from custom pharmaceutical services, including revenues from the acquired Falcon business, grew to Rs.1,326.8 million in fiscal 2006 as compared to Rs.311.6 million in fiscal 2005. Excluding revenues from the acquired Falcon business, revenues grew by 67.8% to Rs.522.8 million driven by growth in our customer base and product portfolio.

Others.  Revenues from our other businesses (consisting of service income in Aurigene Discovery Technologies Limited) were Rs.29.4 million in fiscal 2006 as compared to Rs.47.4 million in fiscal 2005.

Cost of revenues

Cost of revenues increased by Rs.3,031.6 million to Rs.12,417.4 million for fiscal 2006, as compared to Rs.9,385.8 million for fiscal 2005. As a percentage of total revenues, cost of revenues was 51.2% for fiscal 2006, as compared to 48.1% for fiscal 2005. Excluding revenues and cost of revenues from betapharm and the acquired Falcon business, cost of revenues increased by Rs.1,987.9 million to Rs.11,373.8 million, which was 50% of total revenues for fiscal 2006, as compared to 48.1% for fiscal 2005.

Formulations.  Cost of revenues in this segment was 31.1% of revenues for fiscal 2006, as compared to 31.9% of revenues for fiscal 2005. Cost of revenues increased by 23.7% to Rs.3,084.1 million in fiscal 2006, as compared to Rs.2,492.8 million in fiscal 2005 which is roughly in line with our overall increase in revenues.

Active Pharmaceutical Ingredients and Intermediates.  Cost of revenues in this segment decreased to 71.8% of this segment’s revenues in fiscal 2006, as compared to 72.2% of the segment’s revenues in fiscal 2005. Cost of revenues increased by 18.0% to Rs.5,916.6 million in fiscal 2006, as compared to Rs.5,013.6 million in fiscal 2005. The decrease in cost of revenues as a percentage of revenues was primarily due to an overall increase in sales.

Generics.  Cost of revenues, including revenues from betapharm, was 53.5% of this segment’s revenues in fiscal 2006, as compared to 45.3% in fiscal 2005. Cost of revenues increased by 33.8% to Rs.2,168.8 million in fiscal 2006, as compared to Rs.1,620.4 million in fiscal 2005. The increase in cost of revenues as a percentage of revenues in this segment was primarily as a result of a decline in average price realization in our US generics businesses due to continued pricing pressure.

Critical Care and Biotechnology.  Cost of revenues in this segment increased to 34.1% of this segment’s revenues in fiscal 2006, as compared to 33.5% in fiscal 2005. Cost of revenues increased by 33.6% to Rs.235.9 million in fiscal 2006, as compared to Rs.176.5 million in fiscal 2005. The increase was due to a decrease in prices of key products as well as an increase in production overhead costs.

Custom Pharmaceutical Services.  Cost of revenues in this segment increased from Rs.82.6 million in fiscal 2005 to Rs.999.4 million in fiscal 2006 primarily as a result of the acquisition of the Falcon business, which is included within this segment. The cost of revenue as a percentage of revenue was at 75.3% as compared to 26.5% in the previous year. This increase was primarily a result of increased sales of API products having lower margins.

Gross profit

As a result of the trends described in “Revenues” and “Cost of revenues” above, our gross profit, including profit from betapharm and the acquired Falcon business, increased by 16.9% to Rs.11,849.7 million for fiscal 2006 from Rs.10,133.5 million during fiscal 2005. Excluding profit from betapharm and the acquired Falcon business, gross profit increased by 12.3% to Rs.11,384.4 million for fiscal 2006. Gross margin percentage was 48.8% in fiscal 2006, as compared to 51.9% in fiscal 2005.

Gross margin of the formulations segment increased to 68.9% in fiscal 2006, as compared to 68.1% in fiscal 2005. The gross margin for our active pharmaceutical ingredients and intermediates segment increased to 28.2% in fiscal 2006, as compared to 27.8% in fiscal 2005. The gross margin for our generics segment decreased to 46.5% in fiscal 2006, as compared to 54.7% in fiscal 2005. The gross margin for our critical care and biotechnology segment was 65.9% in fiscal 2006, as compared to 66.5% in fiscal 2005. The gross margin for our custom pharmaceutical services segment was 24.7% in fiscal 2006, as compared to 73.5% in fiscal 2005.

Selling, general and administrative expenses

Selling, general and administrative expenses, including expenses of betapharm and Falcon, increased by 18.5% to Rs.8,028.9 million in fiscal 2006, as compared to Rs.6,774.6 million in fiscal 2005. Excluding expenses of betapharm and the acquired Falcon business, selling, general and administrative expenses increased by 13.4% to Rs.7,687.4 million for fiscal 2006. Selling, general and administrative expenses, including expenses of betapharm and the acquired Falcon business, as a percentage of revenues were 33.1% for fiscal 2006 as compared to 34.7% for fiscal 2005.

The increase in selling, general and administrative expenses as a whole was largely due to an increase in employee costs as well as marketing costs, largely offset by a decrease in legal and professional expenses. Employee costs increased by 18.0% primarily due to annual compensation increases and market corrections as well as an increase in the number of employees. Marketing expenses increased by 36.0% primarily on account of higher selling expenses and higher shipping costs. Legal and professional expenses decreased by 10.6% primarily due to lower legal and consultancy activity in fiscal 2006.

Research and development expenses

Research and development costs decreased by 23.2% to Rs.2,153.0 million for fiscal 2006, as compared to Rs.2,803.3 million for fiscal 2005. The acquisitions of betapharm and the Falcon business did not have any significant impact on research and development expenditure. As a percentage of revenue, research and development expenses were 8.9% of our total revenue in fiscal 2006 as compared to 14.4% in fiscal 2005. The decrease was primarily on account of lower research and development costs in our drug discovery segment and lower research and development costs in our generics segment, which includes costs for research and development related to our specialty pharmaceuticals business, offset by an increase in expenses in our formulations, biotechnology and CPS segments. Under the terms of the research and development partnership agreement with I-VEN Pharma Capital Limited, we received Rs.985.4 million (U.S.$22.5 million) in March 2005 to be applied to research and development costs in our generics segment, of which Rs.384.5 million (U.S.$8.6 million) was recorded as a reduction in the research and development expense line item in fiscal 2006 as compared to Rs.96.2 million (U.S.$2.2 million) recognized in fiscal 2005.

Amortization expenses

Amortization expenses, including expenses of betapharm and the acquired Falcon business, increased by 20.0% to Rs.419.9 million from Rs.350.0 million. The increase was primarily on account of amortization of intangibles acquired in the acquisition of betapharm and the Falcon business amounting to Rs.87.2 million and Rs.6.8 million respectively.

Foreign exchange gain/loss

Foreign exchange loss was Rs.126.3 million for fiscal 2006 as compared to a loss of Rs.488.8 million for fiscal 2005. In fiscal 2006, the rupee depreciated by 1.95%, resulting in a gain on translation and realization of foreign currency receivables and a loss on translation of foreign currency loans. This also caused a loss on forward foreign exchange contracts entered into to hedge receivables.

Other operating expense/(income), net

Other operating income net amounted to Rs.320.4 million in fiscal 2006, as compared to Rs.6.0 million in fiscal 2005. This includes profit of Rs.387.3 million in fiscal 2006 on sale of our finished dosages manufacturing facility located in Goa, India.

Operating income

As a result of the foregoing, our operating income was Rs.1,441.9 million in fiscal 2006, as compared to an operating loss of Rs.289.2 million in fiscal 2005. Operating gain as a percentage of total revenues was 5.9% in fiscal 2006, as compared to (1.5%) in fiscal 2005.

Other income, net

For fiscal 2006 our other income was Rs.533.6 million, as compared to Rs.454.2 million for fiscal 2005. This includes net interest income of Rs.418.8 million in fiscal 2006 as compared to Rs.271.9 million in fiscal

2005. The increase in other income was primarily a result of an increase in interest income earned on investment of surplus funds.

Equity in loss of affiliates

Equity in loss of affiliates increased by Rs.30.1 million to Rs.88.2 million for fiscal 2006 from Rs.58.1 million for fiscal 2005, primarily due to loss pick up in Perlecan Pharma Pvt Ltd of Rs.40 million for fiscal 2006. However, the increase was offset by a decrease in loss pick up in Kunshan Rotam Reddy Pharmaceuticals by Rs.9.9 million on account of a reduction in losses.

Income before income taxes and minority interest

As a result of the foregoing, income before income taxes and minority interest increased to Rs.1,887.3 million in fiscal 2006, as compared to Rs.107 million in fiscal 2005. As a percentage of revenues, income before income taxes and minority interest was 7.8% of revenues in fiscal 2006, as compared to 0.5% of revenues in fiscal 2005.

Income tax expense

Income tax expense for fiscal 2006 was Rs.258.4 million as compared to an income tax net benefit of Rs.94.3 million for fiscal 2005. The income tax expense increase in fiscal 2006 was primarily a result of significantly higher income from operations in fiscal 2006 as compared to fiscal 2005, in which year we recorded a tax loss. Further, we had a higher weighted average deduction in fiscal 2005 as a result of research and development expenses principally related to increased research and development spending and lower credits arising from the I-VEN transaction.

Minority interest

Minority interest for fiscal 2006 was an expense of Rs.0.1 million representing our minority share in the profits of Dr. Reddy’s Laboratories (Proprietary) Limited, our subsidiary in South Africa. During fiscal 2005, we realized a gain of Rs.9.9 million on account of allocation of our minority share in the losses of this subsidiary.

Net income

As a result of the above, our net income increased to Rs.1,628.9 million in fiscal 2006, as compared to Rs.211.1 million in fiscal 2005. Net income as a percentage of total revenues increased to 6.7% in fiscal 2006 from 1.1% in fiscal 2005.

Fiscal Year Ended March 31, 2005 Compared to Fiscal Year Ended March 31, 2004

Pursuant to comments from the SEC staff, we have reclassified certain amounts for the fiscal year ended March 31, 2005 and this year on year discussion reflects those reclassified amounts.

Revenues

Total revenues decreased by 2.9% to Rs.19,519.4 million in fiscal 2005, as compared to Rs.20,103.5 million in fiscal 2004, primarily due to a decrease in revenues in our generics and active pharmaceutical ingredients and intermediates segments. In fiscal 2005, we received 22.3% of our revenues from the United States and Canada, 34.3% from India, 14.2% from Russia and other former Soviet Union countries, 14.7% from Europe and 14.5% from other countries.

Revenues from sales in Russia and other former Soviet Union countries increased by 21.7% to Rs.2,782.2 million in fiscal 2005, as compared to Rs.2,285.8 million in fiscal 2004. The increase was primarily due to an increase in sales of our major brands of formulations such as Nise, our brand of nimesulide, Keterol, our brand of ketorolac tromethamine, and Omez, our brand of omeprazole. Revenues from sales in Europe increased by 2.9% to Rs.2,868.2 million in fiscal 2005, as compared to Rs.2,788.6 million in fiscal 2004, primarily as a result of an increase in revenues from our generics segment largely offset by a decrease in revenues from our active pharmaceutical ingredients and intermediates segment. Revenues from sales in North America decreased by 18.2% to Rs.4,349.2 million in fiscal 2005, as compared to Rs.5,319.2 million in fiscal 2004, primarily due to a decrease in revenues in our generics segment. Revenues from sales in India decreased by 6.3% to Rs.6,693.0 million in fiscal 2005, as compared to Rs.7,143.8 million in fiscal 2004, primarily due to a decrease in revenues in our formulations and active pharmaceutical ingredients and intermediates segments. We made allowances for sales returns of Rs.105.2 million and Rs.169.5 million in fiscal 2005 and fiscal 2004, respectively.

Formulations.  In fiscal 2005, we received 40.1% of our total revenues from the formulations segment, as compared to 37.4% in fiscal 2004. Revenues in this segment increased by 4.2% to Rs.7,822.9 million in fiscal 2005, as compared to Rs.7,507.5 million in fiscal 2004.

Revenues from sales in India constituted 55.7% of our total formulations revenues in fiscal 2005, as compared to 63.0% in fiscal 2004. Revenues from sales of formulations in India decreased by 7.8% to Rs.4,360.2 million in fiscal 2005, as compared to Rs.4,729.4 million in fiscal 2004. New products launched in India in fiscal 2005 accounted for 6% of the total revenues. These additional revenues were more than offset by a decrease in revenues from sales of our key brands (such as Omez, our brand of omeprazole, and Nise, our brand of nimesulide), as well as inventory reduction by stockists, retailers and other trade channels in March 2005 due to uncertainty relating to the implementation of the Value Added Tax (“VAT”) system in India.

Revenues from sales of formulations outside India increased by 24.6% to Rs.3,462.7 million in fiscal 2005, as compared to Rs.2,778.2 million in fiscal 2004. Revenues from sales of formulations in Russia accounted for 60.9% of our formulation revenues outside India in fiscal 2005, as compared to 64.1% in fiscal 2004. Revenues from sales of formulations in Russia increased by 18.3% to Rs.2,107.2 million in fiscal 2005, as compared to Rs.1,781.8 million in fiscal 2004. The increase was driven by increased revenues from sales of our key brands such as Nise, our brand of nimesulide, Ketorol, our brand of ketorolac tromethamine, Omez, our brand of omeprazole, and Ciprolet, our brand of ciprofloxacin. Revenues from other former Soviet Union countries increased by 31.2% to Rs.593.3 million for fiscal 2005, as compared to Rs.452.3 million for fiscal 2004, primarily driven by an increase in revenues in Ukraine, Kazakhstan and Belarus. Revenues from the rest of the world increased by 40.4% to Rs.613.1 million in fiscal 2005, as compared to Rs.436.6 million in fiscal 2004. This increase was primarily due to higher revenues from sales in South Africa, Venezuela and new markets such as United Arab Emirates.

Active Pharmaceutical Ingredients and Intermediates.  In fiscal 2005, we received 35.6% of our total revenues from this segment, as compared to 38.0% in fiscal 2004. Revenues in this segment decreased by 9.0% to Rs.6,944.5 million in fiscal 2005, as compared to Rs.7,628.5 million in fiscal 2004.

During fiscal 2005, revenues from sales in India accounted for 28.4% of our revenues from this segment, as compared to 27.7% in fiscal 2004. Revenues from sales in India decreased by 6.8% to Rs.1,972.1 million in fiscal 2005, as compared to Rs.2,115.1 million in fiscal 2004. This decrease was primarily due to a decrease in sales volumes of ciprofloxacin, sparfloxacin and gatifloxacin.

Revenues from sales outside India decreased by 9.8% to Rs.4,972.4 million in fiscal 2005, as compared to Rs.5,513.4 million in fiscal 2004. Revenues from sales in Europe decreased by 32.9% to Rs.1,091.1 million in fiscal 2005, as compared to Rs.1,626.9 million in fiscal 2004 primarily due to a decrease in revenues from ramipril. Ramipril, launched in Europe in fiscal 2004, accounted for Rs.753.3 million in revenue in fiscal 2005 compared to Rs.1,237.5 million in fiscal 2004. This decline was primarily due to a reduction in price due to additional competition. Revenues from sales in the United States and Canada decreased by 2.8% to Rs.1,849.0 million in fiscal 2005, as compared to Rs.1,902.9 million in fiscal 2004, primarily due to additional competition for our existing products.

Generics.  In fiscal 2005, we received 18.3% of our total revenues from this segment, as compared to 21.6% in fiscal 2004. Revenues decreased by 17.5% to Rs.3,577.4 million in fiscal 2005, as compared to Rs.4,337.5 million in fiscal 2004. Revenues from sales in the United States and Canada decreased by 34.4% to

Rs.2,230.1 million in fiscal 2005, as compared to Rs.3,398.6 million in fiscal 2004. This was primarily on account of increased competition with respect to sales of tizanidine and fluoxetine. Together these two products accounted for Rs.1,134.7 million in revenue in fiscal 2005 as compared to Rs.2,402.8 million in fiscal 2004. This decline was partially offset by revenues from new product launches of ciprofloxacin (launched in June 2004) and citalopram (launched in October 2004). Revenues in Europe increased by 44.1% to Rs.1,339.6 million in fiscal 2005, as compared to Rs.929.9 million in fiscal 2004, primarily due to growth in sales volumes of omeprazole and amlodipine maleate (launched in March 2004).

Critical Care and Biotechnology.  We received 2.7% of our total revenues from this segment in fiscal 2005, as compared to 2.0% in fiscal 2004. Revenues in this segment increased to Rs.527.1 million in fiscal 2005, as compared to Rs.411.0 million in fiscal 2004.

Revenues from our critical care division increased by Rs.82.7 million, primarily due to an increase in domestic revenues from sales of key products of Dacotin, our brand of oxaliplatin, Docetere, our brand of docetaxel, and Mitotax, our brand of paclitaxel. Revenues from our biotechnology division increased by Rs.42.6 million, primarily due to sales volume growth of Grastim, our brand of filgrastim.

Drug Discovery.  Revenues from our drug discovery segment were at Rs.288.4 million for fiscal 2005, as compared to no revenue for fiscal 2004. In September 2001, we received Rs.235.6 million as an upfront license fee from Novartis Pharma A.G. in connection with our out-licensing of DRF 4158 to Novartis. During fiscal 2005, on expiration of the terms of the agreement with Novartis, we accounted for the upfront license fee as income, which was deferred in the fiscal year ended March 31, 2002 as the up-front license fee did not represent the culmination of a separate earning process, the up-front license fee had been deferred to be recognized in accordance with our accounting policy proportionately upon the receipt of stated milestones. During fiscal 2005, we recognized an amount of Rs.52.8 million towards DRF 2593 pursuant to the discontinuation of our agreement with Novo Nordisk.

Others.  Revenues from our custom pharmaceutical services segment were Rs.311.6 million in fiscal 2005, as compared to Rs.113.1 million in fiscal 2004. The increase is primarily on account of increases in both our customer base and our product portfolio.

Cost of revenues

Total cost of revenues increased by Rs.48.5 million to Rs.9,385.8 million for fiscal 2005, as compared to Rs.9,337.3 million for fiscal 2004. Cost of revenues as a percentage of total revenues was 48.1% for fiscal 2005, as compared to 46.5% for fiscal 2004.

Formulations.  Cost of revenues in this segment decreased by 3.3% to Rs.2,492.8 million in fiscal 2005, as compared to Rs.2,577.7 million in fiscal 2004. Cost of revenues in this segment was 31.9% of formulations revenues for fiscal 2005, as compared to 34.3% of formulations revenues for fiscal 2004. The decrease in cost of revenues as a percentage of revenues was primarily due to a higher proportion of revenues from outside India, which generate relatively higher gross margins.

Active Pharmaceutical Ingredients and Intermediates.  Cost of revenues in this segment decreased by 1.7% to Rs.5,013.6 million in fiscal 2005, as compared to Rs.5,102.4 million in fiscal 2004. Cost of revenues in this segment has increased to 72.2% of this segment’s revenues in fiscal 2005, as compared to 66.9% of the segment’s revenues in fiscal 2004. The increase in cost of revenues as a percentage of total revenue was primarily due to a decrease in revenues from sales of ramipril in Europe, which generates a higher gross margin compared to the segment’s average gross margin, as well as a higher proportion of revenues from India, which generate lower gross margins, all as compared to fiscal 2004.

Generics.  Cost of revenues in this segment increased by 22.3% to Rs.1,620.4 million in fiscal 2005, as compared to Rs.1,324.5 million in fiscal 2004. Cost of revenues was 45.3% of this segment’s revenues in fiscal 2005, as compared to 30.5% in fiscal 2004. The cost of revenues as a percentage of revenues increased primarily due to a decline in revenues from sales of our key products fluoxetine and tizanidine, which generate a higher gross margin compared to segment’s average gross margins.

Critical Care and Biotechnology.  Cost of revenues in this segment decreased by 14.7% to Rs.176.5 million in fiscal 2005, as compared to Rs.207.0 million in fiscal 2004. Cost of revenues in this segment decreased to 33.5% of this segment’s revenues in fiscal 2005, as compared to 50.4% in fiscal 2004. The decrease in cost of revenues is primarily due to a decrease in input costs of certain existing products.

Gross profit and gross margin

As a result of the trends described in “Revenues” and “Cost of revenues” above, our gross profit decreased by 5.9% to Rs.10,133.5 million for fiscal 2005 from Rs.10,766.3 million during fiscal 2004. Gross margin was 51.9% in fiscal 2005, as compared to 53.5% in fiscal 2004.

The gross margin for our formulations segment increased to 68.1% in fiscal 2005, as compared to 65.7% in fiscal 2004. The gross margin for our active pharmaceutical ingredients and intermediates segment decreased to 27.8% in fiscal 2005, as compared to 33.1% in fiscal 2004. The gross margin for our generics segment decreased to 54.7% in fiscal 2005, as compared to 69.5% in fiscal 2004. The gross margin for our critical care and biotechnology segment was 66.5% in fiscal 2005, as compared to 49.7% in fiscal 2004.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by 3.5% to Rs.6,774.6 million in fiscal 2005, as compared to Rs.6,542.5 million in fiscal 2004. Selling, general and administrative expenditures as a percentage of total revenues were 34.7% for fiscal 2005 as compared to 32.7% for fiscal 2004. This increase is largely due to an increase in employee costs, which was largely offset by a decrease in legal and professional expenses. Employee costs increased by 21.7% to Rs.2,062.5 million in fiscal 2005, as compared to Rs.1,697.0 million in fiscal 2004, primarily due to annual salary increases and market corrections as well as an increase in the number of employees in our international offices. Legal and professional expenses decreased by 24.1% to Rs.995.0 million in fiscal 2005, as compared to Rs.1,311.0 million in fiscal 2004, primarily due to lower legal and consultancy activity during fiscal 2005.

Research and development expenses

Research and development costs increased by 40.8% to Rs.2,803.3 million for fiscal 2005, as compared to Rs.1,991.6 million for fiscal 2004. As a percentage of revenue, research and development expenditure accounted for 14.4% of total revenue in fiscal 2005, as compared to 9.9% in fiscal 2004. The increase was primarily on account of a charge of Rs.277.0 million recorded against research and development in-process associated with our acquisition of Trigenesis Therapeutics, Inc., international clinical trials in our drug discovery segment and an increase in research and development activity in our active pharmaceutical ingredients and intermediates, formulations, generics and biotechnology businesses. During the year, we entered into a research and development partnership agreement with I-VEN Pharma Capital Limited (“I-VEN”) for the development and commercialization of ANDAs to be filed in the U.S. in 2004-05 and 2005-06. Under the terms of the agreement, we received U.S.$22.5 million in March 2005 of which U.S.$2.2 million was recorded as a reduction in research and development expense in fiscal 2005.

Amortization expenses

Amortization expenses decreased by 8.6% to Rs.350.0 million in fiscal 2005, as compared to Rs.382.9 million in fiscal 2004. The decrease was primarily on account of higher amortization of our acquired brands and other intangibles in fiscal 2004.

Foreign exchange gain/loss

Foreign exchange loss was Rs.488.8 million for fiscal 2005 as compared to a gain of Rs.282.4 million for fiscal 2004. The loss was mainly on account of losses resulting from marking to market of our forward derivative contracts partially offset by gains realized on maturity of these forward derivative contracts.

Other operating expense/(income)

Other operating expense amounted to Rs. 6.0 million in fiscal 2005 as compared to Rs. 83.2 million in fiscal 2004. Loss in previous year was primarily on account of sale of fixed assets in Pondicherry, India in our formulations business and certain other assets.

Operating income

As a result of the foregoing, our operating loss was at Rs.289.1 million in fiscal 2005, as compared to an operating gain of Rs.2,048.5 million in fiscal 2004. Operating loss as a percentage of total revenues was 1.5% in fiscal 2005, as compared to an operating gain of 10.1% in fiscal 2004.

Other (expense)/income, net

For fiscal 2005 our other income was Rs.454.2 million, as compared to Rs.535.9 million for fiscal 2004. This includes net interest income of Rs.272 million in fiscal 2005 as compared to Rs.406.8 million in fiscal 2004. This decrease in net interest income was partially offset by an increase in income from sale of investments by Rs.90.4 million.

Equity in loss of affiliates

Equity in loss of affiliates increased by Rs.13.7 million to Rs.58.1 million for fiscal 2005 from Rs.44.4 million for fiscal 2004, primarily due to an increase in loss pick up in Kunshan Rotam Reddy Pharmaceuticals, which is accounted under the equity investee method.

Income before income taxes and minority interest

As a result of the foregoing, income before income taxes and minority interest decreased by 95.8% to Rs.107.0 million in fiscal 2005, as compared to Rs.2,540.3 million in fiscal 2004. As a percentage of revenues, income before income taxes and minority interest was 0.5% of revenues in fiscal 2005, as compared to 12.6% of revenues in fiscal 2004.

Income tax expense

We recorded a net income tax credit of Rs.94.3 million for fiscal 2005, as compared to an expense of Rs.69.2 million for fiscal 2004. The decrease was primarily on account of a decline in overall profits; higher research and development expenditures, which are eligible for weighted tax deductions partially offset by an increase in the enacted tax rate in India from 35.875% to 36.5925%.

Minority interest

Loss attributable to minority interest for fiscal 2005 was Rs.9.9 million, as compared to Rs.3.4 million for fiscal 2004. This represents the minority interest in the losses of Dr. Reddy’s Laboratories (Proprietary) Limited, our 60% subsidiary in South Africa.

Net income

As a result of the above, our net income decreased by 91.5% to Rs.211.2 million in fiscal 2005, as compared to Rs.2,474.4 million in fiscal 2004. Net income as a percentage of total revenues decreased to 1.1% in fiscal 2005 from 12.3% in fiscal 2004.

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Uncertainty in Income Taxes. FIN No. 48 applies to all tax positions within the scope of Statement 109 and clarifies when and how to recognize tax benefits in the financial statements with a two-step approach of recognition and measurement. Fin No. 48 is effective for fiscal years beginning after December 15, 2006. FIN No. 48 also requires the enterprise to make explicit disclosures about uncertainties in their income tax positions, including a detailed roll forward of tax benefits taken that do not qualify for financial statement recognition. We are currently evaluating the impact of this pronouncement and will adopt the guidelines stated in FIN No. 48 for our fiscal year commencing on April 1, 2007.

In September 2006, the Financial Accounting Standard Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines “fair value” as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 provides guidance on determination of fair value, and lays down the fair value hierarchy to classify the source of information used in fair value measurements. We are currently evaluating the impact of this pronouncement and will adopt the guidelines stated in SFAS 157 for our fiscal year commencing on April 1, 2007

In 2006, the Financial Accounting Standards Board issued SFAS No. 158 Employer’s accounting for Defined Benefit Pension and Other Postretirement Plans. New Statement 158 requires a company to recognize on balance sheets the funded status of pension and other postretirement benefit plans-as of March 31, 2007. We are required to recognize actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements 87 and 106 when recognizing a plan’s funded status, with the offset to accumulated other comprehensive income. Statement 158 will also require fiscal-year-end measurements of plan assets and benefit obligations. The new Statement amends Statements 87, 88, 106, and 132R, but retains most of their measurement and disclosure guidance and will not change the amounts recognized in the income statement as net periodic benefit cost. We do not believe that adoption of SFAS 158 will have a material impact on our financial statements.

Liquidity and capital resources

Liquidity

We have primarily financed our operations through cash flows generated from operations and through short-term borrowings for working capital. Our principal liquidity and capital needs are for making investments, the purchase of property, plant and equipment, regular business operations and drug discovery.

Our principal sources of short-term liquidity are internally generated funds and short-term borrowings, which we believe are sufficient to meet our working capital requirements and currently anticipated capital expenditures over the near term. As part of our growth strategy, we continue to review opportunities to acquire companies, complementary technologies or product rights. To fund the acquisition of betapharm in Germany, we borrowed €400 million under a bank loan facility with a maturity period of five years. If our future acquisitions involve significant cash payments, rather than the issuance of shares, we may need to further borrow from banks or raise additional funds from the debt or equity markets.

As of March 31, 2006 we anticipated expenditures of approximately U.S.$120.0 million over the next two fiscal years in connection with the addition of manufacturing capacity in and expansion of infrastructure requirements for our business.

The following table summarizes our statements of cash flows for the periods presented:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
	2004		2005		2006		2006		2005		2006		2006
									(Unaudited)
	(Rs. in million, U.S.$ in thousands)

Net cash provided by/(used in):
Operating activities	Rs.	3,999.2	Rs.	2,291.6	Rs.	1,643.1	U.S.$	36,941	Rs.	202.2	Rs.	(757.1)	U.S.$	(16,505)
Investing activities		(6,506.1)		632.9		(34,524.4)		(776,179)		(224.3)		482.8		10,526
Financing activities		(376.1)		1,931.3		27,210.9		611,757		1,134.2		289.9		6,320
Effect of exchange rate changes on cash		(14.2)		55.8		95.1		2,138		(36.0)		(291.0)		(6,345)

Net increase/(decrease) in cash and cash Equivalents	Rs.	(2,897.2)	Rs.	4,911.6	Rs.	(5,575.2)	U.S.$	(125,342)	Rs.	1,076.1	Rs.	(275.4)	U.S.$	(6,004)

Cash Flow From Operating Activities

Net cash provided by operating activities decreased from Rs.2,291.6 million in fiscal 2005 to Rs.1,643.1 million in fiscal 2006. Net cash provided by operating activities consisted primarily of net income including adjustments for non-cash items and changes in working capital.

As net income increased from Rs.211.0 million in fiscal 2005 to Rs.1,629.0 million in fiscal 2006, there was also an increase in operating assets and liabilities of Rs.1,873.3 million in fiscal 2006 as compared to a decrease in operating assets and liabilities of Rs.113.0 million in fiscal 2005. The increase in operating assets and liabilities in fiscal 2006 was primarily due to an increase in accounts receivable by Rs.781.0 million due to increased sales, an increase in inventories by Rs.1,851.0 million, in line with our increased sales and anticipated product launches, and the effect of an increase in operating assets and liabilities subsequent to the acquisition of the Falcon business and betapharm.

While net cash provided by operating activities was Rs.202.2 million for the three months ended June 30, 2005, there has been a net cash outflow from operating activities of Rs.757.1 million for the three months ended June 30, 2006. While we had a higher net income of Rs.1,397.6 million during the quarter ended June 30, 2006 as compared to Rs.347.3 million for the three months ended June 30, 2005, the shift in the net cash flow from operations has been due to a significant movement in our operating assets and liabilities.

During the three months ended June 30, 2006, the higher cash outflows due to increase in operating assets and liabilities is primarily on account of an increase in accounts receivable by Rs.4,648.5 million and inventories by Rs.1,790.7 million, which has been partially offset due to movement in accounts payable by Rs.3,768.9 million The increase in the accounts receivables, inventories and accounts payable is primarily on account of overall increase in the operations of the Company primarily being in North America. Operations in North America increased primarily on account of the launch of three key products during the quarter — simvastatin, finasteride and fexofenadine. The increase is also attributable to the sales of betapharm and Falcon business which were acquired by the Company during the previous year ended March 31, 2006.

Cash Flow From Investing Activities

Cash outflow from investing activities was Rs.34,524.4 million for the fiscal year ended March 31, 2006, primarily due to cash paid for the acquisition of betapharm and the Falcon business, which was approximately Rs.27,269 million, and restricted cash of Rs.6,017 million in connection with borrowing in relation to the betapharm acquisition and increased capital expenditures of Rs.1,873 million.

Cash generated by investing activities was Rs.482.8 million for the three months ended June 30, 2006. This was primarily on account of the release of term deposits amounting Rs.1,584.4 million, pledged against a short term loan, which was repaid during the period . This was partially off-set due to additional expenditure on property, plant and equipment amounting to Rs.887.3 million and acquisition of certain intangible assets.

Cash Flows From Financing Activities

Net cash provided by financing activities for fiscal 2006 was Rs.27,210.9 million primarily due to short-term borrowings from banks of Rs.6,322.0 million and long term borrowings from banks incurred in connection with the acquisition of betapharm of Rs.21,598.30 million.

Net cash provided by financing activities for the three months ended June 30, 2006 was Rs.289.9 million, primarily due to short-term borrowings in foreign currency from banks amounting to Rs.291.4 million to meet working capital requirements.

Principal obligations

The following table summarizes our principal debt obligations outstanding as of June 30, 2006:

Debt	Principal Amount					Interest Rate
	(Rs. in millions, U.S.$ in thousands)

Working capital loans	Rs.	9,590.1		U.S$	209,070	LIBOR + 50 — 65bps for FC denominated loans and 10.25% for INR borrowings
Long term loan		23,698.1	(1)		516,637	EURIBOR + 150 Bps

Total	Rs.	33,288.2		U.S$	725,707

(1)	Includes loan of Rs.23.6 million received at a subsidized rate of interest of 2% from Indian Renewable Energy Development Agency Limited promoting use of alternative sources of energy.

Subject to obtaining certain regulatory approvals, there are no legal or economic restrictions on the transfer of funds between us and our subsidiaries or for the transfer of funds in the form of cash dividends, loans or advances.

The maturities of our short-term borrowings from banks vary from one month to approximately six months. Our objective in determining the borrowing maturity is to ensure a balance between flexibility, cost and the continuing availability of funds.

Cash and cash equivalents are primarily held in Indian rupees, U.S. dollars, U.K. pounds sterling, Singapore dollars, Brazilian real, Euros, Russian roubles, Chinese yuan, South African rand and Hong Kong dollars.

As of March 31, 2005, 2006 and June 30, 2006, we had committed to spend approximately Rs.192.2 million, Rs.744.0 million and Rs.1,276.3 million, respectively, under agreements to purchase property and equipment and other capital commitments. These amounts are net of capital advances paid in respect of such purchases and we anticipate funding them from internally generated funds.

Research and Development

Our research and development activities can be classified into several categories, which run parallel to the activities in our principal areas of operations:

•	Formulations, where our research and development activities are directed at the development of product formulations, process validation, bioequivalency testing and other data needed to prepare a growing list of drugs that are equivalent to numerous brand name products for sale in the emerging markets.

•	Active pharmaceutical ingredients and intermediates, where our research and development activities concentrate on development of chemical processes for the synthesis of active pharmaceutical ingredients for use in our generics and formulations segments and for sales in the emerging and developed markets to third parties.

•	Generics, where our research and development activities are directed at the development of product formulations, process validation, bioequivalency testing and other data needed to prepare a growing list of drugs that are equivalent to numerous brand name products whose patents and regulatory exclusivity periods have expired or are nearing expiration in the regulated markets of the United States and Europe.

•	Critical care and biotechnology, where research and development activities are directed at the development of oncology and biotechnology products for the emerging as well as regulated markets. Our new biotechnology research and development facility caters to the highest development standards, including current good manufacturing practices, or cGMP, Good Laboratory Practices and bio-safety level IIA. We are in the process of building our bio-generics pipeline. During fiscal 2005, we entered into an agreement with a U.S. based biotechnology company for the development of a bio-generics portfolio.

•	Drug discovery, where we are actively pursuing discovery and development of NCEs. Our research programs focus on the following therapeutic areas:

•	Metabolic disorders

•	Cardiovascular disorders

•	Bacterial infections

•	Inflammation

•	Cancer

•	Custom pharmaceutical services, where we intend to leverage the strength of our process chemistry and finished dosage development expertise to target innovator as well as emerging pharmaceutical companies. The research and development is directed toward providing services to support the entire pharmaceutical value chain — from discovery all the way to the market.

In fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, we expended Rs.1,991.6 million, Rs.2,803.3 million, Rs.2,153.0 million and Rs.532.9 million, respectively, on research and development activities.

Patents, Trademarks and Licenses

We have filed and been issued numerous patents in our principal areas of operations: drug discovery, active pharmaceutical ingredients and intermediates and generics. We expect to continue to file patent applications seeking to protect our innovations and novel processes in several countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by our competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products. As of June 30, 2006, we have filed over 536 trademarks with the Registrar of Trademarks in India. We also have made application for registration for non-U.S. trademarks in other countries in which we do business. We market several products under licenses in several countries where we operate.

Trend information

Formulations.  According to the Operations Research Group International Medical Statistics (“ORG IMS”) Annual Report 2004, the Indian retail pharmaceutical market, valued at Rs.230 billion for the year ending December 31, 2005, grew by 9%. New product introductions, as well as increases in the prices without corresponding increase in sales volumes of our older products, positively contributed to our growth in 2005. Much of this growth was driven by the contribution from new products launched in the 24 month period ending on December 31, 2005. In fiscal 2005, a new era in India began with the introduction of the product patent regime. This motivated multinational corporations to bring their research molecules into India and Indian companies to focus on developing brands and exploring in-licensing and marketing alliances. In fiscal 2006, new product introductions accounted for 2.0% of our revenues in India. In fiscal 2006, the growth of our revenues in India was above the industry average as reported by the ORG IMS Annual Report 2005. We expect to continue the momentum in growth during fiscal 2007, driven by a combination of key brand performance and new product introductions during fiscal 2004, 2005 and 2006.

We expect that the Indian Ministry of Chemicals and Fertilisers, in order to control the prices of drugs in India, will implement a ceiling on sales margins for drugs not previously subject to price control. Under the proposal:

•	for drugs sold under generic names for more than Rs.3 per tablet, the wholesalers’ margin cannot exceed 35% of the manufacturers’ selling price and the retailers’ margin cannot exceed 15% of the manufacturers’ selling price;

•	for drugs sold under brand names for more than Rs.3 per tablet, the wholesalers’ margin cannot exceed 10% of the manufacturers’ selling price and the retailers’ margin cannot exceed 20% of the manufacturers’ selling price; and

•	drugs priced at Rs.3 per tablet or less would be exempt from price controls.

A committee consisting of representatives from industry and the Indian Ministry of Chemicals and Fertilizers has been formed to consider the implementation of these sales margin controls as well as other cost containment proposals, including public-private partnerships to help families living below the poverty line and concessional pricing for government procurement. The committee is also ascertaining whether the pharmaceutical industry is prepared to implement voluntary price cuts. The committee is expected to examine whether the existing cost-based price control with respect to 74 bulk drugs and formulations containing them can be extended to other medicines in the National List of Essential Medicines or if any alternative scheme such as a ceiling price based on existing prices can be implemented.

The competitive environment in the emerging markets outside India is changing with most countries moving towards recognizing product patents. This has the effect of reducing the window of opportunity for new product launches. In order to compete effectively in such a challenging environment, we are focusing on both our key therapeutic categories on a global basis and niche therapeutic segments. As part of our global business development program, we will continue to explore in-licensing and other opportunities to strengthen our product pipeline. Among our international markets, Russia is our single largest market. In fiscal 2006, the Russian pharmaceutical market grew by 30% driven by a strong economy and introduction of the DLO (“Dopolnitelnoye lekarstvennoye obespechenoye”) program, pursuant to which the Russian government purchases drugs for free distribution to low income individuals. Our total revenue growth rate in fiscal 2006 was approximately 26%, as compared to a growth rate of 30% for the pharmaceutical industry as a whole as reported by Pharmexpert, December 2005. We intend to promote growth in fiscal 2007 through a combination of sales and marketing initiatives targeted towards physicians, hospital segments and pharmacies. We are also focusing on driving growth in other countries in the former Soviet Union, South Africa and China.

Active Pharmaceutical Ingredients and Intermediates.  In this segment, we are focused on increasing our level of customer engagement in key markets globally to market additional products from our product portfolio to key customers. We are also focused on identifying unique product opportunities in key markets and protecting them through patenting strategies. As of June 30, 2006, we had a pipeline of 83 drug master filings (“DMFs”) in the United States and 45 DMFs in Europe. With patent expiries in several markets in the next few years, we intend to promote growth in fiscal 2007 and beyond by leveraging our portfolio of markets and products. The success of our existing API products in our key markets is contingent upon the extent of competition in the generics market, and we anticipate that such competition will continue to be significant.

Generics.  In this segment, we are focused on the regulated markets of North America and Europe. In the United States, our key product launches anticipated for fiscal 2007 include fexofenadine, the generic version of Allegra® (launched in April 2006), simvastatin, the generic version of Zocor® (Launched on June 23, 2006), finasteride 5 mg, the generic version of Proscar® (launched on June 19, 2006), and ondansetron, the generic version of Zofran®. Apotex Inc., a Canadian generic drug maker, has recently filed a lawsuit against the U.S. FDA seeking to bar the U.S. FDA from granting exclusive rights to any company to sell generic versions of Zofran®. See “Business Litigation” for a discussion of litigation related to fexofenadine.

In January 2006, we entered into an agreement with Merck & Co. allowing us to distribute and sell the authorized generic versions of two of their products, finasteride and simvastatin (sold by Merck under the brand names Zocor® and Proscar®), provided that some other company obtains 180-day exclusivity after the expiration of the patents for either product. Subsequently, the patents for both of these products expired and other companies obtained 180-day exclusivity. Accordingly, we launched sales of these products on June 19, 2006 and June 23, 2006, respectively. For the three months ended June 30, 2006, the combined revenues from these two products were Rs.3,353 million. We intend to expand our opportunity with respect to finasteride and simvastatin over the next few years by adding solid dosages forms as well as alternate dosage forms of each product through alliances to complement our internal product development effort.

We also intend to expand our commercial portfolio through unique acquisition opportunities. For instance, in March 2006, we acquired for a total consideration of Rs.122.7 million trademarks rights to three off-patent products with annual sales of U.S.$5 million, along with all the physical inventories of the products, from PDL Biopharma, Inc. (“PDL”). As a result of the acquisition, we acquired an opportunity to sell these products using their existing brand names though our generic sales and marketing network.

We are also expanding our presence in Canada by leveraging the infrastructure and assets that we have established for the U.S. market. The success of our existing products is contingent upon the extent of competition in the generics market, which we anticipate will continue to be significant. As of June 30, 2006, we had 55 ANDAs pending approval with the U.S. FDA. This included 31 patent challenges. The launch of these products is contingent upon the successful outcome of litigation related to such products.

In the United Kingdom, we do not anticipate any significant product launches in fiscal 2007.

In Germany, the revenues and net income of betapharm, which we acquired in March 2006, will be reflected in our fiscal 2007 results and are reflected in our results for the three months ended June 30, 2006. The German government passed the Economic Optimization of the Pharmaceutical Care Act, which became effective May 1, 2006. As a response to this legislation, some of the leading pharmaceutical companies in Germany announced aggressive price cuts and we responded with an average price cut of approximately 24% on those of our products subject to the new regulations. Our performance in Germany for the three months ended June 30, 2006 was negatively impacted as a result of these changes. In addition to the reforms which were introduced with effect from May 1, 2006, a new list of products for which co-payment fee is waived came into effect in Germany from November 1, 2006. The co-payment waiver is applicable only if the companies reduce their prices between 30% to 50% below the referene price. betapharm has reduced the prices of its portfolio covered by this list by an average of 4%.

Critical Care and Biotechnology.  We expect that we will continue to market our existing products and develop additional products. The success of our existing products is contingent upon the extent of competition in this segment. In fiscal 2007, we expect to continue with our investments in building the infrastructure and capabilities for the development and launch of biogenerics in the less regulated markets in the next few years. Longer-term, we intend to target launches in the regulated markets as and when the regulatory pathway becomes clear in these markets.

Custom Pharmaceutical Services.  In fiscal 2007, we expect to benefit from the full year impact of the acquisition of the Falcon business. Excluding the impact of the acquisition of the Falcon business, we expect the base business to grow further as we continue to expand the portfolio of relationships and projects with large pharmaceutical companies and emerging pharmaceutical and biotechnology companies.

Drug Discovery.  Currently, we have a pipeline of 9 NCEs of which 5 are in clinical development and 4 are in pre-clinical development. Four of such NCEs have been assigned to Perlecan Pharma and one NCE each is under a co-development arrangement with Rheoscience A/S and ClinTec International. As we make progress in advancing our pipeline through various stages of clinical development, we are building capabilities in drug development. We believe this will help to enhance the value of our NCE assets. We expect to further complement our internal research and development efforts by pursing strategic partnerships and alliances in our key focus areas.

Specialty.  We are currently in the research and development phase of our specialty pharmaceuticals business, which may become a separate segment at some point in the future. Following the acquisition of Trigenesis Therapeutics Inc. in May 2004, we commenced the pursuit of the development of dermatology products targeted towards specialty prescription dermatology segment, which products will have patent protected franchises.

Off-Balance Sheet Arrangements

Guarantees.

In fiscal 2006, in order to enable our affiliate Kunshan Rotam Reddy Pharmaceutical Co. Limited, or KRRP to secure a credit facility of Rs.32.0 million from Citibank, N.A., we issued a corporate guarantee amounting to Rs.45.0 million in favor of Citibank N.A. The guarantee is required to be renewed every year and our liability may arise in case of non-payment or non-performance of other obligations of KRRP under its credit facility agreement with Citibank N.A. As of June 30, 2006, it is not probable that we will be required to make payments under the guarantee. Accordingly, no liability has been accrued for a loss related to our obligation under this guarantee arrangement.

Tabular Disclosure of Contractual Obligations

The following summarizes our contractual obligations as of June 30, 2006 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
			Less Than			After
	Total		1 Year	1-3 Years	3-5 Years	5 Years
	(Rs. in millions)

Financial contractual obligations
Operating lease obligations	Rs.	537.6	87.4	205.6	129.6	115.0

Capital lease obligations		259.5	16.1	42.8	42.8	157.8

Current portion		16.1	16.1	—	—	—

Non-current portion		243.4	—	42.8	42.8	157.8

Purchase obligations
Agreements to purchase property and equipment and other capital commitments(1)		1,276.3	1,276.3	—	—	—

Borrowings from banks		9,590.1	9,590.1	—	—	—

Long term debt		23,438.7	1,957.2	7,816.8	13,664.7	—

Current portion		1,957.2	1,957.2	—	—	—
Non-current portion		21,481.5	—	7,816.8	13,664.7	—

Total contractual obligations		35,102.2	12,927.1	8,065.2	13,837.1	272.8

(1)	These amounts are net of capital advances paid in respect of such purchases and are expected to be funded from internally generated funds.

Quantitative and Qualitative Disclosures about Market risk

Market Risk

Market risk is the risk of loss of future earnings or to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including foreign currency receivables and payables.

Our exposure to market risk is a function of our investment and borrowing activities and our revenue generating and operating activities in foreign currency. The objective of market risk management is to avoid excessive exposure in our foreign currency revenues and costs.

We are exposed to market risk primarily related to foreign exchange rate risk, interest rate risk and the market value of our investments. We actively monitor these exposures. To manage the volatility relating to these exposures, we enter into a variety of derivative financial instruments to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in interest rates and foreign currency rates and to enhance the yield on the investment. We only sell existing assets in transactions and future transactions (in the case of anticipatory hedges), which we reasonably expect we will have in the future based on past experience. Our portfolio is only for hedging purpose.

Foreign Exchange Rate Risk

We use the Indian rupee as our reporting currency and we are therefore exposed to foreign exchange movements, primarily in U.S. dollars, Euros, Pounds sterling, Russian rubles, Brazilian real and Asian currencies. Consequently, we enter into various contracts, which change in value as foreign exchange rates change, to preserve the value of assets, commitments, liabilities and anticipated transactions. We use forward contracts and foreign currency option contracts to hedge firm and anticipated net revenues in foreign currencies.

A significant portion of our revenues are in U.S. dollars while a significant portion of our costs are in Indian rupees. The exchange rate between Indian rupees and U.S. dollars has fluctuated significantly in recent years and may continue to fluctuate in the future. Appreciation of Indian rupees against U.S. dollars can adversely affect our results of operations.

We purchase forward foreign exchange contracts and options to mitigate the risk of changes in foreign exchange rates on accounts receivable and deposits. The forward contracts typically mature between one and six months. The Indian market for U.S. dollar forward contract is well traded up to 12 months. The counter parties for our exchange contracts are banks and counter party risk is minimal. Although we believe that these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS No. 133, as amended. Any derivative that is either not designated as a hedge, or is so designated but is ineffective pursuant to SFAS No. 133, is marked to market with resultant differences being recognized in the consolidated income statement.

The following table sets forth sell U.S. dollars/Indian rupees foreign currency forward contracts held by us as of March 31, 2006 by maturity month of the contracts:

Description	Apr-06	May-06	June-06	July-06	Aug-06	Total

Contracts outstanding (U.S.$ million)	40	30	20	5	10	105
Average contractual exchange rate (U.S.$/Rs.)	44.4569	44.192	44.9405	44.5775	44.9713

The following table sets forth buy U.S. dollars/Indian rupees foreign currency forward contracts held by us as of March 31, 2006 by maturity month of the contracts:

Description	Apr-06	May-06	June-06	Total

Contracts Outstanding (U.S.$ million)	49.5	25	5	79.5
Average Contractual Exchange Rate (U.S.$/Rs.)	44.8722	46.5119	46.45

The following table sets forth sell Euro/U.S. dollars foreign currency forward contracts held by us as of March 31, 2006 by maturity month of the contracts:

Description	June-06

Contracts Outstanding (€ million)	36
Average Contractual Exchange Rate (€/U.S.$)	1.22134

As of March 31, 2006, the spot exchange rate was Rs.44.615 per U.S. dollar. For each of the U.S. dollars/Indian rupees and Euro/U.S. dollars options, the strike price depends on the spot exchange rate on the date of expiration of the option.

Increase/(decrease) in fair value of forward contracts and options has been recorded in the consolidated income statement in the foreign exchange (gain)/loss line item.

Sensitivity analysis of exchange rate risk

A Re.1 decrease/increase in the spot rate for exchange of Indian rupees with U.S. dollars would result in approximately Rs.25.5 million decrease/increase in the fair value of our short U.S. dollars/Indian rupees currency forward contracts outstanding as of March 31, 2006.

A U.S.$0.01 decrease/increase in the spot rate for exchange of U.S. dollars with Euro would result in approximately Rs.16.2 million decrease/increase in the fair value of our short Euro/U.S.$ currency forward contracts outstanding as of March 31, 2006.

Commodity Rate Risk

Our exposure to market risk with respect to commodity prices primarily arises from the fact that we are a purchaser and seller of active pharmaceutical ingredients and the components for such active pharmaceutical ingredients. These are commodity products whose prices can fluctuate sharply over short periods of time. The prices of our raw materials generally fluctuate in line with commodity cycles, though the prices of raw materials used in our active pharmaceutical ingredients business are generally more volatile. Raw material expense forms the largest portion of our operating expenses. We evaluate and manage our commodity price risk exposure through our operating procedures and sourcing policies.

We do not use any derivative financial instruments or futures contracts to hedge our exposure to fluctuations in commodity prices.

Interest Rate Risk

As of March 31, 2006 we had a loan of €400 million at an interest rate of 1-month Euribor plus 150 basis points. This exposes us to risk of changes in interest rates, particularly Euribor. Our investments in bank fixed deposits and short-term liquid mutual funds do not expose us to significant interest rate risk.

	Amount of Long Term Loans as at March 31,
	2006		2005	2004

Rupee Term Loans*	Rs.	25.1 million	Rs.31.1 million	Rs.183.7 million
Foreign Currency Loans		€400 million	—	—

*	Loan received at a subsidized rate of interest from Indian Renewable Energy Development Agency Limited promoting use of alternative sources of energy.

Interest Rate Profile.  An interest rate profile of long-term debt is given below:

	For the Fiscal Year Ended March 31,
	2006	2005	2004

Foreign Currency Loans	1-month Euribor + 150 bps	—	—
Rupee Term Loans*	2%	2%	2%

*	Loan received at a subsidized rate of interest from Indian Renewable Energy Development Agency Limited promoting use of alternative sources of energy.

As of March 31, 2006, we have not entered into any derivative financial instruments to hedge our interest rate risk.

Maturity Profile.

A maturity profile of rupee term loans outstanding is as follows:

Maturing in Year Ending March 31,	Rupee Term Loans	Foreign Currency Loans
	(Rs. in thousands)	(Euro in thousands)

2007	5,920	16,667
2008	5,920	66,667
2009	5,920	66,666
2010	5,920	116,667
Thereafter	1,465	133,333

	25,145	400,000

Our major market risks of foreign exchange, interest rate and counter party risk are managed centrally by our Group Treasury department, which evaluates and exercises independent control over the entire process of market risk management. The activities of this department include management of cash resources, implementing hedging strategies for foreign currency exposures, and borrowing strategies.

We have a written treasury policy, and we do regular reconciliations of our positions with our counter-parties. In addition, audits of the treasury function are performed at regular intervals.

Counter-Party Risk

Counter-party risk encompasses settlement risk on derivative and money market contracts and credit risk on cash and time deposits. Exposure to these risks is closely monitored and kept within predetermined parameters. Our group treasury department does not expect any losses from non-performance by these counter-parties and does not have any significant grouping of exposures to financial sector or country risk.

Derivative financial instruments

The contract or underlying principal amount of derivative financial instruments (in millions) at March 31, 2005 and 2006 are set forth by currency in the table below:

	For the Fiscal Year Ended March 31,
	2006			2005
	U.S. $ million	EURO million	Rs.	U.S. $ million	GBP million	Rs.
			million			million

Currency related instruments
Forward foreign exchange rate contracts (sell)	105	36	—	30	2	—
Forward foreign exchange rate contracts (buy)	79.5	—	—	40	—	—
Over the Counter currency options	—	—	—	—	—	—
Currency related derivatives	184.5	36	—	70	2	—
Interest rate related instruments
Interest rate swaps	—	75	—	—	—	—
Forward rate agreements	—	—	—	—	—	—
Interest rate options	—	—	—	—	—	—
Interest rate related derivatives	—	—	—	—	—	—

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise indicated)

The unaudited pro forma combined statement of operations give effect to the completion of the acquisition of beta Holding GmbH (betapharm), which was consummated on March 3, 2006, giving effect to the acquisition as if it had occurred on April 1, 2005. The unaudited pro forma combined statement of operations combines our historical consolidated statement of operations for the fiscal year ended March 31, 2006 and betapharm for the fiscal year ended November 30, 2005 and eliminates the operating results of betapharm for the post acquisition period of March 3, 2006 to March 31, 2006. Accordingly, the unaudited pro forma combined statement of operations reflect betapharm operating results for a twelve-month period. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition (2) expected to have a continuing impact on us and (3) are factually supportable. The pro forma adjustments are based on certain estimates and assumptions which are derived from available information. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma combined statement of operations;

•	our separate historical audited financial statements as of and for the year ended March 31, 2006 which is included and incorporated by reference in this document;

•	separate historical audited financial statements of betapharm for the year ended 30 November 2005 included in this prospectus supplement taking into consideration the fact that such year end date is within 93 days of the date when the acquisition was consummated as indicated above.

We present the pro forma combined statement of operations for information purposes only. The pro forma information is not necessarily indicative of what our results of operation actually would have been had we completed the acquisition on April 1, 2005. In addition, the unaudited pro forma combined statement of operations is not indicative of our future operating results of the combined company.

An unaudited pro forma balance sheet is not presented because the acquisition of betapharm occurred prior to March 31, 2006, and assets and liabilities pertaining to betapharm are reflected in our March 31, 2006 historical balance sheet. The unaudited pro forma financial information does not include the realization of cost savings from operating efficiencies, synergies or any other of the effects resulting from the acquisitions of betapharm.

The unaudited pro forma statement of operations relates to the following transaction:

On March 3, 2006, through our wholly owned subsidiary Lacock Holdings Limited, we acquired 100% of the outstanding common shares of betapharm. betapharm is a leading generics pharmaceuticals company in Germany.

The aggregate purchase price of Rs.26,063,321 (Euro 482,654) includes direct acquisition cost amounting to Rs.201,548 (Euro 3,732). The acquisition agreement included the payment of contingent consideration amounting up to Rs.518,400, (Euro 9,600), which was paid into an escrow account. This amount is subject to set-off for certain indemnity claims in respect of legal and tax matters that might arise, pertaining to the periods prior to the acquisition. The escrow will lapse and be time barred at the end of 2013. Since the maximum amounts pertaining to such claims are determinable at the date of acquisition, those amounts have been included as part of the purchase price.

As of March 31, 2006, the purchase price was allocated on a preliminarily basis, based on management’s estimate of fair values. During the quarter ended September 30, 2006, we completed the final allocation of the

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

purchase price of betapharm based on management’s estimate of fair values and independent valuations of intangible assets as follows:

Current assets:
Cash and cash equivalents	Rs.	1,357,395
Inventories		538,860
Other current assets		552,938
Property, plant and equipment		372,377
Intangibles:
Trademarks		5,546,314
Product related intangibles		13,684,867
Beneficial toll manufacturing contract		621,058
Other assets		142,541
Goodwill		12,848,428

Total assets		35,664,778
Deferred tax liability, net		(7,241,686)
Liabilities assumed		(2,359,771)

Purchase cost	Rs.	26,063,321

As a result of the final allocation, total intangibles increased from Rs. 16,325,598 as at March 31, 2006 to Rs. 19,852,239 as at September 30, 2006, goodwill decreased from Rs. 14,958,766 as at March 31, 2006 to Rs. 12,848,428 as at September 30, 2006 and deferred tax liability, net increased from Rs. 5,825,388 as at March 31, 2006 to Rs. 7,241,686 as at September 30, 2006.

Trademarks have an indefinite useful life and are therefore not subject to amortization but are tested for impairment annually. The weighted average useful lives of other intangibles acquired are as follows:

Products related intangibles	14.5 years
Beneficial toll manufacturing contract at betapharm	58 months

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

	Dr. Reddy’s
	fiscal year ended	betapharm	betapharm
	March 31, 2006	(From December 1, 2004	(From March 3, 2006	Pro forma		Pro forma
	as reported	to November 30, 2005)	to March 31, 2006)	Adjustments		Combined

Revenues:
Product sales	Rs.24,077,209	Rs.7,695,281	Rs.(704,915)	—		Rs.31,067,575
License fees	47,521	—	—	—		47,521
Service income	142,317	—	—	—		142,317

	24,267,047	7,695,281	(704,915)	—		31,257,413
Cost of revenues	12,417,413	2,471,825	(315,534)	—		14,573,704

Gross profit	11,849,634	5,223,456	(389,381)	—		16,683,709
Operating Expenses:
Selling, general and administrative expenses	8,028,884	3,058,818	(294,272)	42,828	(a)	10,836,258
Research and development expenses, net	2,152,950	—	—	—		2,152,950
Amortization expenses	419,867	148,646	(87,217)	977,035	(b)	1,458,331
Foreign exchange loss	126,342	—	14	—		126,356
Other operating (income) / expenses, net	(320,361)	(84,555)	—	—		(404,916)

Total operating expenses	10,407,682	3,122,909	(381,475)	1,019,863		14,168,979

Operating Income / (loss)	1,441,952	2,100,547	(7,906)	(1,019,863)		2,514,730
Equity loss in affiliates	(88,235)	—	—	—		(88,235)
Other (expense) / income, net	533,606	(904,636)	8,035	(299,786	)(c)	(662,781)
Income before taxes and minority interest	1,887,323	1,195,911	129	(1,319,649)		1,763,714

Income taxes (expense)/benefit	(258,390)	(519,473)	29,861	463,085	(d)	(284,917)
Minority interest	(76)	—	—	—		(76)

Net Income	Rs. 1,628,857	Rs. 676,438	Rs. 29,990	Rs.(856,564)		Rs. 1,478,721

Earnings per equity share
Basic	Rs.10.64					Rs.9.66
Diluted	Rs.10.62					Rs.9.64
Weighted average number of equity shares used in computing earnings per share
Basic	153,093,316 *					153,093,316 *
Diluted	153,403,846 *					153,403,846 *

See accompanying notes to unaudited pro forma combined statement of operations.

*	These numbers have been retroactively restated to give effect to the stock dividend distributed on August 30, 2006.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1:	General — Basis of pro forma presentation

The unaudited pro forma combined statement of operations is presented to give effect to the acquisition of betapharm as if the transaction had been consummated on April 1, 2005. The information relating to betapharm has been conformed to U.S. generally accepted accounting principles and accounting policies followed by us, the accounting principles of the Company.

Note 2:	Pro forma adjustments

The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

(a)	Represents the incremental depreciation charge on the fair valued property, plant and equipment of betapharm.

(b)	Represents the amortization expense on the intangibles of betapharm amortized over a weighted average useful life of 14.5 years based on management’s estimate of fair values.

(c)	Represents the incremental interest expense pursuant to the acquisition which primarily represents interest at the rate of 4.65% (being the floating LIBOR rate) on the Euro 400 million loan taken for funding the acquisition of betapharm, the decrease in interest income at the rate of 6.5% (average rate of interest income) resulting from the use of internal funds towards the acquisition of betapharm. However, such incremental interest expense has been partially offset due to a reduction in betapharm’s interest expense pursuant to repayment of certain pre-acquisition debt out of the proceeds of the purchase price related to the acquisition.

(d)	Represents the tax impact on the above adjustments.

THE PHARMACEUTICAL INDUSTRY

The information presented in this section has been extracted from reports from IMS Health, Espicom Business Intelligence and other independent producers of industry data, which have not been prepared or independently verified by us, the Lead Managers, or any of our or their respective affiliates or advisers.

Global Pharmaceutical Industry

The pharmaceutical industry, which includes the discovery, development and distribution of drugs, is characterised by its large size, high growth, globalisation and significant investment in research and development. The global pharmaceutical industry is driven by a continuing need for medications for the treatment of disease, by demographic shifts that strengthen this underlying demand and by improved healthcare infrastructures that are providing people with greater access to medications. In 2005, global pharmaceutical revenues was estimated at $602 billion. In the ten major markets that account for 81 per cent of the total global revenues, the average growth was 6 per cent in 2005, compared with 7 per cent the previous year. However, emerging markets - including China, Korea, Mexico, Russia and Turkey — experienced double-digit growth and, by consistently out-pacing global performance, have begun to signal important shifts in the market place. With improving patient access to prescription drugs, the emerging markets of Asia, Latin America and Eastern Europe have gained in strength.

Global growth in pharmaceutical revenues was driven by increased longevity of the populations, rising wealth, innovative new products, and new applications for existing products. In 2005 alone, 40 per cent of total market growth was fuelled by the introduction of new products, including 30 new molecular entities launched in key markets.

The United States is the world’s largest pharmaceutical market, accounting for approximately 47% of all prescription drug sales in 2005, according to IMS Health. The total US market is estimated at approximately US$265.7 billion and posted an approximately 5.2% growth in 2005 over 2004. In 2005, Europe accounted for 30% of global pharmaceutical sales with a total market size of US$169.5 billion.

The pharmaceutical market in Asia is still evolving. Although growing at a slower pace than the US and European markets, according to IMS Health data, the Japanese pharmaceutical market, which has historically posted slower growth rates, performed strongly in 2005, growing 6.8% to audited sales of US$60.3 billion, or approximately 10.7% of the regional audited market in 2005. Pharmaceutical sales in China grew 20.4% to US$11.7 billion in 2005, representing the third consecutive year that market has achieved more than 20% growth. IMS estimates that China will be the world’s seventh largest pharmaceutical market by 2009. Population growth is expected to boost the demand for pharmaceuticals throughout Asia, especially in the Philippines, Malaysia, India and Indonesia. In Japan, an aging population is expected to drive growth in drugs in the chronic therapy areas.

Global Generics Industry

Generic drugs are the pharmaceutical and therapeutic equivalents of brand-name drugs. Generic drugs are generally less expensive than their brand-name equivalents depending, among other factors, on national pricing policies and the pricing strategies of the brand-name drug companies. Generic drugs are widely used in many countries in cost-effective treatment programs, and are increasingly prescribed by general practitioners as effective alternatives to higher-priced originator brand-name drugs.

The global generic pharmaceutical market, measured at consumer prices, stood at US$66.7 billion in 2005, an increase of approximately 10% over 2004, according to Espicom Business Intelligence. In 2005, the generic pharmaceutical market in the United States grew by 11.4% to US$28 billion.

The key growth drivers for the generics industry can be summarised as follows:

•	multiple branded drug patent expirations in the short term;

•	increasing consumer confidence in generics because of the involvement of large pharmaceutical companies and campaigns to heighten consumer awareness of the availability of cheaper drugs;

•	a pro generic sentiment from healthcare authorities driven by the pressure to contain rising healthcare cost;

•	an aging population fuelling demand for low cost therapies across the world; and

•	global healthcare crisis such as AIDS in the developing world, like sub-Saharan countries, necessitating affordable medication for the masses.

Trends in the Generics Industry

In 2004, although the growth of generics outpaced the growth of the total pharmaceutical industry, the generics industry faced multiple challenges relating to pricing, litigation and regulatory compliance. Manufacturers of branded drugs aggressively defended their patents and sought to extend them wherever possible.

Pricing pressure was intense in 2005 and 2006, even though new generic drugs are expected to continue to be launched using aggressive pricing models. Industry consolidation is expected to bring in economies of scale and provide access to newer geographies to regional players. The biggest growth driver is the pipeline of blockbuster patent expiries. Consequently, generic companies are recognising the importance of pipelines and are making significant incremental investments in research and drug development.

The following points highlight expected trends in the industry:

Increasing consolidation within the generic industry.  Industry consolidation is expected to play an increasing role in the sector. To this end large manufacturing and distribution facilities are essential requirements. An important factor driving consolidation is the need for companies to expand into multiple geographies and internationalise. This is also gaining importance from a product pipeline point of view. Companies will increasingly try to supplement their research and development and product pipelines through acquisitions of complementary technologies and product portfolios.

Increased competition from Indian and Chinese companies.  Generic companies are beginning to recognise the strategic importance of having a low-cost supply. To this end, Indian companies have been investing in generic manufacturing facilities. This excess manufacturing capacity has transformed the markets for most individual products from oligopolies to perfectly competitive markets.

Over the last few years China has emerged as a dominant player in the low-cost manufacturing landscape. Although Chinese manufacturers lag behind in the production of finished pharmaceutical goods, they have taken a leading position in the manufacture of active pharmaceutical ingredients. The market for active pharmaceutical ingredients is expected to become more competitive with time as Chinese manufacturers continue to scale up their activities.

Aggressive pricing model for new generic products.  The generics industry has seen increased competition from existing players trying to capitalise on the limited off-patent product opportunities and the entry of new players from countries with a low-cost manufacturing base. This led to pressure on pricing in 2004, which became more severe in 2005. Going forward, new generic products are likely to adopt the current aggressive pricing model.

Increased alliances, ventures and collaborations.  In the environment of fast eroding generic prices, companies have recognised the importance of a global presence. Highly regulated markets like Australia and Japan have high barriers to entry and this has led to a trend among companies to enter into strategic alliances and joint ventures for marketing and distribution of drugs. Also, given the high costs involved in drug development, more and more companies are adopting models of collaborative research. Securing low-cost generics suppliers is also viewed as a strategic priority and may lead to a greater number of acquisitions, partnerships and licensing agreements. This trend is expected to gain even greater momentum in the near future.

Key patent expirations over 2006 to 2008.  There is a steady supply of blockbuster drugs due to go off patent until at least 2009. As generic revenues are heavily dependent on a constant stream of new product launches, many companies are looking ahead to 2006 to 2008 to capitalise on the pipeline of key patent expirations. According to IMS Health, 2007 could potentially see US$16 billion (excluding manufacturer rebates and discount on sales) of branded sales becoming susceptible to the entry of generic equivalents. Coupled with the cost containment policies adopted by health regulators, these patent expirations are expected to result in an increase in the prescription growth rate for the generic industry in 2007 and 2008. According to IMS Health, over $64 billion of product patent expirations are expected over the next 5 years.

Improved market share of generics in the United States due to the introduction of Medicare drug benefits in 2006.  A key growth driver for the United States generic industry will be the introduction of Medicare drug benefits in 2006, which provides coverage for the 40 million senior citizens enrolled in Medicare. This will increase the federal government’s share of the national drug bill and place greater emphasis on containing costs. The use of cheaper alternatives to branded products will be seen as one way to limit the costs of increased consumption levels. The development of Medicare formularies by plans which manage the new prescription drug benefit from 2006 will cover more drug categories than current private drug plans, offering even greater potential for generic use. Opportunities for therapeutic substitution in categories where there is generic competition will also help drive growth in the use of generics.

Aggressive efforts by innovator companies to sustain market share post patent expiration.  Innovator companies are trying hard to maintain market share after their patents expire through aggressive legal action and launching authorised generics. They may also attempt to prevent exclusivities by withdrawing the patents to curtail the growth of the generics. The acceleration in authorised generics is the biggest structural change in the industry. Authorised generics are generally an offshoot of (or a precursor to) the generic strategy of big branded pharmaceutical companies. This practice involves a branded pharmaceutical company countering the first generic threat to one of its drugs by facilitating the launch of its own generic version, typically via a subsidiary or through special arrangement with a generic firm. Though these practices have been used sporadically in the past, they are becoming increasingly common. These practices are being used by the innovator company to slow the loss of effective market share (and lessen the financial impact) and drive down the price of the bona fide generic.

Shared exclusivity diluting value of generic opportunity.  The Hatch-Waxman Act and its subsequent modifications in the United States was intended to promote generic competition by providing for a 180-days market exclusivity period for the first generic company to make its ANDA filing. However, there are certain circumstances in which the value of this period is diluted by the award of shared exclusivity among bona fide generic participants. In this scenario, two or more companies file ANDAs containing Paragraph IV certifications on the same day. The FDA has the authority to grant shared exclusivity in such an instance.

Generic Pharmaceutical Market in the United States

Generics are playing an increasingly prominent role in the US healthcare market. According to IMS Health, generics (including branded generics) accounted for over 55% of all prescriptions dispensed and 17.4% of all prescription dollars spent in 2004.

The generics market size in the US was valued at US$28 billion in 2005, according to Espicom Business Intelligence. Espicom Business intelligence estimates that the generic pharmaceutical market in Germany will reach US$43 billion by 2009.

In the recent years, the US generics market experienced intensified competition and increased price pressure. To counter the effects of price erosion in generics, the industry is consolidating in order to achieve economies of scale, offer a wider product portfolio and expand customer base.

The displacement of higher-priced brand-name drugs by less expensive generic products translates into significant savings for healthcare consumers. The Medicare Modernization Act, increased emphasis on overall healthcare cost containment and aging national demographics should lead to even greater demand for generics. Both private insurers, which according to IMS Health estimates account for 49% of retail drug spending, and public payers are placing more emphasis on cost containment. With prescription drug costs accounting for between 15% and 20% of employer-based health plans, employers are taking more controls over benefits. In the public sector, generics are being given greater prominence as state and federal budgets come under greater pressure.

Generic Pharmaceutical Markets in Europe

In Europe, most of the healthcare costs are largely borne by the state. With year on year increases in state spending on healthcare, governments have been seeking ways to reduce healthcare costs. Towards this end, the 25 European Union member states are in the process of streamlining the registration of medicines through mutual recognition procedures, which provide a mechanism for obtaining approval in other member states after approval has been granted in one member state.

In many European countries, doctors and pharmacies are also being incentivised, through financial and other means, to prescribe generic products. The uptake of generics in the European Union varies greatly from country to country, although the general trend is towards greater generic use. Generally speaking, higher priced markets, such as Germany and the United Kingdom, have encouraged the use of generics in order to keep costs down. This has been done through reimbursement reforms and pharmacy substitution measures.

Germany.  The German generics market is the largest in Europe and the government is implementing several healthcare reforms to cutail costs and enhance the usage of generics. The generics market size in Germany was valued at US$6.3 billion in 2005, according to Espicom Business Intelligence. Espicom Business intelligence estimates that the generic pharmaceutical market in Germany will reach US$8.1 billion by 2009.

The United Kingdom.  The generics market in the United Kingdom is the second largest in Europe. In the United Kingdom, the government continues to introduce measures aimed at reducing the public sector drug bill to encourage the use of generic products. The generics market size in UK was valued at US$4.4 billion in 2005, according to Espicom Business Intelligence. Espicom Business intelligence estimates that the generic pharmaceutical market in UK will reach US$5.8 billion by 2009.

France.  The French generics market is the third largest in Europe. A relatively high level of pharmacy substitution is a key reason for generic uptake in this market. The generics market size in France was valued at US$2.3 billion in 2005, according to Espicom Business Intelligence. Espicom Business intelligence estimates that the generic pharmaceutical market in Italy will reach US$4.8 billion by 2009.

Italy.  The Italian generics market is at an early stage of development compared to the other top five markets in Europe. Italy has a lower prices compared to other European Union markets, with strong local players excerting promotional pressure to encourage loyalty to organiator brands. The generics market size in Italy was valued at US$2.7 billion in 2005, according to Espicom Business Intelligence. Espicom Business intelligence estimates that the generic pharmaceutical market in Italy will reach US$3.7 billion by 2009.

Other Generic Pharmaceutical Markets

India.  The Indian pharmaceutical industry is a highly competitive and fragmented market with approximately 24,000 players. It is dominated by intensely promoted branded generics. The retail size of the Indian pharmaceutical market was estimated to be US$4.6 billion in 2004, having grown by 6.4% over the previous year, according to IMS Health. India manufactures over 400 bulk drugs and approximately 60,000 formulations are distributed by 500,000 chemists all over the country.

As a part of complying with the World Trade Organization’s 1994 General Agreement on Tariff and Trade (“GATT”), India committed to amend its patent laws to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights (“TRIPS”). This required India to introduce a product-patent regime for pharmaceutical products in India, effective January 1, 2005. India complied with these requirements in three stages. First, India introduced a transitionary system that would let product patent applications filed elsewhere after January 1, 1995 to be filed in India in a mail-box which would be opened for examination on January 1, 2005. India also increased the term of a patent to 20 years from the date of filing the application in compliance with TRIPS. Finally, the Indian Patents Act, 1970 was amended by the Patents (Amendment) Act, 2005 to comply with TRIPS, effective January 1, 2005, first through a presidential ordinance promulgated on December 26, 2004. The ordinance was then superceded by an Act of Parliament passed on March 22, 2005 and assented to by the President on April 4, 2005. This introduced a product patent system for pharmaceutical, food and agrochemicals in India, effective January 1, 2005.

A relatively high number of new product launches in 2004 and 2005 were a major growth driver for the Indian generics market. This trend, however, is not likely to continue as the high number of new product launches was primarily the result of efforts to launch new products before full implementation of the product patent regime. The chronic therapy segment continued to grow and accounted for 26% of the total market in 2004 as compared to 25% in 2003 as per IMS Stockist Sell Out Audit. This segment mainly includes anti-diabetes, cardiac, neuro-psychiatry, asthma, HIV, urology and antituberculosis therapies.

Brazil.  The generics market size in Brazil was valued at US$900 million in 2005, according to Espicom Business Intelligence, comprising approximately 6.3% of the total pharmaceutical market. Espicom Business intelligence estimates that the generic pharmaceutical market in Brazil will reach US$2.4 billion by 2009.

Russia.  The generics market size in Russia was valued at US$1.4 billion in 2005, according to Espicom Business Intelligence, comprising approximately 30% of the total pharmaceutical market. This is equivalent to approximately US$10 per capita. Espicom Business intelligence estimates that the generic pharmaceutical market in Russia will reach US$2 billion by 2009, or equivalent to US$14 per capita.

China.  China represents a potentially large healthcare market attracting a high level of overseas business including those from the pharmaceutical sector. According to Espicom Business Intelligence data for 2004, the size of the western style pharmaceutical market (as opposed to traditional Chinese medicine) is estimated to be around US$17.7 billion. Espicom Business Intelligence (June 2004) estimates a growth rate of approximately 8.5% and expects the Chinese market to maintain a ranking of just outside the top five in the world by the close of the decade. China, like India, is dominated by branded generics in the retail sector.

South Africa.  According to Espicom Business Intelligence, the generic pharmaceutical market in South Africa was valued at US$681 million in 2005 and generic penetration as a percentage of total pharmaceutical market was 38%. The increased use of generics remains one of the key elements of the government’s plans for reform of pharmaceutical use in South Africa. In addition, the most serious and high profile healthcare concern in South Africa is HIV infection for which generic medicines provide an affordable alternative. The introduction of compulsory generic substitution by the government in mid-2003 as part of its major overhaul of the pharmaceutical regulatory system should continue to drive growth in generics. Espicom Business Intelligence estimates the value of the generic sector in South Africa will grow to US$940 million by 2009.

Regulation

U.S. Regulatory Environment

All pharmaceutical manufacturers selling products in the United States are subject to regulation by the U.S. federal government, principally by the U.S. FDA and the Drug Enforcement Administration, and, to a lesser extent, by state and local governments. The Federal Food, Drug, and Cosmetic Act (“FFDCA”) and other federal statutes and regulations govern and influence the development, manufacture, testing, safety, efficacy, labeling, approval, storage, distribution, record keeping, advertising, promotion and sale of a pharmaceutical company’s products.

Non-compliance with the FFDCA or with regulations promulgated by the FDA may result in fines, criminal penalties, civil injunctions against shipments of products, recall and seizure of products, total or partial suspension of production, total or partial suspension of sale or import of products, refusal of the government to enter into supply contracts, refusal to approve new drug applications. Persons, including partnerships and corporations, who violate sections of the FFDCA can be criminally prosecuted.

The FDA regulates research, manufacture, promotion, and distribution of drugs in the United States, as well as importation and exportation of drugs. The FFDCA requires the filing and approval of applications before “new drugs,” including generic versions of “new drugs,” can be marketed. Human biologic drugs, regardless whether they are new drugs under the FFDCA, must be approved under the Public Health Service Act prior to marketing. The term “new drug” under the FFDCA applies, with certain exceptions, to any drug “not generally recognized” among qualified experts as safe and effective for use under the conditions described in its labeling. Even a drug that has become recognized as safe and effective for use under labeled conditions as a result of investigations into its safety and effectiveness may constitute a new drug under the FFDCA if the product has not otherwise been used to a material extent or for a material time under the conditions investigated.

Section 505 of the FFDCA describes three types of new drug applications for human drugs:

•	a full NDA;

•	a 505(b)(2) NDA; and

•	an ANDA.

A full NDA is submitted under Section 505(b)(1), and contains full reports of investigations of safety and effectiveness conducted by the applicant or for which the applicant has a right of reference.

A 505(b)(2) NDA is an NDA described in Section 505(b)(2) of the FFDCA for a drug for which one or more of the investigations relied upon by the applicant was not conducted by the applicant and for which the applicant has no right of reference from the person by or for whom the investigations were conducted. A 505(b)(2) NDA may be filed based in whole or in part on published literature, on the U.S. FDA determinations of safety and/or efficacy for classes of drugs, and/or on the FDA’s finding of safety and efficacy of previously approved drug.

The regulatory procedure for filing of ANDAs and 505(b)(2) NDAs was established in The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act. The 1984 amendments to the FFDCA established the current ANDA approval process, which permits generic versions (similar or identical products containing at least one of the same active ingredients) of previously approved drugs to be approved without submission of a full NDA or 505(b)(2) NDA approved based on bioequivalence rather than studies, including clinical studies, demonstrating safety and efficacy.

The statute permits filing of ANDAs for a drug product that is the “same as” a reference listed drug (“RLD”), with respect to active ingredient, route of administration, dosage form, strength and conditions of use recommended in the labeling and for a drug product with certain changes from a listed drug if the FDA has approved a suitability petition permitting submission of an ANDA for a changed drug product. ANDAs do not contain safety and clinical efficacy studies as required in NDAs but are required to show that its generic drug is bioequivalent to the reference listed drug (or, in certain limited circumstances, that the drug has the same therapeutic effect). The FDA provides information to the public with regard to generic drugs that the agency deems therapeutically equivalent to the RLD. The agency deems a generic product to be therapeutically equivalent to the RLD if it is pharmaceutically equivalent (same active ingredient or ingredients, strength, dosage form, and route of administration) and bioequivalent to the RLD. The Hatch-Waxman Act also provide for market exclusivity provisions that can delay the submission and/or the approval of generic applications. They delay competitive products from entering the market by delaying the FDA’s approval or, in some circumstances, its acceptance of certain ANDAs and 505(b)(2) NDAs. These statutory exclusivity provisions are implemented and monitored by the U.S. FDA.

A five-year period of exclusivity known as NCE Exclusivity is granted to NDAs for products containing an “active moiety” (defined by the FDA as ”the molecule or ion responsible for the physiological or pharmacological action of the drug substance, irrespective of its form or indication”) that has not been previously approved by the FDA in any other NDA. NCE Exclusivity is unique in that it prohibits U.S. FDA from accepting an ANDA or 505(b)(2) NDA for a period of five years after approval of the NCE drug unless the ANDA or 505(b)(2) NDA contains a certification of patent invalidity or non-infringement (a Paragraph IV certification), in which case the ANDA or 505(b)(2) NDA may be submitted after four years.

Three years of exclusivity is granted for NDAs, including supplemental NDAs, when the application is supported by new clinical investigations that are essential to approval.

Pediatric exclusivity may extend five-year exclusivity and three-year exclusivity by six months as a reward for conducting certain types of studies in children. Pediatric exclusivity may also add an additional six-month delay to the approval of ANDAs and 505(b)(2) NDAs that are delayed by patents. To qualify for pediatric exclusivity, a pediatric study must be based on a written request by The U.S. FDA but need not be successful. Pediatric exclusivity can be earned for drugs that are already approved and also for drugs in the approval process. Pediatric exclusivity attaches to any marketing exclusivity and statutory delay associated with a patent that covers a drug product with the same active moiety as the product that was the subject of the pediatric study, meaning that pediatric exclusivity is not limited to the product that was studied in the pediatric population.

An orphan drug is, with certain exceptions, a drug intended to treat “rare” diseases or conditions that affect 200,000 or fewer persons in the United States. The FFDCA provides NDA holders with a seven-year period of exclusivity for an orphan indication following an U.S. FDA approval of the indication. Orphan drug exclusivity prohibits approval not only of generic products but also of NDAs, including full NDAs, for products that contain the same active ingredient drug and are labeled for the same orphan indication.

The Hatch Waxman Act also provides in certain circumstances for extension of expiration dates of patents for drugs approved under NDAs to compensate for the reduction of effective life of the patent that result from time spent in clinical trials and time spent by the FDA reviewing the application. Under the terms of the Hatch-Waxman Act, an applicant submitting an ANDA or a 505(b)(2) NDA that relies on the approval of another NDA must make certain certifications with respect to the patent status of the drug for which it is seeking approval. With respect to every patent that claims the RLD or a method of use approved for the RLD, the ANDA and 505(b)(2) applicant must include a certification that states its position with respect to the patent.

In the event that such applicant plans to challenge the validity and/or enforceability of an existing patent that is listed for the previously approved NDA in the U.S. FDA’s Orange Book or asserts that the proposed product does not infringe a listed patent, the applicant must file a Paragraph IV certification to that effect. Submission of an ANDA or 505(b)(2) NDA challenging a patent listed for an NDA can result in protracted and expensive patent litigation. When such a lawsuit is brought within 45 days of receiving notice of the submission of an ANDA or 505(b)(2) NDA containing a Paragraph IV certification, the U.S. FDA is, with certain exceptions, precluded from approving the ANDA or 505(b)(2) NDA until the earlier of thirty months or a court decision finding the patent invalid, not infringed or unenforceable.

The statute provides an incentive of 180 days of market exclusivity to the first ANDA applicant or applicants who challenge a listed patent. Under the original provisions of the Hatch-Waxman Act, which still apply to certain ANDAs (where the first Paragraph IV certification for any listed patent was submitted before December 8, 2003), the first ANDA applicant or applicants to satisfy the statutory requirements related to a Paragraph IV certification with regard to a particular listed patent are entitled to a delay in the approval of other ANDAs containing Paragraph IV certifications with regard to the same listed patent until 180 days after the earlier of the first commercial marketing of the drug by the first applicant or a final court decision that the patent is invalid, unenforceable, or not infringed. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 modified certain provisions of the Hatch-Waxman Act related to 180-day exclusivity. These provisions apply where the first Paragraph IV certification for any listed patent was submitted on or after December 8, 2003. Under these provisions, 180 days of market exclusivity is awarded to each ANDA applicant submitting a Paragraph IV certification for the same drug with regard to any patent on the first day that any ANDA applicant submits a Paragraph IV certification for the same drug. The 180-day exclusivity period begins on the date of first commercial marketing of the drug by any of the first applicants. However, a first applicant may forfeit its exclusivity in a variety of ways, including the following:

•	the applicant fails to obtain tentative approval within 30 months after the application is filed;

•	the applicant fails to market its drug by the later of two dates calculated as follows: (a) 75 days after approval or 30 months after submission of the ANDA, whichever comes first, or (b) 75 days after each patent for which the first applicant is qualified for 180-day exclusivity is either (i) the subject of a final court decision holding that the patent is invalid, not infringed, or unenforceable or (ii) withdrawn from listing with the U.S. FDA (court decisions, including settlements, qualify if either the first applicant or any applicant with a tentative approval is a party; a final court decision is a decision by a court of appeals or a decision by a district court that is not appealed);

•	the applicant withdraws the ANDA or amends each of the Paragraph IV certifications;

•	the applicant enters into an agreement found to be in violation of antitrust laws; or

•	all the patents that earned the applicant eligibility for the exclusivity expire.

The Generic Drug Enforcement Act of 1992 established penalties for wrongdoing in connection with the development or submission of an ANDA by authorizing the U.S. FDA to permanently or temporarily debar such companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market generic drugs. The U.S. FDA may suspend the distribution of all drugs approved or developed in connection with wrongful conduct and also has authority to withdraw approval of an ANDA under certain circumstances. The U.S. FDA may also significantly delay the approval of a pending NDA or ANDA under its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy.

Manufacturers of generic drugs must also comply with various labelling, advertising, and product quality requirements, including the U.S. FDA’s current good manufacturing practice standards or risk the sanctions described above, including injunction against manufacture or distribution, seizure of drug products, and the U.S. FDA’s refusal to approve pending ANDAs. Products manufactured outside the United States and marketed in the United States are subject to all of the above regulations, as well as to the U.S. FDA and US customs regulations at the port of entry. Products marketed outside the United States that are manufactured in the United States may be exempt from certain of the aforementioned requirements, but are subject to various export statutes and regulations, as well as regulation by the country or countries to which the products are exported.

The Centers for Medicare & Medicaid Services (“CMS”) is responsible for, among other things, enforcing legal requirements governing rebate agreements between the federal government and pharmaceutical manufacturers. Drug manufacturers’ agreements with CMS provide that the drug manufacturer will report on its average manufacturer price and remit to each state Medicaid agency, on a quarterly basis, certain rebates. For generic drugs marketed under ANDAs covered by a state Medicaid program, manufacturers are required to rebate 11% of the average manufacturer price (sales to the retail class of trade net of cash discounts and certain other reductions). For products marketed under NDAs, manufacturers are generally, with certain exceptions, required to rebate the greater of 15.1% of the average manufacturer price (net of cash discounts and certain other reductions) or the difference between such average manufacturer price and the best price during a specified period. An additional rebate for products marketed under NDAs is payable if the average manufacturer price increases at a rate higher than inflation.

Various state Medicaid programs have in recent years adopted supplemental drug rebate programs that are intended to provide the respective states with additional manufacturer rebates that cover patient populations that are not otherwise included in the traditional Medicaid drug benefit coverage. These supplemental rebate programs are generally designed, with certain exceptions, to mimic the federal drug rebate program in terms of how the manufacturer rebates are calculated, for example, as a percentage of average manufacturer price. There are several initiatives under consideration before Congress that are intended to increase the amount and timeliness of the rebate program and otherwise reduce the amount Medicaid spends on prescription drugs.

Indian Regulatory Environment

All pharmaceutical companies that manufacture and market pharmaceutical products in India are subject to various national and state laws and regulations, which principally include the Drugs and Cosmetics Act, 1940, as amended, or the DCA, the DPCO, various environmental laws, labor laws and other government statutes and regulations. These regulations govern a variety of activities including manufacturing, advertising, promotion, export, import, sale and distribution of pharmaceutical products.

In India, manufacturing licenses for drugs and pharmaceuticals are issued by state drug authorities. Under the DCA or the rules thereunder, the state drug administrations are empowered to issue manufacturing licenses for drugs if they are approved for marketing in India by the Drug Controller General of India, or DCGI. Prior to granting licenses for any new drugs or combinations of new drugs, DCGI clearance has to be obtained in accordance with the Drugs and Cosmetics Act. Schedule Y of the DCA prescribes the requirements for the grant of permission to conduct clinical trials and for manufacturing or import of new drugs for marketing in India. Schedule Y of the DCA prescribes specific procedures that need to be followed while conducting clinical trials in India, including safety and ethical norms, responsibilities of sponsors and investigators. Schedule M of the DCA prescribes various good manufacturing practices and requirements for the premises, plant and equipment used for manufacture of pharmaceutical products.

The advertisement of drugs is regulated by the provisions of the Drugs & Magic Remedies (Objectionable Advertisement) Act, 1954, as amended, or DMRA. The DMRA prohibits the publication of misleading advertisements relating to drugs and the import into or export from India of certain advertisements. The DMRA also prohibits the advertisement of any drug for certain specified diseases and disorders.

Under the present drug policy of the government of India, 74 bulk drugs have been specified in the first schedule of the DPCO and are called “Scheduled Drugs” subject to price control. A bulk drug is defined as any pharmaceutical, chemical, biological or plant product that conforms to certain prescribed standards and is used as such or as an ingredient in any formulation. The government of India has established the National Pharmaceutical Pricing Authority, or NPPAto control pharmaceutical prices. Under the DPCO, the NPPA has the authority to fix the maximum selling price for Scheduled Drugs. The NPPA fixes/revises the prices of these Scheduled Drugs and their corresponding formulations as per the provisions of the DPCO. Prices of non-scheduled formulations are fixed by the manufacturers themselves but are monitored by NPPA in accordance with prescribed guidelines.

Import and export of pharmaceutical products is regulated by the export and import, or EXIM policy currently in force. Exports are also subject to laws prevalent in importing countries.

On March 22, 2005, the government of India passed the Patents (Amendment) Act 2005, introducing a product patent regime for food, chemicals and pharmaceuticals in India. The Patents (Amendment) Act 2005 specifically provides that new medicines (patentability of which is not specifically excluded) for which a patent has been applied for in India on or after January 1, 1995 and for which a patent is granted cannot be manufactured or sold in India by other than the patent holder and its assignees and licensees.

European Regulatory Environment

The European Union directive makes it mandatory for medicinal products to have a marketing authorization before they are placed on the market in the European Union. Authorizations are granted by individual European Union member states upon the filing of a National Filing and an assessment of quality, safety and efficacy. The term of certain pharmaceutical patents may be extended in Europe through the Supplementary Protection Certificate system by up to five years in order to extend effective commercialization exclusivity of the innovator product up to a total of 15 years of exclusivity. Under this procedure, for example, some French and Italian patents were extended up to eight and 18 years, respectively.

Furthermore, in order to control expenditures on pharmaceuticals, most member states in the European Union regulate the pricing of such products and in some cases limit the range of different forms of a drug available for prescription by national health services. These controls can result in considerable price differences among member states.

Additionally, data exclusivity provisions in Europe may prevent launch of a generic product by six or 10 years from the date of the first market authorization in the European Union. Legislation has been adopted (Grant of Marketing Authorisation via the Centralised Procedure) which lengthens the exclusivity period for new products to 10 years for all members of the European Union, with a possibility of extending the period to 11 years under certain circumstances. New legislation also enables the submission of a generic dossier to the health authorities eight years after the first market authorization, and allows for research and development work during the patent term for the purpose of submitting registration dossiers (the so-called “Bolar” provision in the European Union).

All pharmaceutical companies that manufacture and market products in Germany are subject to the rules and regulations defined by the German drug regulator, the Bundesinstituts für Arzneimittel und Medizinprodukte (“BfArM”) and the Federal Drug Authorities.

In Germany, the government has introduced several healthcare reforms in order to control healthcare spending and promote the prescribing of generic drugs. In late 2003, the German government passed the healthcare reform act (“GKV-Modernisierungs-Gesetz”) which became effective January 1, 2004. As the reform aimed to reduce overall healthcare costs, the majority of changes were related to reimbursement. Subsequently, the German government passed the Economic Optimization of the Pharmaceutical Care Act (“Arzneimittelversorgungs-Wirtschaftlichkeisgestz” or “AVWG”) which became effective May 1, 2006 which also is designed to contain increased pharmaceutical costs. The AVWG’s provisions include, among other things: prohibitions on the provision of free goods to pharmacists; limitations on the payment of rebates to wholesalers and pharmacists; prohibitions on price increases for generics prior to March 31, 2008; implementation of additional mandatory rebates of 10% if pharmaceutical prices are not 30% below the reference prices as published by the German government; reduction of fixed prices as of July 1, 2006; and empowering the SHI organizations to waive copayments by patients.

Miscellaneous Regulatory Matters.

Pharmaceutical companies are also governed by national, regional and local laws of general applicability, such as laws regulating working conditions. In addition, pharmaceutical manufacturers are subject, to various national, regional and local environmental protection laws and regulations, including those governing the discharge of materials into the environment. Compliance with such environmental provisions is not expected to have a material effect on our operations in the foreseeable future.

As discussed above, exclusivity provisions exist in many countries worldwide and may be introduced by additional countries in the future, although their application is not uniform. In general, these exclusivity provisions prevent the approval and/or submission of generic drug applications to the health authorities for a fixed period of time following the first approval of the brand-name product in that country. As these exclusivity provisions operate independently of patent exclusivity, they may prevent the submission of generic drug applications for some products even after the patent protection has expired.

Intellectual Property Rights

A patent allows its owner to exclude others from making, using or selling products or technology that are covered by the patent claims. The term of a patent varies by jurisdiction but in the United States a patent generally has a term of 20 years from filing or 17 years from issuance. In addition to patents, intellectual property is often protected by copyright laws, trade secret laws and trademark laws.

Different countries have produced different intellectual property rights laws, each one a balance between the industry’s desire to capitalise on its investments in technological development and the rights of society to benefit from the knowledge and resources of its country. In recent times, intellectual property rights have become synonymous with the debate on generic drug production and trade.

Pharmaceutical products are covered by a number of patents, sometimes by as many as 30 to 40 patents or more. In addition, a patent on a “new use” can block the registration or marketing of a generic for treatments where the base patent has already expired. Three of the key forms of patent protection are:

•	Product patents. Pharmaceutical product patents protect a particular molecular structure, compound, combination, composition, product, formulation, dosage form, kit or the like and in most jurisdictions prevent everyone else from making, using, offering for sale and selling a pharmaceutical product that embodies the patented molecular structure, compound, combination, composition, product, formulation, dosage form, kit or the like without permission.

•	Process patents. Pharmaceutical process patents protect only the method by which a product is made, not the molecular structure of the product itself. If someone can make the same product by a different non-infringing process, the holder of a process patent cannot prevent the product from being reproduced.

•	Use/utility patents. Patents to protect the use of a product or NCE for particular therapeutic indications.

With the advent of the World Trade Organization and TRIPS, there has been a general tendency towards a tightening of intellectual property laws around the world, to bring countries into line with the United States and the European Union provisions. This naturally reduces the scope for generic manufacturers to produce their own versions of newer, top-selling drugs.

BUSINESS

We are an emerging global pharmaceutical company with proven research capabilities. We produce active pharmaceutical ingredients and intermediates, finished dosage forms and biotechnology products and market them globally, with a focus on India, the United States, Europe and Russia. We are vertically integrated and use our active pharmaceutical ingredients and intermediates in our own finished dosage products. We conduct basic research in the areas of cancer, diabetes, cardiovascular disease, inflammation and bacterial infection.

Our total revenues for the year ended March 31, 2006 were Rs.24,267.0 million (U.S.$545.6 million). We derived 34.1% of these revenues from sales in India, 16.4% from the United States and Canada (“North America”), 14.7% from Russia and other countries of the former Soviet Union, 17.8% from Europe and 17.0% from other countries. Our net income for fiscal 2006 was Rs.1,628.9 million (U.S.$36.6 million). We were the third largest listed Indian pharmaceutical company by revenues for the year ended March 31, 2006 and we were the largest listed Indian pharmaceutical company by revenues for the six months ended September 30, 2006. Our revenues have grown at a Compounded Annual Growth Rate (“CAGR”) of 17% between the year ended March 31, 2001 and March 31, 2006.

Our total revenues for the three months ended June 30, 2006 were Rs.14,049.4 million (U.S.$306.3 million). For the three months ended June 30, 2006, we received 34.6% of our revenues from North America (United States and Canada), 17.0% of our revenues from India, 10.4% of our revenues from Russia and other former Soviet Union countries, 23.1% of our revenues from Europe and 14.9% of our revenues from other countries. Our net income for the three months ended June 30, 2006 was Rs.1,397.6 million (U.S.$30.5 million).

Our total revenues for the three months ended June 30, 2005 were Rs.5,591.4 million (U.S.$121.9 million). In the three months ended June 30, 2005, we received 11.8% of our revenues from North America (United States and Canada), 37.3% from India, 18.0% from Russia and other former Soviet Union countries, 18.5% from Europe and 14.5% from other countries. Our net income for the three months ended June 30, 2005 was Rs.347.3 million (U.S.$8 million).

OUR STRATEGY

Our vision is to build a discovery-led global pharmaceutical company, with a strong pipeline of generics as well as innovative products. Our strategy to achieve this vision is as follows:

•	Our core businesses of active pharmaceutical ingredients and intermediates and formulations are well established with a track record of growth and profitability. We are focused on cost competitiveness and improving our position in existing markets and expanding into selected new markets in an effort to continue this growth and profitability.

•	In our global generics business, we are building a pipeline of products that will help us drive growth in the medium-term in the United States and Europe. We are focusing on key markets in Europe, including Germany, Spain, Italy, France and Poland in order to build a dominant presence in these markets.

•	We are also actively pursuing external business development opportunities to supplement our internal growth initiatives, including acquisitions and alliances.

•	We are also focused on positioning our custom pharmaceutical services business as partner of choice for the strategic outsourcing needs of innovator pharmaceutical companies.

•	In addition, we are focusing our investments on innovation led businesses, including drug discovery with a goal of building our drug discovery pipeline, and our most recent business focus, specialty pharmaceuticals, which is currently in the research and development phase. These businesses, while being investment intensive and having long lead times, have the potential to provide significant growth as well as sustained revenues and profitability for much longer periods due to patent protected franchises.

OUR COMPETITIVE STRENGTHS

We believe that our principal competitive strengths include the following:

Global presence.  We have established sales and marketing organizations in key pharmaceutical markets, including the United States, India, Germany, Russia, the United Kingdom, South Africa, Brazil and China, with a global field force of more than 2,000 personnel. We operate 13 manufacturing facilities in three countries. We believe this global presence is one of our most important strengths in part because a substantial barrier to growth for generics companies is establishing the requisite sales and marketing infrastructure in new markets. Our products are sold in over 40 countries, with our key markets located in the United States, India, Russia, and Europe and an increasing presence in the other key markets. We believe this geographical diversification provides us with an advantage over other leading generics companies and helps to reduce our dependence on any one market or region as well as diminishes the impact of downturns in a particular market or region.

Research & Development Expertise.  Our proven capabilities and cost advantage in research and development allow us to bring to market a broad array of pharmaceutical products. With over 1,300 research and development staff, we focus on developing APIs, Finished Dosages, Biogenerics, Specialty products and New Chemical Entities, or NCEs. Our strong process chemistry skills, formulation development capabilities, regulatory and intellectual property expertise are well integrated creating a strong global product development platform. We are leveraging our strengths to create a strong product pipeline, including products with differentiation. We are also leveraging our strengths in discovery research to build a pipeline of NCEs addressing unmet medical needs in the areas of cardiovascular and metabolic disorders.

Vertically integrated operations.  The vertical integration of our operations enables us to sustain price competitiveness in our major markets. We are able to keep our manufacturing costs lower by taking advantage of our in-house production of active pharmaceutical ingredients, the key building blocks for producing finished dosages, which supply a majority of our production requirements. In addition, most of our manufacturing facilities are located in India, providing access to cost efficient manufacturing operations.

Broad portfolio and large pipeline.  A broad and robust pipeline is key to long-term profitable growth. We have made and continue to make significant investments in building a global pipeline to address the market opportunities in both the global generics industry as well as our innovation driven drug discovery and specialty pharmaceuticals segments. As of September 30, 2006, we had 83 abbreviated new drug applications (“ANDAs”) filed with the United States Food and Drug Administration (“U.S. FDA”), of which 27 had been approved and 56 were pending approval, which according to IMS MAT data dated December 2005 relate to brand name drugs having aggregate sales in the United States of approximately U.S. $61 billion. Of the 56 ANDAs pending approval, 33 have been filed with a Paragraph IV certification. As of September 30, 2006, we had a pipeline of 86 DMFs in the United States and 42 DMFs in Europe. As of September 30, 2006, we had 9 NCEs in various stages of development including 5 in clinical development. As of September 30, 2006, we also had 10 biogenerics products in various stages of development.

Management strength and vision.  We have assembled a strong and experienced management team with global business and technical expertise. Management’s experience and vision will enable us to become a discovery-led global pharmaceutical company.

OUR PRINCIPAL AREAS OF OPERATIONS

The following table shows our revenues and percentage of total revenues of our formulations, active pharmaceutical ingredients and intermediates, generics, critical care and biotechnology, drug discovery and custom pharmaceutical services segments for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,											Three Months Ended June 30,
Segment	2004			2005			2006					2006
	(Rs. in millions, U.S.$ in thousands)

Formulations	Rs.	7,507.5	37.3%	Rs.	7,822.9	40.1%	Rs.	9,925.9	40.9%	U.S.$	223,155.5	Rs.	3,336.8	23.7%	U.S.$	72,745
Active pharmaceutical
ingredients and intermediates		7,628.5	38.0		6,944.5	35.6		8,238.0	34.0		185,208.1		2,300.8	16.4%		50,159
Generics		4,337.5	21.6		3,577.4	18.3		4,055.8	16.7		91,181.7		6,737.2	48.0%		146,876
Critical care and biotechnology		411.0	2.0		527.1	2.7		691.1	2.8		15,536.7		198.0	1.4%		4,317
Drug discovery		—	—		288.4	1.5		—					25.3	0.2%		551
Custom pharmaceutical services		113.1	0.6		311.6	1.6		1,326.8	5.5		29,829.8		1,418.3	10.1%		30,920
Other		105.9	0.5		47.5	0.2		29.4	0.1		660.3		33.0	0.2%		719

Total revenues	Rs.	20,103.5	100.0%	Rs.	19,519.4	100.0%	Rs.	24,267.0	100.0%	U.S.$	545,572.1	Rs.	14,049.4	100.0%	U.S.$	306,287

Formulations Segment

Formulations, also referred to as branded finished dosages, are finished pharmaceutical products ready for consumption by the patient. Branded means we package the formulations for sale under our brand name. We sell branded formulations in India, Russia and other emerging markets. Formulations accounted for 40.9% of our revenues in fiscal 2006 and 23.7% of our revenues in the three months ended June 30, 2006.

Markets

We export our branded formulations to over 40 countries worldwide. Our major markets in this segment are India, Russia and other countries of the former Soviet Union, Central Eastern Europe, Southeast Asian countries and Latin America. We have also expanded our presence in emerging markets, such as Romania, Albania, South Africa, Peru and in the Middle East region. We have progressively increased the number of countries in which we market our formulations by registering our products in various markets around the world. During fiscal 2006, we filed 508 new product dossiers in various countries around the world. During the three months ended June 30, 2006, we filed 74 new product dossiers in various countries around the world. Our formulations portfolio includes brands covering several therapeutic segments. We launched 50 new products in the past 30 months.

The following table sets forth formulations revenues by geographic area for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,											Three Months Ended June 30,
	2004			2005			2006					2006
Country	Revenues		% Total(1)	Revenues		% Total(1)	Revenues				% Total(1)	Revenues				% Total(1)
	(In millions)			(In millions)			(In millions)					(In millions)

India	Rs.	4,729.3	63.0%	Rs.	4,360.2	55.7%	Rs.	5,525.7	U.S.$	124.2	55.7%	Rs.	1,615.1	U.S.$	35.2	48.4%
Russia		1,781.8	23.7		2,107.2	26.9		2,583.2		58.1	26.0		1,097.2		23.9	32.9
Ukraine		184.2	2.5		257.8	3.3		413.4		9.3	4.2		215.0		4.7	6.4
Kazakhstan		154.5	2.1		183.7	2.3		239.4		5.4	2.4		49.2		1.1	1.5
Romania		82.0	1.1		102.6	1.3		192.3		4.3	1.9		100.5		2.2	3.0
Belarus		100.2	1.3		140.1	1.8		156.4		3.5	1.6		51.2		1.1	1.5
South Africa		—	—		52.1	0.7		142.0		3.2	1.4		45.3		1.0	1.4
Vietnam		56.7	0.8		73.5	0.9		95.0		2.1	1.0		16.5		0.4	0.5
Venezuela		70.4	0.9		96	1.2		55.6		1.3	0.6		37.2		0.8	1.1
Myanmar		47.6	0.6		68.1	0.9		81.4		1.8	0.8		—		—	—
Others		300.8	4		381.6	4.9		441.5		9.9	4.4		109.6		2.4	3.3

Total	Rs.	7,507.5	100.00%	Rs.	7,822.9	100.00%	Rs.	9,925.9	U.S.$	223.1	100.00%	Rs.	3,336.80	U.S.$	72.7	100.0%

(1)	Refers to our revenues from formulations sales in the applicable country expressed as a percentage of our total revenues from formulations sales throughout the world.

India.  Our revenues from sales of formulations in India were 55.7% and 48.4% of our total formulations sales for fiscal 2006 and three months ended June 30, 2006 respectively. In India, our formulations business focuses mainly on the therapeutic categories of cardiovascular, diabetes management, gastro-intestinal and pain management. As of June 30, 2006, we had a total of 123 brands. Our top ten brands together accounted for 51.9% of our formulations revenues in India for three months ended June 30, 2006. Our sales of formulations in India grew at 15.9% for the three months ended June 30, 2006 as compared to the industry average growth of 15.8% according to Operations Research Group International Medical Statistics (“ORG IMS”), a market research firm, in its March Moving Annual Total report for the 12-month period ending June 2006. According to ORG IMS, as of June 2006, we had 41 brands that were ranked either first or second in terms of sales in India in their respective product categories. According to the Center for Marketing and Advertising Research Consultancy (“CMARC”) report for the period March 2006 to June 2006, which measures doctors’ prescriptions, we were the sixth most prescribed company in India.

New product launches during the three months ended June 30, 2006 accounted for 2.2% of our revenues from sales of formulations in India. Key product launches included Becelace forte, our brand of Lactobacillus+B Complex and Leon, our brand of Levofloxacin. In the last 30 months, we have launched about 50 new products including line extensions.

The following table provides a summary of our sales in India in our therapeutic categories for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,														Three Months Ended June 30,
	2004				2005				2006						2006
	Number				Number				Number						Number
Therapeutic	of our				of Our				of Our						of Our
Category(1)	Products	Revenues		%(2)	Products	Revenues		%(2)	Products(3)	Revenues				%(2)	Products(3)	Revenues				%(2)
		(In millions)				(In millions)				(In millions)						(in millions)

Cardiovascular	35	Rs.	928.3	19.6	35	Rs.	937.6	21.5	32	Rs.	1,094.1	U.S.$	24.6	19.8	35	Rs.	324.66	U.S.$	7.08	20.10%
Gastro-intestinal	36		1,015.00	21.5	38		902	20.7	33		1,037.50		23.3	18.8	33		325.20		7.09	20.13
Pain management	36		783.6	16.6	19		713.7	16.4	19		781.6		17.6	14.1	19		234.05		5.10	14.49
Diabetes management	23		301.1	6.4	21		297.9	6.8	24		458.5		10.3	8.3	25		124.65		2.72	7.72
Neutraceuticals	20		301.3	6.4	16		243.9	5.6	14		313.8		7.1	5.7	14		85.63		1.87	5.30
Anti-infectives	30		439.1	9.3	19		324.1	7.4	16		295.9		6.7	5.4	21		93.18		2.03	5.77
Dermatology	19		206.1	4.4	16		206.5	4.7	18		253.5		5.7	4.6	17		63.26		1.38	3.92
Dental	23		173.2	3.7	22		177.3	4.1	21		220.4		5	4	21		62.91		1.37	3.89
Urology	10		96.6	2	17		131.5	3	14		148.7		3.3	2.7	18		50.96		1.11	3.16
Respiratory	19		206.6	4.4	14		177.5	4.1	11		140.2		3.2	2.5	12		36.16		0.79	2.24
Gynecology	10		116	2.5	7		110.9	2.5	8		124.1		2.8	2.2	9		38.14		0.83	2.36
Others	14		162.4	3.4	10		137.3	3.1	25		657.4		14.8	11.9	35		176.34		3.84	10.92

Total	275	Rs.	4,729.3	100%	234	Rs.	4,360.2	100%	235	Rs.	5,525.7	U.S.$	124.4	100%	259	Rs.	1,615.14	U.S.$	35.21	100%

(1)	The categorization into therapeutic segments is based on current marketing practice and focuses on therapies.

(2)	Refers to the therapeutic category’s revenues from sales in India expressed as a percentage of our total revenues from sales in all of our therapeutic categories in India.

(3)	Products of the same strength sold in different packs have been re-grouped as one product in fiscal 2006.

The following tables summarize the position of our top 10 brands in the Indian market for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006 respectively:

			Rank of our Brand	Market Share of
	Therapeutic	Therapeutic Sub-	Within Product	Our Brand Within	Brand
Brand	Category	Category(1)	Category(1)	Product Category(2)	Growth(3)

Nise	Pain management	Non-steroidal anti-inflammatory	1	23.9%	6.98%
Omez	Gastro-intestinal	Anti-ulcerant	1	45.2	12.6
Stamlo	Cardiovascular	Anti-hypertensive	1	24.2	4.1
Stamlo beta	Cardiovascular	Anti-hypertensive	2	14.0	12.4
Enam	Cardiovascular	Anti-hypertensive	2	26.0	(3.6)
Atocor	Cardiovascular	Lipid lowering agent	3	8.8	26.8
Razo	Gastro-intestinal	Anti-ulcerant	3	9.5	42.6
Reclimet	Diabetes management	Sulphonylurea anti-diabetic	4	7.9	12.3
Clamp	Anti-infectives	Anti-infectives	4	12.8	0.4
Mintop	Dermatology	Alopecia	1	73.9	1.2

(1)	Therapeutic sub-categories are the specific groups within each therapeutic category and product categories are the compound groups within each therapeutic sub-category. Source: Operations Research Group March 2006.

(2)	Refers to the brand’s revenues from sales in India expressed as a percentage of our total revenues from sales in all of our therapeutic categories in India for fiscal 2006.

(3)	Revenue growth determined based on retail sales over the corresponding 12-month period for the previous year. Source: Operations Research Group March 2006.

	Fiscal Year Ended March 31,									Three Months Ended June 30,
Brand	2004		2005		2006				%Total(1)	2006				%Total(1)
					(In millions)					(In millions)

Nise	Rs.	655.6	Rs.	537.9	Rs.	736.0	U.S.$	16.5	13.3%	Rs.	214.83	U.S.$	4.68	13.3%
Omez		622.6		528.1		690.8		15.5	12.5		213.85		4.66	13.2
Stamlo		293.2		298.2		339.7		7.6	6.1		107.94		2.35	6.7
Stamlo Beta		187.7		186.7		262.8		5.9	4.8		69.36		1.51	4.3
Enam		163.9		162.1		172.7		3.9	3.1		47.10		1.03	2.9
Atocor		100.6		115.8		167.2		3.8	3		44.98		0.98	2.8
Razo		49.7		65.2		127.3		2.9	2.3		50.81		1.11	3.1
Reclimet		73.3		79.1		123.7		2.8	2.2		34.42		0.75	2.1
Clamp		106.5		100.6		118.3		2.7	2.1		26.74		0.58	1.7
Mintop		99.1		98.4		109.1		2.5	2		27.77		0.61	1.7

Total	Rs.	2,352.2	Rs.	2,172.1	Rs.	2,847.6	U.S.$	64.1	51.4%	Rs.	837.80	U.S.$	18.26	51.9%

(1)	Refers to the brand’s revenues from sales in India expressed as a percentage of our total revenues from sales in all of our therapeutic categories in India.

Russia.  Russia is our largest international market in our formulations business and our sales of formulations in this market accounted for 26.0% and 32.9% of our revenues in the formulations segment in fiscal 2006 and the three months ended June 30, 2006. Pharmexpert, a market research firm, ranked us number 18 in sales in Russia with a market share of 1.21% as of March 2006 in its moving annual total report for first quarter 2006 (the “MAT Q1 2006 Report”). Pharmexpert also reported that the market growth during fiscal 2006 was 20.13%. All of the companies ranked ahead of us by Pharmexpert were either multinational corporations or of European origin. Accordingly, we were the top ranked Indian pharmaceutical company in Russia. Pharmexpert, ranked us number 8 in sales in Russia in the retail prescription segment as of June 2006 in its moving annual total report for second quarter 2006 (the “MAT Q2 2006 Report”).

The following table provides a summary of our revenues in Russia by therapeutic category for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,														Three Months Ended June 30,
	2004				2005				2006						2006
	Number				Number				Number						Number
Therapeutic	of			%	of			%	of					%	of					%
Category	Products	Revenues		Total(1)	Products	Revenues		Total(1)	Products	Revenues				Total(1)	Products	Revenues				Total(1)
		(In millions)								(In millions)						(In millions)

Pain management	9	Rs.	477.4	26.80%	9	Rs.	660.3	31.30%	9	Rs.	929.6	U.S.$	20.9	36.00%	9	Rs.	395.1	U.S.$	8.61	36.01%
Anti-infectives	7		435.4	24.4	7		505.1	24	6		546.5		12.3	21.2	6		198.7		4.33	18.11
Gastro-intestinal	2		400.2	22.5	2		493	23.4	3		608.6		13.7	23.6	3		268.2		5.85	24.44
Cardiovascular	4		338.2	19	4		306.2	14.5	4		288.9		6.5	11.2	4		107.9		2.35	9.83
Dermatology	4		92.7	5.2	4		96.4	4.6	4		142.4		3.2	5.5	4		76.6		1.67	6.98
Others	6		37.9	2.1	7		46.2	2.2	6		67.1		1.5	2.6	6		50.7		1.11	4.64

Total	32	Rs.	1,781.8	100.00%	33	Rs.	2,107.2	100.00%	32	Rs.	2,583.1	U.S.$	58.1	100.00%	32		1,097.2		23.92	100.00%

(1)	Refers to the therapeutic category’s revenues from sales in Russia expressed as a percentage of our total revenues from sales in all of our therapeutic categories in Russia.

The following table provides a summary of our principal products in the Russian market for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,					Three Months Ended June 30,
		2004		2005		2006				2006
Brand	Therapeutic Category	Revenues	%Total(1)	Revenues	%Total(1)	Revenues			%Total(1)	Revenues			%Total(1)
		(In millions)		(In millions)		(In millions)				(In millions)

Omez	Gastro-intestinal	Rs.394.6	22.10%	Rs.488.7	23.20%	Rs.603.5	U.S.$	13.6	23.40%	Rs.262.61	U.S.$	5.73	23.93%
Ciprolet	Anti-infectives	385	21.60%	450.2	21.40%	484.7		10.9	18.80%	168.98		3.68	15.40
Ketorol	Pain management	263.1	14.80%	339.3	16.10%	511.9		11.5	19.80%	188.21		4.10	17.15
Nise	Pain management	185.6	10.40%	296.8	14.10%	379.2		8.5	14.70%	196.47		4.28	17.91

Total		1,228.30	68.90%	1,575.00	74.70%	1,979.30		44.5	76.60%	Rs.816.27	U.S.$	17.80	74.39%

(1)	Refers to the brand’s revenues from sales in Russia expressed as a percentage of our total revenues from all formulation sales in Russia.

Our top four brands, Omez, Ciprolet, Ketorol and Nise, accounted for 76.6% and 74.4% of our formulation revenues in Russia in fiscal 2006 and three months ended June 30, 2006 respectively. Omez, our anti-ulcerant product and Ciprolet, our product in the anti-infective segment, are ranked as the 34th and 69th best selling formulation brands, respectively, in the Russian market as of March 2006 by Pharmexpert in its MAT Q1 2006 Report. Nise has also entered Pharmexpert’s top 100 rankings ranked at number 95 and has become the top selling non-steroidal anti-inflammatory drug on the Russian pharmaceutical market for the year ended December 2005, according to the Pharmexpert MAT Q1 2006 Report.

Our strategy in Russia is to focus on the therapeutic areas of gastro-intestinal, pain management, anti-infectives and cardiovascular. Our focus is on building brand leaders in these therapeutic segments. Omez, Ciprolet, Enam and Nise continued to be brand leaders in their respective categories, as reported by the Pharmexpert MAT Q1 2006 Report.

Growth during the year was driven by marketing initiatives such as targeting the hospital segment, greater penetration in the key cities of Moscow and St. Petersburg, marketing campaigns for key products and an over the counter (“OTC”) initiative for a couple of brands.

Our growth was also due to the Russian government’s implementation in January 2005 of the Dopolnitelnoye Lekarstvennoye Obespechenoye (“DLO”) program, pursuant to which the Russian government purchases drugs for free distribution to low income individuals. Our products Cirplet 500 mg, Enam 2.5 mg, Enam 5 mg, Ketorol Tab, Ketorol Inj, Nise 500 mg, Cetrine and Finast are listed in the directory of drugs eligible for purchase under the DLO program. Our revenues from sales to the Russian government under the

DLO program for fiscal 2006 and three months ended June 30, 2006 were Rs.174.4 million and Rs. 33.08 million respectively.

During fiscal 2006, we reorganized our Russian sales force into a hospital division and an OTC division. The hospital division has six hospital specialists and nine key account managers focused on expanding our present network of relationships with hospitals and institutes. The OTC division has 29 medical representatives whose focus is to establish a network of relationships with OTC distributors in preparation for future OTC product launches.

Other Markets.  We have operations in former Soviet Union countries other than Russia, including Ukraine, Kazakhstan, Belarus and Uzbekistan. We also have operations in other emerging markets, such as Venezuela, Vietnam, South Africa, Romania and Myanmar. Our export of formulations to these countries accounted for 13.9% and 15.6% of the revenues in our formulations segment in fiscal 2006 and three months ended June 30, 2006, respectively.

In South Africa, we market through our consolidated subsidiary, Dr. Reddy’s Laboratories (Proprietary) Limited (“DRLPL”). As of March 31, 2006, we held a 60% equity interest in DRLPL. We currently market three products through DRLPL in South Africa and have 17 products pending registration. During fiscal 2006, we launched Lamotrigene tablets in South Africa through an in-licensing arrangement.

In China, we market through our equity investee, Kunshan Rotam Reddy Pharmaceuticals Co. Limited (“KRRP” or “Reddy Kunshan”). As of March 31, 2006, we held a 51.2% equity interest in KRRP. We currently market eight products through KRRP in China and have five products pending registration. During fiscal 2006, KRRP sold one product license and also obtained approval for one new product license, which was not yet commercialized as of March 31, 2006. Also, we opened a representative office in China during fiscal 2006 to expand our presence there.

Sales, marketing and distribution network

India.  We generate demand for our products by promoting them to doctors who prescribe them, and meeting with pharmacists to ensure that the pharmacists stock our brands. Our focus on brand building is thus primarily driven through efforts to build relationships with the medical community. While we do not sell directly to doctors or pharmacists, our approximately 1,589 field personnel frequently visit doctors and pharmacists throughout the country to promote our products. In addition, we sponsor medical conferences in different parts of the country and conduct seminars for doctors. During fiscal 2006 and the three months ended June 30, 2006, we increased our sales personnel in India by 229 and 58 respectively.

We sell our formulations primarily through clearing and forwarding agents to approximately 2,000 stockists who decide which brands to buy based on demand. The stockists pay for our products pursuant to an agreed credit period and in turn sell these products to retailers. Our clearing and forwarding agents are responsible for transporting our products to the stockists and ensuring that the stockists maintain adequate supplies of our products. We pay our clearing and forwarding agents on a commission basis. We have insurance policies that cover our products during shipment and storage at clearing and forwarding locations.

Russia.  In Russia, we sell our formulations to some of the principal national distributors directly as well as through our wholly-owned subsidiary located in Russia, OOO Dr. Reddy’s Laboratories Limited, Russia. Our sales and marketing efforts are driven by a team of 132 marketing representatives, 15 regional managers, 4 zone managers and 15 key account managers to promote our products to doctors in 48 cities in Russia. During fiscal 2006, we have increased our sales personnel in Russia by 17.

In the Russian market, credit is generally extended only to customers after they have established a satisfactory history of payment with us. The credit ratings of these customers are based on turnover, payment record and the number of the customers’ branches or pharmacies and are reviewed on a periodic basis. There were no material changes in the credit terms which we extended to our major customers during fiscal 2006.

Other Markets.  In other markets, our key focus markets are South Africa, China, Kazakhstan, Uzbekistan, Ukraine, Belarus, Vietnam, Romania, Venezuela and Sri Lanka where we have our own sales personnel to promote our products. In South Africa, we sell our products to wholesale distributors, dispensing doctors and retail pharmacies. In China, where we market through KRRP, we have 85 (as of March 31, 2006) marketing representatives covering hospitals. In several of these markets, we market and distribute through local agents. We also have representative offices in several of these countries.

Manufacturing and Raw Materials

As of June 30, 2006, we had four facilities for the manufacture of formulation products, all of which are situated in India. In April 2006, we completed the construction of a new facility at Baddi in the state of Himachal Pradesh, India. We have started manufacturing our key brands at the Baddi facility to take advantage of certain financial benefits offered by the government of India to encourage industrial growth in the state of Himachal Pradesh, which include exemption from income tax and excise duty for a specified period. We manufacture most of our finished products at these facilities and also use third-party manufacturing facilities as we determine necessary. For each of our products, we endeavour to identify alternate suppliers of our products and the processes applicable to our products. The main difference between active pharmaceutical ingredients as compared to formulations and generics is the form in which they are produced and the way they are packaged. Active pharmaceutical ingredients are manufactured and distributed in bulk. In formulations and generics, these bulk ingredients are converted into finished dosages by adding other ingredients, called excipients, and packaged into individual doses that are ready for consumption by the patient. In fiscal 2006 and the three months ended June 30, 2006, our active pharmaceutical ingredients and intermediates business provided 34.2% and 30.6%, respectively, of the active pharmaceutical ingredients and intermediates requirements of our formulations business, with the balance coming from various other suppliers.

We are also in the process of establishing a facility to manufacture oral solid and injectible forms of cyto-toxic and hormonal formulations at a Special Economic Zone located in Visakhapatnam, India. Upon completion of the facility, and commercialization of those products, the facility will cater to the requirements of our key markets for those products.

Our manufacture of formulations is subject to strict quality and contamination controls throughout the manufacturing process. Each production line consists of a series of rooms through which the product passes at different stages of its conversion to a finished dosage. In our facilities, we manufacture formulations in various dosage forms including tablets, capsules, injections and liquids. These dosage forms are then packaged and quarantined to be tested for quality and contamination. The Ministries of Health of Sudan, Brazil, Latvia and Romania have inspected some of our manufacturing plants. One of our facilities also has the approval of the U.K. Medicines and Health Care Products Regulatory Agency (“MHRA”).

Competition

We compete with different companies in different countries, depending upon therapeutic and product categories, and within each category upon dosage strengths and drug delivery. On the basis of sales, we are the seventh largest pharmaceutical seller in India, with a market share of 2.4% according to the ORG IMS March Moving Annual Total report for the 12-month period ending March 2006. Of the top ten participants in the Indian formulations market, three are multinational corporations and the rest are Indian corporations.

The business opportunities in India are on the rise and the Indian pharmaceutical business environment underwent considerable changes in fiscal 2006. Some of the most significant changes in the industry are as follows:

•	Introduction of the product patent regime, effective as of January 1, 2005;

•	Implementation of the Value Added Tax (“VAT”) system, effective as of April 1, 2005;

•	Introduction of the Maximum Retail Price (“MRP”)-based excise duty structure for the pharmaceutical industry;

•	Higher investments by Indian companies in research and development, as well as an increase in the number of new product launches by Indian companies; and

•	Improvement in sales of multinational corporations and increasing interest of global multinationals in India.

Our formulation segment’s principal competitors in the Indian market are Cipla Limited, Glaxo SmithKline Pharmaceuticals Limited, Ranbaxy Laboratories Limited, Nicholas Piramal India Limited, Sun Pharmaceuticals Industries Limited and Zydus-Cadila.

Our formulation segment’s principal competitors in the Russian market include Berlin Chemi AG, Gedeon Richter Ltd., Krka, dd, Novo mesto, Pliva dd, Nycomed A/S and Egis Pharmaceuticals Ltd.

In our export markets, we compete with local companies, multinational corporations and companies from other emerging markets. In Russia and in most of our export markets, we believe our products occupy a niche position between the less expensive local products and the more expensive products of the multinational corporations.

Government regulations

All pharmaceutical companies that manufacture and market products in India are subject to various national and state laws and regulations, which principally include the Drugs and Cosmetics Act, 1940, the Drugs (Prices Control) Order, 1995 (DPCO), various environmental laws, labor laws and other government statutes and regulations. These regulations govern the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of pharmaceutical products.

In India, manufacturing licenses for drugs and pharmaceuticals are generally issued by state drug authorities. Under the Drugs and Cosmetics Act, 1940, the state drug administrations are empowered to issue manufacturing licenses for drugs if they are approved for marketing in India by the DCGI. Prior to granting licenses for any new drugs or combinations of new drugs, DCGI clearance has to be obtained in accordance with the Drugs and Cosmetics Act, 1940.

Pursuant to the amendments in May 2005 to the Schedule Y of the Drugs and Cosmetics Act, 1940, manufacturers of finished dosages are required to submit additional technical data to the DCGI in order to obtain a no-objection certificate for conducting clinical trials as well as to manufacture new drugs for marketing.

All pharmaceutical manufacturers that sell products in any country are subject to regulations issued by the ministry of health (“MoH”) of the respective country. These regulations govern or influence the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of products.

Our facilities and products are periodically inspected by various regulatory authorities such as the U.K. MHRA, the South African Medicines Control Council, the Brazilian National Agency of Sanitary Surveillance (also known as “ANVISA”), the Romanian National Medicines Agency, and the World Health Organization, all of which have extensive enforcement powers over the activities of pharmaceutical manufacturers operating within their jurisdiction.

MoH approval of an application is required before a generic equivalent of an existing or referenced brand drug can be marketed. When processing a generics application, the MoH waives the requirement of conducting complete clinical studies, although it normally requires bioavailability and/or bioequivalence studies. “Bioavailability” indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream needed to produce a therapeutic effect. “Bioequivalence” compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of the active drug substance in the body are the equivalent for the generic drug and the previously approved drug. A generic application may be submitted for a drug on the basis that it is the equivalent of a previously approved drug. Before approving a generic product, the MoH also requires that our procedures and operations conform to Current Good Manufacturing Practice (“cGMP”) regulations, relating to good manufacturing practices as defined by various countries. We must follow the cGMP regulations at all times during the manufacture of our products. We continue to spend significant time, money and effort in the areas of production and quality testing to help ensure full compliance with cGMP regulations.

The timing of final MoH approval of a generic application depends on various factors, including patent expiration dates, sufficiency of data and regulatory approvals.

Under the present drug policy of the government of India, certain drugs have been specified under the DPCO as subject to price control. The government of India established the National Pharmaceutical Pricing Authority (“NPPA”) to control pharmaceutical prices. Under the DPCO, the NPPA has the authority to fix the maximum selling price for specified products. At present, 74 drugs and their formulations are categorized as specified products under the DPCO. A limited number of our formulation products fall in this category. Adverse changes in the DPCO list or in the span of price control can affect pricing, and hence, our Indian revenues.

On March 22, 2005, the government of India passed the Patents (Amendment) Act 2005 (the “Amendment”), introducing a product patent regime for food, chemicals and pharmaceuticals in India. The Amendment specifically provides that new medicines (patentability of which is not specifically excluded) for which a patent has been applied for in India on or after January 1, 1995 and for which a patent is granted cannot be manufactured or sold in India by other than the patent holder and its assignees and licensees. This will result in a reduction of the new product introductions in India, as well as other countries where similar legislation has been introduced, for all Indian pharmaceutical companies engaged in the development and marketing of generic finished dosages and APIs. Processes for the manufacture of APIs and formulations were patentable in India even prior to the Amendment, so no additional impact is anticipated from patenting of such processes.

Active Pharmaceutical Ingredients and Intermediates Segment

Our active pharmaceutical ingredients and intermediates business contributed 34.0% and 16.4% of our total revenues for fiscal 2006 and the three months ended June 30, 2006, respectively. Active pharmaceutical ingredients are the principal ingredients for finished dosages and are also known as bulk actives or bulk drugs. Active pharmaceutical ingredients become formulations when the dosage is prepared for human consumption in the form of a tablet, capsule or liquid using additional inactive ingredients. Intermediates are the compounds from which active pharmaceutical ingredients are prepared. We produce and market more than 100 different active pharmaceutical ingredients and intermediates in several markets. We export active pharmaceutical ingredients to emerging as well as developed markets covering over 80 countries. Our principal markets in this business segment include North America and Europe, which together contributed 37.4% of this segment’s revenues in fiscal 2006 and the three months ended June 30, 2006, respectively. Our active pharmaceutical ingredients and intermediates business is operated independently from our formulations and generics businesses and, in addition to supplying API to our formulations and generics businesses, we sell APIs to third parties for use in creating generic products, subject to any patent rights of other third parties. Our active pharmaceutical ingredients business also manufactures and supplies all of the API required in our custom pharmaceutical services business. The research and development group within the active pharmaceutical ingredients and intermediates segment contributes to our business by creating intellectual property (principally with respect to novel and non-infringing manufacturing processes and intermediates), providing research intended to reduce the cost of production of our products and developing approximately 15-20 new products every year.

The following table sets forth active pharmaceutical ingredients and intermediates revenues by geographic area for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
	2004		2005		2006				2006
	Revenues	% Total(1)	Revenues	% Total(1)	Revenues			% Total(1)	Revenues			% Total(1)
	(In millions)		(In millions)		(In millions)				(In millions)

Emerging markets	Rs.		Rs.		Rs.	U.S.$			Rs.	U.S.$
India	2,115.1	27.7	1,972.1	28.4	2,296.4		51.6	27.8	625.1		13.6	27.2
Bangladesh	94.1	1.2	127.4	1.8	265.7		6.0	3.2	61.7		1.4	2.7
Other countries	1,847.5	24.2	1,841.8	26.5	2,558.9		57.5	31.1	739.6		16.1	32.1

Total emerging markets	4,056.7	53.2	3,941.3	56.8	5,121.0		115.1	62.1	1,426.4		31.1	62.0

Developed markets
North America	1,902.9	24.9	1,849.0	26.6	1,655.0		37.2	20.1	420.4		9.2	18.3
Europe	1,626.9	21.3	1,091.1	15.7	1,420.9		31.9	17.3	439.1		9.6	19.1
Japan	42.0	0.6	63.1	0.9	41.1		0.9	0.5	14.9		0.3	0.6

Total developed markets	3,571.8	46.8	3,003.2	43.2	3,117.0		70.1	37.9	874.4		19.1	38.0

Total	7,628.5	100.0	6,944.5	100.0	8,238.0		185.2	100.0	2,300.8		50.2	100.0

(1)	Refers to our revenues from API sales in the applicable country expressed as a percentage of our total revenues from API sales throughout the world.

The following table sets forth the sales of our key active pharmaceutical ingredients and intermediates for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

			Fiscal Year Ended March 31,											Three Months Ended June 30,
			2004			2005			2006					2006
			Revenues		%Total(1)	Revenues		%Total(1)	Revenues				%Total(1)	Revenues				%Total(1)
			(In millions)			(In millions)			(In millions)					(In millions)

Product	Category	Sub-Category
Ciprofloxacin HCL	Anti-infective	Anti-bacterial	Rs.	959.8	12.6	Rs.	619.1	8.9	Rs.	778.5	U.S.$	17.4	9.5	Rs.	303.3	U.S.$	6.6	13.2
Ramipril	Cardiovascular	Anti-hypertensive		1314.2	17.2		783.4	11.3		642.5		14.4	7.8		187.1		4.1	8.1
Ranitidine HCL	Gastro-intestinal	Anti-ulcerant		711.4	9.3		734.3	10.6		552.8		12.4	6.7		126.7		2.8	5.5
Terbinafine HCL	Anti-infective	Anti-fungal		124.9	1.6		194.5	2.8		537.2		12.0	6.5		105.2		2.3	4.6
Ibuprofen	Pain management	Analgesic		394.6	5.2		460.5	6.6		502.3		11.3	6.1		76.5		1.7	3.3
Sertraline HCL	Cardiovascular	Anti-hypertensive		178.4	2.3		138.2	2.0		494.1		11.1	6.0		225.1		4.9	9.8
Naproxen sodium	Pain management	Anti-inflammatory		437.3	5.7		470.0	6.8		380.4		8.5	4.6		141.9		3.1	6.2
Naproxen	Pain management	Anti-inflammatory		233.8	3.1		229.6	3.3		375.0		8.4	4.6		80.4		1.8	3.5
Atorvastatin	Cardiovascular	Lipid-lowering agent		211.2	2.8		252.5	3.6		321.1		7.2	3.9		28.2		0.6	1.2
Montelukast	Respiratory	Anti-allergic		29.8	0.4		52.6	0.8		241.1		5.4	2.9		58.6		1.3	2.5
Losartan potassium	Cardiovascular	Anti-hypertensive		214.2	2.8		180.5	2.6		172.7		3.9	2.1		52.5		1.1	2.3
Sparfloxacin	Anti-infective	Anti-bacterial		197.1	2.6		117.5	1.7		168.2		3.8	2.0		29.3		0.6	1.3
Nizatidine	Gastro-intestinal	Anti-ulcerant		159.6	2.1		216.8	3.1		160.9		3.6	2.0		36.8		0.8	1.6
Clopidogrel	Cardiovascular	Anti-platelet agent		140.3	1.8		79.6	1.1		139.9		3.1	1.7		56.0		1.2	2.4
Dextromethorphan	Respiratory	Anti-allergic		182.8	2.4		165.8	2.4		134.9		3.0	1.6		35.2		0.8	1.5

(1)	Refers to our revenues from key API sales expressed as a percentage of our total API revenues.

Sales, Marketing and Distribution

Emerging Markets.  India is the single largest market in this region, contributing 27.8% and 27.2% to the segment’s revenues in fiscal 2006 and the three months ended June 30, 2006, respectively. In India, we market our active pharmaceutical ingredients to Indian and multinational companies who are also our competitors in our formulations segment.

In India, our top six products are ciprofloxacin, ranitidine, sertraline, sparfloxacin, losartan potassium, atorvastatin and ibuprofen. The market in India is highly competitive with severe pricing pressure and competition from cheaper Chinese imports in several products.

In India, our sales team works closely with our sales agents to market our products. We market our products through these sales agents, commonly referred to as “indenting agents,” with a focus on regional sales and marketing. The sales are made directly from the factory and to a limited extent through clearing and forwarding agents. Distribution through clearing and forwarding agents is done to give better service to the customer.

Our sales to other emerging markets were Rs.2,824.6 million and Rs.801.3 million for fiscal 2006 and the three months ended June 30, 2006, respectively. Our key emerging markets include Bangladesh, South Korea, China, Taiwan, Argentina, Brazil, Mexico, Turkey, Egypt, Saudi Arabia, South Africa and Kenya. While we work through our agents in these markets, our zonal marketing managers also interact directly with our key customers in order to service their requirements. Our strategy is to build relationships with top customers in each of these markets and partner with them in product launches by providing timely technical and analytical support.

Developed Markets.  Our principal markets are North America and Europe. In the United States and Europe, over the next five years, a large number of products are expected to lose patent protection, providing growth opportunities for our active pharmaceutical ingredients and intermediates business. We have been marketing APIs in the United States for over a decade. We market through our subsidiaries in the United States and Europe. These subsidiaries are engaged in all aspects of marketing activity and support our customers’ pursuit of regulatory approval for their products focusing on building long-term relationships with the customers.

As of March 31, 2006, we had 81 DMFs on file in the United States. As of March 31, 2006, we had filed 41 DMFs in Europe and had 18 certificates of suitability granted by European authorities. For most of these, we are either already supplying commercial quantities or development quantities of API to various generic formulators. In the three months ended June 30, 2006, we filed two DMFs in the United States, three DMFs in Europe and received one certificates of suitability granted by European authorities.

Manufacturing and Raw Materials

We have seven facilities for the manufacture of our APIs. Six of these facilities have been inspected by the U.S. FDA and follow cGMP. All of these facilities are situated in the state of Andhra Pradesh, India. Six of these facilities have ISO 9001 certification, which is valid until December 5, 2006, at which time we will be reinspected. With over 500 reactors of different sizes offering 1.8 million litres of reaction volume annually, we have the flexibility to produce quantities that range from a few kilograms to several metric tons. The manufacturing process consumes a wide variety of raw materials that we obtain from sources that comply with the requirements of regulatory authorities in the markets to which we supply our products. We procure raw materials on the basis of our requirement planning cycles. We utilize a broad base of suppliers in order to minimize risk arising from dependence on a single supplier. Where possible, we have also entered into annual quantity and price contracts to reduce possible supply risks and minimize costs. Our generics business sourced approximately 72.2% and 56.6% of their API purchases from our active pharmaceutical ingredients and intermediates segment in fiscal 2006 and the three months ended June 30, 2006, respectively. Our formulations business sourced approximately 34.2% and 30.6% of their API purchases from our active pharmaceutical ingredients and intermediates segment in fiscal 2006 and the three months ended June 30, 2006, respectively. We also outsource the manufacturing of some of our APIs to third-party manufacturers. The active pharmaceutical ingredients and intermediates segment also sources several APIs from third party suppliers for the emerging markets to optimally utilize the in-house manufacturing capacities for the developed markets, which are more profitable relative to the emerging markets. During fiscal 2006, 8.5% of our total revenues resulted from sale of APIs procured from third-party suppliers. We maintain stringent quality controls when procuring materials from third-party suppliers.

Competition

The global API market can broadly be divided into regulated and less regulated markets. The less regulated markets offer low entry barriers in terms of regulatory requirements with respect to the qualification process and intellectual property rights. The regulated markets, like the United States and Europe, have high regulatory entry barriers in terms of cGMP and approved facilities. As a result, there is a premium for quality and regulatory compliance along with relatively greater stability for both volumes and prices.

During fiscal 2006, the competitive environment for the API industry underwent significant changes. These changes included increased competition from companies based in India and China and increasing trends of consolidation in the global generics industry, with some of the key generics companies beginning to strengthen their in-house API development capabilities.

We compete with a number of manufacturers within and outside India, which vary in size. Our main competitors in this segment are Hetero Drugs Limited, Divi’s Laboratories Limited, Shasun Chemicals and Drugs Limited, Aurobindo Pharma Limited, Ranbaxy Laboratories Limited, Cipla Limited, Matrix Laboratories Limited and Biocon India Limited, all based in India. In addition, we experience competition from European and Chinese manufacturers, as well as from Teva Pharmaceuticals Industries Limited, based in Israel.

Government regulations

All pharmaceutical companies that manufacture and market products in India are subject to various national and state laws and regulations, which principally include the Drugs and Cosmetics Act, 1940, the Drugs (Prices Control) Order, 1995, various environmental laws, labor laws and other government statutes and regulations. These regulations govern the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of pharmaceutical products.

In India, manufacturing licenses for drugs and pharmaceuticals are generally issued by state drug authorities. Under the Drugs and Cosmetics Act, 1940, the state drug administrations are empowered to issue manufacturing licenses for drugs if they are approved for marketing in India by the DCGI. Prior to granting licenses for any new drugs or combinations of new drugs, the DCGI clearance has to be obtained in accordance with the Drugs and Cosmetics Act, 1940.

Our active pharmaceutical ingredients and intermediates segment is subject to a number of government regulations with respect to pricing and patents as discussed above under our formulations segment.

We submit a DMF for active pharmaceutical ingredients to be commercialized in the United States. Any drug product for which an Abbreviated New Drug Application (“ANDA”) is being filed must have a DMF in place with respect to a particular supplier supplying the underlying active pharmaceutical ingredient. The manufacturing facilities are inspected by the U.S. FDA to assess cGMP compliance. The manufacturing facilities and production procedures utilized at the manufacturing facilities must meet U.S. FDA standards before products may be exported to the United States. Six of our manufacturing facilities have been inspected by the U.S. FDA and found “Acceptable.” For European markets, we submit a European DMF and, where applicable, obtain a certificate of suitability from the European Directorate for the Quality of Medicines.

Generics Segment

Generic drugs are the chemical and therapeutic equivalents of reference brand drugs, typically sold under their generic chemical names at prices below those of their brand drug equivalents. Generic drugs are finished pharmaceutical products ready for consumption by the patient. Our generic products are marketed principally in North America and Europe. These drugs are required to meet governmental standards that are similar to those applicable to their brand-name equivalents and must receive regulatory approval prior to their sale in any given country.

Our generics operations started in the second half of fiscal 2001. This segment accounted for 16.7% of our total revenues for fiscal 2006, contributing Rs.4,055.8 million. Revenues from sales of omeprazole capsules in the United Kingdom accounted for 19.4% of our total revenues in this segment in fiscal 2006. Significant product launches in fiscal 2006 included glimepiride tablets and zonisamide tablets in the United States and terbinafine tablets in the United Kingdom. This segment accounted for 48.0% of our total revenues for the three months ended June 30, 2006, contributing Rs.6,737.2 million.

In fiscal 2006, revenues in this segment were Rs.2,421.5 million from sales in Europe, Rs.1,630.6 million from sales in North America and Rs.3.7 million from sales in the rest of the world. Revenue from Europe includes Rs.704.9 million of revenue from betapharm in Germany (starting March 3, 2006). In the three months ended June 30, 2006, revenues in this segment were Rs.2,432.88 million from sales in Europe, Rs.4,304.10 million from sales in North America and Rs.0.2 million from sales in the rest of the world. Revenue from Europe includes Rs.1, 997.62 million of revenue from betapharm in Germany.

The following table sets forth the sales of our principal generics finished dosages for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

			Fiscal Year Ended March 31,								Three Months Ended June 30,
	Therapeutic	Therapeutic	2004		2005		2006				2006
Region/Product	Category	Sub-Category	Revenues	% Total(1)	Revenues	% Total(1)	Revenues	Revenues		% Total(1)	Revenues	Revenues		% Total(1)
			(In millions)		(In millions)		(In millions)	(In millions)			(In millions)	(In millions)

North America Fluoxetine capsules	Central nervous system	Anti-psychotic	Rs.1,898.4	43.8	Rs.928.5	26.0	Rs.373.8	U.S.$	8.4	9.2	Rs.100.79	U.S.$	2.20	1.5
Ibuprofen tablets	Pain management	Analgesic	184	4.2	198.7	5.6	235.1		5.3	5.8	27.70		0.60	0.4
Ranitidine tablets	Gastro-intestinal	Anti-ulcerant	205.8	4.7	194.0	5.4	225.9		5.1	5.6	65.95		1.44	1.0
Famotidine tablets	Gastro-intestinal	Anti-ulcerant	143.4	3.3	141.1	3.9	156.1		3.5	3.9	37.10		0.81	0.6
Citalopram tablets	Central nervous system	Anti-psychotic	—	0.0	201.6	5.6	143.4		3.2	3.5	59.28		1.29	0.9
Ciproflaxacin tablets	Anti-infective	Anti-bacterial	1.6	0.0	166.1	4.6	135.3		3.0	3.3	40.87		0.89	0.6
Tizanidine tablets	Spasticity	Muscle relaxant	591.1	13.6	206.2	5.8	62.8		1.4	1.6	33.73		0.74	0.5
Ranitidine capsules	Gastro-intestinal	Anti-ulcerant	167.3	3.9	84.9	2.4	27.9		0.6	0.7	10.17		0.22	0.2
Simvastatin tablets	Cardio-vascular	Lipid lowering	—	—	—	—	—		—	—	2,984.5		65.1	44.3
Fexofenadine tablets	Respiratory	Anti-allergic	—	—	—	—	—		—	—	368.8		8.0	5.5
Finastaride tablets	Urology	Benign prostatic hyperplacia	—	—	—	—	—		—	—	503.1		11.0	7.5

Total			3,191.6	73.5	2,121.1	59.3	1,360.3		30.5	33.6	4,232.0		92.3	62.8

Europe
Omeprazole capsules	Gastro-intestinal	Anti-ulcerant	325.3	7.5	434.1	12.1	786.3		17.7	19.4	189.39		4.13	2.81
Amlodipine maleate tablets	Cardiovascular	Anti-hypertensive	17.7	0.4	219.9	6.1	371.5		8.4	9.2	91.89		2.00	1.36

Total			343.0	7.9	654.0	18.2	1,157.8		26.1	28.6	281.28		6.13	4.18

(1)	Refers to our revenues from generics sales in the applicable region expressed as a percentage of our total revenues from generics sales throughout the world.

Generic drugs may be manufactured and marketed only if relevant patents on their brand name equivalents and any additional government-mandated market exclusivity periods have expired, been challenged and invalidated, or otherwise validly circumvented.

Generic pharmaceutical sales have increased significantly in recent years, due in part to an increased awareness and acceptance among consumers, physicians and pharmacists that generic drugs are the equivalent of brand-name drugs. Among the factors contributing to this increased awareness are the passage of legislation permitting or encouraging substitution and the publication by regulatory authorities of lists of equivalent drugs, which provide physicians and pharmacists with generic drug alternatives. In addition, various government agencies and many private managed care or insurance programs encourage the substitution of generic drugs for brand-name pharmaceuticals as a cost-savings measure in the purchase of, or reimbursement for, prescription drugs. We believe that these factors, together with the large volume of branded products losing patent protection over the coming years, should lead to continued expansion of the generic pharmaceuticals market as a whole. We intend to capitalize on the opportunities resulting from this expansion of the market by leveraging our product development capabilities, manufacturing capacities inspected by various international regulatory agencies and access to our own APIs, which offer significant supply chain efficiencies.

Through the coordinated efforts of our teams in the United States, Europe and India, we constantly seek to expand our pipeline of generic products. As of March 31, 2006, our U.S. generics pipeline included 50 ANDA applications pending approval at the U.S. FDA. As of March 31, 2006, we had received 13 product approvals from the U.S. FDA and 10 tentative product approvals (tentative approvals do not allow us to market the generic product and are not converted to final approvals until all patent or exclusivity issues for the reference listed drug product have been resolved). As of March 31, 2006, we had received six product approvals in Europe (products approvals have been filed in one or more of the United Kingdom, Germany or France, and once approval in one of these countries is obtained, we have the ability to obtain approvals in other countries of the European Union as applicable patents expire in those countries), four product approvals in South Africa, two product approvals in Canada and one product approval in each of Australia and New Zealand. During fiscal 2005, we entered into an agreement with I-VEN for the joint development and commercialization of generic drug products for the U.S. markets. The agreement gives I-VEN the right to fund up to fifty percent of the project costs (development, registration and legal costs) related to these products and the related U.S. ANDA filed or to be filed in 2004-05 and 2005-06, subject to a maximum funding right of U.S.$56.0 million. As of June 30, 2006, our U.S. generics pipeline included 55 ANDA applications pending approval at the U.S. FDA. As of June 30, 2006, we had received 22 product approvals from the U.S. FDA and 9 tentative product approvals. As of June 30, 2006, we had received 8 product approvals in Europe (products approvals have been filed in one or more of the United Kingdom, Germany or France, and once approval in one of these countries is obtained, we have the ability to obtain approvals in other countries of the European Union as applicable patents expire in those countries), 13 product approvals in South Africa, 4 product approvals in Canada and 1 product approval in each of Australia and New Zealand. As of September 30, 2006, in Europe, we had 23 product filings pending registration.

The following table sets forth the status of our principal ANDAs involving patent challenges.

	IMS December 2005
	Innovator Sales,
Generic Innovator Brand	U.S.$ Million	Current Status
Olanzapine (Eli Lilly’s Zyprexa®)	816 (20 mg & ODT)	District court decision in favor of Eli Lilly; Awaiting decision of Federal Circuit
Ondansetron (GSK’s Zofran®)	614	Awaiting FDA approval; MOU Patent expires in December 2006
Sumatriptan (GSK’s Imitrex®)	836	Settled Para IV with GSK, awaiting FTC clearance; Authorized Generic launch in late Q4CY08 ahead of patent expiry in Feb 2009
Finasteride tablets 1 mg (Merck’s Propecia®)	138	Final approval received; patent expiry in Nov 2013. Settlement with Merck for early entry launch
Risperidone tablets (Janssen’s Risperdal®)	2,218	District Court upheld patent validity. Appeal process under evaluation
Levetiracetam tablets (UCB’s Keppra®)	492	Sued in April 2004; Discovery in progress
Rosiglitazone Maleate (GSK’s Avandia®)	1,870	Sued in September 2003 (shared exclusivity); Awaiting a trial date
Rabeprazole Sodium (Eisai’s Aciphex®)	1,198	Sued in November 2003 (shared exclusivity) Motion for summary judgment denied on certain arguments of Teva; Trial scheduled for March 2007
Moxifloxacin HCI (Bayer’s Avelox®)	261	Awaiting District Court decision
Rivastigmine Tartrate (Novartis’ Exelon®)	216	Sued in August 2004 (shared exclusivity)

Sales, Marketing and Distribution Network

North America.  Dr. Reddy’s Laboratories, Inc., our wholly-owned subsidiary in the United States, is engaged in the marketing of our generic products in North America. In early 2003, we commenced sales of generic products under our own label. We have our own sales and marketing team to market these generic products. We have been successful in launching several of our generic products immediately on the expiry of the relevant patents. During fiscal 2006, we launched glimepiride tablets, zonisamide capsules, fluoxetine capsules, ranitidine capsules, enalapril/hydrochlorothiazide tablets, famotidine tablets and tizanidine tablets. Key account representatives for generic products call on purchasing agents for chain drug stores, drug wholesalers, health maintenance organizations and pharmacy buying groups. They also contact retail pharmacy chains and support the retailer’s selling efforts with exhibits at key medical and pharmaceutical conventions. During the three months ended June 30, 2006, we launched fexofenadine and authorized generic versions of Proscar® and Zocor®.

In January 2006, we entered into an agreement with Merck & Co., Inc. allowing us to distribute and sell generic versions of finasteride and simvastatin (sold by Merck under the brand names Proscar® and Zocor®), upon the expiration of Merck’s patents covered by these products, provided that some other company obtains 180-day exclusivity after the expiration of the patents for either product. Subsequently, the patents for both of these products expired and other companies obtained 180-day exclusivity. Accordingly, we launched sales of these products on June 19, 2006 and June 23, 2006 respectively.

On March 13, 2006, we acquired trademarks rights to three off-patent products, along with all the physical inventories of the products, from PDL Biopharma, Inc (“PDL”) for a total consideration of Rs.122.7 million. PDL is a company focused in the development and commercialization of novel therapies for treatment of inflammation and autoimmune diseases, acute cardiac conditions and cancer. As a result of the acquisition, we acquired an opportunity to sell these products using their existing brand names through our generics sales and marketing network.

In 2001, we entered into a profit sharing marketing alliance with Par Pharmaceuticals, Inc. to market certain prescription generic formulations, none of which are over-the-counter products. We currently market six generic products through Par Pharmaceuticals, Inc.

We market famotidine 10 mg tablets and ranitidine 75 mg tablets through Leiner Health Products, LLC (“Leiner”). In 2002, we entered into a 15-year exclusive agreement with Leiner to market additional over-the-counter products in the United States. We have not launched any product under this agreement.

In Canada, in fiscal 2002, we entered into a profit sharing arrangement with Cobalt Pharmaceuticals Inc. and Pharmascience Inc. to market certain of our generic products.

United Kingdom.  Dr. Reddy’s Laboratories (U.K.) Limited, which we acquired in fiscal 2003, is engaged in the marketing of our generic products in the United Kingdom and other European Union countries. We currently market approximately 36 generic products representing over 105 dosage strengths. New product launches in fiscal 2006 included the generic versions of glimepiride, lansoprazole, lisinopril, sertraline and terbinafine. We also seek to expand our presence to the other European countries either directly or through strategic alliances. Consistent with this strategy, during fiscal 2006 we commenced sales of generic terbinafine in certain European markets through an out-licensing arrangement. New product launches in the three months ended June 30, 2006, included sumatriptan.

Germany.  In March 2006, we acquired 100% of beta Holding GmbH (“betapharm”) from 3i Group plc, a European private equity house. This acquisition allowed us to enter the German market. The German market has significant barriers to entry that largely emanate from the fact that generics in Germany are prescribed by brand rather than by active ingredient. The German generics market has certain distinct characteristics, as compared with other major markets including the United States, Japan and the United Kingdom. These include the method of promoting generics, the reimbursement and insurance system and the structure of the retail channel. As a result, physicians are the primary determinant of which drug and what brand is dispensed. In addition, pharmacists also have an important influence, as they have the ability to substitute brands. More recently, the Statutory Health Insurance (or SHI) funds, which in aggregate cover approximately 90% of the population in Germany, have been exerting their influence to contract directly with generics manufacturers, an option made possible under recent legislative reforms. Going forward, we expect that each of these customer groups will play an important role in the ultimate determination of which brand gets dispensed.

Through our national German sales force, we sell a broad and diversified range of generic pharmaceutical products, primarily solid dose, under the “beta” brand. The sales force targets primary care physicians and pharmacists and key account management targets SHI funds. These efforts are supported by a direct marketing team and an active public relations program. Value-added services provided by the beta Institute for Sociomedical Research, a non-profit organization engaged in research and development in order to seek means of improving the healthcare process in ways which promote the psychological welfare of patients, are fully integrated into the sales and marketing effort and provide a unique differentiation point for the sales calls of both physician and pharmacy representatives.

Our sales force promotes products to physicians and pharmacies by emphasizing product-specific factors, promoting our reputation and other promotional and customer relationship activities.

betapharm’s key account management function focuses on SHI funds, which are attempting to increase their influence in the generics market. We are one of the few generics companies to have concluded agreements with SHI funds.

Manufacturing and Raw Materials

As with formulations, generics are packaged in individual doses for consumption by the patient. In fiscal 2006 and for the three months ended June 30, 2006, our generics segment procured 72.7% and 56.6%, respectively, of its API requirements from our active pharmaceutical ingredients and intermediates segment.

For a majority of the products we sell in the United States and the United Kingdom (to the extent not manufactured in the United Kingdom), we manufacture our finished products at our plant in Bachupally, Andhra Pradesh, India. The facility in Andhra Pradesh, India is designed for the manufacture of tablets, hard gelatin capsules. We added large batch size tableting and pellets capabilities in this facility during fiscal 2003. We are dependent on third parties for the supply of the inactive pharmaceutical ingredients used in our products. In Germany, we outsource the manufacture of all of our products to third parties.

For our manufacturing operations in India, we source most of the raw material requirements with respect to the active pharmaceutical ingredients internally from our active pharmaceutical ingredients and intermediates segment. We are required to identify the suppliers of all the raw materials for our products in the drug applications that we file with the U.S. FDA. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the U.S. FDA, which would likely interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist. In addition, we obtain a significant portion of our inactive pharmaceutical ingredients from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, U.S. FDA regulations, various import duties and other government clearances.

Our facilities in the United Kingdom are located at Battersea and Beverley. We are in the process of transferring the manufacturing of products from the Battersea facility to our facilities in India and we intend to close the Battersea facility in fiscal 2007. These facilities currently serve the requirements of the U.K. market. These facilities are designed for the manufacture and packaging of pharmaceutical products in a variety of dosage forms, including tablets, capsules, liquids and creams. All of our U.K. manufacturing operations are subject to stringent regulatory controls with both facilities subject to regular inspections from the U.K. regulatory bodies. The facilities hold all relevant licenses and authorizations required to conduct all necessary activities, including the supply of materials for use in clinical studies. In addition, the quality systems for ensuring product quality planning and control are ISO 9000 accredited.

For our manufacturing operations in the United Kingdom, we are dependent on third parties for the supply of all pharmaceutical ingredients and packaging materials used in manufactured products. Supply agreements are in place with all of our suppliers. We are required to identify the suppliers of key raw materials, including all active materials used in our products, within our applications to market products within the United Kingdom and Europe. If we wish to change to an alternative supplier, then we are required to substantiate the suitability of the alternative raw materials and seek prior approval from the health authority in each market where our products using the alternative raw materials are marketed.

We are in the process of expanding our facility at Bachupally, Andhra Pradesh to manufacture tablets and capsules. We are also in the process of establishing a cytotoxic and hormonals facility at a Special Economic Zone located in Visakhapatnam, India to manufacture tablets and capsules. Upon completion of the facility, and commercialization of such products, the facility will cater to the requirements of North American and European customers for those products. We are also evaluating location for setting up a new manufacturing facility at a special economic zone in Andhra Pradesh, India.

In Germany, manufacturing of betapharm’s products and the logistics function have been outsourced to third party providers under supply and service agreements. These agreements provide the security of long-term supply on commercially attractive terms while also providing flexibility in the future.

Competition

Revenues and gross profit derived from the sales of generic pharmaceutical products are affected by certain regulatory and competitive factors. As patents and regulatory exclusivity for brand name products expire, the first off-patent manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products, market share, revenues and gross profit typically decline, in some cases significantly. Accordingly, the level of market share, revenues and gross profit attributable to a particular generic product is normally related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our revenues and gross margins. In addition, the other competitive factors critical to this business include price, product quality, prompt delivery, customer service and reputation. Many of our competitors seek to participate in sales of generic products by, among other things, collaborating with other generic pharmaceutical companies or by marketing their own generic equivalent to their branded products. Our major competitors for the U.S. market include Ranbaxy Laboratories Limited, Teva Pharmaceutical Industries Limited, Barr Laboratories Inc., Mylan Laboratories Inc., Andrx Corporation, Watson Laboratories Inc., and Sandoz, a division of Novartis Pharma A.G.

Brand-name manufacturers have devised numerous strategies to delay competition from lower cost generic versions of their products. One of these strategies is to change the dosage form or dosing regimen of the brand product prior to generic introduction, which may reduce the demand for the original dosage form as sought by a generic ANDA dossier applicant or create regulatory delays, sometimes significant, while the generic applicant, to the extent possible, amends its ANDA dossier to match the changes in the brand product. In many of these instances, the changes to the brand product may be protected by patent or data exclusivities, further delaying generic introduction. Another strategy is the launch by the innovator or its licensee of an “authorized generic” during the 180-day generic exclusivity period, resulting in two generic products competing for the market rather than just the product that obtained the generic exclusivity. This may result in reduced revenues for the generic company, which has been awarded the generic exclusivity period. In January 2006, we entered into an agreement with Merck & Co., Inc., allowing us to distribute and sell generic versions of finasteride and simvastatin (sold by Merck under the brand names Proscar® and Zocor®), upon the expiration of Merck’s patents covered by these products, provided that some other company obtains 180-day exclusivity after the expiration of the patents for either product. Subsequently, the patents for both of these products expired and other companies obtained 180-day exclusivity. Accordingly, we launched sales of these products on June 19, 2006 and June 23, 2006 respectively.

In Germany, the companies with the largest generics market shares are continuing to increase their generics market shares. The top five generics companies in Germany hold an aggregate market share of approximately 56.3% as per INSIGHT HEALTH — NPI-Gx (September 2005). Our key competitors within the German generics market include Sandoz, a division of Novartis Pharma A.G., Ratiopharm Gmbh, Stada Arzneimittel AG and Winthrop Pharmaceuticals.

Government regulations

U.S. Regulatory Environment

All pharmaceutical manufacturers that sell products in the United States are subject to extensive regulation by the U.S. federal government, principally pursuant to the Federal Food, Drug and Cosmetic Act, the Hatch-Waxman Act, the Generic Drug Enforcement Act and other federal government statutes and regulations. These regulations govern or influence the testing, manufacturing, packaging, labeling, storing, record-keeping, safety, approval, advertising, promotion, sale and distribution of products.

Our facilities and products are periodically inspected by the U.S. FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers. Non-compliance with applicable requirements can result in fines, criminal penalties, civil injunction against shipment of products, recall and seizure of products, total or partial suspension of production, sale or import of products, refusal of the U.S. government to enter into supply contracts or to approve new drug applications and criminal prosecution. The U.S. FDA also has the authority to deny or revoke approvals of drug active ingredients and dosage forms and the power to halt the operations of non-complying manufacturers. Any failure by us to comply with applicable U.S. FDA policies and regulations could have a material adverse effect on the operations in our generics business.

U.S. FDA approval of an ANDA is required before a generic equivalent of an existing or referenced brand drug can be marketed. The ANDA process is abbreviated because when processing an ANDA, the U.S. FDA waives the requirement of conducting complete clinical studies, although it normally requires bio-availability and/or bio-equivalence studies. An ANDA may be submitted for a drug on the basis that it is the equivalent of a previously approved drug or, in the case of a new dosage form, is suitable for use for the indications specified.

An ANDA applicant in the United States is required to review the patents of the innovator listed in the U.S. F.D.A. publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations, popularly known as the “Orange Book,” and make an appropriate certification. There are several different types of certifications that can be made. A Paragraph IV filing is made when the ANDA applicant believes its product or the use of its product does not infringe on the innovator’s patents listed in the Orange Book or where the applicant believes that such patents are not valid or enforceable. The first generic company to file a Paragraph IV filing may be eligible to receive a six-month marketing exclusivity period from the date a court rules the patent is invalid or not infringed. A Paragraph III filing is made when the ANDA applicant does not intend to market its generic product until the patent expiration. A Paragraph II filing is made where the patent has already expired. A Paragraph I filing is made when the innovator has not submitted the required patent information for listing in the Orange Book. Another type of certification is made where a patent claims a method of use, and the ANDA applicant’s proposed label does not claim that method of use. When an innovator has listed more than one patent in the Orange Book, the ANDA applicant must file separate certifications as to each patent. Generally, Paragraph IV and Paragraph III filings are made before the product goes off patent, and Paragraph II and Paragraph I filings are made after the patent has expired.

Before approving a product, the FDA also requires that our procedures and operations conform to Current Good Manufacturing Practice (“cGMP”) regulations, relating to good manufacturing practices as defined in the U.S. Code of Federal Regulations. We must follow cGMP regulations at all times during the manufacture of our products. We continue to spend significant time, money and effort in the areas of production and quality testing to help ensure full compliance with cGMP regulations.

The timing of final U.S. FDA approval of an ANDA depends on a variety of factors, including whether the applicant challenges any listed patents for the drug and whether the brand-name manufacturer is entitled to one or more statutory exclusivity periods, during which the U.S. FDA may be prohibited from accepting applications for, or approving, generic products. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block ANDAs from being approved on the patent expiration date. For example, in certain circumstances the U.S. FDA may now extend the exclusivity of a product by six months past the date of patent expiration if the manufacturer undertakes studies on the effect of their product in children, a so-called pediatric extension.

In June 2003, the U.S. FDA announced reforms in its generic drug review program with the goal of providing patients with greater and more predictable access to effective, low cost generic alternatives to brand name drugs.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act of 2003”) has modified certain provisions of the Hatch-Waxman Act. In particular, significant changes have been made to provisions governing 180-day exclusivity and forfeiture thereof. The new statutory provisions governing 180-day exclusivity may or may not apply to an ANDA, depending on whether the first Paragraph IV certification submitted by any applicant for the drug was submitted prior to the enactment of the Medicare Amendments on December 8, 2003.

Where the first Paragraph IV certification was submitted on or after December 8, 2003, the new statutory provisions apply. Under these provisions, 180-day exclusivity is awarded to each ANDA applicant submitting a Paragraph IV certification for the same drug with regard to any patent on the first day that any ANDA applicant submits a Paragraph IV certification for the same drug. The 180-day exclusivity period begins on the date of first commercial marketing of the drug by any of the first applicants. However, a first applicant may forfeit its exclusivity in a variety of ways, including, but not limited to (a) failure to obtain tentative approval within 30 months after the application is filed or (b) failure to market its drug by the later of two dates calculated as follows: (x) 75 days after approval or 30 months after submission of the ANDA, whichever comes first, or (y) 75 days after each patent for which the first applicant is qualified for 180-day exclusivity is either (1) the subject of a final court decision holding that the patent is invalid, not infringed, or unenforceable or (2) withdrawn from listing with the U.S. FDA (court decisions qualify if either the first applicant or any applicant with a tentative approval is a party; a final court decision is a decision by a court of appeals or a decision by a district court that is not appealed). The foregoing is an abbreviated summary of certain provisions of the Medicare Act, and accordingly it should be consulted for a complete understanding of both the provisions described above and other important provisions related to 180-day exclusivity and forfeiture thereof.

Where the first Paragraph IV certification was submitted prior to enactment of the Medicare Act, the statutory provisions governing 180-day exclusivity prior to the Medicare Act still apply. The U.S. FDA interprets these statutory provisions to award 180-day exclusivity to each ANDA applicant submitting a Paragraph IV certification for the same drug on the same day with regard to the same patent on the first day that any ANDA applicant submits a Paragraph IV certification for the same drug with regard to the same patent. The 180-day exclusivity period begins on the date of first commercial marketing of the drug by any of the first applicants or on the date of a final court decision holding that the patent is invalid, not infringed, or unenforceable, whichever comes first. A final court decision is a decision by a court of appeals or a decision by a district court that is not appealed.

European Union Regulatory Environment

The activities of pharmaceutical companies within the European Union are governed by Directive 2001/83EC as amended. This Directive outlines the legislative framework, including the legal basis of approval, specific licensing procedures, and quality standards including manufacture, patient information and pharmacovigilance activities.

Our U.K. facilities are licensed and periodically inspected by the U.K. MHRA Inspectorate, which has extensive enforcement powers over the activities of pharmaceutical manufacturers. Non-compliance can result in product recall and closure. In addition, the U.K. MHRA Inspectorate has approved and periodically inspected our manufacturing facility based in Andhra Pradesh, India for the manufacture of generic tablets and capsules for supply to Europe.

All pharmaceutical companies that manufacture and market products in Germany are subject to the rules and regulations defined by the German drug regulator, the Bundesinstituts für Arzneimittel und Medizinprodukte (“BfArM”) and the Federal Drug Authorities. Our facilities in Germany are licensed and periodically inspected by the Federal Drug Authorities, which has extensive enforcement powers over the activities of pharmaceutical companies. Non-compliance can result in closure of the facility.

Prior approval of a Marketing Authorization is required to supply products within the European Union. Such Marketing Authorizations may be restricted to one member state then recognized in other member states or can cover the whole of the European Union, depending upon the form of registration elected. In Germany, Marketing Authorizations have to be submitted for approval to the BfArM.

Generic or abridged applications omit full non-clinical and clinical data but may contain limited non-clinical and clinical data, depending upon the legal basis of the application or to address a specific issue. The majority of our generic applications are made on the basis of essential similarity although other criteria may be applied. In the case of an essentially similar application, the applicant is required to demonstrate that its generic product contains the same active pharmaceutical ingredients in the same dosage form for the same indication as the innovator product. Specific data is included in the application to demonstrate that the proposed generic product is essentially similar to the innovator product with respect to quality, safe usage and continued efficacy. The applicant is also required to demonstrate bioequivalence with the referenced product. Once all these criteria are met then a Marketing Authorization may be considered for grant.

Unlike in the United States, there is no regulatory mechanism within the European Union to challenge any patent protection. Nor is any period of market exclusivity conferred upon the first generic approval. In situations where the period of exclusivity given to the branded product expires before their patent expires, the launch of our product would then be delayed until patent expiration.

In Germany, the government has introduced several healthcare reforms in order to control healthcare spending and promote the prescribing of generic drugs. In late 2003, the German government passed the healthcare reform act (“GKV-Modernisierungs-Gesetz”) which became effective January 1, 2004. As the reform aimed to reduce overall healthcare costs, the majority of changes were related to reimbursement. Subsequently, the German government passed the Economic Optimization of the Pharmaceutical Care Act (“Arzneimittelversorgungs-Wirtschaftlichkeisgestz” or “AVWG”) which became effective May 1, 2006 which also is designed to contain increased pharmaceutical costs. The AVWG’s provisions include, among other things: prohibitions on the provision of free goods to pharmacists; limitations on the payment of rebates to wholesalers and pharmacists; prohibitions on price increases for generics prior to March 31, 2008; implementation of additional mandatory rebates of 10% if pharmaceutical prices are not 30% below the reference prices as published by the German government; reduction of fixed prices as of July 1, 2006; and empowering the SHI organizations to waive copayments by patients.

Canada and South Africa Regulatory Environment

In Canada and South Africa, we are required to file product dossiers with the particular country’s regulatory authority for permission to market the generic formulation. The regulatory authorities may inspect our manufacturing facility before approval of the dossier.

Critical Care and Biotechnology Segment

The critical care and biotechnology businesses were started in 1998 to focus on and create a strong technology base in these areas. While this area of our business generates low sales volume, the products are generally high value. Our critical care products are formulations used in hospitals to treat cancer and for supportive care. Our biotechnology products cover recombinant protein therapeutics development. The trading operations of our diagnostics division were discontinued in fiscal 2004.

The following table provides revenues for this segment for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
	2004		2005		2006				2006
Division	Revenues	% Total	Revenues	Revenues	Revenues			% Total	Revenues			% Total
	(In millions)		(In millions)	(In millions)	(In millions)				(In millions)

Critical Care	Rs.325.2	79.1	Rs.407.9	Rs.77.4	Rs.517.5	U.S.$	11.6	74.9	Rs.145.2	U.S.$	3.2	73.3
Diagnostics	9.1	2.2	—	—	—		—	—	—		—	—
Biotechnology	76.7	18.7	119.2	22.6	173.6		3.9	25.1	52.8		1.1	26.7

Total	Rs.411.0	100.0	Rs.527.1	100.0	Rs.691.1	U.S.$	15.5	100.00	Rs.198.0	U.S.$	4.3	100.0

The following table sets forth revenues of our critical care and biotechnology segment by geographic area for fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

	Fiscal Year Ended March 31,								Three Months Ended June 30,
	2004		2005		2006				2006
Division	Revenues	% Total(1)	Revenues	% Total(1)	Revenues			% Total(1)	Revenues			% Total(1)
	(In millions)		(In millions)	(In millions)	(In millions)				(In millions)

India	Rs.259.5	63.1	Rs.360.7	68.4	Rs.450.4	U.S.$	10.1	65.2	Rs.127.1	U.S.$	2.8	64.2
Russia	39.5	9.6	62.3	11.8	93.0		2.1	13.4	22.9		0.5	11.6
Other countries of the former Soviet Union	12.2	3.0	19.4	3.7	56.5		1.3	8.2	18.7		0.4	9.4
Other	99.8	24.3	84.7	16.1	91.2		2.0	13.2	29.3		0.6	14.8

Total	Rs.411.0	100.0	Rs.527.1	100.0	Rs.691.1	U.S.$	15.5	100.0	Rs.198.0	U.S.$	4.3	100.0

(1)	Refers to our revenues from market sales in the applicable country expressed as a percentage of our total revenues throughout the world.

Critical care.  This business accounted for 74.9% of the segment’s revenues in fiscal 2006, contributing Rs.517.5 million. For the three months ended June 30, 2006, this business accounted for 73.3% of the segment’s revenues, contributing Rs.145.2 million. We focus on high margin, low volume products for niche markets in India in the area of critical care. Our main products are Mitotax (paclitaxel), Cytogem (gemcitabine), Docetere (docetaxel) and Irinocam (irinotecan). We also market Dacotin (oxaliplatin), which is licensed and imported from Debiopharm S.A. of Switzerland. As of September 30, 2006, we had about 10 oncology generics products in development.

Biotechnology.  This business accounted for 25.1% of the segment’s revenues in fiscal 2006, contributing Rs.173.6 million. For the three months ended June 30, 2006, this business accounted for 26.7% of the segment’s revenues, contributing Rs.52.8 million. Grafeel is the only biotechnology product we sold in fiscal 2006 and sell currently.

The following table sets forth the sales of our key products in fiscal 2004, 2005, 2006 and the three months ended June 30, 2006, respectively:

		Fiscal Year Ended March 31,							Three Months Ended June 30,
	Therapeutic	2004		2005		2006			2006
Product	Category	Revenues	% Total(1)	Revenues	% Total(1)	Revenues		% Total(1)	Revenues		% Total(1)
		(In millions)		(In millions)		(In millions)			(In millions)
		Rs.		Rs.		Rs.		U.S.$			U.S.$

Mitotax	Ovarian/breast/lung cancer	123.8	30.1	178.8	33.9	231.8	5.2	33.5	50.5	1.1	25.5
Docetere	Breast/lung cancer	77.0	18.7	73.2	13.9	81.6	1.8	11.8	18.7	0.4	9.4
Cytogem	Lung/pancreatic cancer	63.3	15.4	59.1	11.2	55.7	1.3	8.1	35.2	0.8	17.8
Dacotin	Colorectal cancer	16.4	4.0	25.9	4.9	43.8	1.0	6.3	13.2	0.3	6.7
Grafeel	Supportive therapeutic	71.8	17.5	119.2	22.6	173.6	3.9	25.1	52.8	1.2	26.7

Total		352.3	85.7	456.2	86.5	586.5	13.2	84.9	170.4	3.8	86.1

(1)	Refers to our revenues from sales of the applicable product expressed as a percentage of the total revenues of our critical care and biotechnology segment.

Our biotechnology portfolio is currently comprised of Grafeel, the bio-generic version of Filgrastim. Filgrastim is a recombinant protein used in chemotherapy-induced neutropenia and in bone marrow transplantation. Grafeel has been launched in India, Brazil and certain other countries. In addition, we have 10 products in various stages of development.

We are also developing oncology generics focused on U.S. and European markets. We have entered into a revenue sharing agreement with Pliva d.d., an Eastern European generics company, for the development and marketing of a group of oncology products for the European markets.

We view biotechnology as a business with significant potential. Our commitment to the business is reflected in our investments in building the research and development infrastructure, including laboratories and scientific teams.

Sales, Marketing and Distribution Network

The marketing of our critical care and biotechnology products is handled by a dedicated sales and marketing team. We sell our products through clearing and forwarding agents in India. In India, the marketing team promotes our products to medical specialists and focuses on sales to hospitals, government agencies and non-government institutional organizations.

We also have a partnership agreement with Pliva d.d., an Eastern European generics company, for the development by us and marketing by Pliva d.d. of a group of oncology products for the European markets.

Manufacturing and Raw Materials

For our critical care products, we manufacture all of the active pharmaceutical ingredients. The manufacturing of the formulation is undertaken at our formulations facility. We source some of the products from third party suppliers. We have completed construction of a completely contained API facility for the manufacture of cytotoxic products. Construction of another API facility for anti-hormonal products for cancer therapy was completed in August 2005. We are also in the process of establishing a fully contained facility (i.e., an isolated environment where the workers are not exposed to the materials or machinery) in Visakhapatnam, India for the manufacture of oral solid dosage form and injectable forms of cytotoxic as well as hormonal products catering primarily to the U.S. and European markets. We anticipate completion of the facility by December 2006. As part of our plan to increase our range of cancer therapy products, we also plan to introduce certain other cancer therapy products in the Indian market.

We have a facility at Bachupally, Andhra Pradesh, India for the manufacture of our biotechnology products. The manufacture of our biotechnology products involves cloning proteins and then extracting the proteins by fermentation and purification.

Competition

For our critical care products, our main competitors in the oncology market in India are Dabur Pharma Limited, Cipla Limited, Eli Lily & Co. and Aventis India Limited. For our oncology products currently under development, our main competitors include generics companies in India, Europe and the United States with a focus on development of oncology products, including Mayne Group Limited (Australia), Zydus Cadila Group (India) and Pliva d.d. (Croatia).

In our biotechnology business, our marketed product faces competition primarily from the innovator company. Given the significant potential of the biogenerics market, several companies are focused on the development of biogenerics, including Pliva d.d., Biopartners, Sandoz, a division of Novartis Pharma A.G., and Barr Labs.

Government Regulations

For critical care products, the regulations are similar to those as discussed in the formulations, API and generics segments.

The biotechnology sector in India is governed by the guidelines/rules formulated by the Department of Biotechnology (“DBT”), under the Indian government’s Ministry of Science & Technology. The guidelines cover the entire requirements of various other related ministries/statutory departments of the government of India.

A business which intends to manufacture and market biotechnology products is required to form an Institutional Bio Safety Committee (“IBSC”) consisting of internal experts on related fields as well as a nominee of the DBT and Central Pollution Control Board (“CPCB”). The IBSC reviews, verifies and approves the product application before submitting it to the Review Committee of Genetic Manipulation (“RCGM”) under the Indian government’s Ministry of Science & Technology. The RCGM verifies and approves all the data included in the application including the protocol and final reports on animal toxicity and human clinical trials.

Once clearance is obtained from the RCGM, the business is required to obtain clearance from the Genetic Engineering Approval Committee (“GEAC”) under the Ministry of Environment and Forest, government of India. The GEAC forwards its recommendation to the DBT and DCGI. Upon receipt of a “No Objection Certificate” from the DCGI, the business is required to obtain a manufacturing license from the State Drugs Authority and thereafter can commence commercial marketing.

Drug Discovery Segment

Drug discovery is a key segment of our business. In this segment, we are actively pursuing discovery and development of new molecules, sometimes referred to as “New Chemical Entities” or “NCEs.” Our research programs focus on the following therapeutic areas:

•	Metabolic disorders

•	Cardiovascular disorders

•	Bacterial infections

•	Inflammation

•	Cancer

Our research laboratories are based in Hyderabad, India and Atlanta, Georgia, U.S. As of June 30, 2006, we employed a total of 285 scientists, including approximately 56 scientists who held Ph.D. degrees. We pursue an integrated research strategy with our laboratories in the United States focusing on discovery of new molecular targets and designing of screening assays to screen for promising lead molecules followed by selection and optimization of lead molecules and further clinical development of those optimized leads at our laboratories in India. By establishing a research facility in the United States, we have better access to research scientists in the United States, enhancing our screening abilities for new molecular targets and access to high technology platforms.

While we continue to seek licensing and development arrangements with third parties to further develop our pipeline products, we also conduct clinical development of some of the candidate drugs ourselves where it is economically and technically feasible. Our long-term strategy for drug discovery is to increasingly undertake clinical testing ourselves, as we believe that this will enable us to derive higher value for our compounds. Our goal is to balance internal development of our own product candidates with in-licensing of promising compounds that complement our strengths. We also pursue licensing and joint development of some of our lead compounds with companies looking to implement their own product portfolio.

In September 2005, we entered into a co-development and commercialization agreement with Denmark based Rheoscience A/S for the joint development and commercialization of balaglitazone (DRF 2593), a partial PPAR-gamma agonist, for the treatment of type 2 diabetes. Under the terms of the agreement, Rheoscience will fund all the costs associated with the Phase III clinical trials of DRF 2593 and we will pay Rheoscience a pre-determined amount towards its share of the development costs. Rheoscience has exclusive marketing rights in the European Union and China, and we have exclusive marketing rights in the rest of the world. Rheoscience is obligated to obtain all necessary regulatory approvals on our behalf in the United States. Upon receiving final approval from the U.S. FDA, we are obligated to make a pre-determined milestone payment to Rheoscience. The agreement is valid for a period of ten years from the date of commercialization. Under the terms of the agreement, if either party chooses to commercialize the product without the other, then the other party will be entitled to a milestone-based royalty on sales. However, if the parties choose to commercialize the product through a third party, then each of the parties is entitled to share a pre-determined percentage of the net proceeds of commercialization received. We also retain the right to supply clinical development and commercial quantities of the requisite active pharmaceutical ingredients on arms-length basis to the party that commercializes DRF 2593.

In September 2005, we announced the formation of an integrated drug development company, Perlecan Pharma Private Limited (“Perlecan Pharma”), as a joint venture with Citigroup Venture Capital International Growth Partnership Mauritius Limited (“Citigroup Venture”) and ICICI Venture Funds Management Company (“ICICI Venture”). The terms of the joint venture were amended in March 2006. Perlecan Pharma is engaged in the clinical development and out-licensing of NCE assets. Citigroup Venture and ICICI Venture each committed to contribute Rs.1,020 million to Perlecan Pharma’s initial capital and we commited to contribute Rs.340.0 million. As of June 30, 2006, Citigroup Venture contributed Rs.504.9 million, ICICI Venture contributed Rs.510.0 million and we contributed Rs.170.0 million to Perlecan Pharma. Perlecan Pharma has certain development rights with respect to additional NCE assets that we discover and we have certain commercialization rights with respect to products that Perlecan Pharma develops. In addition, as part of this arrangement, we transferred all rights and title, including the development and commercialization rights, of four NCE assets to Perlecan Pharma. As a result, we own approximately 14.28% of the equity of Perlecan Pharma and we have the right to designate three out of seven directors on the board of Perlecan Pharma. In addition, Perlecan Pharma has issued to us warrants to purchase 45,000,000 equity shares of Perlecan Pharma, the exercise of which will be contingent upon the success of certain research and development milestones. If the warrants are fully exercised, then we will own approximately 62.5% of the equity shares of Perlecan Pharma.

As part of our research program, we pursue collaborations with leading institutions and laboratories all over the world. We enter into these collaborations to utilize the expertise and facilities these institutions and laboratories provide. We have collaborated with the National Cancer Institute in Maryland, which is a part of the United States National Institutes of Health. In February 2006, we entered into an agreement with Argenta Discovery Limited (“Argenta”) for the joint development and commercialization of a novel approach to the treatment of Chronic Obstructive Pulmonary Disease (“COPD”). Under the terms of the agreement, the parties agreed to collaborate to identify clinical candidates from a certain class of our compounds for use as potential treatments for COPD. Both parties agreed to jointly develop the selected candidates from the pre-clinical stage up to Phase IIa (proof-of-concept). Upon successful completion of a Phase IIa trial, the parties may either license-out the candidate for further development and commercialization to a larger pharmaceutical company or continue the further co-development and commercialization themselves. We and Argenta have agreed to fund the joint collaboration up to proof-of-concept and share the development expenses equally and profits at a predetermined ratio. Currently, both the parties are in the process of identifying clinical candidates as mentioned above.

In September 2006, we entered into an agreement with ClinTec International for the joint development of an anti-cancer compound, DRF 1042, belonging to the Topoisomerase inhibitors class of compounds for use as a potential treatment of various types of cancer. We have completed Phase I clinical trials for DRF 1042 in India. Under the terms of the agreement, we and ClinTec International will co-develop DRF 1042, which will include undertaking Phase II and Phase III clinical trials, with the goal of securing USFDA and EMEA approvals. We retain the commercialization rights for the United States and rest of the world markets (excluding ClinTec International territories). ClinTec International will be granted the commercialization rights for most of Europe including major European markets. On commercialization of the product, we will receive a royalty on sales by ClinTec International in its designated territories and ClinTec International will receive a royalty on sales by us in the United States. In the event either party out-licenses the drug product, the proceeds from such an arrangement will be shared by both parties in a pre-determined ratio (excluding our territories outside the U.S). We will also retain the exclusive rights to supply commercial quantities of the drug product.

Our investments into research and development of NCEs have been consistently focused towards developing promising therapeutics. In fiscal 2004, 2005 and 2006, we spent Rs.729.4 million, Rs.868.9 million and Rs.814.5 million respectively, towards drug discovery activities. In fiscal 2004, 2005 and 2006, we recognized Rs.0, Rs.288.4 million and Rs.0 in revenues respectively, from drug discovery activities. In the three months ended June 30, 2006, we spent Rs.170.4 million towards drug discovery activities. In the three months ended June 30, 2006, we received Rs.25.3 million as service income from Perlecan Pharma Private Limited from drug discovery activities.

The compounds currently under development in our pipeline include:

Compound	Therapeutic Area	Status	Development partner	Remarks

DRF 2593	Metabolic disorders	Phase II completed	Rheoscience	• Long-term carcinogenicity studies completed. Results expected by end of calendar year.
DRF 10945	Metabolic disorders	Phase II in progress	Assigned to Perlecan	• Non-fibrate predominantly PPAR alpha agonist for the treatment of dyslipidemia.
• Phase II safety and efficacy studies in patients commercially in Canada.
RUS 3108	Cardiovascular	Phase I in progress	Assigned to Perlecan	• Perlecan inducer for the treatment of atherosclerosis.
• Phase I studies (U.K.) have shown good tolerability and safety profile for the drug.
DRL 11605	Metabolic disorders	Phase I initiated	Assigned to Perlecan	• Pan PPAR (,,) agonist for the treatment of obesity.
• Initiated Phase I in Canada.
DRL 16536	Metabolic disorders	Pre-clinical	Assigned to Perlecan	• AMPK modulator for the treatment of diabetes.
• Regulatory toxicity studies initiated.
DRF 1042	Oncology	Phase I	Assigned to ClinTec	• Single isomer in Phase I trials in India completed.
DRL 12424	Cardiovascular	Pre-clinical	Developed in-house	• Pre-clinical development.
DRL 16805	Atherosclerosis	Pre-clinical	Developed in-house	• Orally active agent being developed for treatment of atherosclerosis by reverse cholestrol trasport and HDL elevation.
• Animal testing of molecule safety is in process.
• Noval orally active cytokine modulator for disease modification in rheomatoid arthritis and osteoarthritis.
DRL 15725	Rheomatoid Arthritis	Pre-clinical	Developed in-house	• Animal testing of molecule safety is in process.

Patents.  The status of patents filed and issued as of June 30, 2006 is summarized below:

	USPTO(1)	USPTO(1)	PCT(2)	India	India
Category	(Filed)	(Granted)	(Filed)	(Filed)	(Granted)

Metabolic Disorders	62	35	59	103	24
Anti-cancer	12	7	12	43	12
Anti-bacterial	8	1	7	21	1
Anti-inflammation/Cardiovascular	31	3	13	11	1
Anti-ulcerant	1	1	—	—
Miscellaneous	—	—	3	22	5
TOTAL	115	47	94	202	43

(1)	The United States Patent and Trademark Office.

(2)	The Patent Cooperation Treaty, an international treaty that facilitates foreign patent filings for residents of member countries when obtaining patents in other member countries.

Stages of Testing/Development.  The stages of testing required before a pharmaceutical product can be marketed in the United States are generally as follows:

Stage of Development	Description

Preclinical	Animal studies and laboratory tests to evaluate safety and efficacy, demonstrate activity of a product candidate and identify its chemical and physical properties.
Phase I	Clinical studies to test safety and pharmacokinetic profile of a drug in humans.
Phase II	Clinical studies conducted with groups of patients to determine preliminary efficacy, dosage and expanded evidence of safety.
Phase III	Larger scale clinical studies conducted in patients to provide sufficient data for statistical proof of efficacy and safety.

For ethical, scientific and legal reasons, animal studies are required in the discovery and safety evaluation of new medicines. Preclinical tests assess the potential safety and efficacy of a product candidate in animal models. The results of these studies must be submitted to the U.S. FDA as part of an Investigational New Drug (“IND”) application before human testing may proceed.

U.S. law further requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with good clinical practice requirements, and adverse event and other reporting requirements must be followed.

The clinical trial process can take five to ten years or more to complete, and there can be no assurance that the data collected will be in compliance with good clinical practice regulations, will demonstrate that the product is safe or effective, or, in the case of a biologic product, pure and potent, or will provide sufficient data to support U.S. FDA approval of the product. The U.S. FDA may place clinical trials on hold at any point in this process if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Trials may also be terminated by institutional review boards, who must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization.

Scientific Advisory Board.  Our Scientific Advisory Board is composed of seven leading professionals in the field of healthcare and chemical sciences. These professionals contribute to the strategic definition and implementation of pre-clinical development plans for our products. Members of the advisory committee meet individually and as a group with our management on an annual basis.

Dr. K. Anji Reddy	Chairman, Dr. Reddy’s Laboratories Limited
Dr. R. Rajagopalan	President, Discovery Research, Dr. Reddy’s Laboratories Limited
Dr. V. Mohan	Managing Director, M.V. Diabetes Specialties Center (P) Limited, Madras
Dr. K. Janardhan Reddy	Professor and Chairman, Department of Pathology, Northwestern University Medical School, Chicago, Illinois, U.S.A.
Dr. Sampath Parthasarthy	Director, Division of Research, Emory University School of Medicine, Atlanta, Georgia, U.S.A.
Dr. Henry Ginsberg	Herbert Irving Professor of Medicine, Division of Preventive Medicine, Presbyterian Hospital, New York, U.S.A.
Dr. Ira J. Goldberg	Professor of Medicine, Division of Preventive Medicine and Nutrition Columbia University College of Physicians and Surgeons, New York, U.S.A.
Dr. Uday Saxena	Chief Scientific Officer, Dr. Reddy’s Laboratories Limited
Dr. Daniel Rader	Faculty in the Department of Medicine and the Director of Cardiovascular Metabolism unit atthe Institute for Diabetes, Obesity and Metabolism, University of Pennsylvania

Competition

The pharmaceutical and biotechnology industries are highly competitive. We face intense competition from organizations such as large pharmaceutical companies, biotechnology companies and academic and research organizations. The major pharmaceutical organizations competing with us have greater capital resources, larger overall research and development staff and facilities and considerably more experience in drug development. Biotechnology companies competing with us may have these advantages as well. In addition to competition for collaborators and investors, these companies and institutions also compete with us in recruiting and retaining highly qualified scientific and management personnel.

Government regulations

Virtually all pharmaceutical and biotechnology products that we or our collaborative partners develop will require regulatory approval by governmental agencies prior to commercialization. The nature and extent to which these regulations apply varies depending on the nature of the products and also vary from country to country. In particular, human pharmaceutical products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the relevant regulatory agency. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

In India, under the Drugs and Cosmetics Act, 1940, the regulation of the manufacture, sale and distribution of drugs is primarily the concern of the state authorities while the Central Drug Control Administration is responsible for approval of new drugs, clinical trials in the country, laying down the standards for drugs, control over the quality of imported drugs, coordination of the activities of state drug control organizations and providing expert advice with a view of bringing about the uniformity in the enforcement of the Drugs and Cosmetics Act, 1940.

For marketing a drug in the United States, we or our partners will be subject to regulatory requirements governing human clinical trials, marketing approval and post-marketing activities for pharmaceutical products and biologics. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record-keeping and marketing of these products. The process of obtaining these approvals and the subsequent compliance with applicable statutes and regulations is time consuming and requires substantial resources, and the approval outcome is uncertain.

Generally, in order to gain U.S. FDA approval, a company first must conduct pre-clinical studies in the laboratory and in animal models to gain preliminary information on a compound’s activity and to identify any safety problems. Pre-clinical studies must be conducted in accordance with U.S. FDA regulations. The results of these studies are submitted as part of an IND application that the U.S. FDA must review before human clinical trials of an investigational drug can start. If the U.S. FDA does not respond with any questions, a drug developer can commence clinical trials thirty days after the submission of an IND.

In order to eventually commercialize any products, we or our collaborator first will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain U.S. FDA marketing approval. Clinical trials are normally done in three phases and generally take several years, but may take longer to complete. The clinical trials have to be designed taking into account the applicable U.S. FDA guidelines. Furthermore, the U.S. FDA may suspend clinical trials at any time if the U.S. FDA believes that the subjects participating in trials are being exposed to unacceptable risks or if the U.S. FDA finds deficiencies in the conduct of the trials or other problems with our product under development.

After completion of clinical trials of a new product, U.S. FDA marketing approval must be obtained. If the product is classified as a new pharmaceutical, we or our collaborator will be required to file a New Drug Application (“NDA”), and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort. NDAs submitted to the U.S. FDA can take several years to obtain approval and the U.S. FDA is not obligated to grant approval at all.

Even if U.S. FDA regulatory clearances are obtained, a marketed product is subject to continual review. If and when the U.S. FDA approves any of our or our collaborators’ products under development, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with cGMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products.

Our research and development processes involve the controlled use of hazardous materials and controlled substances. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products.

Custom Pharmaceutical Services

Our Custom Pharmaceutical Services (“CPS”) business unit markets process development and manufacturing services to customers primarily consisting of innovator pharmaceutical and biotechnology companies. This segment accounted for 5.5% of our total revenues for fiscal 2006, contributing Rs.1,326.8 million. In the three months ended June 30, 2006, this segment accounted for 10.1% of our total revenues, contributing Rs.1,418.3 million.

The CPS business unit was established in 2001 to leverage our strength in process chemistry to serve the niche segment of the specialty chemical industry. Over the years, our CPS business strategy has evolved to focus on the marketing of process development and manufacturing services. The objective of our CPS segment is to be the preferred partner for innovator pharmaceutical companies, providing a complete range of services that are necessary to take their innovations to the market speedily and more efficiently. The focus is to leverage our skills in process development, analytical development, formulation development and cGMP manufacture to serve various needs of innovator pharmaceutical companies.

With the acquisition of the Falcon plant in Mexico, we are positioning our CPS segment to be the partner of choice for large and emerging innovator companies across the globe, with service offerings spanning the entire value chain of pharmaceutical services.

Sales, Marketing and Distribution Network.

We have focused business development teams dedicated to our key geographies of North America, the European Union and India targeting large and emerging innovator companies to build long-term business relationships focused on catering to their outsourcing needs.

Manufacturing and Materials

Our CPS segment has well-resourced synthetic organic chemistry laboratories, analytical laboratories, kilo laboratories and pilot plants at our technology development center at Miyapur, Hyderabad. Our trained chemists and engineers understand cGMP manufacturing and regulatory requirements for synthesis, manufacture and formulation of an NCE from pre-clinical stage to commercialization. Larger quantities of APIs and intermediates are sourced internally from our API segment. The expansion of research and development laboratories to cater to the CPS segment’s future business requirements has already commenced in Hyderabad. We are in the process of establishing additional manufacturing capacity to support the future requirements of this segment.

We acquired the Falcon plant, which was Roche’s API manufacturing facility at Cuernavaca, Mexico, during fiscal 2006. This facility is U.S. FDA inspected and consists of seven manufacturing bays. The facility is well maintained with good systems and processes which were developed by Roche over the last decade. In addition to manufacturing the active pharmaceutical ingredients naproxen and naproxen sodium and a range of intermediates for Roche products, this facility synthesizes steroids for use in pharmaceutical and veterinary products.

Competition

Globally, the pharmaceutical manufacturing services industry is estimated to generate sales of U.S.$25-30 billion and is set to grow to sales of U.S.$45 billion by 2010, according to Express Pharma, an Indian pharmaceutical publication, in its June 1-15, 2006 edition. Contract manufacturing is still a nascent industry in India with sales in excess of U.S.$300 million concluded to date, according to said Express Pharma report. Contract manufacturing is a significant opportunity for Indian pharmaceutical companies based on their low-cost manufacturing infrastructure. Key competitors in India include Torrent Pharmaceuticals Ltd., Shasun Chemicals & Drugs Ltd., Divi’s Laboratories Ltd., Matrix Laboratories Ltd., Dishman Pharmaceuticals & Chemicals Ltd., Syngene Ltd. and Nicholas Piramal India Ltd. Key competitors from outside India include Lonza Group Ltd., Koninklijke DSM N.V., Albany Molecular Research, Inc., Patheon, Inc. and Cardinal Health, Inc. Our CPS segment distinguishes itself from its key competitors by offering a wider range of services spanning the entire pharmaceutical value chain.

Growth in contract manufacturing is likely to be driven by increasing outsourcing of late-stage and off-patent molecules by large pharmaceutical companies to compete with generics. India is emerging as an alliance and outsourcing destination of choice for global pharmaceutical companies. Companies such as Roche, Bayer, Aventis and Chiron are all executing plans to make India the regional hub for API and supply of bulk drugs.

Government Regulations

For our Custom Pharmaceuticals Services segment, the regulations are similar to those as discussed in the formulations, API and generics segments.

Organizational structure

Dr. Reddy’s Laboratories Limited is the parent company in our group. We have the following subsidiary companies where our direct and indirect ownership was more than 50% as of June 30, 2006:

		Percentage of
		Direct/ Indirect
	Country of	Ownership
Name of Subsidiary	Incorporation	Interest

DRL Investments Limited	India	100%
Reddy Pharmaceuticals Hong Kong Limited	Hong Kong	100%
OOO JV Reddy Biomed Limited	Russia	100%
Reddy Antilles N.V.	Netherlands	100%
Reddy Netherlands B.V	Netherlands	100	%(1)
Reddy US Therapeutics, Inc.	U.S.A.	100	%(1)
Dr. Reddy’s Laboratories, Inc.	U.S.A.	100%
Dr. Reddy’s Farmaceutica do Brasil Ltda	Brazil	100%
Cheminor Investments Limited	India	100%
Aurigene Discovery Technologies Limited	India	100%
Aurigene Discovery Technologies, Inc.	U.S.A.	100	%(3)
Kunshan Rotam Reddy Pharmaceutical Co. Limited	China	51.2	%(4)
Dr. Reddy’s Laboratories (EU) Limited	United Kingdom	100%
Dr. Reddy’s Laboratories (U.K.) Limited	United Kingdom	100	%(5)
Dr. Reddy’s Laboratories (Proprietary) Limited	South Africa	60%
Reddy Cheminor S.A.(2)	France	100	%(2)
OOO Dr. Reddy’s Laboratories Limited	Russia	100%
Dr. Reddy’s Bio-sciences Limited	India	100%
Reddy Pharmaceuticals, LLC	U.S.A.	100	%(6)
Trigenesis Therapeutics, Inc.	U.S.A.	100%
Industrias Quimicas Falcon de Mexico, SA de CV	Mexico	100%
Reddy Holding GmbH	Germany	100	%(7)
Lacock Holdings Limited	Cyprus	100%
beta Holding GmbH(10)	Germany	100	%(8)
beta Healthcare GmbH & Co. KG(10)	Germany	100	%(9)
beta Healthcare Verwaltungs GmbH(10)	Germany	100	%(9)
betapharm Arzneimittel GmbH	Germany	100	%(9)
beta Healthcare Solutions GmbH	Germany	100	%(9)
beta institut fur sozialmedizinische Forschung und Entwicklung GmbH	Germany	100	%(9)
Reddy Pharma Iberia, S.A.	Spain	100%

(1)	Indirectly owned through Reddy Antilles N.V.

(2)	Subsidiary under liquidation.

(3)	Indirectly owned through Aurigene Discovery Technologies Limited.

(4)	Kunshan Rotam Reddy is a subsidiary as we hold a 51.2% stake in it; however, we account for this investment by the equity method and do not consolidate it in our financial statements.

(5)	Indirectly owned through Dr. Reddy’s Laboratories (EU) Limited.

(6)	Indirectly owned through Dr. Reddy’s Laboratories Inc.

(7)	Indirectly owned through Lacock Holdings Limited.

(8)	Indirectly owned through Reddy Holding GmbH.

(9)	Indirectly owned through beta Holding GmbH.

(10)	Merged with Reddy Holding GmbH in July 2006.

Property, plant and equipment

The following table sets forth current information relating to our principal facilities:

	Approximate	Built up
	Area	Area		Installed		Actual
Location	(Square feet)	(Square feet)	Certification	Capacity(14)		Production(14)

Formulations				2,807	(6)(7)	3,716	(6)(8)
Bollaram, Andhra Pradesh, India	217,729	207,959	(1)
Bachupally, Andhra Pradesh, India	1,306,372	175,388	(2)
Yanam, Pondicherry, India	457,000	26,226	None
Baddi, Himachal Pradesh(13)	728,562	182,147	None
Active Pharmaceutical Ingredients and Intermediates				3,833	(9)	3,101	(9)
Bollaram, Andhra Pradesh, India	734,013	172,879	U.S. FDA
Bollaram, Andhra Pradesh, India	648,173	282,220	U.S. FDA
Bollaram, Andhra Pradesh, India	285,235	210,630	U.S. FDA
Jeedimetla, Andhra Pradesh, India	228,033	74,270	U.S. FDA
Miryalguda, Andhra Pradesh, India	2,787,840	261,734	U.S. FDA
Pydibheemavaram, Andhra Pradesh, India	8,523,466	905,612	U.S. FDA
Pydibheemavaram, Andhra Pradesh, India(4)	737,134	53,854
Generics				5,500	(6)	1,939	(6)
Bachupally, Andhra Pradesh, India(4)	783,823	200,134	(3)
Battersea, London, United Kingdom (5)(15)	17,000	10,000	U.K. Medicine Control Agency
Beverley, East Yorkshire, United Kingdom	64,904	15,179	U.K. Medicine Control Agency, ISO 9001: 2000
Critical Care and Biotechnology
Bachupally, Andhra Pradesh, India	174,183	114,588	(1)	370	(10)	73	(10)
Bollaram, Andhra Pradesh, India	20,089	20,089	U.S. FDA
Pydibheemavaram, Andhra Pradesh, India	15,494	15,494	U.S. FDA
Drug Discovery(11)
Miyapur, Andhra Pradesh, India	576,941	234,591	None
Georgia, United States(5)	24,733	24,733	None
Custom Pharmaceutical Services				3,428(10	) (12)	1,832	(10)(12)
Miyapur, Andhra Pradesh, India	113,211	73,587	None
Cuernavaca, Mexico	2,793,665	1,345,488	None

(1)	Ministry of Health, Sudan; Ministry of Health, Uganda; ANVISA, Brazil; National Medicines Agency, Romania.

(2)	Medicine Control Council, Republic of South Africa; The State Company for Marketing Drugs and Medical Appliances, Ministry of Health, Iraq; Sultanate of Oman, Ministry of Health, Muscat; Ministry of Health, Sudan; Ministry of Health, State of Bahrain; State Pharmaceutical Inspection, Republic of Latvia; Pharmaceutical and Herbal Medicines, Registration and Control Administrations, Ministry of Health, Kuwait; National Medicines Agency, Romania; ANVISA, Brazil; Medicines and Health Care Products Regulatory Agencies (MHRA), U.K.

(3)	U.S. FDA; Medicines and Healthcare Products Regulatory Agency, U.K.; Ministry of Health, UAE; Medicines Control Council, South Africa; ANVISA, Brazil ; Environmental Management System ISO 14001; Occupational Health and Safety Management System — OHSAS 18001; Quality Management System-ISO 9001:2000.

(4)	100% Export Oriented Unit.

(5)	Leased facilities.

(6)	Million units.

(7)	On a single shift basis.

(8)	During the year ended March 31, 2006, we sold one of our formulations manufacturing plants in Goa, India.

(9)	Tonnes.

(10)	Grams.

(11)	Laboratories only.

(12)	Mexico only.

(13)	This facility was commissioned in April 2006. Installed capacity of formulations includes the installed capacity of this facility and the actual production in formulations indicates the actual production in fiscal 2006 plus installed capacity of the Baddi facility.

(14)	Installed capacity and actual production in fiscal 2006 with adjustment to the installed capacity and actual production of the Baddi formulations facility.

(15)	We are in the process of transferring the manufacturing of products from the Battersea facility to our facilities in India and we intend to close the Battersea facility in fiscal 2007.

Except as indicated in the notes above, we own all of our facilities. All properties mentioned above, including leased properties, are either used for manufacturing and packaging of pharmaceutical products or for research and development activities. In addition, we have sales, marketing and administrative offices, which are leased properties. We believe that our facilities are optimally utilized.

The new facility for the manufacture of formulations at Baddi, Himachal Pradesh, India was completed in April 2006. This project was initiated to take advantage of certain financial benefits, which include exemption from income tax and excise duty for a specified period, offered by the government of India to encourage industrial growth in the state of Himachal Pradesh.

An expansion project has been commenced at our generics plant at Bachupally, Hyderabad, Andhra Pradesh, India, to increase the production capacity to manage high demand periods. The plant is intended to be a 100% export oriented unit under Indian law, meaning that it will export its total production to customers abroad and, as a result, will qualify for certain tax exemptions and other benefits under Indian law. We are also in the process of establishing a facility at a Special Economic Zone located in Visakhapatnam, India to manufacture tablets and capsules for our generics business. We are also in the process of establishing a facility to manufacture oral and injectible cytotoxic finished dosages at a special economic zone in Visakhapatanam, India. These facilities are expected to be operational by January 2007.

We have working capital facilities with banks and, in order to secure those facilities, we have created encumbrance charges on certain of our immovable and movable properties.

We are subject to significant national and state environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from our operations at the above facilities. Non-compliance with the applicable laws and regulations may subject us to penalties and may also result in the closure of our facilities.

Employees

The following table sets forth the number of our employees during fiscal 2004, 2005 and 2006 and as of June 30, 2006.

As of June 30, 2006

	North America	Europe(4)	Rest of the World	Total

Manufacturing(1)	—	56	2,987	3,043
Sales and Marketing(2)	27	291	2,395	2,713
Research and Development	18	7	1,351	1,376
Others(3)	35	132	852	1,019

Total	80	486	7,585	8,151

As of March 31, 2006

	North America	Europe(4)	Rest of the World	Total

Manufacturing(1)	—	56	2,841	2,897
Sales and Marketing(2)	27	291	2,268	2,586
Research and Development	19	—	1,167	1,186
Others(3)	32	129	695	856

Total	78	476	6,971	7,525

As of March 31, 2005

	North America	Europe	Rest of the World	Total

Manufacturing(1)	—	45	2,517	2,562
Sales and Marketing(2)	21	4	1,833	1,858
Research and Development	15	2	1,106	1,123
Others(3)	45	13	534	592

Total	81	64	5,990	6,135

As of March 31, 2004

	North America	Europe	Rest of the World	Total

Manufacturing(1)	—	52	2,270	2,322
Sales and Marketing(2)	25	4	2,193	2,222
Research and Development	17	—	876	893
Others(3)	33	3	682	718

Total	75	59	6,021	6,155

(1)	Includes quality, technical services and warehouse.

(2)	Includes business development.

(3)	Includes shared services, corporate business development and the intellectual property management team.

(4)	Includes 397 employees of betapharm at Germany.

We have not experienced any material work stoppages in the last three fiscal years and we consider our relationship with our employees and labor unions to be good. Approximately 10% of our employees belong to labor unions. We did not experience any strikes at our manufacturing facilities in fiscal 2006.

Legal Proceedings

Patent Challenges

At times, following our determination that an innovator’s patent is invalid or not infringed by our products, we seek to develop generic products for sale prior to patent expiration in various countries. In the United States, to obtain generic approval for a product prior to the expiration of the innovator’s patent, we challenge the innovator’s patent. As a result of invoking such patent challenge procedures, in the ordinary course of business we often become a party to, and expect to continue to be involved in, patent litigation regarding the validity or infringement of innovator patents. In addition, in the ordinary course of business we are, and expect to continue to be, a party to patent litigation involving the extent to which manufacturing process techniques may infringe on innovator or third party process patents.

Environmental Litigation

The Indian Council for Enviro Legal Action (the “Council”) filed a writ petition in 1989 under Article 32 of the Indian Constitution against the Union Government and others in the Supreme Court of India. Two hundred twenty five industries in and around Hyderabad, India, including four API manufacturing units belonging to us, are respondents. The Council is seeking relief in the nature of an order directing the Union and the State Government to avert pollution and compensate those affected by such pollution. The Supreme Court of India issued certain directions and sent the writ to the Andhra Pradesh High Court (the “High Court”). Presently the writ is pending before the High Court.

We believe it will be some time before there is a resolution of this environmental litigation as a large number of industries are respondents. We believe that we have been maintaining our effluent treatment plants as per the prescribed norms and the effluents are within the limits prescribed by the environmental authorities. We will continue to upgrade our effluent treatment plants and also comply with any additional directives that may be issued from time to time by the Pollution Control Board and/or by the High Court.

The total compensation that we have paid to date at the direction of the High Court is Rs.2,013,000. Such payments were made during fiscal years 1993, 1994, 1996, 1997, 2001 and 2004 and have been charged to our income statement in the year of payment. Such payments were made in full to the extent demanded from us by the High Court. Although the matter is still pending before the courts, in consultation with our external legal counsel in India, we consider the possibility of additional liability to be remote. We cannot estimate our loss or liability in the event that we are unsuccessful in this litigation. Even if we are discharged from this litigation, the amount already paid to the High Court will not be returned to us.

Norfloxacin litigation

We manufacture and distribute norfloxacin, a formulations product. Under the Drugs (Prices Control) Order, 1995 (“DPCO”), the government of India has the authority to designate a pharmaceutical product as a “specified product” and to fix the maximum selling price for such product. In 1995, the government of India issued a notification and designated norfloxacin as a “specified product” and fixed the maximum selling price.

In 1996, we filed a statutory Form III before the government of India for the upward revision of the maximum selling price and a legal suit in the High Court challenging the validity of the designation on the grounds that the applicable rules of the DPCO were not complied with while fixing the maximum selling price. The High Court had earlier granted an interim order in our favor, however it subsequently dismissed the case in April 2004. We filed a review petition in the High Court in April 2004 which was also dismissed by the High Court in October 2004. Subsequently, we appealed to the Supreme Court of India, New Delhi (the “Supreme Court”) by filing a Special Leave Petition. The appeal is currently pending with the Supreme Court.

During fiscal 2006, we received a notice from the government of India demanding the recovery of the price we charged for norfloxacin in excess of the maximum selling price fixed by the government of India, amounting to Rs.284.98 million including interest thereon. We filed a writ petition in the High Court challenging the government of India’s demand order. The High Court has admitted the writ petition and granted an interim order, however it ordered us to deposit 50% of the principal amount claimed by the government of India, which amounts to Rs.77.1 million. We deposited this amount with the government of India on November 14, 2005 while we await the outcome of our appeal with the Supreme Court. The next hearing date for both appeals is November 21, 2006. The Company has provided fully against the potential liability in respect of the principal amount demanded and believes that the possibility of any liability that may arise on account of interest and penalties is remote.

In the event that we are unsuccessful in the litigation in the Supreme Court, we will be required to remit the sale proceeds in excess of the maximum selling price to the Indian government and penalties or interest, if any, the amounts of which are not readily ascertainable.

Excise litigation

During fiscal 2003, 2005 and 2006, the Indian Central Excise authorities (the “Authorities”) issued a total of three demand notices on one of our vendors with regard to the assessable value of the products it supplied to us, and imposed a total of approximately Rs. 435.26 million in claims and penalties against such vendor. We were named as a co-defendant in the notices given during fiscal 2003 and 2005 and, as a result, the

Authorities assessed claims and penalties against us in an aggregate amount of Rs.76.50 million. We have filed appeals against these notices.

On August 31, 2006 and September 30, 2006 the Company attended the hearings concluded by the Customs, Excise and Service Tax Appellate Tribunal (“CESTAT”) on the matter. On October 31, 2006, the CESTAT passed an order in favor of the Company setting aside all the above demands. The excise authorities have a right to appeal against this order in Supreme Court within a stipulated period.

Fexofenadine litigation

In April 2006, we launched fexofenadine hydrochloride 30 mg, 60 mg and 180 mg tablet products, which are generic versions of Sanofi-Aventis’ (“Aventis”) Allegra® tablets. Allegra® tablets had annual sales of approximately $1.4 billion, according to Operations Research Group International Medical Statistics (“ORG IMS”), a market research firm, in its June Moving Annual Total report for the 12-month period ended June 2005. We are currently defending patent infringement actions brought by Aventis in the United States District Court for the District of New Jersey. There are three formulation patents, three use patents, and two active pharmaceutical ingredient (“API”) patents subject matter of litigation concerning the Company’s tablets. We have obtained summary judgment as to each of the formulation patents. In September 2005, pursuant to an agreement with Barr Pharmaceuticals, Inc., Teva Pharmaceuticals Industries Limited (“Teva”) launched its fexofenadine hydrochloride 30 mg, 60 mg and 180 mg tablet products, which are AB-rated to Aventis’ Allegra® tablets. Aventis has brought patent infringement actions against Teva and its API supplier in the United States District Court for the District of New Jersey. There are three formulation patents, three use patents, and two API patents at issue in the litigation and Teva has obtained summary judgment as to each of the formulation patents. On January 27, 2006, the District Court denied Aventis’ motion for a preliminary injunction against Tevaand its API supplier on the three use patents, finding those patents likely to be invalid, and one of the API patents, finding that patent likely to be not infringed. The issues presented during that hearing are likely to be substantially similar to those which will be presented with respect to our tablet products. A trial has not been scheduled. If Aventis is ultimately successful on its allegation of patent infringement, we could be required to pay damages related to the sales of its fexofenadine hydrochloride tablets and be prohibited from selling those products in the future.

Pharma LLC litigation

During August 2006, we received a letter from Pharma, LLC alleging that sales of certain products were excluded by us from our calculation of gross revenue in computing the amount payable to Pharma, LLC. We have responded, stating that the referenced products, being the authorized generic products of the partnering innovator company, are not our products and therefore fall within the definition of “excluded products.” Accordingly, we have rejected Pharma LLC’s claim for its share of consideration from sale of these products. Subsequently, in October, 2006, Pharma LLC has instituted an arbitration proceeding under the Redemption Agreement. Should we not be able to defend our position, the maximum potential estimated liability towards the claim made by Pharma LLC could upfront the payment of contingent consideration within an overall limit of U.S.$14.0 million.

While the arbitration proceeding has just been initiated and no arbitration panel has yet been selected, based on a legal evaluation of the matter, we believe that we have substantial defenses and the ultimate outcome will not have any material adverse effect on our financial position, results of operations or cash flows in any given accounting period.

Others

Additionally, we are involved in other lawsuits, claims, investigations and proceedings, including patent and commercial matters, which arise in the ordinary course of business. However, there are no such matters pending that we expect to be material in relation to our business.

MANAGEMENT

Directors and senior management

The list of our directors and executive officers, their respective age and position as of June 30, 2006 are as follows:

Directors

Name(1)	Age (In yrs)	Position

Dr. K. Anji Reddy(2)	67	Chairman
Mr. G.V. Prasad(2),(3)	45	Chief Executive Officer and Executive Vice Chairman
Mr. Satish Reddy(2),(4)	39	Chief Operating Officer and Managing Director
Mr. Anupam Puri	61	Director
Prof. Krishna G. Palepu	51	Director
Dr. Omkar Goswami	49	Director
Mr. P.N. Devarajan	71	Director
Mr. Ravi Bhoothalingam	60	Director
Dr. V. Mohan(5)	51	Director

(1)	Except for Dr. K. Anji Reddy, Mr. G.V. Prasad and Mr. Satish Reddy, all of the directors are independent directors under the corporate governance rules of the New York Stock Exchange.

(2)	Full-time director.

(3)	Son-in-law of Dr. K Anji Reddy.

(4)	Son of Dr. K. Anji Reddy.

(5)	Retired on July 28, 2006.

Executive Officers

Our policy is to classify our officers as “executive officers” if they have membership on our Management Council. Our Management Council consists of various business and functional heads and is our senior management organization. As of June 30, 2006, the Management Council consisted of:

Name	Age (In yrs)	Position

Mr. G.V. Prasad(1)	45	Chief Executive Officer and Executive Vice Chairman
Mr. Satish Reddy(2)	39	Chief Operating Officer and Managing Director
Mr. V.S. Vasudevan	55	Head of Europe Generics(5)
Mr. Abhijit Mukherjee	47	President — Developing Businesses
Mr. Alan Shepard	58	Executive Vice President — Europe
Mr. Andrew Miller	50	Executive Vice President and General Counsel(4)
Mr. Arun Sawhney	51	President — Global API
Mr. Ashwani Kumar Malhotra	50	Executive Vice President — Formulations Technical Operations
Mr. Jaspal Singh Bajwa	53	President — Branded Formulations (Rest of the World)(3)
Mr. Jeffrey Wasserstein	48	Executive Vice President — North America Specialty
Mr. K.B. Sankara Rao	52	Executive Vice President — Integrated Product Development
Mr. Mark Hartman	47	Executive Vice President — North America Generics
Dr. R. Rajagopalan	56	President — Discovery Research
Mr. Raghu Cidambi	55	Advisor and Head — Corporate Intellectual Property Management and Strategic Planning
Mr. Saumen Chakraborty	44	Chief Financial Officer and Executive Vice President — IT and Business Process Excellence
Dr. Uday Saxena	36	Chief Scientific Officer

(1)	Son-in-law of Dr. K. Anji Reddy.

(2)	Son of Dr. K. Anji Reddy.

(3)	Does not include North America and Europe.

(4)	Term of employment expired effective July 31, 2006.

(5)	Has stepped down as Chief Financial Officer and assumed the responsibility of Head of Europe Generics effective July 28, 2006.

There was no arrangement or understanding with major shareholders, customers, suppliers or others pursuant to which any director or executive officer referred to above was selected as a director or member of senior management.

Biographies

Directors

Dr. K. Anji Reddy is our Founder and Chairman of our Board of Directors. He is also the Founder of Dr. Reddy’s Research Foundation and Dr. Reddy’s Foundation. He has an undergraduate degree in Technology of Pharmaceuticals and Fine Chemicals from the University of Bombay and a Ph.D. in Chemical Engineering from National Chemical Laboratories, Pune. He has six years experience with Indian Drugs and Pharmaceuticals Limited in the manufacture and implementation of new technologies in bulk drugs. He is a member of the

Board of Trade as well as the Prime Minister’s Task force on pharmaceuticals and knowledge-based industries. The government of India bestowed the Padmashri Award upon him for his distinguished service in the field of trade and commerce. In addition to positions held in our subsidiaries and joint ventures, he is a Director in Diana Hotels Limited, OOO JV Reddy Biomed Limited, and Pathenco APS.

Mr. G.V. Prasad is a member of our Board of Directors and serves as our Vice-Chairman and Chief Executive Officer. He was the Managing Director of Cheminor Drugs Limited, a Dr. Reddy’s Group Company, prior to its merger with us. He has a Bachelor of Science degree in Chemical Engineering from Illinois Institute of Technology, Chicago, U.S.A. and an M.S. in Industrial Administration from Purdue University, U.S.A. He is also an active member of several associations including the National Committee on Drugs & Pharmaceuticals. In addition to positions held in our subsidiaries and joint ventures, he is a Director of Diana Hotels Limited, Nipuna Services Limited and Ocimum Bio Solutions Limited.

Mr. Satish Reddy is a member of our Board of Directors and serves as our Managing Director and Chief Operating Officer. He has a Master of Science degree in Medicinal Chemistry from Purdue University, U.S.A. and a Bachelor of Technology degree in Chemical Engineering from Osmania University, Hyderabad. He is the member of the Confederation of Indian Industries for Andhra Pradesh. In addition to positions held in our subsidiaries and joint ventures, he is also a Director of Diana Hotels Limited and OOO JV Reddy Biomed Limited.

Mr. Anupam Puri has been a member of our Board of Directors since 2002. He retired from McKinsey & Company in late 2000. He was a Director and played a variety of other leadership roles during his 30-year career there. Before joining McKinsey & Company, he was Advisor for Industrial Development to the President of Algeria, and consultant to General Electric’s Center for Advanced Studies. He holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi University, and Master of Arts and M. Phil. degrees from Oxford University. He is also on the Boards of ICICI Bank Limited, Mahindra and Mahindra Limited and Tech Mahindra Limited.

Professor Krishna G. Palepu has been a member of our Board of Directors since 2002. He is the Ross Graham Walker Professor of Business Administration at the Harvard Business School. He holds the title of Senior Associate Dean for international development. Professor Palepu has a Masters degree in Physics from Andhra University, an M.B.A. from the Indian Institute of Management and a Ph.D. from the Massachusetts Institute of Technology. He is also a recipient of an honorary M.A. from Harvard, and an honorary Doctorate from the Helsinki School of Economics. He teaches finance, control and strategy in Harvard’s M.B.A. and Executive programs. He has published numerous research papers and is also the co-author of the book titled “Business Analysis & Valuation: Text and Cases.” He serves as a consultant to a wide variety of businesses and is on the boards of Satyam Computer Services Limited, Books Automation, Polymedica Corporation and Harvard Business School Publishing Company.

Dr. Omkar Goswami has been a member of our Board of Directors since 2000. He is a founder and Chairman of CERG Advisory Private Limited, a corporate advisory and economic research and consulting company. He was a senior consultant and chief economist at the Confederation of Indian Industry for six years. He has also served as editor of Business India, associate professor at the Indian Statistical Institute, Delhi, and as an honorary advisor to the Ministry of Finance. He holds a Bachelor of Economics degree from St. Xavier’s College, Calcutta University, a Master of Economics degree from the Delhi School of Economics, Delhi University and a Ph.D. degree from Oxford University. He is also a Director of Infosys Technologies Limited, DSP-Merrill-lynch Investment Managers Limited, Crompton Greaves Limited, Infrastructure Development Finance Company Limited, SRF Limited, Sona Koyo Steering Systems Limited and Cairn India Limited.

Mr. P.N. Devarajan has been a member of our Board of Directors since 2000. He has previously served as a Director of Cheminor Drugs Limited. He was a member of the Planning Board of Madhya Pradesh, Chairman of Research at the Council of National Environment Engineering Research Institute, member of the Assessment Committee of the Council of Scientific and Industrial Research and a member of the Research Council of National Chemical Laboratory. He has previously served as a Director of the Bank of Baroda, a member of the Central Board of Directors of the Reserve Bank of India and Group President and consultant of Reliance Industries Limited. Currently, he is also a Director on the Board of Kothari Sugars and Chemicals

Limited, Shriram EPC Ltd. and Tropical Technologies Pvt Ltd. Mr. Devarajan was reappointed to the Board at the Annual General Meeting of the Shareholders held on July 28, 2006.

Mr. Ravi Bhoothalingam has been a member of our Board of Directors since 2000. He has served as the President of The Oberoi Group and was responsible for its worldwide operations. He has also served as the Head of Personnel at BAT Plc, Managing Director of VST Industries Limited, and as a Director of ITC Limited. He holds a Bachelor of Science degree in Physics from St. Stephens College, Delhi and a Master of Experimental Psychology degree from Gonville and Caius College, Cambridge University. He is also a Director of Nicco Internet Ventures Limited and Sona Koyo Steering Systems Limited.

Dr. V. Mohan has been a member of our Board of Directors since 1996. He is also a visiting professor of Diabetology at Sri Ramachandra Medical College and a professor of International Health at the University of Minnesota, U.S.A. He holds a Bachelor of Medicine degree, Doctor of Medicine degree, Ph.D. and a Doctor of Science degree from Madras University. He was awarded the prestigious Dr. B.C. Roy National Award by the Medical Council of India in 2005. He is also the Chairman and Managing Director of Dr. Mohan’s Diabetes Specialties Centre Private Limited and Dr. Mohan’s Diabetes Specialties Centre (Hyderabad) Private Limited and he is also the President of the Madras Diabetes Research Foundation. He retired from the Board on July 28, 2006.

Executive Officers

Mr. V.S. Vasudevan was our Chief Financial Officer and is currently head of our European Generics business. In the position of Chief Financial Officer, he was responsible for managing our finance organization. He also was the head of the Secretarial, Legal, Compliance, Investor Relations and Internal Audit functions. He played an important role in establishment of our corporate governance framework. Under his leadership, we received external recognition for our corporate governance and financial reporting practices from the Institute of Company Secretaries of India and the Institute of Chartered Accountants of India. He played a key role in the integration of Cheminor Drugs Limited with us, the acquisition of betapharm in Germany and in our growth through various other corporate initiatives, including acquisition of other companies in India and overseas and acquisition of brands in India. He is a Chartered Accountant by qualification, and a member of the Peer Review Board of the Institute of Chartered Accountants of India.

Mr. Abhijit Mukherjee is our President of Developing Businesses. Before joining us, he worked with Atul Limited for 10 years, where he held numerous positions of increasing responsibility. In his last assignment there he was President, Bulk Chemicals and Intermediates Business, and Managing Director, Amal Products Limited. He started his career as a management trainee in Hindustan Lever Limited (“HLL”) and put in 13 years in that company including 3 years in a Unilever company. He was primarily involved in the technical assignments in Aroma chemicals business in HLL and Unilever and also in detergents and sulphonation plants of HLL. He is a graduate in Chemical Engineering from the Indian Institute of Technology, Kharagpur.

Mr. Alan Shepard is our Executive Vice President — Europe Business. He joined us from Pliva, where he was Vice President for Global Corporate Strategy. He has a unique combination of experience in areas of commercial, general management, research and development, manufacturing and strategic planning across a variety of product lines, including generics, ethical branded, over the counter and vaccines. He has been associated with several pharmaceutical companies and held several management positions such as General Manager of Rhone — Poulenc Rorer (now Aventis), European Marketing Director for Medeva and held various positions with Institute Merieux, Smith Kline and Upjohn. He has a Bachelors of Technology (Honors) degree from Bradford University and is an honorary lecturer for the University of Wales Medical faculty. He has served on several U.K. government committees and been a long-standing member of the Association of British Pharmaceutical Industry’s code of practice committee.

Mr. Andrew Miller was Executive Vice President Legal and Intellectual Property Management. He is also a principal at Budd Larner, P.C., our legal counsel in the United States. He has represented us since the formation of our first U.S. entity in 1992. He is a graduate of the University of Michigan Law School where he was an Editor of the University of Michigan’s Journal of Law Reform. He holds a B.A. degree from the

State University of New York at Buffalo, where he graduated summa cum laude in 1977 and was elected a member of Phi Beta Kappa. Mr. Miller’s term of employment ended on July 31, 2006.

Mr. Arun Sawhney is President of our Global API business. He joined us in 2001 as President of our API business from Max-GB Limited, where he was Chief Executive. Prior to that he headed the Global Business Development function at Ranbaxy Laboratories Limited. He has also had successful stints as Manager Exports with Hindustan Ciba Geigy and as Regional Sales Manager with Bayer India, earlier in his career. He is a silver medalist, holds an MBA from the International Management Institute, New Delhi, and a Bachelor’s degree in Commerce from Sydenham College of Commerce and Economics, Mumbai.

Mr. Ashwani Kumar Malhotra is Executive Vice President of our Formulations Technical Operations and from March 2004 is responsible for formulation manufacturing operations, supply chain management and projects. He joined us as Vice President in February 2001, and was responsible for the India operations supporting our generics and specialty businesses with new product development filings and manufacturing and supply of products to regulated markets such as the United States, Canada, Europe, the United Kingdom, South Africa, Australia and New Zealand. Prior to joining us, he worked with Cipla Limited for 13 years in various capacities and with Warner Hindustan, a division of Parke Davis in formulations development and manufacturing for 7 years. He holds a Postgraduate degree in Pharmacy from the Institute of Technology, Banaras Hindu University. He also holds a Diploma in Industrial Engineering & Management and a Postgraduate Diploma in Computer Systems from the Institute of Public Enterprises, government of India.

Mr. Jaspal Singh Bajwa is President of our Branded Formulations (Rest of the World) business. He joined us from Marico Industries, where he was Executive Director and Chief Operating Officer. He has 27 years of diverse experience in the consumer and healthcare products industries, having worked with Nestlé, S.A. and Bausch and Lomb, Inc. He started his career with Nestlé, S.A. After 15 years with Nestlé, S.A. in Sales and Marketing, his last position was Chief of Marketing in India. Subsequently, he spent over 10 years with Bausch and Lomb, Inc., where he held several senior management positions including those of Managing Director for India/ SAARC, and Head of their Canadian Subsidiary. He has a Bachelor’s degree in Food Technology and an MBA from the Indian Institute of Management, Ahmedabad.

Mr. Jeffrey Wasserstein is Executive Vice President of our North America Specialty business and head of our North America business. He joined us in January 2005. He focuses on building our specialty business in North America and in addition works with the North American Management Team on selected opportunities for adding value to our other businesses in North America. He is also head of our New Jersey office where he leads our North America Operations function. Immediately prior to joining us he was EVP and Chief Business Officer of Avigenics, Inc., a biotechnology company engaged in the development of therapeutic proteins. He had a long career with Schering Plough Corporation where he was Senior Vice President of Corporate Consent Decree Integration. Prior to this role, he was the President of Schering Canada. He also held several positions of increasing responsibility at the Vice President level over Corporate Business Development, Strategic Planning and Internal Consulting and as Associate General Counsel-Commercial. Prior to joining Schering Plough Corporation, he was an Associate Attorney with Wachtell, Lipton, Rosen & Katz. He holds a Bachelor of Arts degree from Franklin & Marshall College and a J.D. degree from New York University School of Law.

Mr. K.B. Sankara Rao is Executive Vice President responsible for Integrated Product Development for our Branded Formulations, Generics, API and specialty businesses and for formulation development of NCEs. He has been with us since 1986 in various capacities, establishing the manufacturing facilities, quality assurance systems, formulation research and development and managing supply chain for our formulations business. He also upgraded manufacturing facilities to the present day business needs, which resulted in the attainment of various statutory approvals, including U.K. MHRA approval. He is also responsible for the design and implementation of the “Self Managed Team” concept in two of our formulations manufacturing units. He holds a Masters degree in Pharmacy from Andhra University. He is a life member of the Indian Pharmaceutical Association, Indian pharmacy graduates association amongst his other affiliations. He has also been a member of CII-Southern Regional Quality & Productivity Sub-committee.

Mr. Mark Hartman is Executive Vice President of our North America Generics business. He has 21 years of experience in the pharmaceutical industry. Before joining us, Mark spent five years at Watson Laboratories.

His last three positions at Watson were Director of Marketing for Trade and Managed Care, Executive Director, Sales and Marketing — Watson Generics, and Vice President, Sales and Marketing, Watson Generics. He was involved in multiple product and company acquisitions during his tenure with Watson. Before Watson, he was Director of Marketing for Alpharma USPD, Marketing Manager at Geneva Pharmaceuticals, and held various brand and generic sales and marketing positions during his 10 years at Lederle Laboratories. He holds a Bachelors degree in Dairy Science from Virginia Tech, U.S.A.

Dr. R. Rajagopalan is the President of our Discovery Research division. A distinguished postgraduate student from the University of Madras, Rajagopalan obtained his doctoral degree from the University of Bombay. He began his career about three decades ago in Hoechst India Ltd. and made impressive contributions in cardiovascular and general pharmacology research. He joined Dr. Reddy’s Discovery Research in 1994, and was instrumental in building discovery biology capabilities in Hyderabad. He has headed the Discovery Research Program as President since 2001, and under his management, our company has created a leadership position in the areas of metabolic disorders and cardiovascular research. He has several research publications and patents to his credit, and is associated with several academic and professional organizations. He has also been the recipient of a number of prestigious awards, including the R. N. Chopra Oration Award as an accomplished “Discovery Research Pharmacologist” in 2005.

Mr. Raghu Cidambi is Advisor and Head of Corporate Intellectual Property Management and Strategic Planning. Prior to joining us, he served with the Eenadu Group, a large south India-based media conglomerate, where he was responsible for its legal affairs. He has graduated from the Indian Institute of Management, Calcutta and thereafter obtained a Bachelor degree in Law from the Osmania University in Hyderabad.

Mr. Saumen Chakraborty was Executive Vice-President and Global Chief of Human Resources, Information Technology and Business Process Excellence, and is currently our Chief Financial Officer. He has 22 years of experience in strategic and operational aspects of management. Prior to joining us, he held various positions including line manager and a human resources facilitator, with diverse portfolios such as Senior Manager (Finance and Accounts) in Eicher, and Vice President (Operations) in Tecumseh. A member of various industry fora including the CII and the National HRD Network, he graduated with honors as the valedictorian of his class from Visva-Bharati University in Physics, and went on to pursue management from the Indian Institute of Management, Ahmedabad. He continues to be responsible for Information Technology and Business Process Excellence.

Dr. Uday Saxena is our Chief Scientific Officer. Since 2000, he has also been the President and CEO of Reddy US Therapeutics, Inc., our subsidiary located in Atlanta, Georgia. Reddy US Therapeutics, Inc. is engaged in drug discovery in the areas of diabetes, inflammation and cardiovascular disease. He has been in the pharmaceutical/biotech industry for over a decade. From 1997 to early 2000, he was Vice President of Research and a member of the executive committee at AtheroGenics, Inc, a publicly traded biopharmaceutical company located in Alpharetta, Georgia. While at AtheroGenics, he directed several drug discoveries and early development programs that lead to identification of novel compounds currently in late phase clinical trails for restenosis, atherosclerosis and chronic inflammation. Prior to that he was at Parke-Davis Research Division, Ann Arbor, Michigan, where he was responsible for establishing a discovery program in inflammation and atherosclerosis.

Compensation of directors and executive officers

Directors’ compensation

Full-Time Directors.  The compensation of our Chairman, Chief Executive Officer and Chief Operating Officer (who we refer to as our “full-time directors”) is divided into salary, commission and benefits. They are not eligible to participate in the stock option plan. The compensation committee of the Board of Directors initially recommends the compensation for full-time directors. If the Board of Directors (the “Board”) approves the recommendation, it is then submitted to the shareholders for approval at the general shareholders meeting.

On January 24, 2006, our Board recommended re-appointment of Dr. K Anji Reddy as Chairman with effect from July 13, 2006 and re-appointment of Mr. G.V. Prasad as Vice Chairman and CEO with effect from January 30, 2006. The compensation of Dr. K. Anji Reddy and Mr. G.V. Prasad were proposed to be revised. The Board also recommended revision in the compensation of Mr. Satish Reddy, Managing Director and COO. The re-appointment and revision in the compensation was approved by the shareholders at our annual general meeting held on July 28, 2006. Our Managing Director and COO and Vice Chairman and CEO are each entitled to receive a maximum commission of up to 0.75% of our net profit (as defined under the Indian Companies Act, 1956) for the fiscal year. Our Chairman is entitled to receive a maximum commission of up to 1.0% of our net profit (as defined under the Indian Companies Act, 1956) for the fiscal year. The compensation committee, which is composed of independent directors, recommends the commission for our Chairman, Vice Chairman and CEO and Managing Director and COO within the limits of 1%, 0.75% and 0.75% respectively of the net profits (as defined under the Indian Companies Act, 1956) for each fiscal year.

Non-Full Time Directors.  Each of our non-full time directors receives an attendance fee of Rs.5,000 (U.S.$112.4) for every Board meeting and Board committee meeting they attend. In fiscal 2006, we paid an aggregate of Rs.360,000 (U.S.$8,093.5) to our non-full time directors as attendance fees. Non-full time directors are also eligible to receive a commission on our net profit (as defined under the Indian Companies Act, 1956) for the fiscal year. Our shareholders have approved a maximum commission up to 0.5% of the net profits (as defined under the Indian Companies Act, 1956) for the fiscal year for all non-full time directors in a year. The Board determines the entitlement of each of the non-full time directors to commission within the overall limit. The non-full time directors were granted stock options under the Dr. Reddy’s Employee Stock Option Scheme, 2002 in fiscal 2006 as mentioned in the table below.

For fiscal 2006, the directors were entitled to the following amounts as compensation:

	Attendance					Stock
Name of Directors	Fees	Commission	Salary	Perquisites	Total	Options(1)
	Amount Rs.
	(In thousands)

Dr. K. Anji Reddy	—	23,051	1,800	144	24,995	—
Mr. G.V. Prasad	—	12,488	1,514	195	14,197	—
Mr. Satish Reddy	—	12,457	1,500	195	14,152	—
Mr. Anupam Puri	75	1,785	—	—	1,860	3,000
Prof. Krishna G. Palepu	50	1,785	—	—	1,835	3,000
Dr. Omkar Goswami	80	1,785	—	—	1,865	3,000
Mr. P.N. Devarajan	60	1,785	—	—	1,845	3,000
Mr. Ravi Bhoothalingam	75	1,785	—	—	1,860	3,000
Dr. V. Mohan	20	892	—	—	912	2,000

(1)	On August 30, 2006, we distributed a stock dividend to our shareholders of one equity share for each equity share held. Consequently, as per our stock option plan the stock option holders were also given one stock option for each stock option held. The stock options referenced in this table do not include the additional stock options received by the directors as a result of this stock dividend.

The options granted to directors have an exercise price of Rs.5 per option. These options vest in annual increments over a period of four years, and expire five years from the date of vesting.

Executive officers’ compensation

The initial compensation to all our executive officers is determined through appointment letters issued at the time of employment. The appointment letter provides the initial amount of salary and benefits the executive officer will receive as well as a confidentiality provision and a non-compete provision applicable during the course of the executive officer’s employment with us. We provide salary, certain perquisites, retirement benefits, stock options and variable pay to our executive officers. The compensation committee of the Board reviews the compensation of executive officers on a periodic basis.

All our employees in the managerial and staff levels are eligible to participate in a variable pay program, which consists of performance bonuses based on the performance of their function or business unit, and a profit sharing plan through which part of our profits can be shared with our employees. Our variable pay program is aimed at rewarding performances of the individual, business unit/function and the organization with significantly higher rewards for superior performances.

We also have an employee stock option scheme, the Dr. Reddy’s Employee Stock Option Scheme, 2002. The scheme is applicable to all of our employees and directors and employees and directors of our subsidiaries. The scheme is not applicable to promoter directors, promoter employees and persons holding 2% or more of our outstanding share capital. The compensation committee of the Board of Directors awards options pursuant to the scheme based on the employee’s performance appraisal. Some employees have also been granted options upon joining us.

Compensation for executive officers who are full time directors is summarized in the table under “Directors’ compensation,” above. The following table presents the annual compensation paid for services rendered to us for fiscal 2006 and stock options held by all of our other executive officers as of March 31, 2006:

		Stock Options
	Compensation	Fiscal Year	No. of	Exercise	Expiration
Name	Rs.	of Grant	Options(3)	Price(4)	Date

Mr. V.S. Vasudevan	7,844,918	2003	5,740	Rs.1,063.02	(1)
		2004	10,000	883.00	(1)
		2005	10,000	885.00	(1)
		2006	25,000	725.00	(1)
Mr. Abhijit Mukherjee	6,358,655	2005	2,400	5.00	(1)
		2006	5,000	5.00	(1)
Mr. Alan Sheppard	8,853,803	—	—	—	—
Mr. Andrew Miller(2)	21,359,871	2005	6,800	5.00	(1)
		2006	2,400	5.00	(1)
Mr. Arun Sawhney	9,053,022	2005	6,855	5.00	(1)
		2006	4,000	5.00	(1)
Mr. Ashwani Kumar Malhotra	5,645,643	2005	4,503	5.00	(1)
		2006	3,500	5.00	(1)
Mr. Jaspal Singh Bajwa	8,763,583	2005	8,000	5.00	(1)
		2006	5,000	5.00	(1)
Mr. Jeffrey Wasserstein	20,359,739	2005	10,000	5.00	(1)
Mr. K.B. Sankara Rao	5,527,308	2005	4,620	5.00	(1)
		2006	4,000	5.00	(1)
Mr. Mark Hartman	32,044,189	2004	10,000	883.00	(1)
		2005	6,000	885.00	(1)
		2006	6,000	5.00	(1)
Dr. R. Rajagopalan	5,627,265	2005	5,430	5.00	(1)
		2006	3,000	5.00	(1)
Mr. Raghu Cidambi	8,200,000	2005	5,250	5.00	(1)
		2006	5,000	5.00	(1)
Mr. Saumen Chakraborty	7,435,692	2004	5,000	883.00	(1)
		2005	3,825	5.00	(1)
		2006	5,000	5.00	(1)
Dr. Uday Saxena	12,209,541	2005	5,250	5.00	(1)
		2006	4,000	5.00	(1)

(1)	The expiration date is five years from the date of vesting. The options vest in annual increments over a period of four years.

(2)	Term of employment expired effective July 31, 2006.

(3)	On August 30, 2006, we issued a stock dividend to our shareholders of one equity share for each equity share held. Consequently, as per our stock option plan the stock option holders were also given one stock option for each stock option held. The stock options referenced in this table do not include the additional stock options received by the executive officers as a result of this stock dividend.

(4)	As a result of the stock dividend we issued on August 30, 2006, the exercise price of outstanding stock options (other than those having an exercise price of Rs.5) was reduced to half. The exercise price referenced in this table does not reflect the revised exercise price.

Retirement benefits.

We provide the following benefit plans to our employees:

Gratuity benefits:  In accordance with applicable Indian laws, we provide a defined benefit retirement plan, or the Gratuity Plan covering all of our permanent employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment in an amount based on the respective employee’s last drawn salary and the years of employment with us. Effective September 1, 1999, we established Dr. Reddy’s Laboratories Gratuity Fund, or the Gratuity Fund. Liabilities with regard to the Gratuity Plan are determined by an actuarial valuation, based upon which we make contributions to the Gratuity Fund. Trustees administer the contributions made to the Gratuity Fund. The amounts contributed to the Gratuity Fund are invested in specific securities as mandated by law and generally consist of federal and state government bonds and the debt instruments of government-owned corporations. In respect of certain of our other employees, the gratuity benefit is provided through annual contribution to a fund managed by the Life Insurance Corporation of India, or LIC and ICICI Prudential Life Insurance Company Limited, or ICICI Pru. Under this scheme, the settlement obligation remains with us, although the LIC and ICICI Pru administers the fund and determines the contribution premium required to be paid by us. The net amounts recognized by us were Rs.17.9 million, Rs.21.2 million and Rs.52.3 million during the years ended March 31, 2004, 2005 and 2006, respectively.

Superannuation benefits:  Apart from being covered under the Gratuity Plan described above, our senior officers also participate in superannuation, a defined contribution plan administered by the LIC. We make annual contributions based on a specified percentage of each covered employee’s salary. We have no further obligations under the plan beyond our annual contributions. We contributed Rs.24.2 million, Rs.27.0 million and Rs.24.8 million to the superannuation plan during the years ended March 31, 2004, 2005 and 2006, respectively.

Provident fund benefits:  In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. Both the employee and employer each make monthly contributions to the plan each equal to 12% of the covered employee’s basic salary. We have no further obligations under the plan beyond our monthly contributions. We contributed Rs.58.7 million, Rs.64.2 million and Rs.64.4 million to the provident fund plan during the years ended March 31, 2004, 2005 and 2006, respectively.

Board practices

Our Articles of Association require us to have a minimum of three and a maximum of 20 directors. Presently, we have eight directors on our Board, of which five are non-full time independent directors.

The Companies Act, 1956 and our Articles of Association require that at least two-thirds of our directors be subject to re-election by our shareholders in rotation. At every annual general meeting, one-third of the directors who are subject to re-election must retire and, if eligible for re-election, may be reappointed at the annual general meeting. Our full time directors are not subject to re-election.

The terms of each of our directors and their expiration dates are provided in the table below.

Expiration of Current
Name	Term of Office	Term of Office	Period of Service

Dr. K. Anji Reddy(1)	July 13, 2006	5 years	22 years
Mr. Satish Reddy(1)	September 30, 2007	5 years	13 years
Mr. G.V. Prasad(1)	January 30, 2011	5 years	20 years
Mr. Anupam Puri(2)	Retirement by rotation	Due for retirement by rotation in 2007	4 years
Dr. Krishna G. Palepu(2)	Retirement by rotation	Due for retirement by rotation in 2008	4 years
Mr. P.N. Devarajan(3)	Retirement by rotation	Due for retirement by rotation in 2009	5.5 years
Dr. Omkar Goswami(2)	Retirement by rotation	Due for retirement by rotation in 2007	5.5 years
Dr. Ravi Bhoothalingam(2)	Retirement by rotation	Due for retirement by rotation in 2008	5.5 years

(1)	Full time director.

(2)	Non-full time independent director.

(3)	Reappointed at the 22nd Annual General Meeting of Shareholders held on July 28, 2006.

The terms of the contracts with our full-time directors are also disclosed to all the shareholders in the notice of the general meeting. The directors are not eligible for any termination benefit on the termination of their tenure with us.

Committees of the Board

Committees appointed by the Board focus on specific areas and take decisions within the authority delegated to them. The Committees also make specific recommendations to the Board on various matters from time-to-time. All decisions and recommendations of the Committees are placed before the Board for information or approval. We have seven Board-level Committees:

•	Audit Committee.

•	Compensation Committee.

•	Nomination Committee.

•	Shareholders’ Grievance Committee.

•	Management Committee.

•	Investment Committee.

•	Strategy Committee.

The details of the Audit Committee, Compensation Committee and Nomination Committee are discussed hereunder.

Audit Committee.  Our management is primarily responsible for our internal controls and financial reporting process. Our statutory auditors are responsible for performing independent audits of our financial statements in accordance with generally accepted auditing standards and for issuing reports based on such audits. The Board of Directors has entrusted the Audit Committee to supervise these processes and thus ensure accurate and timely disclosures that maintain the transparency, integrity and quality of financial controls and reporting.

The Audit Committee consists of the following five non-full time independent directors:

•	Dr. Omkar Goswami (Chairman)

•	Mr. Anupam Puri

•	Prof. Krishna G. Palepu

•	Mr. P. N. Devarajan

•	Mr. Ravi Bhoothalingam

Our Company Secretary is the Secretary of the Audit Committee. This Committee met on five occasions during fiscal 2006 and once in the three months ended June 30, 2006. Our statutory auditors were present at all Audit Committee meetings during the periods.

The primary responsibilities of the Audit Committee are to:

•	Supervise the financial reporting process;

•	Review the financial results, along with the related public filings, before recommending them to the Board;

•	Review the adequacy of our internal controls, including the plan, scope and performance of our internal audit function;

•	Discuss with management our major policies with respect to risk assessment and risk management;

•	Hold discussions with statutory auditors on the nature and scope of audits, and any views that they have about the financial control and reporting processes;

•	Ensure compliance with accounting standards, and with listing requirements with respect to the financial statements;

•	Recommend the appointment and removal of external auditors and their fees;

•	Review the independence of our auditors;

•	Ensure that adequate safeguards have been taken for legal compliance both for us and for our Indian and foreign subsidiaries;

•	Review related party transactions; and

•	Review the functioning of our whistle blower policies and procedures.

Compensation Committee.  The Compensation Committee considers and recommends to the Board the compensation of the full time directors and executives above Vice-President level, and also reviews the remuneration package that we offer to different grades/levels of our employees. The Compensation Committee also administers our Employee Stock Option Scheme.

The Compensation Committee consists of the following five non-full time, independent directors:

•	Mr. Ravi Bhoothalingam (Chairman)

•	Mr. Anupam Puri

•	Prof. Krishna G. Palepu

•	Dr. Omkar Goswami

•	Mr. P. N. Devarajan

The Chief of Human Resources is the Secretary of the Committee. The Compensation Committee met three times during fiscal 2006 and once in the three months ended June 30, 2006.

Nomination Committee.  The primary function of the Nomination Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members and establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties.

The Nomination Committee consists of the following five non-full time, independent directors:

•	Mr. Anupam Puri (Chairman)

•	Prof. Krishna G. Palepu

•	Dr. Omkar Goswami

•	Mr. P. N. Devarajan

•	Mr. Ravi Bhoothalingam

Our Company Secretary is the Secretary of the Committee. The Nomination Committee met once during fiscal 2006. There was no meeting held in the three months ended June 30, 2006.

Disclosure Controls And Procedures

For fiscal 2006, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act).

Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective, as of March 31, 2006, to provide reasonable assurance that the information required to be disclosed in filings and submissions under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions about required disclosure.

Management’s Report on Internal Control Over Financial Reporting

Our executive management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting as such term is defined in Rule 13a-15(f) of the Exchange Act. As defined by the SEC, internal control over financial reporting is a process designed under the supervision of company’s principal executive and principal financial officers, and effected by company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States.

Our internal control over financial reporting is supported by written policies and procedures, that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management conducted an assessment of the effectiveness of our internal control over financial reporting as of March 31, 2006 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”). Our management’s assessment of the effectiveness of our internal control over financial reporting excludes the evaluation of the internal controls over financial reporting of Falcon, which was acquired on December 30, 2005, and over financial reporting of betapharm which was acquired on March 3, 2006 associated with total assets of Rs.38,999 million and total revenue of Rs.998 million included in our consolidated financial statements as of and for the year ended March 31, 2006.

Based on this assessment, our management has concluded that our internal control over financial reporting was effective as of March 31, 2006.

KPMG India, independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report on Form 20-F and, as part of their audit, has issued their report, included herein, on (1) our management’s assessment of the effectiveness of our internal control over financial reporting and (2) the effectiveness of our internal control over financial reporting as of March 31, 2006.

Share ownership by directors and officers

The following table sets forth, as of June 30, 2006 for each of our directors and executive officers, the total number of our equity shares and options owned by them:

				Fiscal
	No. of	% of	No. of	Year
	Shares	Outstanding	Options	of the	Exercise	Expiration
Name	Held(1),(3)	Capital	Held(8)	Grant	Price(9)	Date

Dr. K. Anji Reddy(2),(4)	400,478	0.52%	—	—	—	—
Mr. G.V. Prasad(4)	675,720	0.88%	—	—	—	—
Mr. Satish Reddy(4)	602,916	0.78%	—	—	—	—
Mr. Anupam Puri	2,750	—	3,000	2006	Rs.5.00	(5)
			1,500	2007	5.00	(6)
Prof. Krishna G. Palepu	1,000	—	3,000	2006	5.00	(5)
			1,500	2007	5.00	(6)
Dr. Omkar Goswami	750	—	3,000	2006	5.00	(5)
			1,500	2007	5.00	(6)
Mr. P.N. Devarajan	750	—	3,000	2006	5.00	(5)
			1,500	2007	5.00	(6)
Mr. Ravi Bhoothalingam	750	—	3,000	2006	5.00	(5)
			1,500	2007	5.00	(6)
Dr. V. Mohan	—	—	2,000	2006	5.00	(5)
			1,500	2007	5.00	(6)
Mr. V.S. Vasudevan	—	—	5,740	2003	1,063.02	(5)
			10,000	2004	883.00	(5)
			10,000	2005	885.00	(5)
			25,000	2006	725.00	(5)
			4,000	2007	5.00	(5)
Mr. Abhijit Mukherjee	800	—	2,400	2005	5.00	(5)
			5,000	2006	5.00	(5)
			4,000	2007	5.00	(5)
Mr. Andrew Miller(7)	—		4,575	2005	5.00	(5)
			2,400	2006	5.00	(5)
Mr. Alan Shephard	—	—	3,200	2007	5.00	(5)
Mr. Arun Sawhney	5,025	0.01%	6,855	2005	5.00	(5)
			4,000	2006	5.00	(5)
			3,200	2007	5.00	(5)
Mr. Ashwani Kumar Malhotra	2,905	—	4,503	2005	5.00	(5)
			3,500	2006	5.00	(5)
			2,500	2007	5.00	(5)
Mr. Jaspal Singh Bajwa	—	—	8,000	2005	5.00	(5)
			5,000	2006	5.00	(5)
			4,000	2007	5.00	(5)
Mr. Jeffrey Wasserstein	2,500		7,500	2005	5.00	(5)
			4,000	2007	5.00	(5)
Mr. K.B. Sankara Rao	18,622	0.02%	4,620	2005	5.00	(5)
			4,000	2006	5.00	(5)
			3,200	2007	5.00	(5)
Mr. Mark Hartman	—	—	10,000	2004	883.00	(5)
			6,000	2005	885.00	(5)
			6,000	2006	5.00	(5)
			4,000	2007	5.00	(5)
Dr. R. Rajagopalan	4,250	0.01%	5,430	2005	5.00	(5)
			3,000	2006	5.00	(5)
			2,500	2007	5.00	(5)
Mr. Raghu Cidambi	2,750	—	5,250	2005	5.00	(5)
			5,000	2006	5.00	(5)
			2,500	2007	5.00	(5)
Mr. Saumen Chakraborty	5,875	0.01%	5,000	2004	883.00	(5)
			3,825	2005	5.00	(5)
			5,000	2006	5.00	(5)
			4,000	2007	5.00	(5)
Dr. Uday Saxena	—	—	5,250	2005	5.00	(5)
			4,000	2006	5.00	(5)
			3,200	2007	5.00	(5)

(1)	Shares held in their individual name only.

(2)	Does not include shares held beneficially.

(3)	All shares have voting rights.

(4)	Not eligible for grant of Stock Options.

(5)	The expiration date is five years from the date of vesting. The options vest in annual increments over a period of four years.

(6)	The expiration date is five years from the date of vesting. The options vest at the end of one year.

(7)	Term of employment expired effective July 31, 2006.

(8)	On August 30, 2006, we issued a stock dividend to our shareholders of one equity share for each equity share held. Consequently, as per our stock option plan the stock option holders were also given one stock option for each stock option held. The stock options referenced in this table do not include the additional stock options received by the directors and executive officers as a result of this stock dividend.

(9)	As a result of the stock dividend we issued on August 30, 2006, the exercise price of outstanding stock options (other than those having an exercise price of Rs.5) was reduced to half. The exercise price referenced in this table does not reflect the revised exercise price.

Employee Stock Incentive Plans

Dr. Reddy’s Employees Stock Option Plan-2002 (the “DRL 2002 Plan”):

The Company instituted the DRL 2002 Plan for all eligible employees pursuant to the special resolution approved by the shareholders in the Annual General Meeting held on September 24, 2001. The DRL 2002 Plan covers all employees and directors of DRL and its subsidiaries. Under the DRL 2002 Plan, the Compensation Committee of the Board (the “Compensation Committee”) shall administer the DRL 2002 Plan and grant stock options to eligible employees of the Company and its subsidiaries. The Compensation Committee shall determine the employees eligible for receiving the options, the number of options to be granted, the exercise price, the vesting period and the exercise period. The vesting period is determined for all options issued on the date of the grant.

The DRL 2002 Plan was amended on July 28, 2004 at the annual general meeting of shareholders to provide for stock option grants in two categories:

Category A:  1,721,700 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  573,778 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

The DRL 2002 Plan was further amended on July 27, 2005 at the annual general meeting of shareholders to re-allocate the stock options to be granted pursuant to Category A and Category B as follows:

Category A:  300,000 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  1,995,478 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

After the stock dividend distributed on August 30, 2006 to the shareholders of record as of August 29, 2006 of one equity share for each equity share then held, the DRL 2002 Plan provided for stock option grants in two categories as follows:

	Number of	Number of
	Options	Options
	Granted	Granted
	Under	Under
Particulars	Category A	Category B	Total

Options earmarked under original Plan	300,000	1,995,478	2,295,478
Options exercised prior to stock dividend date(A)	94,061	147,793	241,854
Balance shares that can be allotted on exercise of options(B)	205,939	1,847,685	2,053,624
Options arising from stock dividend(C)	205,939	1,847,685	2,053,624
Options earmarked after stock dividend(A+B+C)	505,939	3,843,163	4,349,102

The fair market value of a share on each grant date falling under Category A above is defined as the average closing price (after adjustment for stock dividend) for 30 days prior to the grant in the stock exchange where there is highest trading volume during that period. Notwithstanding the foregoing, the Compensation Committee may, after obtaining the approval of the shareholders in the annual general meeting, grant options with a per share exercise price other than fair market value and par value of the equity shares.

Stock option activity under the DRL 2002 Plan in the two categories of options is as follows:

	Three Months Ended June 30, 2005
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
Category A — Fair Market Value Options	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	597,900	Rs.373.5-574.5	Rs.488.66	50
Granted during the period	65,000	362.5	362.50	90
Expired / forfeited during the period	(63,400)	373.5-574.5	526.50	—
Surrendered by employees during the period	(180,000)	488.65-531.51	517.00	—
Exercised during the period	—	—	—	—

Outstanding at the end of the period	419,500	362.5-574.5	451.15	58

Exercisable at the end of the period	234,764	Rs.441.5-574.5	Rs.474.19	37

	Three Months Ended June 30, 2005
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
Category B — Par Value Options	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	759,098	Rs.5	Rs.5	84
Granted during the period	417,120	5	5	90
Forfeited during the period	(15,086)	5	5	—
Exercised during the period	(40,000)	5	5	—

Outstanding at the end of the period	1,121,132	Rs.5	Rs.5	85

Exercisable at the end of the period	—	—	—	—

	Three Months Ended June 30, 2006
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
Category A — Fair Market Value Options	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	234,500	Rs.362.5-531.51	Rs.439.43	64
Expired / forfeited during the period	(10,000)	442.5-574.5	541.50	—

Outstanding at the end of the period	224,500	362.5-531.51	434.88	62

Exercisable at the end of the period	130,550	Rs.362.5-531.51	Rs.456.11	47

	Three Months Ended June 30, 2006
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
Category B — Par Value Options	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	729,968	Rs.5	Rs.5	81
Granted during the period	416,260	5	5	90
Forfeited during the period	(4,332)	5	5	—
Exercised during the period	(15,366)	5	5	—

Outstanding at the end of the period	1,126,530	5	5	82

Exercisable at the end of the period	112,292	Rs.5	Rs.5	59

The weighted average grant date fair value for options granted under the DRL 2002 Plan at fair market value during the three months ended June 30, 2005 was Rs.146.71. No options at fair market value were granted during the three months ended June 30, 2006. The weighted average grant date fair value for options granted under the DRL 2002 Plan at par value during the three months ended June 30, 2005 and 2006 were Rs.351.54 and Rs.574.02 respectively.

Aurigene Discovery Technologies Ltd. Employee Stock Option Plan (the “Aurigene ESOP Plan”):

In fiscal 2004, Aurigene Discovery Technologies Limited (“Aurigene”), a consolidated subsidiary, adopted the Aurigene ESOP Plan to provide for issuance of stock options to employees. Aurigene has reserved 4,550,000 of its ordinary shares for issuance under this plan. Under the Aurigene ESOP Plan, stock options may be granted at a price per share as may be determined by Aurigene’s Compensation Committee. The options vest at the end of three years from the date of grant of option.

Stock option activity under the Aurigene ESOP Plan was as follows:

	Three Months Ended June 30, 2005
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	197,178	Rs.10	Rs.10	59
Forfeited during the period	(46,979)	10	10	—

Outstanding at the end of the period	150,199	Rs.10	Rs.10	56

Exercisable at the end of the period	—	—	—	—

	Three Months Ended June 30, 2006
				Weighted-
	Shares		Weighted-	Average
	Arising	Range of	Average	Remaining
	Out of	Exercise	Exercise	Contractual
	Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	528,907	Rs.10	Rs.10	67
Granted during the period	135,000	10	10	73
Forfeited during the period	(66,824)	10	10	—

Outstanding at the end of the period	597,083	Rs.10	Rs.10	69

Exercisable at the end of the period	—	—	—	—

The weighted average grant date fair value for options granted under the Aurigene ESOP Plan during the three months ended June 30, 2006 was Rs.2.12. No options were granted during the three months ended June 30, 2005 under the Aurigene ESOP plan.

Aurigene Discovery Technologies Ltd. Management Group Stock Grant Plan (the “Management Plan”):

In fiscal 2004, Aurigene adopted the Management Plan to provide for issuance of stock options to management employees of Aurigene and its subsidiary Aurigene Discovery Technologies Inc. Aurigene has reserved 2,950,000 ordinary shares for issuance under this plan. Under the Management Plan, stock options may be granted at a price per share as may be determined by Aurigene’s compensation committee. The options vest on the date of grant of the options.

Stock option activity under the Management Plan was as follows:

Three Months Ended June 30, 2005
Weighted-
			Weighted-	Average
	Shares	Range of	Average	Remaining
	Arising Out	Exercise	Exercise	Contractual
	of Options	Prices	Price	Life (Months)

Outstanding at the beginning of the period	100,000	Rs.10	Rs.10	65
Forfeited during the period	(100,000)	Rs.10	Rs.10	—

Outstanding at the end of the period	—	—	—	—

Exercisable at the end of the period	—	—	—	—

No options were granted during the three months ended June 30, 2005 and 2006 under the Management Plan.

PRINCIPAL SHAREHOLDERS

All of our equity shares have the same voting rights. As of June 30, 2006, a total of 27.16% of our equity shares is held by the following parties:

•	Dr. K. Anji Reddy (Chairman),

•	Mr. G .V. Prasad (Executive Vice Chairman and CEO),

•	Mr. Satish Reddy (Managing Director and COO),

•	Mrs. K. Samrajyam, wife of Dr. K. Anji Reddy, and Mrs. G. Anuradha, wife of Mr. G.V. Prasad (hereafter collectively referred as the “Family Members”), and

•	Dr. Reddy’s Holdings Private Limited (a company in which Dr. K. Anji Reddy owns 40% of the equity and remainder is owned by Mr. G. V. Prasad, Mr. Satish Reddy and the Family Members).

The following table sets forth information regarding the beneficial ownership of our shares by the foregoing persons as of June 30, 2006:

	Equity Shares Beneficially Owned(1)
	Number	Percentage
Name	of Shares	of Shares

Dr. K. Anji Reddy(2)	18,993,723	24.76%
Mr. G.V. Prasad	675,720	0.88%
Mr. Satish Reddy	602,916	0.79%
Family Members	558,428	0.73%
Subtotal	20,830,787	27.16%

Others/public float	55,871,466	72.84%

Total number of shares outstanding	76,702,253	100.00%

(1)	Beneficial ownership is determined in accordance with rules of the U.S. Securities and Exchange Commission, which provide that shares are beneficially owned by any person who has or shares voting or investment power with respect to the shares. All information with respect to the beneficial ownership of any principal shareholder has been furnished by that shareholder and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

(2)	Dr. Reddy’s Holdings Private Limited owns 18,593,245 shares of Dr. Reddy’s Laboratories Limited. Dr. K. Anji Reddy owns 40% of Dr. Reddy’s Holdings Private Limited. The remainder is owned by Mr. G.V. Prasad, Mr. Satish Reddy and the Family Members. The entire amount beneficially owned by Dr. Reddy’s Holdings Private Limited is included in the amount shown as beneficially owned by Dr. K. Anji Reddy.

As otherwise stated above and to the best of our knowledge, we are not owned or controlled directly or indirectly by any government or by any other corporation or by any other natural or legal persons. We are not aware of any arrangement, the consummation of which may at a subsequent date result in a change in our control.

The following shareholders held more than 5% of our equity shares as of the dates indicated:

	June 30, 2006		March 31, 2006		March 31, 2005		March 31, 2004
	No. of	% of	No. of	% of	No. of	% of	No. of	% of
	Equity	Equity	Equity	Equity	Equity	Equity	Equity	Equity
	Shares	Shares	Shares	Shares	Shares	Shares	Shares	Shares
Name	Held*	Held	Held*	Held	Held*	Held	Held*	Held

Dr. Reddy’s Holdings Pvt. Limited	18,593,245	24.24	18,893,245	24.64	17,877,730	23.36	17,461,730	22.82
Life Insurance Corporation of India	5,848,581	7.63	5,156,011	6.72	7,355,048	9.61	5,295,128	6.92

*	ADRs not included

As of March 31, 2006, we had 76,694,570 issued and outstanding equity shares. As of March 31, 2006, there were 50,877 record holders of our equity shares listed and traded on the Indian stock exchanges. Our ADSs are listed on the New York Stock Exchange. One ADS represents one equity share of Rs.5 par value per share. As of March 31, 2006, 20.03% of our issued and outstanding equity shares were held by ADS holders. On March 31, 2006 we had approximately 12,550 ADS holders on record in the United States. As of June 30, 2006, we had 76,702,253 issued and outstanding equity shares. As of June 30, 2006, there were 59,115 record holders of our equity shares.

Our Board of Directors, at its meeting held on May 31, 2006, recommended the issuance of a stock dividend in the ratio of 1:1, which was approved by the shareholders in the Annual General Meeting held on July 28, 2006. The Board paid the above stock dividend on August 30, 2006 to all of our shareholders of record on August 29, 2006.

RELATED PARTY TRANSACTIONS

In fiscal 2006 and for the three months ended June 30, 2006, we have entered into transactions with the following related parties:

•	Diana Hotels Limited for hotel services;

•	AR Chlorides for processing services of raw materials and intermediates;

•	Dr. Reddy’s Holdings Private Limited for purchase and sale of active pharmaceutical ingredients and intermediates;

•	Madras Diabetes Research Foundation for undertaking research on our behalf;

•	Dr. Reddy’s Heritage Foundation for purchase of services;

•	SR Enterprises for transportation services; and

•	Manava Seva Dharma Samvardhani Trust for social contribution to which we have made contributions.

Our directors have either a significant ownership interest, controlling interest or exercise significant influence over these entities (“significant interest entities”).

We have also carried out transactions with our two affiliates, Perlecan Pharma Private Limited and Kunshan Rotam Reddy Pharmaceuticals Co. Limited. These transactions are in the nature of reimbursement of research and development expenses by Perlecan Pharma Private Limited and purchase of active pharmaceutical ingredients by us from Kunshan Rotam Reddy Pharmaceuticals Co. Limited. We have also entered into transactions with our employees and directors and their relatives.

One of our former executives and U.S. general counsel, hired on July 15, 2002, is a shareholder of a law firm that we engage for provision of legal services. Legal fees paid by us to the law firm were Rs.423,137,000, Rs.468,758,000, Rs.466,567,000 and Rs.248,016,000 during the years ended March 31, 2004, 2005, 2006 and three months ended June 30, 2006 respectively.

The following is a summary of significant related party transactions:

							Three Months
							Ended
	Fiscal Year Ended March 31,						June 30,
	2004		2005		2006		2006
	(Thousands)

Purchases from:
Significant interest entities	Rs.	59,889	Rs.	45,239	Rs.	182,870	Rs.	43,898
Affiliates		107,801		39,278		5,410		—
Sales to:
Significant interest entities		1,185		1,055		32,255		8,206
Lease rental paid under cancelable operating leases to:
Directors and their relatives		16,891		17,144		18,927		4,903
Administrative expenses paid to:
Significant interest entities		4,793		4,649		7,401		1,153

We had the following amounts due from related parties:

					Three Months
					Ended
	As of March 31,				June 30,
	2005		2006		2006
	(Thousands)

Significant interest entities		—	Rs.	6,084	Rs.	1,671
Directors and their relatives	Rs.	3,680		4,380		4,380
Employee loans (interest free)		18,199		7,537		5,811
Affiliates		—		234,541		344,848

	Rs.	21,879	Rs.	252,542	Rs.	356,710

We had the following amounts due to related parties:

					Three Months
					Ended
	As of March 31,				June 30,
	2005		2006		2006
	(Thousands)

Significant interest entities	Rs.	16,397	Rs.	18,958	Rs.	25,505
Payable towards legal fees		123,106		131,392		120,760
Directors and their relatives		—		1,328		1,328

	Rs.	139,503	Rs.	151,678	Rs.	147,593

As of March 31, 2006, the required repayments of employee loans are given below:

Repayable in the Year Ending March 31:	(Thousands)

2007	Rs.	5,735
2008		1,448
2009		296
2010		58
2011		—
Thereafter		—

	Rs.	7,537

As of June 30, 2006, the required repayments of employee loans are given below:

Repayable in the Year Ending June 30:	(Thousands)

2007	Rs.	4,579
2008		985
2009		197
2010		50
2011		—
Thereafter		—

	Rs.	5,811

DESCRIPTION OF EQUITY SHARES

Set forth below is the material information concerning our share capital and a brief summary of the material provisions of our Articles of Association, Memorandum of Association and the Companies Act, all as currently in effect. The following description of our equity shares and the material provisions of our Articles of Association and Memorandum of Association does not purport to be complete and is qualified in its entirety by our Articles of Association and Memorandum of Association that are included as exhibits or incorporated by reference to the registration statement of which this prospectus supplement forms a part and by the provisions of applicable law.

General

As of September 30, 2006, our authorized share capital was Rs.1,000,000,000 divided into 200,000,000 equity shares of par value Rs.5 per share. As of September 30, 2006, 153,515,604 equity shares were issued, outstanding and fully paid. The equity shares are our only class of share capital. We currently have no convertible debentures or warrants outstanding. For the purposes of this prospectus supplement, “shareholder” means a shareholder who is registered as a member in our register of members.

Dividends

Under the Companies Act, our board of directors recommends the payment of a dividend which is then declared by our shareholders in a general meeting. However, the board is not obliged to recommend a dividend. Similarly, under our Articles of Association and the Companies Act, our shareholders may, at the Annual General Meeting, declare a dividend in an amount less than that recommended by the board of directors, but they cannot increase the amount of the dividend. The dividend declared by the shareholders, if any, is required to be distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the declaration by the shareholders at the Annual General Meeting. Pursuant to our Articles of Association, our board of directors has discretion to declare and pay interim dividends without shareholder approval. Under the Companies Act dividends can only be paid in cash to the registered shareholder, the shareholder’s order or the shareholder’s banker’s order, at a record date fixed on or prior to the date of the Annual General Meeting.

The Companies Act provides that any dividends that remain unpaid or unclaimed after the 30-day period are to be transferred within seven days to a special bank account opened by the company at an approved bank. We transfer any dividends that remain unclaimed for seven years from the date of the transfer to an Investor Education and Protection fund established by the Government of India. After the transfer to this fund, such unclaimed dividends may not be claimed.

Under the Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years, after providing for depreciation. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year.

The Companies Act and the Companies (Declaration of Dividend out of Reserves) Rules, 1975 provide that in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company’s accumulated profits that has been transferred to its reserves, subject to the following conditions:

•	the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

•	the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of the sum of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

•	the balance of reserves after such withdrawals shall not fall below 15% of the company’s paid up capital.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Companies Act permits a company to distribute an amount transferred from the reserve or surplus in the company’s profit and loss account to its shareholders in the form of bonus shares (similar to a stock dividend). The Companies Act also permits the issuance of bonus shares from a securities premium account. Bonus shares are distributed to shareholders in the proportion recommended by the board of directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Consolidation and Subdivision of Shares

The Companies Act permits a company to split or combine the par value of its shares, provided such split or combination is not made in fractions. Shareholders of record on a fixed record date are entitled to receive the split or combination.

Preemptive Rights and Issue of Additional Shares

The Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. Under the Companies Act, in the event of an issuance of securities after the expiry of two years from the formation of the company or at any time after the expiry of one year from the allotment of shares in that company made for the first time after its formation, subject to the limitations set forth above, a company must first offer the new shares to the shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (ii) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted within the specified time period, it is deemed to have been declined and thereafter the board of directors is authorized under the Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to the company.

Meetings of Shareholders

We must convene an Annual General Meeting of shareholders each year within 15 months of the previous annual general meeting or within six months of the end of the previous fiscal year, whichever is earlier. In certain circumstances, a three month extension may be granted by the Registrar of Companies to hold the Annual General Meeting. In addition, the Board may convene an Extraordinary General Meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. The Annual General Meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the board of directors. Written notice setting out the agenda of the meeting must be given at least 21 days prior to the date of the General Meeting to the shareholders of record, excluding the days of mailing and date of the meeting. Shareholders who are registered as shareholders on the date of the General Meeting are entitled to attend or vote at such meeting. The Annual General Meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; and meetings other than the Annual General Meeting may be held at any other place if so determined by the board of directors. Our Articles of Association provide that a quorum for a General Meeting is the presence of at least five shareholders in person.

Voting Rights

At any General Meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs.50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. The Chairman has a casting vote in the case of any tie. Any shareholder of the company entitled to attend and vote at a meeting of the company may appoint a proxy. The instrument appointing a proxy must be delivered to the company at least 48 hours prior to the meeting. Unless the Articles otherwise provide, a proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll. An authorized representative is also entitled to appoint a proxy.

Ordinary resolutions may be passed by simple majority of those present and voting at any General Meeting for which the required period of notice has been given. However, certain special resolutions, including with respect to amendments of the Articles of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution by members so entitled and voting. As per the Companies Act, unless the articles of association of a company provide for all, not less than two-third of the directors of a public company must retire by rotation, while the remaining one-third may remain on the board until they resign or are removed. Our Articles of association require two thirds of our Directors to retire by rotation. One-third of the directors who are subject to retirement by rotation must retire at each Annual General Meeting. Further, the Companies Act and the Companies (Passing of the Resolution by Postal Ballot) Rules, 2001 require certain resolutions such as those listed below to be voted on only by a postal ballot:

•	amendments of the memorandum of association to alter the objects of the company and to change the registered office of the company under section 146 of the Companies Act;

•	the issuance of shares with differential rights with respect to voting, dividend or other provisions of the Companies Act;

•	the sale of the whole or substantially the whole of an undertaking or facilities of the company;

•	providing loans, extending guarantees or providing a security in excess of the limits allowed under Section 372A of the Companies Act;

•	varying the rights of the holders of any class of shares or debentures;

•	the election of a director by minority shareholders; and

•	the buy-back of shares.

Register of Shareholders; Record Dates; Transfer of Shares

We maintain a register of shareholders held in electronic form through National Securities Depository Limited, the Central Depositary Services (India) Limited and our share transfer agent Bigshare Services Private Limited. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the Annual General Meeting. The date on which this period begins is the record date.

To determine which shareholders are entitled to specified shareholder rights such as a dividend, we may close the register of shareholders. The Companies Act requires us to give at least seven days prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year. Trading of our equity shares, however, may continue while the register of shareholders is closed.

Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the SCRA which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. Our Articles of Association currently contain provisions which give our board of directors discretion to refuse to register a transfer of shares in some circumstances. Furthermore, in accordance with the provisions of Section 111A(2) of the Companies Act, our board of directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our board of directors refuses to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board.

Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Companies Act, and the SEBI Act or the regulations issued thereunder or any other Indian laws, the Company Law Board may, on application made by the company, a depository incorporated in India, an investor, a participant, or the Securities and Exchange Board of India, direct the rectification of the register, record of members and/or beneficial owners. Pursuant to section 111A(4) the Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention.

Under the Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Companies Act and the rules thereunder, together with delivery of the share certificates. Our transfer agent for our equity shares is Bigshare Services Private Limited located in Hyderabad, India.

Disclosure of Ownership Interest

Section 187C of the Companies Act requires holders of record who do not hold beneficial interests in shares of Indian companies to declare to the company the name and other particulars of the person who holds the beneficial interest in such share. A person who holds a beneficial interest in a share or a class of shares of a company is required to declare to the company the nature of his interest, particulars of the person in whose name the shares stand registered in the books of the company and any other particulars. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs. 1,000 for each day during which the failure continues. Any charge, promissory note or other collateral agreement created, executed or entered into with respect to any share by the ostensible owner thereof, or any hypothecation by the ostensible owner of any share, in respect of which a declaration is required to be made under Section 187C of the Companies Act, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with Section 187C of the Companies Act will not affect the obligation of the company to pay any dividends to the registered holder of any shares in respect of which such declaration has not been made. While it is unclear under Indian law whether Section 187C of the Companies Act applies to holders of ADSs of the company, investors who exchange ADSs for the underlying equity shares of the company will be subject to the restrictions of Section 187C of the Companies Act. Additionally, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, the company and a depositary.

Audit and Annual Report

At least 21 days before the Annual General Meeting of shareholders, a company must distribute a detailed version of the company’s audited balance sheet and profit and loss account and the reports of the board of directors and the auditors thereon. Under the Companies Act, a company must file the audited balance sheet and annual profit and loss account presented to the shareholders with the Registrar of Companies within 30 days of the conclusion of the Annual General Meeting.

A company must also file an annual return containing a list of the company’s shareholders and other company information, within 60 days of the conclusion of the Annual General Meeting.

Buy-Back

A listed company may buy-back its shares subject to compliance with the requirements of Section 77A of the Companies Act and SEBI (Buy-back of Securities) Regulation, 1998, as amended. Under Section 77A of the Companies Act, a company may, subject to certain conditions, including (i) the buy-back is authorized by the company’s Articles of Association, (ii) a special resolution authorizing the buy-back is passed in a general meeting, (iii) the buy-back is limited to 25% of the company’s total paid up capital and free reserves, and (iv) the ratio of debt owed is not more than twice the capital and free reserves after such buy-back, buy its equity shares or other specified securities out of its free reserves or securities premium account or the proceeds of any equity shares or other specified securities, provided that no buy-back of any kind of shares or other specified securities shall be made out of the proceeds of an earlier issue of the same kind of shares or same kind of other specified securities.

The Companies Act provides that a special resolution authorizing the buy-back will not be required if such buy-back is equal to or less than 10% of the total paid-up equity capital and free reserves of the company and such buy-back has been authorized by the board of directors of the company by means of a resolution in its meeting, provided that no offer of buy-back shall be made within a period of 365 days from the date of the preceding offer of buy-back.

A company buying back its securities is required to extinguish and physically destroy the securities that are bought back within seven days of the last date of completion of the buy-back. Further, the company buying back its securities is not permitted to issue securities of the same kind of shares or other specified securities within a period of six months from the buy-back date except by way of bonus issue or in the discharge of subsisting obligations, such as conversion of warrants, stock option schemes, sweat equity or conversion of preference shares or debentures into equity shares.

A company is also prohibited from purchasing its own shares or specified securities through any subsidiary company, including its own subsidiary companies or through any investment company or group of investment companies or if a default, by the company, in repayment of deposit or interest payable thereon, redemption of debentures or preference shares or payment of dividend to a shareholder or repayment of any term loan or interest payable thereon to any financial institution or bank is subsisting, or in the event of non-compliance with certain provisions of the Companies Act.

The buy-back may be (a) from the existing security holders on a proportionate basis through a tender offer; (b) from the open market through (i) a book-building process or (ii) the stock exchange; or (c) from odd-lot holders. Buy-backs through negotiated deals, whether on a stock exchange or through spot transactions or through any other private arrangements, are not permitted.

Any ADS holder may participate in a company’s purchase of its own shares by withdrawing his or her ADSs from the depository facility, acquiring equity shares upon the withdrawal and then selling those shares back to the company.

There can be no assurance that equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The regulatory approvals required for ADS holders to participate in a buyback are not entirely clear. ADS investors are advised to consult their legal advisors for advice prior to participating in any buy-back by us, including advice related to any related regulatory approvals and tax issues.

Liquidation Rights

Subject to the rights of secured creditors, employees, holders of any shares entitled by their terms to preferential repayment over the equity shares and taxes, if any, in the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. Subject to such payments, all surplus assets are paid to holders of equity shares in proportion to their shareholdings.

Redemption of Equity Shares

Under the Companies Act, equity shares are not redeemable.

Discriminatory Provisions in Articles

There are no provisions in the Articles of Association discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Alteration of Shareholder Rights

Under the Companies Act, and subject to the provisions of the articles of association of a company, the rights of any class of shareholders can be altered or varied (i) with the consent in writing of the holders of not less than three-fourths of the issued shares of that class; or (ii) by special resolution passed at a separate meeting of the holders of the issued shares of that class. In the absence of any such provision in the articles, such alteration or variation is permitted as long as it is not prohibited by the agreement governing the issuance of the shares of that class.

Under the Companies Act, the Articles may be altered by a special resolution of the shareholders.

Limitations on the Rights to Own Securities

The limitations on the rights to own securities of Indian companies, including the rights of non-resident or foreign shareholders to hold securities, are discussed in the section entitled “Regulations and Restrictions on Foreign Ownership of Indian Securities” in this Supplemental Prospectus.

Provisions on Changes in Capital

Our authorized capital can be altered by an ordinary resolution of the shareholders in a General Meeting. The additional issue of shares is subject to the preemptive rights of the shareholders. In addition, a company may increase its share capital, consolidate its share capital into shares of larger face value than its existing shares or sub-divide its shares by reducing their par value, subject to an ordinary resolution of the shareholders in a General Meeting.

Takeover Code and Listing Agreements

Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or the Takeover Code, upon the acquisition of more than 5%, 10%, 14%, 54% or 74% of the outstanding shares or voting rights of a publicly-listed Indian company, the acquiror is required to disclose the aggregate of his shareholding or voting rights in that target company to such company. The target company and the acquiror are also required to disclose such information to all of the stock exchanges on which the shares of such company are listed. For these purposes, an “acquiror” means any person or entity who, directly or indirectly, either alone or acting in concert with such person or entity, acquires or agrees to acquire shares or voting rights in, or control over, a target company.

Any person holding 15% or more and less than 55% of the shares or voting rights in a company, upon the sale or purchase of 2% or more of the shares or voting rights of the company, disclose such sale/purchase and his revised shareholding to the company and all the stock exchanges on which the shares are listed within two days of such purchase or sale or receipt of intimation of allotment of such shares, as the case may be.

A person or entity who holds more than 15% of the shares or voting rights in any company is required to make an annual disclosure of his, her or its holdings to that company, which in turn is required to disclose the same to each of the stock exchanges on which the company’s shares are listed. A holder of our ADSs would be subject to these notification requirements.

Under certain conditions specified in the Takeover Code, an acquiror may also be required to make a tender offer. For details, see the section entitled “Indian Securities Market”.

Since we are a listed company in India, the provisions of the Takeover Code will apply to us and to any person acquiring our equity shares or voting rights in our company. However, the Takeover Code provides for a specific exemption to holders of ADSs from the requirements of making a public announcement for a tender offer. This exemption will apply to a holder of ADSs so long as he or she does not convert the ADSs into the underlying equity shares.

Further, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, our company and a depositary.

Voting Rights of Deposited Equity Shares Represented by ADSs

Under Indian law, voting of the equity shares is by show of hands unless a poll is demanded by a member or members present in person or by proxy holding at least one-tenth of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll.

As soon as practicable after receipt of notice of any meetings or solicitation of consents or proxies of holders of shares or other deposited securities, our Depositary shall fix a record date for determining the holders entitled to give instructions for the exercise of voting rights. The Depositary shall then mail to the holders of ADSs a notice stating (i) such information as is contained in such notice of meeting and any solicitation materials, (ii) that each holder on the record date set by the Depositary will be entitled to instruct the Depositary as to the exercise of the voting rights, if any pertaining to the deposited securities represented by the ADSs evidenced by such holders ADRs, (iii) the manner in which such instruction may be given, including instructions to give discretionary proxy to a person designated by us, and (iv) if the Depositary does not receive instructions from a holder, he would be deemed to have instructed the Depositary to give a discretionary proxy to the person designated by us to vote for such deposited securities.

On receipt of the aforesaid notice from the Depositary, our ADS holders may instruct the Depositary on how to exercise the voting rights for the shares that underlie their ADSs. For such instructions to be valid, the Depositary must receive them on or before a specified date.

The Depositary will try, as far as is practical, and subject to the provisions of Indian law and our Memorandum of Association and our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as per our ADS holders’ instructions. The Depositary will only vote or attempt to vote as per an ADS holder’s instructions. The Depositary will not itself exercise any voting discretion.

Neither the Depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast, or for the effect of any vote. There is no guarantee that our shareholders will receive voting materials in time to instruct the Depositary to vote and it is possible that ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. is depositary for our American depositary shares programs. American depositary shares are commonly referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts, or ADRs or by book-entry statements which reflect ownership of ADSs. Each ADS represents an ownership interest in one share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you.

JPMorgan Chase Bank, N.A.’s office is located at 4 New York Plaza, New York, New York 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting it’s and the custodian’s expenses and any fees owing with respect thereto. You will receive these distributions in proportion to the number of underlying shares your ADSs represent.

Except as stated below and to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done on a reasonable basis. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. It will only issue whole ADSs. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to receive additional shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of those rights. However, if we do not furnish that evidence or if the depositary determines it is not practicable to distribute the rights, the depositary may:

•	sell the rights if practicable and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute those securities or property in any manner it deems equitable and practicable,

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell those securities and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and dealt with in accordance with the depositary’s then current practices).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of those transactions could be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named in this prospectus supplement to deposit the shares.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, except in certain limited circumstances, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing those shares.

Shares deposited in the future with the custodian must be accompanied by documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. After the closing of the offering to which this prospectus supplement relates, unless otherwise agreed by the depositary and ourselves and permitted by applicable law, only the following may be deposited with the depositary or custodian:

•	shares issued as a dividend or free distribution in respect of deposited securities,

•	shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares, and

•	securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

We will inform the depositary if any of the shares permitted to be deposited do not rank equally with the shares issued in this offering and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in this offering until time they rank equally with the shares issued in this offering.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have the rights set out in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled to them evidencing the number of ADSs to which that person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

You may not surrender ADRs for withdrawal prior to 45 days after the final closing of the transactions to which this prospectus supplement relates. After that period, when you turn in your ADRs at the depositary’s office, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at other places that you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends,

•	the payment of fees, taxes and similar charges, or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement.

Unless applicable law changes, once you have withdrawn shares, except in certain limited circumstances, you may not redeposit them under the deposit agreement.

If you withdraw the shares evidenced by your ADSs, you will be charged a stamp duty which is currently 0.25% of the market value of the shares you will be charged in respect of such withdrawn shares. However, you will not be required to pay that stamp duty for transfer of shares held in dematerialized form. For restrictions on subsequent transfer of shares, see section entitled “Regulations and Restrictions On Foreign Ownership of Indian Securities.”

Voting Rights

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary as to how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

We cannot guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you will not have the opportunity to vote. If you hold your ADSs through brokers, dealers or other third parties, you will have even less time to instruct the depositary to vote.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by us in English.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may collect from (i) each person to whom ADSs are issued, including, without limitation, issuance against deposit of shares, issuance in respect of share distributions, rights and other distributions, issuance pursuant to a stock dividend or stock split, or issuance pursuant to a merger, exchange of securities or any other transaction or event affecting the AdSs or the deposited shares, and (ii) each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be).

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of U.S.$0.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement;

•	a fee of U.S.$0.02 per ADS (or portion thereof) per calendar year for services performed, by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time in accordance with the deposit agreement.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay those taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR,

•	distribute additional or amended ADRs,

•	distribute cash, securities or other property it has received in connection with such actions,

•	sell any securities or property received and distribute the proceeds as cash, or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder will be considered to have agreed to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice of them.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for the proceeds of sale and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	a change in law or regulation governing the deposited securities, an act of God, war or other circumstance beyond our control prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by any one of us,

•	we exercise or fail to exercise any discretion under the deposit agreement or the ADR,

•	we perform our obligations without gross negligence or bad faith,

•	we take any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. It and its agents are only obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the

ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as it requires.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

We may from time to time request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs,

•	the identity of any other persons then or previously interested in such ADSs, and

•	the nature of such interest and various other matters.

You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where the transfer might result in an ownership of shares in contravention of or exceeding the limits under the governmental approval which we received from the Indian government in connection with this offering, applicable law or our organizational documents. In such cases, we reserve the right to require you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at the depositary’s designated office during regular business hours.

The depositary will also maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not required by law to remain open.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs represents in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will promptly deliver such shares to the custodian as soon as practicable, if the depositary so demands.

In general, the number of pre-released ADSs will not constitute more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of shares into the public market following the offering (whether on the Indian stock exchanges or into the United States market by conversion of outstanding shares into ADSs, if permitted in the future by the Government of India) could adversely affect the market price of the ADSs. Upon completion of the offering, 166,015,604 shares will be issued and outstanding, including 12,500,000 shares represented by 12,500,000 ADSs issued in connection with the offering. Of the 153,515,604 shares issued and outstanding prior to the issuance of the ADSs, holders of approximately 41,140,718 shares (including all shares held by all executive directors (including all shares held by Dr. Reddy’s Holdings Private Limited)) have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any of these shares for a period of 180 days following the date of this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. may release the shares from the lock-up in their sole discretion at any time and without prior public announcement. Substantially all of the shares that are not subject to lock-ups will be freely tradeable in India immediately after the offering. Upon expiration of the lock-up period (or earlier with consent), substantially all of the shares will be available for sale on the Indian stock exchanges. Sales of substantial amounts of shares, or the availability of the shares for sale, could adversely affect the market price of the ADSs.

REGULATIONS AND RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

General

The Government of India regulates ownership of Indian companies by foreigners. Foreign investment in securities issued by Indian companies is generally regulated by the Foreign Exchange Management Act, 1999, as amended from time to time, or FEMA, read with the rules, regulations and notifications issued under FEMA. A person resident outside India can transfer any security of an Indian company or any other security to an Indian resident only in accordance with the terms and conditions specified in FEMA and the rules, regulations and notifications made thereunder or as permitted by the RBI.

Set forth below is a summary of various forms of investment, and the restrictions applicable to each, including the requirements under Indian law applicable to the issuance of ADSs.

Foreign Direct Investment

The Government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board, or FIPB, to regulate all foreign direct investment. Foreign direct investment, or FDI, means investment by way of subscription and/or purchase of securities of an Indian company by a non resident investor. FDI in India can be either through the automatic route where no prior approval of any regulatory authority is required or through the government approval route. Over a period of time, the Government of India has relaxed the restrictions on foreign investment. Subject to certain conditions, under current regulations, FDI in most industry sectors does not require prior approval of the FIPB, or the RBI, if the percentage of equity holding by all foreign investors does not exceed specified industry-specific thresholds. These conditions include certain minimum pricing requirements, compliance with the Takeover Code, and ownership restrictions based on the nature of the foreign investor. FDI is prohibited in certain sectors such as retail trading (except single brand product retailing), atomic energy, lottery business and gambling and betting. Also, the following investments require the prior approval of the FIPB:

•	investments in excess of specified sectoral caps or investments in sectors in which FDI is not permitted or in sectors which specifically require approval of the FIPB;

•	investments by any foreign investor who had on January 12, 2005, an existing joint venture or a technology transfer/trade mark agreement in the same field as the Indian company in which the FDI is proposed. However, no prior approval is required if: (a) the investor is a venture capital funds registered with SEBI, or (b) the existing joint venture, investment by either of the parties is less than 3%, or (c) the existing joint venture or collaboration is now defunct or sick;

•	foreign investment of more than 24% in the equity capital of units manufacturing items reserved for small scale industries;

•	all proposals for manufacturing activities requiring a license under the Industries (Development and Regulation) Act, 1951 and that are proposed to be located outside a radius of 25 kilometers of the standard urban area limits; and

•	all proposals relating to the acquisition of shares of an Indian company by a foreign investor (including an individual of Indian nationality or origin residing outside India and corporations established and incorporated outside India) which are not under the automatic route.

A person residing outside India (other than a citizen of Pakistan or Bangladesh) or any entity incorporated outside India (other than an entity incorporated in Pakistan or Bangladesh) may purchase shares or convertible debentures of an Indian company under the Foreign Direct Investment Scheme, subject to certain terms and conditions.

Currently, subject to certain exceptions, FDI and investment by Non-Resident Indians, or NRIs (as such term is defined in FEMA), in Indian companies do not require the prior approval of the FIPB or the RBI. The Government of India has indicated that in all cases where FDI is allowed on an automatic basis without FIPB approval, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, generally no approval of the RBI is required, subject to compliance with the applicable pricing guidelines, although a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the shares are issued to nonresident investors. The foregoing description applies only to an issuance of shares and not to a transfer of shares by Indian companies.

The Government of India has set up the Foreign Investment Implementation Authority, or FIIA, under the Ministry of Commerce and Industry. The FIIA has been mandated to translate foreign direct investment approvals into implementation, provide a pro-active one stop after care service to foreign investors by helping them obtain necessary approvals, deal with operational problems and meet with various Government of India agencies to find solutions to foreign investment problems and maximize opportunities through a partnership approach.

Purchases by foreign investors of ADSs, as evidenced by ADRs, and foreign currency convertible bonds of Indian companies would be treated as FDI in the equity issued by Indian companies for such offering. Under the current regulations, in the case of pharmaceuticals, FDI up to 100% is permitted under the automatic route. Thus, foreign ownership of up to 100% of our equity shares would be allowed without prior permission of the FIPB, and in certain cases, without prior permission of RBI.

Issue of ADSs

The Ministry of Finance, pursuant to the ADR Scheme has permitted Indian companies to issue ADSs. Certain relaxations in the ADR Scheme have also been notified by the RBI. The ADR Scheme provides that an Indian company may issue ADSs to a person resident outside India through a depositary without obtaining any prior approval of the Ministry of Finance or the RBI, except in certain cases. An Indian company issuing ADSs must comply with certain reporting requirements specified by the RBI.

Investors do not need to seek specific approval from the Government of India to purchase, hold or dispose of ADSs. We intend to apply for approval in-principle from the relevant Indian stock exchanges for listing of the equity shares underlying the ADSs.

The proceeds of an ADS issue may not be used for investment in stock markets and real estate. There are no other end-use restrictions on the use of the proceeds of an ADS issue. Further, issue-related expenses for a public issue of ADSs shall be subject to a ceiling of 7% of the total issue size. Issue-related expenses beyond this ceiling would require the RBI approval.

Restrictions on Redemption of ADSs, Sale of the Equity Shares Underlying the ADSs and the Repatriation of Sale Proceeds

Other than mutual funds that may purchase ADSs subject to terms and conditions specified by RBI, a person resident in India is not permitted to hold ADSs of an Indian company. In addition, subject to the applicable guidelines on the issue of stock options, an Indian company in the knowledge based sector may allow its resident employees to purchase ADSs under an ADR linked stock option scheme. Under Indian law, ADSs issued by Indian companies to non-residents have free transferability outside of India. Under the ADR Scheme, a non-resident holder of the ADSs may transfer such ADSs, or request that the overseas depositary bank redeem such ADSs. In the case of a redemption, the overseas depositary bank will request the domestic custodian bank to release the corresponding underlying shares in favor of the non-resident investor or transfer in the books of account of the issuing company in the name of the non-resident. Although ADS holders are entitled to withdraw the equity shares underlying the ADSs from the depositary at any time, under current Indian law, subject to certain limited exceptions, equity shares so acquired may not be redeposited with the depositary.

Notwithstanding this, if a foreign investor were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership. See “Foreign Direct Investment” above. Further, foreign investors who withdraw their equity shares from the ADS program with the result that their direct or indirect holding in the company is equal to or exceeds 15% of the company’s total equity, may be required to make a public offer to the remaining shareholders of the company under the Takeover Code.

Investors who seek to sell any equity shares in India withdrawn from the depositary facility and to convert the Rupee proceeds from the sale into foreign currency and repatriate the foreign currency from India will also be subject to certain exchange control restrictions on the conversion of Rupees into dollars. However, since August 1994, the Government of India has substantially complied with its obligations owed to the International Monetary Fund not to use exchange restrictions on current international transactions as an instrument in managing the balance of payments. Since 1999, the Government of India has relaxed restrictions on capital account transactions by resident Indians who are now permitted to remit up to $25,000 per calendar year for any permissible capital account transaction or a combination of capital account and current account transaction other than remittances made directly or indirectly to Bhutan, Nepal, Mauritius or Pakistan or to countries identified by the Financial Action Task Force, or FATF, as “non co-operative countries and territories,” for example, the Cook Islands, Egypt, Guatemala, Indonesia, Myanmar, Nauru, Nigeria, Philippines and Ukraine.

Fungibility of ADSs

As per the directions issued by the RBI on the two-way fungibility of ADSs, a person resident outside India is permitted to purchase, through a registered stock broker in India, shares of an Indian company for the purposes of converting the same into ADSs, subject, inter alia, to the following conditions:

•	the shares of the Indian company are purchased on a recognized stock exchange in India;

•	the shares of the Indian company are purchased on a recognized stock exchange with the permission of the domestic custodian for the ADSs issued by the Indian company and such shares are deposited with the custodian after purchase;

•	the Indian company has authorized the custodian to accept shares from non-resident investors for re-issuance of ADSs;

•	the number of shares of the Indian company so purchased does not exceed the ADSs converted into underlying shares and shall be subject to sectoral caps, as applicable; and

•	compliance with the provisions of the ADR Scheme and the guidelines issued thereunder.

Sponsored ADS Facilities

By notification dated November 23, 2002, the RBI has permitted existing shareholders of Indian companies to sell their shares through the issuance of ADSs against the block of existing shares of an Indian company, subject to the following conditions:

•	the facility to sell the shares would be available pari passu to all categories of shareholders;

•	the sponsoring company whose shareholders propose to divest existing shares in the overseas market through the issue of ADSs will give an option to all its shareholders indicating the number of shares to be divested and the mechanism of determining the price under the applicable ADS norms. If the shares offered for divestment are more than the pre-specified number to be divested, shares would be accepted from the existing shareholders in proportion to their existing shareholdings;

•	the proposal for divestment of the shares would have to be approved by a special resolution of the Indian company;

•	the proceeds of the ADS issue raised abroad shall be repatriated to India within a period of one month from the closing of the issue. However, the proceeds of the ADS offering can also be retained abroad to meet the future foreign exchange requirements of the company; and

•	the issue-related expenses in relation to the public issue of ADSs under this scheme would be subject to a ceiling of 7% of the issue size, in the case of public issues, and 2% of the issue size, in the case of private placements. Issue-related expenses would include underwriting commissions and charges, legal expenses and reimbursable expenses. Issue-related expenses shall be passed on to shareholders participating in the sponsored issue on a pro-rata basis. Issue-related expenses beyond the ceiling would require the approval of the RBI.

Investment by Foreign Institutional Investors

Pension funds, mutual funds, investment trusts, insurance or reinsurance companies, international or multilateral organizations or an agency thereof or a foreign governmental agency or a foreign central bank, endowment funds, university funds, foundation or charitable trusts or charitable societies investing on their own behalf and asset management companies, investment managers or advisors, nominee companies, institutional portfolio managers, trustees, power of attorney holders, banks investing their proprietary funds or on behalf of “broad based” funds or on behalf of foreign corporate entities and individuals must register with SEBI as a foreign institutional investor, or FII, and obtain the approval of the RBI unless they are investing in securities of Indian companies through FDI.

FIIs who are registered with SEBI are required to comply with the provisions of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations 1995, as amended, or the Foreign Institutional Investor Regulations. A registered FII may, subject to the pricing and ownership restrictions discussed below, buy and freely sell securities issued by any Indian company, realize capital gains on investments made through the initial amount invested in India, subscribe to or renounce rights offerings for shares, appoint a domestic custodian for custody of investments made and repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares.

Subject to the terms and conditions set out in the Foreign Institutional Investor Regulations, a registered FII or its sub-account may buy or sell equity shares, debentures and warrants of unlisted, listed or to be listed Indian companies through stock exchanges in India at ruling market price and also buy or sell shares or debentures of listed or unlisted companies other than on a stock exchange in compliance with the applicable SEBI/RBI pricing norms. Under the portfolio investment scheme under Schedule 2 to the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000 and the Foreign Institutional Investors Regulations, an FII is not permitted to hold more than 10% of the total issued capital of an Indian company in its own name, and where an FII is investing on behalf of a sub-account, the investment on behalf of each sub-account is not permitted to exceed 10% of the total issued capital of the company. Additionally, a foreign corporate or individual sub-account of the FII is not permitted to hold more than 5% of the total issued capital of an Indian company. The total holding of all FIIs together with their sub-accounts in an Indian company is subject to a cap of 24% of the total issued capital of the company, which may be increased up to the percentage of sectoral cap on FDI in respect of the said company pursuant to a resolution of the board of directors of the company and the approval of the shareholders of the company by a special resolution in a general meeting. For arriving at the ceiling on holdings of FIIs, investments made by FIIs through ADRs are not included. Our shareholders have adopted a resolution dated September 24, 2001 enhancing the limit of portfolio investments by FIIs in the aggregate to 49%. As of September 30, 2006, FIIs held 31.3% of our Equity Shares.

Pursuant to recent amendments to the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000, FIIs are permitted to purchase shares and convertible debentures, subject to certain limits, of an Indian company either through:

•	a public offer, where the price of the equity shares to be issued is not less than the price at which the equity shares are issued to Indian residents; or

•	a private placement, where the price of the equity shares to be issued is not less than the price set out in the relevant SEBI guidelines or the guidelines issued by the former Controller of Capital Issues, as applicable.

Regulation 15A of the Foreign Institutional Investor Regulations provides that an FII or its sub-account may issue, deal in or hold, offshore derivative instruments such as participatory notes, equity linked notes or any other similar instruments against underlying securities, listed or proposed to be listed on any stock exchange in India, only in favor of those entities which are regulated by any regulatory authority in the countries of their incorporation or establishment, subject to compliance with “know your client” requirements. SEBI has pursuant to its circular dated February 19, 2004 clarified that certain categories of entities would be deemed to be regulated entities for purposes of Regulation 15A of the Foreign Institutional Investors Regulations. An FII or sub-account is also required to ensure that no further issue or transfer of any off-shore derivative instrument is made to any person other than a regulated entity.

Portfolio Investment by Non-Resident Indians

A variety of methods for investing in shares of Indian companies are available to NRIs. Under the portfolio investment scheme, each NRI can purchase up to 5% of the paid-up share capital of an Indian company, subject to the condition that the aggregate paid-up share capital of an Indian company purchased by all NRIs through portfolio investments cannot exceed 10%. The 10% limit may be raised to 24% if a special resolution is adopted by the shareholders of the company. In addition to portfolio investments in Indian companies, NRIs may also make foreign direct investments in Indian companies under the FDI route discussed above. These methods allow NRIs to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors.

Transfer of Shares

The RBI has granted general permission to persons resident outside India to transfer shares and convertible debentures held by them to an Indian resident, subject to compliance with certain terms and conditions and reporting requirements. Moreover, the transfer of shares between an Indian resident and a non-resident does not require the prior approval of the Government of India or the RBI if the activities of the investee company are under the automatic route pursuant to the FDI Policy, the non-resident investor does not have, as on January 12, 2005, an existing joint venture or technology transfer agreement or trademark agreement in the same field, the non-resident shareholding is within sector limits under the FDI policy and the pricing is in accordance with the guidelines prescribed by SEBI and the RBI.

A person resident outside India holding the shares or debentures of an Indian company may transfer the shares or debentures so held by him, in compliance with the conditions specified in the relevant schedule of Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000 as follows:

(i) A person resident outside India, not being an NRI or an overseas corporate body, or OCB, may transfer by way of sale or gift the shares or convertible debentures held by him or it to any person resident outside India;

(ii) An NRI may transfer by way of sale or gift, the shares or convertible debentures held by him or it to another NRI only; provided that the person to whom the shares are being transferred pursuant to clauses (i) or (ii) has obtained prior permission of the government of India to acquire the shares if he had as on January 12, 2005, an existing joint venture or tie up in India or a technology transfer or a trade mark agreement in the same field in which the Indian company whose shares are being transferred is engaged. The restrictions in clauses (i) and (ii) above do not apply to the transfer of shares to certain international financial institutions, and transfer of shares of an Indian company engaged in the information technology sector.

(iii) A person resident outside India holding the shares or convertible debentures of an Indian company in accordance with the said Regulations, (a) may transfer the same to a person resident in India by way of gift; or (b) may sell the same on a recognized Stock Exchange in India through a registered broker.

Pursuant to Press Note 4 (2006 Series) issued on February 10, 2006, the Government of India has permitted transfer of shares from residents to non-residents under the automatic route in the financial services sector or where the provisions of the Takeover Code are applicable, in cases where approval from SEBI under the Takeover Code, the RBI or the Insurance Regulatory & Development Authority is required.

Investment by Overseas Corporate Bodies

OCBs being entities in which at least 60% was owned by NRIs are no longer recognized as a class of investors in India. This change was effective from September 16, 2003. Accordingly, OCBs will not be eligible to subscribe to the ADRs.

GOVERNMENT OF INDIA APPROVALS

Legal Regime

The issue of ADSs by an Indian company is primarily regulated by the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993, as amended, or the ADR Scheme, and the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2000, as amended, or the Regulations, read with Circular F. No. 15/7/1999-NRI dated January 19, 2000, or the Circular, issued by the Ministry of Finance, Department of Economic Affairs, Government of India, which permit Indian companies to issue ADSs in accordance with the procedure laid down thereunder without obtaining any regulatory approvals.

Automatic Route

Foreign direct investment in our company is permitted under the automatic route and non-resident investors are permitted to hold up to 100% of our equity share capital. For the purposes of an ADS issue, current Indian regulations do not require an Indian company issuing ADSs to obtain any approval or permission from any regulatory authorities in India. See “Legal Regime” above. However, in the event that the issue related expenses (including fixed expenses such as underwriting commissions, lead manager’s charges, legal expenses and other reimbursable expenses) exceed the prescribed ceiling of 7% of the issue, we would be required to obtain the approval of the RBI. See “Regulations and Restrictions on Foreign Ownership of Indian Securities.”

Pricing of an ADS Issue

Pursuant to a recent amendment of the ADR Scheme set out in a circular dated August 31, 2005, the Ministry of Finance has prescribed pricing norms for ADR issues by Indian companies. As per the circular, the pricing of ADR issues must be at a price not less than the higher of the following two averages:

•	the average of the weekly high and low of the closing prices of the related equity shares quoted on the stock exchange during the six months preceding the relevant date; or

•	the average of the weekly high and low of the closing prices of the related equity shares quoted on a stock exchange during the two weeks preceding the relevant date.

The “relevant date” in this regard has been defined to mean the date thirty days prior to the date on which the general meeting of the shareholders is held, in accordance with Section 81 (IA) of the Companies Act, to approve the proposed issue of ADSs.

Regulatory Filings

We are required to make the following filings in connection with the issue of ADSs:

•	full details of the ADS issue including details of our equity capital structure, the number of ADSs issued, the ratio of ADSs to the underlying shares, amount raised by this issue and amount repatriated with the Reserve Bank of India in the form specified in Annexure C of the Regulations, within 30 days from the date of closing of the ADS issue;

•	a quarterly return with the RBI in the form specified in Annexure D of the Regulations within 15 days of the close of the calendar quarter; and

•	a return of allotment with the Registrar of Companies, at the time of issuance of the new equity shares.

Approvals Received by the Company

We intend to apply for in-principle approvals for the listing of the equity shares underlying the ADSs from the following Indian stock exchanges. We are also required to apply for and obtain the final approval for listing of the equity shares underlying the ADSs on the completion of the allotment of the equity shares.

Other Approvals

On July 28, 2006, our shareholders adopted a resolution under Section 81(1A) of the Companies Act, approving the issuance, offering and allotment of any securities including ADRs/GDRs convertible into equity shares.

TAXATION

Indian Taxation

General.  The following summary is based on the law and practice of the Income-tax Act, 1961 (the “Income-tax Act”), including the special tax regime contained in Sections 115AC and 115ACA of the Income-tax Act read with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993 (the “Scheme”), as amended on January 19, 2000. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of Sections 115AC and 115ACA may be amended or changed by future amendments to the Income-tax Act.

We believe this information is materially complete as of the date hereof. However, this summary is not intended to constitute an authoritative analysis of the individual tax consequences to non-resident holders or employees under Indian law for the acquisition, ownership and sale of ADSs and equity shares. Each prospective investor should consult tax advisors with respect to taxation in India or their respective locations on acquisition, ownership or disposing of equity shares or ADSs.

Residence.  For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

•	a period or periods of at least 182 days; or

•	at least 60 days and, within the four preceding fiscal years has been in India for a period or periods amounting to at least 365 days.

The period of 60 days referred to above shall be read as 182 days in case of a citizen of India or a Person of Indian Origin living outside India who is visiting India.

The period of 60 days referred to above shall be read as 182 days in case of a citizen of India who leaves outside India for the purpose of employment or an Indian citizen who leaves India as a member of the crew of an Indian ship.

A company is a resident of India under the Income-tax Act if it is formed or registered in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

Taxation of Distributions.

a) As per Section 10(34) of the Income-tax Act, dividends paid by Indian Companies on or after April 1, 2003 to their shareholders (whether resident in India or not) are not subject to tax in the hands of the shareholders. However, the Indian company paying the dividend is subject to a dividend distribution tax at the rate of 14.02%, including applicable surcharges and the special levy called the “education cess”, on the total amount it distributes, declares or pays as a dividend.

b) Any distributions of additional ADSs or equity shares by way of bonus shares (i.e., stock dividends) to resident or non-resident holders will not be subject to Indian tax.

Taxation of Capital Gains.  The following is a brief summary of capital gains taxation of non-resident holders and resident employees relating to the sale of ADSs and equity shares received upon redemption of ADSs. The relevant provisions are contained mainly in sections 10(36), 10(38), 45, 47(viia), 111A, 115AC and 115ACA, of the Income-tax Act, in conjunction with the Scheme. You should consult your own tax advisor concerning the tax consequences of your particular situation.

A non-resident investor transferring our ADS or equity shares, whether transferred in India or outside India to a non-resident investor, will not be liable for income taxes arising from capital gains on such ADS or equity shares under the provisions of the Income-tax Act in certain circumstances. Equity shares (including equity shares issuable on the conversion of the ADSs) held by the non-resident investor for a period of more than 12 months are treated as long-term capital assets. If the equity shares are held for a period of less than

12 months from the date of conversion of the ADSs, the capital gains arising on the sale thereof is to be treated as short-term capital gains.

Capital gains are taxed as follows:

•	gains from a sale of ADSs outside India by a non-resident to another non-resident are not taxable in India;

•	long-term capital gains realized by a resident from the transfer of the ADSs will be subject to tax at the rate of 10%, plus the applicable surcharge and education cess; short-term capital gains on such a transfer will be taxed at graduated rates with a maximum of 30%, plus the applicable surcharge and education cess.

•	long-term capital gains realized by a non-resident upon the sale of equity shares obtained from the conversion of ADSs are subject to tax at a rate of 10%, plus the applicable surcharge and education cess; and short-term capital gains on such transfer will be taxed at the maximum marginal rate of tax applicable to the seller, plus the applicable surcharge and education cess, if the sale of such equity shares is settled outside of a recognized stock exchange in India;

•	long-term capital gain realized by a non-resident upon the sale of equity shares obtained from the conversion of ADSs is exempt from tax and any short term capital gain is taxed at 10%, plus the applicable surcharge and education cess, if the sale of such equity shares is settled on a recognized stock exchange and securities transaction tax (“STT”) is paid on such sale. The rate of surcharge in the case of individuals whose taxable income is greater than Rs.1,000,000 is 10%; and

•	short-term capital gains realized upon the sale of equity shares obtained from the redemption of ADSs will be taxed at variable rates with a maximum of (i) 41.82%, including the prevailing surcharge and education cess, in case of foreign companies and (ii) 10%, in the case of resident employees or non-resident individuals. An additional surcharge of 10% will be charged if the aggregate taxable income of an individual exceeds Rs.1,000,000 during the relevant fiscal year. An education cess of 2% will be charged on tax and surcharge.

As per Section 10(38) of the Income-tax Act, long term capital gains arising from the transfer of equity shares on or after October 1, 2004 in a company completed through a recognized stock exchange in India and on which sale the STT has been paid are exempt from Indian tax.

As per Section 111A of the Income-tax Act, short term capital gains arising from the transfer of equity shares on or after October 1, 2004 in a company completed through a recognized stock exchange in India are subject to tax at a rate of 10.2% including education cess but excluding the applicable surcharge

Purchase or sale of equity shares of a company listed on a recognized stock exchange in India is subject to a security transaction tax of 0.1% (0.125% from June 1, 2006)of the transaction value for any delivery based transaction and 0.02%(0.025% from June 1, 2006) for any non-delivery based transaction.

The applicable provisions of the Income Tax Act, 1961 in the case of non-residents, may offset the above taxes, except the STT. The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the equity shares or ADSs. Under the Scheme, the purchase price of equity shares in an Indian listed company received in exchange for ADSs will be the market price of the underlying shares on the date that the Depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs, or the “stepped up” basis purchase price. The market price will be the price of the equity shares prevailing on the Stock Exchange, Mumbai or the National Stock Exchange. There is no corresponding provision under the Income-tax Act in relation to the “stepped up” basis for the purchase price of equity shares. However, the tax department in India has not denied this benefit. In the event that the tax department denies this benefit, the original purchase price of ADSs would be considered the purchase price for computing the capital gains tax.

According to the Scheme, a non-resident holder’s holding period for the purposes of determining the applicable Indian capital gains tax rate relating to equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the Depositary to the custodian. However, the Scheme does not address this issue in the case of resident employees, and it is therefore unclear as to when the holding period for the purposes of determining capital gains tax commences for such a resident employee.

The Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for the preferential tax treatment.

It is unclear as to whether section 115AC and the Scheme are applicable to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon redemption of the ADSs.

It is unclear as to whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation. The capital gains realized on the sale of such subscription rights or other rights, which will generally be in the nature of short-term capital gains, will be subject to tax

(i) at variable rates with a maximum rate of 41.82%, including the prevailing surcharge and education cess, in the case of a foreign company and (ii) in the range of 30.6% to 33.66%, including the applicable surcharge, in the case of resident employees and of non-resident individuals with taxable income over Rs.250,000.

Withholding Tax on Capital Gains.  Any gain realized by a non-resident or resident employee on the sale of equity shares is subject to Indian capital gains tax, which, in the case of a non-resident is to be withheld at the source by the buyer. However, as per the provisions of Section 196D(2) of the Income-tax Act, no withholding tax is required to be deducted from any income by way of capital gains arising to FIIs (as defined in Section 115AD of the Act) on the transfer of securities (as defined in Section 115AD of the Act).

Buy-back of Securities.  Indian companies are not subject to any tax on the buy-back of their shares. However, the shareholders are taxed on any resulting gains. We are required to deduct tax at source according to the capital gains tax liability of a non-resident shareholder.

Stamp Duty and Transfer Tax.  Upon issuance of the equity shares underlying our ADSs, we are required to pay a stamp duty of 0.1% per share of the issue price of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. A sale of equity shares in physical form by a non-resident holder is also subject to Indian stamp duty at the rate of 0.25% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee. Shares must be traded in dematerialized form. The transfer of shares in dematerialized form is currently not subject to stamp duty.

Wealth Tax.  The holding of the ADSs and the holding of underlying equity shares by resident and non-resident holders will be exempt from Indian wealth tax. Non-resident holders are advised to consult their own tax advisors regarding the taxation of ADS in their country of residence.

Gift Tax and Estate Duty.  Currently, there are no gift taxes or estate duties. These taxes and duties could be restored in future. Non-resident holders are advised to consult their own tax advisors regarding this issue.

Service Tax.  Brokerage or commission paid to stockbrokers in connection with the sale or purchase of shares is subject to a service tax of 12.24%. The stockbroker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

United States Federal Taxation

The following discussion is the opinion of Clifford Chance US LLP. This discussion addresses the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs and is for general information only. This discussion addresses the U.S. federal income and estate tax considerations of holders that are U.S. holders. “U.S. holders” are beneficial holders of equity shares or ADSs who are for U.S. federal income tax purposes

•	citizens or residents of the United States,

•	(ii) corporations (or other entities treated as corporations for U.S. federal tax purposes) created in or under the laws of the United States or any state thereof or the District of Columbia,

•	(iii) estates, the income of which is subject to U.S. federal income taxation regardless of its source, and

•	(iv) trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions.

This summary is limited to U.S. holders who will hold equity shares or ADSs as capital assets. In addition, this summary is limited to U.S. holders who are not resident in India for purposes of the Convention Between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income. If a partnership holds the equity shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner in a partnership holding equity shares or ADSs should consult his own tax advisor.

This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as

•	banks,

•	insurance companies,

•	financial institutions,

•	dealers in securities or currencies,

•	tax-exempt entities,

•	persons that will hold equity shares or ADSs as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes,

•	persons liable for the alternative minimum tax,

•	persons that have a “functional currency” other than the U.S. dollar or holders of 10% or more, by voting power or value, of the shares of our company.

This summary is based on the tax laws of the United States as in effect on the date of this prospectus supplement and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date, and is based in part on the assumption that the representations contained in the deposit agreement are true and each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing U.S. tax authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This discussion assumes we are not a passive foreign investment company for U.S. federal income tax purposes. See the discussion below under “Passive foreign investment company”.

Each prospective investor should consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning or disposing of equity shares or ADSs.

Ownership of ADSs.  For U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of equity shares represented by such ADSs.

Dividends.  Except for ADSs or equity shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs, the gross amount of any distributions of cash or property with respect to ADSs or equity shares (before reduction for any Indian withholding taxes) will generally be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally should be the date of receipt by the Depositary, to the extent such distributions are made from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders in respect of dividends from other U.S. corporations. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) such excess will be treated first as a tax-free return of the U.S. holder’s tax basis in the equity shares or ADSs and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of basis or as capital gain under the rules described above.

Subject to certain limitations, dividends paid to non-corporate U.S. holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for United States federal income tax purposes and certain holding period requirements are met. A qualified foreign corporation includes a foreign corporation if (1) its shares (or, according to Internal Revenue Service authority, its ADSs) are readily tradable on an established securities market in the United States or (2) it is eligible for the benefits under a comprehensive income tax treaty with the United States. In addition, a corporation is not a qualified foreign corporation if it is a passive foreign investment company (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year. The ADSs are traded on the New York Stock Exchange. Due to the absence of specific statutory provisions addressing ADSs, however, there can be no assurance that we are a qualified foreign corporation solely as a result of our listing on the New York Stock Exchange. Nonetheless, we may be eligible for benefits under the comprehensive income tax treaty between India and the United States. Absent congressional action to extend these rules, the reduced rate of taxation will not apply to dividends received in taxable years beginning after December 31, 2010. Each U.S. holder should consult its own tax advisor regarding the treatment of dividends and such holder’s eligibility for a reduced rate of taxation.

The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. A U.S. holder will not be able to claim a foreign tax credit or deduction for any Indian taxes imposed on us with respect to distributions on ADSs or equity shares (as discussed under “Indian Taxation — Taxation of Distribution”).

If dividends are paid in Indian rupees, the amount of the dividend distribution included in the income of a U.S. holder will be in the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as U.S. source ordinary income or loss.

Sale or exchange of equity shares or ADSs.  A U.S. holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder’s tax basis in the equity shares or ADSs, as the case may be. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. In the case of non-corporate U.S. holders, including individuals, long-term capital gain generally will be subject to U.S. federal income tax at preferential rates. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Capital gains realized by a U.S. holder upon the sale of equity shares (but not ADSs) may be subject to certain tax in India. See “Taxation — Indian Taxation — Taxation of Capital Gains.” Due to limitations on foreign tax credits, however, a U.S. holder may not be able to utilize any such taxes as a credit against the U.S. holder’s federal income tax liability.

Estate taxes.  An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs held by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Indian estate tax with respect to the equity shares will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

Backup withholding tax and information reporting requirements.  Any dividends paid, or proceeds on a sale of, equity shares or ADSs to or by a U.S. holder may be subject to U.S. information reporting, and a backup withholding tax (currently at a rate of 28%) may apply unless the holder establishes the holder is an exempt recipient or provides a U.S. taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with any applicable backup withholding requirements. Any amount withheld under the backup withholding rules will be allowed as a credit or refund against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

Passive foreign investment company.  A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if, applying certain look-through rules, either:

•	75% or more of its gross income for the taxable year is passive income; or

•	on average for the taxable year by value, 50% or more of its assets produce or are held for the production of passive income.

We do not believe that we will be treated as a passive foreign investment company for the past taxable year or the current taxable year. Since this determination is made on an annual basis, however, no assurance can be given that we will not be considered a passive foreign investment company in future taxable years. If we were to be a passive foreign investment company for any taxable year, U.S. holders would be required to either:

•	pay an interest charge together with tax calculated at ordinary income rates (which may be higher than the ordinary income rates that otherwise apply to U.S. holders) on “excess distributions,” as the term is defined in relevant provisions of the U.S. tax laws, and on any gain on a sale or other disposition of ADSs or equity shares;

•	if a “qualified electing fund election” (as the term is defined in relevant provisions of the U.S. tax laws) is made, include in their taxable income their pro rata share of undistributed amounts of our income; or

•	if the equity shares or ADSs are “marketable stock” (as the term is defined in relevant provisions of the U.S. tax laws) and a mark-to-market election is made, mark-to-market the equity shares or ADSs each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

If we are treated as a passive foreign investment company, we do not plan to provide information necessary for the “qualified electing fund” election. U.S. holders should consult their own tax advisors regarding the potential application and consequences of the passive foreign investment company rules to their investment in the ADSs or equity shares.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to the ownership of equity shares or ADSs. You should consult your own tax advisor concerning the tax consequences to you based on your particular situation.

UNDERWRITING

We and the underwriters for the offering named below, or the Underwriters, have entered into an underwriting agreement dated the date of this prospectus with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, each Underwriter has severally agreed to purchase from us the number of ADSs indicated in the following table. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the Underwriters.

Number of
Underwriters	ADSs up to

Citigroup Global Markets Inc.	6,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,250,000

Total	12,500,000

The Underwriters are, provided certain conditions are satisfied, committed to take and pay for all of the ADSs being offered by this prospectus, if any are taken, other than the ADSs covered by the option described below.

In addition, the Underwriters have an option to buy up to an additional 1,800,000 ADSs (representing up to an additional 1,800,000 equity shares) from us. They may exercise that option within 30 days of the date of this prospectus. If any ADSs are purchased pursuant to this option, the Underwriters will severally, subject to the conditions set forth in the underwriting agreement, purchase additional ADSs in approximately the same proportion as set forth in the table above.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase 1,800,000 additional ADSs (representing up to an additional 1,800,000 equity shares).

	No Exercise		Full Exercise

Per ADS	U.S.$	0.28	U.S.$	0.28
Total	U.S.$	3,500,000	U.S.$	4,004,000

The ADSs sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any ADSs sold by the Underwriters to securities dealers may be sold at a discount of up to U.S.$0.168 per ADS from the initial price to public. If all the ADSs are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

Our ADSs are quoted on the New York Stock Exchange under the symbol “RDY.” Our equity shares are listed on the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately U.S.$1,200,000, including registration fees of U.S.$21,400, estimated printing fees of U.S.$110,000, estimated legal fees and expenses of U.S.$550,000 and estimated accounting fees and expenses of U.S.$400,000 and other expenses of U.S.$118,600.

We are paying all the expenses of the offering, including underwriting discounts and commissions.

We have agreed with the Underwriters not to issue any equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the Underwriters, and subject to certain exceptions. In addition, we have agreed not to facilitate any conversions or exchanges of any equity shares into ADSs for 180 days after the date of this prospectus, subject to extension of up to 18 days, without first obtaining the written consent of the representatives.

Our officers and certain shareholders holding approximately 26.8% of our outstanding equity shares and ADSs have agreed with the Underwriters not to sell, transfer or otherwise dispose of any equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the Underwriters, and subject to certain exceptions.

A prospectus in electronic format may be made available on the website maintained by one or more underwriters or securities dealers. The representatives of the Underwriters may agree to allocate a number of ADSs to the Underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the Underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the Underwriters to securities dealers who resell ADSs to online brokerage account holders.

The Underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders.

In order to facilitate the offering of ADSs, the Underwriters may purchase and sell equity shares and/or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional ADSs from us in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing additional ADSs in the open market. In determining the source of ADSs to close out the covered short position, the Underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids or purchases of ADSs made by the Underwriters in the open market prior to the completion of the offering.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the other Underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such Underwriter in stabilizing or short covering transactions (which shall not include sales for the account of clients of such Underwriter).

Any of these activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The Underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

From time to time, the Underwriters and certain of their affiliates have provided and continue to provide commercial, investment banking and financial advisory services to us for which they have received, and may in the future receive, customary compensation. Citigroup Global Markets, Inc. has acted as the lead arranger and bookrunner for a Euro 400 million loan syndication related to the betapharm acquisition.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

The representatives of the Underwriters may be contacted at the following address: Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, USA, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, 250 Vesey Street, New York, New York 10080, USA.

Selling Restrictions for the ADSs

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia

This prospectus is not a disclosure document under Part 6D of the Corporations Act 2001 (Cth) (the “Australian Corporations Act”), will not be lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.

Accordingly, (i) the offer of ADSs under this prospectus is only made to persons to whom it is lawful to offer ADSs without disclosure to investors under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in Section 708 of the Australian Corporations Act, (ii) this prospectus will be made available in Australia to persons set forth in (i) above, and (iii) the Underwriters must send the offeree a notice stating in substance that by accepting the offer of ADSs, the offeree represents that it is such a person as set forth in (i) above and agrees not to sell or offer for sale with Australia any ADSs sold to the offeree within 12 months after their transfer to the offeree under this prospectus.

Canada

The ADS will not be sold in Canada or to residents of Canada other than in compliance with applicable Canadian securities laws (“Canadian Securities Laws”). Without limiting the foregoing, each Underwriter will only make offers and sales of the ADSs included in this offering in Canada or to residents of Canada (i) through an appropriately registered securities dealer or in accordance with an available exemption from the applicable registered securities dealer requirements under the Canadian Securities Laws and (ii) pursuant to an exemption from the prospectus requirements under Canadian Securities Laws.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this Prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADS may be made at any time under the following exemptions under the Prospective Directive if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if no so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entities which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the ADS, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

The ADSs will not be offered or sold, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) as defined in and in accordance with Article L.411-2 of the French Code Monétaire et Financier, as amended, and Decree no. 98-880 dated October 1, 1998, as amended, acting for their own account, are eligible to accept the offer and sale of the ADSs. This prospectus or any other offering material relating to the global offering has not been and shall not be distributed to the public in France. This prospectus has not been submitted to the clearance of the Autorité des marchés financiers.

Hong Kong

The ADSs will not be offered or sold in Hong Kong by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws in Hong Kong) will be issued other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

India

Other than to mutual funds in India in compliance with Indian laws, no prospectus may be distributed directly or indirectly in India to the residents of India and the Underwriters may not offer or sell, directly or indirectly, any ADSs in India to, or for the account or benefit, of any resident of India.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, (i) sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and other applicable laws and regulations; and (ii) the ADSs have not been offered, sold or delivered, and will not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs have not seen distributed in the Republic of Italy unless such offer, sale or delivery of the ADSs or distribution of copies of this prospectus or other documents relating to the ADSs in the Republic of Italy is to qualified investors (operatori qualificati), as defined by Articles 25 and 31(2) of CONSOB Regulation no. 11522 of 1 July 1998 as subsequently modified (Regulation 11522), except for individuals referred to in Article 31(2) of Regulation 11522 who exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Società di Intermediazione Mobiliare or SIM), management companies (società di gestione del risparmio) authorized to manage individual portfolios on behalf of third parties and fiduciary companies authorized to manage individual portfolios pursuant to Article 60(4) of Legislative Decree no. 415 of 23 July 1996, and copies of this prospectus may not be reproduced or redistributed or passed on, directly or indirectly, to any other person or published in whole or in part. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus in Italy must be made solely by entities which are duly authorized to conduct such activities in Italy and must be in full compliance with the provisions contained in Legislative Decree no. 58 of 24 February 1998, Legislative Decree no. 385 of 1 September 1993 and any other applicable laws and regulations and possible requirements or limitations which may be imposed by the Italian competent authorities.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor whose sole purpose is to hold investments and each beneficiary is an accredited investor, equity shares, debentures and units of equity shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired our ADSs under Section 275 except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction. Whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (U.A.E.). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the U.A.E. Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other U.A.E. exchange.

United Kingdom

No offer of ADSs has been made or will made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or (the “FSMA”), except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA. Each Underwriter has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADS in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities offered hereby and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with the offering will be passed upon by Clifford Chance US LLP, our special U.S. counsel. Certain matters in connection with the offering will be passed upon on behalf of the Underwriters by Latham & Watkins LLP, U.S. counsel for the Underwriters, and S&R Associates, New Delhi, India, Indian counsel for the Underwriters. Clifford Chance US LLP may rely upon Crawford Bayley & Co. with respect to certain matters governed by Indian law.

EXPERTS

The consolidated financial statements of Dr Reddy’s Laboratories Limited and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been included and incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and the audit of internal control over financial reporting of Dr. Reddy’s Laboratories Limited and subsidiaries excludes an evaluation of internal control over financial reporting of Industrias Quimicas Falcon de Mexico S.A. de C.V and beta Holdings GmbH, acquired businesses.

The consolidated financial statements of beta Holding GmbH as of November 30, 2005 and 2004 and financial statements of betapharm Arzneimittel GmbH as of December 31, 2003 included in this registration statement have been audited by Deloitte & Touche GmbH, independent registered public accounting firm, as stated in their reports appearing elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION AND REPORTS TO SECURITY HOLDERS

We will furnish to you, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the Securities and Exchange Commission a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus supplement does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

ENFORCEMENT OF CIVIL LIABILITIES

We are a limited liability company under the laws of India. Substantially all of our directors and executive officers and certain experts named in this prospectus reside outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such persons within the United States or to enforce against us or such persons in U.S. courts judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal counsel, Crawford Bayley & Co., that in India the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure 1908, or the Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; or (vi) where the judgment sustains a claim founded on a breach of any law in force in India. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999 to repatriate any amount recovered. We have also been advised by our Indian counsel that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts.

INDIAN SECURITIES MARKET

The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the SEBI, the BSE and the NSE and has not been prepared or independently verified by us or the underwriters or any of their respective affiliates or advisors.

The Indian Securities Market and Stock Exchange Regulations

India has a long history of organized securities trading. In 1875, the first stock exchange was established in Mumbai.

India’s stock exchanges are regulated primarily by SEBI, as well as by the Government of India acting through the Ministry of Finance, Capital Markets Division, under the Securities Contracts (Regulation) Act, 1956, or the SCRA, and the Securities Contracts (Regulation) Rules, 1957, or the SCR Rules. The SCR Rules, along with the rules, by-laws and regulations of the respective stock exchanges, regulate the recognition of stock exchanges, the qualifications for membership thereof and the manner in which contracts are entered into and enforced between members.

The SCRA has been amended to include derivatives of securities and instruments of collective investment in the definition of “securities”. This has been done with a view to develop and regulate the markets for derivatives. Trading in index-linked futures, index-linked options, options on individual securities and futures on individual securities takes place on the NSE and the BSE. SEBI has also set up a committee for the review of Indian securities laws, which has proposed a draft Securities Bill. The draft Securities Bill, if accepted, will result in a substantial revision in the laws relating to securities of India.

The Securities and Exchange Board of India Act 1992, as amended, or the SEBI Act, provided for the establishment of SEBI to protect the interests of investors in securities and to promote the development of, and to regulate, the securities market and for matters connected therewith or incidental hereto. The SEBI Act granted powers to SEBI to, among other things, regulate the Indian securities market, including stock exchanges and other intermediaries in the capital markets, to promote and monitor self-regulatory organizations, to prohibit fraudulent and unfair trade practices and insider trading, to regulate substantial acquisitions of shares and takeovers of companies, to call for information, to undertake inspections and to conduct inquiries and audits of stock exchanges, self regulatory organizations, intermediaries and other persons associated with the securities market.

SEBI also issued guidelines concerning minimum disclosure requirements for public companies, rules and regulations concerning investor protection, insider trading, substantial acquisition of shares and takeovers of companies, buy-backs of securities, delisting of securities, employees stock option plans, stock brokers, merchant bankers, underwriters, mutual funds, foreign institutional investors, credit rating agencies and other capital market participants.

The Central Listing Authority, or the CLA, has been set up by SEBI to address the issue of multiple listing of the same security at various stock exchange and to bring about uniformity in the due diligence exercise in scrutinizing all listing applications on any stock exchange. The functions of the CLA as enumerated in the Securities and Exchange Board of India (Central Listing Authority) Regulations 2003 are, inter alia, to receive and process applications for letter precedent to listing from applicants and issue, if it deems fit, a letter precedent to listing to any such applicant, to make recommendations to SEBI on issues pertaining to the protection of the interest of the investors in securities and development and regulation of the securities market, including the listing agreements, listing conditions and disclosures to be made in the offer documents and to undertake any other functions as may be delegated to it by SEBI from time to time.

Listing

The listing of securities on a recognized Indian stock exchange is regulated by the Companies Act, the SCRA, the SCR Rules, the SEBI Act and the listing agreements of the respective stock exchanges. Under the SCR Rules, the governing body of each stock exchange is empowered to suspend trading of or dealing in a listed security for breach of or non-compliance with, any of the conditions of listing subject to such company receiving prior notice of the intent of the stock exchange and upon being granted a hearing in the matter. SEBI has power to amend the terms of the listing agreements and direct the stock exchanges to amend their by-laws.

We have entered into listing agreements with the Indian stock exchanges for the continuous listing of our equity shares. Each of these agreements and/or the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, as amended, or the Takeover Code, inter alia, requires that:

•	we adhere to certain corporate governance requirements including ensuring the minimum number of independent directors on the board, and composition of various committees such as audit committees and remuneration committees;

•	we are subject to continuing disclosure requirements and must publish unaudited financial statements on a quarterly basis that have been subject to a limited review by our auditors and immediately inform the stock exchanges of any unpublished price sensitive information;

•	we maintain a minimum level of shares held by the public;

•	if any person acquires more than 5% of our equity shares or voting rights, we and the acquiror shall comply with the provisions of the Takeover Code;

•	no person shall acquire, or agree to acquire, 15% or more of our equity shares or voting rights, unless the provisions of the Takeover Code are complied with; and

•	if any takeover offer is made or if there is any change in management control, then we and the persons securing management control of us need to comply with the Takeover Code.

Any non-compliance with the terms and conditions of the listing agreements with the Indian stock exchanges may entail the delisting of our equity shares from such stock exchanges, which will affect future trading of those equity shares.

A listed company can be delisted under the provisions of the SEBI (Delisting of Securities) Guidelines 2003, as amended, or Delisting Guidelines, which govern voluntary and compulsory delisting of shares of Indian companies from the stock exchanges. A company may be delisted through a voluntary delisting sought by the shareholders of the company with a minimum of 75% majority of the shares of the company or a compulsory delisting by the stock exchange due to any acquisition of shares of the company or other arrangement or consolidation of holdings which results in the public shareholding of the company falling below the minimum level specified in the listing conditions or in the listing agreements. A company may voluntarily delist from a stock exchange provided that an exit opportunity has been given to the investors at an exit price determined in accordance with a specified formula. The procedure for compulsory delisting also requires the company to make an exit offer to the shareholders.

The Delisting Guidelines were amended to permit stock exchanges to delist the securities of companies that have been suspended for a minimum period of six months for noncompliance with the listing agreement of the applicable Indian stock exchange after considering representations received from aggrieved persons. The amendment also provides that in the event that the securities of a company are delisted by a stock exchange, the fair value of securities, which the promoter of a listed company is liable to pay the security-holders for acquiring their securities, shall be determined by persons appointed by the stock exchange out of a panel of experts, which shall also be selected by the stock exchange. If a listed company is delisted by the stock exchange, the listed company may file an appeal before the Securities Appellate Tribunal against the stock exchange’s decision.

Disclosures under the Indian Companies Act and Securities Regulations

All companies, including public limited companies, are required under the Indian Companies Act to prepare and file with the Registrar of Companies and circulate to their shareholders audited annual accounts that comply with the disclosure requirements under the Indian Companies Act. In addition, a listed company is subject to continuing disclosure requirements pursuant to the terms of its listing agreement with the relevant stock exchange and SEBI regulatory requirements. Companies are also required to publish unaudited financial statements (though subject to a limited review by the company’s auditors) on a quarterly basis, and are required to inform the stock exchanges immediately regarding any sensitive information that would be likely to affect the stock price.

Indian Stock Exchanges

There are currently 22 recognized stock exchanges in India, most of which have their governing board for self-regulation. A number of these exchanges have been directed by SEBI to file schemes for demutualization as part of the move towards greater investor protection. The BSE and the NSE hold prominent positions among the stock exchanges in terms of the number of listed companies, market capitalization and trading activity.

With effect from April 1, 2003, the stock exchanges in India operate on a trading day plus two, or T+2, rolling settlement system. At the end of the T+2 period, obligations are settled with buyers of securities paying for and receiving securities, while sellers transfer and receive payment for securities. For example, trades executed on a Monday would typically be settled on a Wednesday. SEBI proposes to subsequently move to a T+1 settlement system. In order to contain the risk arising out of the transactions entered into by the members of various stock exchanges either on their own account or on behalf of their clients, the stock exchanges have designed risk management procedures, which include compulsory prescribed margins on the individual broker members, based on their outstanding exposure in the market, as well as stock-specific margins from the members.

To restrict abnormal price volatility, SEBI has instructed stock exchanges to apply the following price bands calculated at the previous day’s closing price (there are no restrictions on price movements of index stocks):

•	Market Wide Circuit Breakers. In order to restrict abnormal price volatility in any particular stock, SEBI has instructed stock exchanges to apply daily circuit breakers, which do not allow transactions beyond certain price volatility. An index based market-wide (equity and equity derivatives) circuit breaker system has been implemented and the circuit breakers are applied to the market for movement by 10%, 15% and 20% for two prescribed market indices: the BSE Sensex for the BSE and the Nifty for the NSE, or the NSE Nifty, whichever is breached earlier. If any of these circuit breaker thresholds are reached, trading in all equity and equity derivatives markets nationwide is halted.

•	Price Bands. Price bands are circuit filters of 20% movements either up or down, and are applied to most securities traded in the markets, excluding securities included in the BSE Sensex and the NSE Nifty and derivatives products. In addition to the market-wide index based circuit breakers, there are currently in place varying individual scrip wise bands (except for scrips on which derivative products are available or scrips included in indices on which derivative products are available) of 20% either ways for all scrips in the compulsory rolling settlement.

BSE

The BSE is one of the stock exchanges in India on which our equity shares are listed. Established in 1875, it is the first stock exchange in India to have obtained permanent recognition in 1956 from the Government of India under the SCRA and has evolved over the years into its present status as the largest stock exchange of India. Recently, pursuant to the BSE (Corporatization and Demutualization) Scheme 2005 of SEBI, with effect from August 20, 2005, the BSE has been incorporated and is now a company under the Indian Companies Act.

The BSE has switched over to an on-line trading network since May 1995 and has expanded this network to over 400 cities in India. As of July 31, 2006, there were 4,793 listed companies whose securities were trading on the BSE, the daily turnover of the BSE was Rs.2,560 million, and the market capitalization of the BSE was approximately Rs.27,121,000 million.

NSE

Our equity shares are also listed in India on the NSE. The NSE was established by financial institutions and banks to provide nationwide on-line satellite-linked screen-based trading facilities with market makers and electronic clearing and settlement for securities including government securities, debentures, public sector notes and units. Deliveries for trades executed “on-market” are exchanged through the National Securities Clearing Corporation Limited. NSE was given recognition as a stock exchange in April 1993. It started operations in June 1994, with trading on the Whole sale Debt Market Segment. Subsequently it launched the Capital Market Segment in November 1994 as a trading platform for equities and the Futures and Options Segment in June 2000 for various derivative instruments.

As of September 30, 2006, there were 1,116 companies listed on the NSE, the daily turn over of the NSE was Rs.6,439 million and the market capitalization of the NSE was approximately Rs.29,941,000 million.

Trading Hours

Trading on both the BSE and the NSE normally occurs Monday through Friday, between 9:55 a.m. and 3:30 p.m. The BSE and the NSE are closed on public holidays.

Trading Procedure

In order to facilitate smooth transactions, in 1995 BSE replaced its open outcry system with BSE On-line Trading, or BOLT, facility in 1995. This totally automated screen based trading in securities was put into practice nation-wide. This has enhanced transparency in dealings and has assisted considerably in smoothing settlement cycles and improving efficiency in back-office work.

Stock Market Indices

The following two indices are generally used in tracking the aggregate price movements on the BSE. The BSE Sensitive Index, or Sensex, consists of listed shares of 30 large market capitalization companies. The companies are selected on the basis of market capitalization, liquidity and industry representation. Sensex was first compiled in 1986 with the fiscal year ended March 31, 1979 as its base year. The BSE 100 Index (formerly the BSE National Index) contains listed shares of 100 companies including the 30 in Sensex with fiscal 1984 as the base year. The BSE 100 Index was introduced in January 1989.

Internet-Based Securities Trading and Services

SEBI approved internet trading in January 2000. Internet trading takes place through order routing systems, which route client orders to exchange trading systems for execution. This permits clients throughout the country to trade using brokers’ Internet trading systems. Stock brokers interested in providing this service are required to apply for permission to the relevant stock exchange and also have to comply with certain minimum conditions stipulated by SEBI.

Takeover Code

The Takeover Code prescribes certain thresholds of securities ownership or trigger points that give rise to certain obligations thereunder. The Takeover Code requires disclosures of the aggregate shareholding or voting rights in a listed company by any acquiror who acquires shares or voting rights which (taken together with shares or voting rights, if any, already held by such acquiror) entitle him to more than 5%, 10%, 14%, 54% or 74% of the shares or voting rights in that company. The Takeover Code also requires (unless specifically exempted) the making of an open offer to acquire an additional 20% of the voting capital of a company in the following circumstances:

(a) any acquiror, who together with persons acting in concert with such acquiror, acquires or agrees to acquire 15% or more of the equity shares or voting rights in the company;

(b) any acquiror who, together with persons acting in concert with such acquiror, has acquired 15% or more, but less than 55%, of the equity shares or voting rights in the shares of the company and who acquires additional shares or voting rights entitling such acquiror to exercise more than 5% of the voting rights in any financial year ending March 31;

(c) any acquiror who, together with persons acting in concert with such acquiror, has acquired 55% or more, but less than 75%, of the shares or voting rights in the shares of the company (or, where the company concerned had obtained the initial listing of its shares by making an offer of at least 10% of the issue size to the public pursuant to Rule 19(2)(b) of the SCR Rules, less than 90% of the shares or voting rights in the company) and who acquires any additional share or voting right;

(d) any acquiror who, together with persons acting in concert with such acquiror, holds 55% or more, but less than 75%, of the shares or voting rights of the company (or, where the company concerned had obtained the initial listing of its shares by making an offer of at least 10% of the issue size to the public pursuant to Rule 19(2)(b) of the SCR Rules, less than 90% of the shares or voting rights in the company), intends to consolidate its holdings while ensuring that the public shareholding in the target company does not fall below the minimum level permitted by the listing agreement with the stock exchanges; or

(e) any acquiror who acquires control over the company (directly or indirectly), irrespective of whether there has been any acquisition of shares or voting rights in the company.

However, in the event a public offer is made pursuant to paragraph (d) above, the minimum size of the public offer to acquire the voting capital of the target company is required to be the lesser of (i) 20% of the voting capital of the company; or (ii) such other lesser percentage of the voting capital of the company as would, assuming full subscription of the offer, enable the acquiror, together with persons acting in concert with him, to increase his holding to the maximum level possible, which is consistent with the target company meeting the requirements of minimum public shareholding laid down in the listing agreement.

Further, if the acquisition of voting capital of a target company made by an acquiror pursuant to a public offer results in the public shareholding in the target company being reduced below the minimum level required in the listing agreement with the stock exchange(s) for the purpose of continuous listing, the acquiror is required to take necessary steps to facilitate compliance of the target company with the relevant provisions of the listing agreement within the time period mentioned in the listing agreement.

The Takeover Code sets out the contents of the required public announcements as well as the minimum offer price. The minimum offer price depends on whether the shares of the company are “frequently” or “infrequently” traded (as defined in the Takeover Code). In case the shares of the company are frequently traded, the offer price shall be the higher of:

•	the negotiated price under the agreement for the acquisition of shares in the company;

•	the highest price paid by the acquiror or persons acting in concert with him for any acquisitions, including through an allotment in a public, preferential or rights issue, during the 26-week period prior to the date of public announcement;

•	the average of the weekly high and low of the closing prices of the shares of the company quoted on the stock exchange where the shares of the company are most frequently traded during the 26-week period prior to the date of public announcement, or the average of the daily high and low of the prices of the shares as quoted on the stock exchange where the shares of the company are most frequently traded during the two weeks preceding the date of public announcement, whichever is higher.

Specific obligations of the acquiror and the board of directors of the target company in the offer process have also been specified. Acquirors making a public offer also must deposit in an escrow account a percentage of the total consideration payable under the public offer, which will be forfeited in the event that the acquiror does not fulfill its obligations.

The general requirements to make a public announcement do not, however, apply entirely to bailout takeovers when a promoter is taking over a financially weak company but not a “sick industrial company” pursuant to a rehabilitation scheme approved by a public financial institution or a scheduled bank. A “financially weak company” is a company which has at the end of the previous financial year accumulated losses which have resulted in the erosion of more than 50% but less than 100% of the total sum of its paid up capital and free reserves as at the beginning of the previous financial year. A “sick industrial company” is a company registered for more than five years which has at the end of any financial year accumulated losses equal to or exceeding its entire net worth.

The Takeover Code, subject to certain conditions specified in the Takeover Code, exempts certain specified acquisitions from the requirement of making a public offer, including, among others, the acquisition of shares (1) by allotment in a public issue or a rights issue; (2) by underwriters pursuant to an underwriting agreement; (3) by registered stockbrokers in the ordinary course of business on behalf of clients; (4) in unlisted companies; (5) pursuant to a scheme of reconstruction or amalgamation; (6) pursuant to a scheme under Section 18 of the Sick Industries Companies (Special Provisions) Act, 1985; (7) resulting from transfers between companies belonging to the same group of companies or between qualifying promoters of a publicly listed company and relatives; (8) by way of transmission through inheritance or succession, (9) resulting from transfers by Indian venture capital funds or foreign venture capital investors registered with SEBI, to promoters of a venture capital undertaking or venture capital undertaking pursuant to an agreement between such venture capital funds or foreign venture capital investors with such promoters or venture capital undertaking; (10) by the Government of India controlled companies, unless such acquisition is made pursuant to a disinvestment process undertaken by the Government of India or a state government; (11) change in control by takeover/restoration of the management of the borrower company by the secured creditor in terms of the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002; (12) acquisition of shares by a person in exchange of equity shares received under a public offer made under the Takeover Code; and (13) in terms of guidelines and regulations relating to delisting of securities as specified by SEBI. The Takeover Code does not apply to acquisitions in the ordinary course of business by public financial institutions either on their own account or as a pledgee. An application may also be filed with the takeover panel seeking exception from the open offer requirements of the Takeover Code.

In addition, the provisions of the Takeover Code relating to making of a public offer do not apply to the acquisition of ADRs so long as they are not converted into equity shares carrying voting rights.

Insider Trading Regulations

The SEBI (Prohibition of Insider Trading) Regulations, 1992, as amended, or the Insider Trading Regulations, have been notified by SEBI to prohibit and penalize insider trading in India. The Insider Trading Regulations prohibit an “insider” from dealing, either on his/her own behalf or on behalf of any other person, in the securities of a company listed on any stock exchange when in possession of “unpublished price sensitive information”. The terms “unpublished” and “price sensitive information” are defined by the Insider Trading Regulations. The Insider Trading Regulations define an “insider” to mean any person who is or was connected with the company or is deemed to have been connected with the company and who is reasonably expected to have access to unpublished price sensitive information in respect of securities of a company or who has received or has had access to such unpublished price sensitive information.

“Price sensitive information” means any information which relates directly or indirectly to a company and which if published is likely to materially affect the price of securities of the company. Periodical financial results of the company, intended declaration of dividends (both interim and final), issue of securities or buy-back of securities, any major expansion plans or execution of new projects, amalgamations, mergers, takeovers, disposal of the whole or substantial part of the undertaking and significant changes in policies, plans or operations of the company are deemed to be price sensitive information under the Insider Trading Regulations. “Unpublished” means information that is not published by the company or its agents and is not specific in nature. Speculative reports in print or electronic media is not considered published information. An Insider is also prohibited from communicating, counseling or procuring, directly or indirectly, any unpublished price sensitive information to any other person who while in possession of such unpublished price sensitive information shall not deal in securities.

Further, the Insider Trading Regulations prohibit a company from dealing in the securities of another company or the associate of that other company, while in the possession of unpublished price sensitive information. In a proceeding against a company relating to insider trading, such company may raise certain defenses specified in the Insider Trading Regulations.

The Insider Trading Regulations require any person who holds more than 5% of the outstanding shares or voting rights in any listed company to disclose to the company the number of shares or voting rights held by such person, on becoming such holder, within four business days of:

•	the receipt of intimation of allotment of shares; or

•	the acquisition of the shares or voting rights, as the case may be.

On a continuing basis, any person who holds more than 5% of the outstanding shares or voting rights of any listed company is required to disclose to the company the number of shares or voting rights held by such person and change in such shareholding or voting rights, even if such change results in such person’s shareholding falling below 5%, if there has been change in such holdings from the last disclosure made, subject to de minimis exceptions for changes that do not in the aggregate exceed 2% of total outstanding shares or voting rights of the company. Such disclosure is required to be made within four business days of:

•	the receipt of intimation of allotment of shares; or

•	the acquisition or sale of shares or voting rights, as the case may be.

Further, all directors and officers of a listed company are required to make periodic disclosures of their shareholding as specified in the Insider Trading Regulations.

The Insider Trading Regulations make it compulsory for listed companies and certain other entities associated with the securities market to establish an internal code of conduct to prevent insider trading and also to regulate disclosure of unpublished price-sensitive information within such entities so as to minimize misuse thereof. The Insider Trading Regulations specify a model code of conduct and a model code of corporate disclosure practices to prevent insider trading, which is to be implemented by all listed companies.

Depositories

In August 1996, the Indian Parliament enacted the Depositories Act, 1996, which provides a legal framework for the establishment of depositories to record ownership details and effectuate transfers in book-entry form. SEBI framed the Securities and Exchange Board of India (Depositories and Participants) Regulations, 1996, as amended, which provide for, among other things, the registration of depositories and participants, the rights and obligations of the depositories, participants, the issuer companies and the beneficial owners, pledge of securities held in book-entry form, and procedure for the conversion to book-entry form of shares held in physical form.

Trading of securities in book-entry form commenced in December 1996. In January 1998, SEBI notified scrips of various companies for compulsory book-entry trading by certain categories of investors. Subsequently, SEBI has significantly increased the number of scrips in which book-entry form trading is mandatory for all investors. The SEBI (Disclosure and Investor Protection) Guidelines, 2000 provide that no company may make a public or rights issue or an offer for sale of securities unless the company enters into an agreement with a depository for book-entry of securities already issued or proposed to be issued to the public or existing shareholders and the company gives an option to subscribers, shareholders or investors to receive the security certificates or hold securities in book-entry form with a depository.

SEBI has also provided that the issue and allotment of shares in initial public offerings and/or the trading of shares shall only be in electronic form, and the company gives an option to subscribers, shareholders or investors either to receive the security certificates or to hold the securities in book-entry form with a depository.

Under the Depositories Act, 1996, every person subscribing to securities offered by an issuer has an option to either receive the security certificates or hold the securities with a depository. The Indian Companies Act provides that Indian companies making any initial public offerings of securities for or in excess of Rs.100 million ($2.2 million) should issue the securities in book-entry form.

However, even in case of scrips notified for compulsory dematerialized trading, investors, other than institutional investors, are permitted to trade in physical shares on transactions outside the stock exchange where there are no requirements of reporting such transactions to the stock exchange, and on transactions on the stock exchange involving lots of less than 500 securities.

Transfers of shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants registered with the depositaries established under the Depositories Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant and have to be borne by the account holder. Upon delivery, the shares shall be registered in the name of the relevant depositary on the company’s books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The National Securities Depository Limited and the Central Depository Services (India) Limited are the two depositories that provide electronic depositary facilities for trading in equity and debt securities in India.

Derivatives (Futures and Options)

Trading in derivatives is governed by the SCRA and the SEBI Act. Trading in derivatives in India takes place either on separate and independent derivatives exchanges or on a separate segment of an existing stock exchange. The derivative exchange or a derivative segment of a stock exchange functions as a self-regulatory organization under the supervision of SEBI. Derivatives products have been introduced in a phased manner in India, starting with future contracts in June 2000 and index options, stock options and stock futures in June 2001, July 2001 and November 2001, respectively.

Participatory Notes

Under the SEBI (Foreign Institutional Investors) Regulations, 1995, as amended, an FII is also permitted to issue, deal in or hold off-shore derivative instruments such as participatory notes against the underlying securities listed or proposed to be listed on any stock exchange in India. However, such instruments can be issued only in favour of entities which are regulated by a relevant regulatory authority in the country of their incorporation. In addition, the “Know Your Client” requirements prescribed by SEBI must be complied with. These requirements stipulate fortnightly disclosures by the FII to SEBI informing them about the name, location, type of investor (hedge fund, corporate, individual, pension fund or trust), quantity and value of investment made on behalf of the investor.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	As of
	March 31,		As of June 30,
	2006		2006		2006
					Convenience
					translation into
					U.S.$

ASSETS
Current assets:
Cash and cash equivalents	Rs.	3,712,637	Rs.	3,437,251	U.S.$	74,935
Investment securities		14,703		14,886		325
Restricted cash		1,606,245		21,894		477
Accounts receivable, net of allowances		4,801,794		9,650,933		210,397
Inventories		6,894,712		8,785,740		191,536
Deferred income taxes and deferred charges		173,750		351,097		7,654
Due from related parties		246,360		353,852		7,714
Other current assets		2,639,818		2,968,523		64,716

Total current assets		20,090,019		25,584,176		557,754
Property, plant and equipment, net		9,086,331		9,738,939		212,316
Due from related parties		6,182		5,612		122
Investment securities		1,090,202		1,087,890		23,717
Goodwill		16,634,509		17,903,853		390,317
Intangibles assets, net		17,034,555		18,203,086		396,841
Restricted cash		4,468,840		4,468,840		97,424
Other assets		357,431		500,094		10,902

Total assets	Rs.	68,768,069	Rs.	77,492,490	U.S.$	1,689,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings from banks		9,132,462		9,590,060		209,070
Current portion of long-term debt		925,761		1,973,233		43,018
Trade accounts payable		3,639,217		7,721,213		168,328
Due to related parties		151,678		147,593		3,218
Accrued expenses		3,083,120		3,200,755		69,779
Other current liabilities		1,812,623		1,972,951		43,012

Total current liabilities		18,744,861		24,605,805		536,425
Long-term debt, excluding current portion		20,937,132		21,724,915		473,619
Deferred income taxes		6,346,174		6,764,538		147,472
Other liabilities		468,169		350,428		7,640

Total liabilities	Rs.	46,496,336	Rs.	53,445,686	U.S.$	1,165,156

Stockholders’ equity:
Equity shares at Rs.5 par value:
200,000,000 shares authorized; Issued and outstanding:
153,389,140 shares and 153,404,506 shares as of March 31, 2006 and June 30, 2006 respectively		383,473		383,511		8,361
Additional paid-in capital		10,261,783		10,267,212		223,833
Equity options outstanding		463,128		473,927		10,332
Retained earnings		11,201,794		12,599,406		274,676
Equity shares held by a controlled trust: 82,800 shares		(4,882)		(4,882)		(106)
Accumulated other comprehensive income		(33,563)		327,630		7,143

Total stockholders’ equity		22,271,733		24,046,804		524,238

Total liabilities and stockholders’ equity	Rs.	68,768,069	Rs.	77,492,490	U.S.$	1,689,394

See accompanying notes to the unaudited condensed consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2005		2006		2006
					Convenience
					translation into
					U.S.$

Revenues:
Product sales, net of allowances for sales returns (includes excise duties of Rs.300,124 and Rs.648,459 for the three months ended June 30, 2005 and 2006 respectively)	Rs.	5,573,819	Rs.	13,918,192	U.S.$	303,427
License fees		13,383		23,016		502
Service income		4,232		108,198		2,359

		5,591,434		14,049,406		306,287
Cost of revenues		2,662,865		7,960,457		173,544

Gross profit		2,928,569		6,088,949		132,744
Operating expenses:
Selling, general and administrative expenses		1,953,773		3,346,121		72,948
Research and development expenses, net		514,694		532,874		11,617
Amortization expenses		95,599		387,809		8,455
Foreign exchange loss		65,756		74,474		1,624
Other operating (income)/expense s, net		36,913		(69,534)		(1,516)

Total operating expenses		2,666,735		4,271,744		93,127

Operating income		261,834		1,817,205		39,616
Equity in loss of affiliates		(14,504)		(15,345)		(335)
Other (expense)/income, net		172,602		(196,658)		(4,287)

Income before income taxes and minority interest		419,932		1,605,202		34,995
Income taxes		(72,507)		(207,540)		(4,525)
Minority interest		(108)		(50)		(1)

Net income	Rs.	347,317	Rs.	1,397,612	U.S.$	30,469

Earnings per equity share
Basic	Rs.	2.27	Rs.	9.11	U.S.$	0.20
Diluted	Rs.	2.27	Rs.	9.07	U.S.$	0.20
Weighted average number of equity shares used in computing earnings per equity share
Basic		153,065,150		153,397,582		153,397,582
Diluted		153,324,350		154,023,870		154,023,870

See accompanying notes to the unaudited condensed consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME
(in thousands, except share and per share data)

						Accumulated
	Equity Shares			Additional		Other				Equity Shares held by a Controlled Trust			Equity				Total
	No. of			Paid In		Comprehensive		Comprehensive		No. of			Options		Retained		Stockholders’
	Shares	Amount		Capital		Income		Income		Shares	Amount		Outstanding		Earnings		Equity

Balance as of March 31, 2005	153,037,898	Rs.	382,595	Rs.	10,089,152	Rs.	76,240		—	82,800	Rs.	(4,882)	Rs.	400,749	Rs.	10,009,305	Rs.	20,953,159
Issuance of equity shares on exercise of options	40,000		100		14,471		—		—	—		—		(14,471)		—		100
Stock based compensation														43,390				43,390
Comprehensive income
Net income	—		—		—		—	Rs.	347,317	—		—		—		347,317		347,317
Translation adjustment	—		—		—		(19,550)		(19,550)	—		—		—		—		(19,550)
Unrealized gain on investments, net of tax	—		—		—		11,358		11,358	—		—		—		—		11,358
Comprehensive income	—		—		—		—	Rs.	339,125	—		—		—		—		—

Balance as of June 30, 2005	153,077,898	Rs.	382,695	Rs.	10,103,623	Rs.	68,048		—	82,800	Rs.	(4,882)	Rs.	429,668	Rs.	10,356,622	Rs.	21,335,774

Balance as of March 31, 2006	153,389,140	Rs.	383,473	Rs.	10,261,783	Rs.	(33,563)		—	82,800	Rs.	(4,882)	Rs.	463,128	Rs.	11,201,794	Rs.	22,271,733
Issuance of equity shares on exercise of options	15,366		38		5,429		—		—	—		—		(5,429)		—		38
Stock based compensation	—		—		—				—	—		—		31,034		—		31,034
Cumulative effect adjustment on adoption of SFAS 123R	—		—		—		—		—	—		—		(14,806)		—		(14,806)
Comprehensive income
Net income	—		—		—		—	Rs.	1,397,612	—		—		—		1,397,612		1,397,612
Translation adjustment	—		—		—		363,684		363,684	—		—		—		—		363,684
Unrealized loss on investments, net of tax	—		—		—		(2,491)		(2,491)	—		—		—		—		(2,491)
Comprehensive income	—		—		—		—	Rs.	1,758,805	—		—		—		—		—

Balance as of June 30, 2006	153,404,506	Rs.	383,511	Rs.	10,267,212	Rs.	327,630		—	82,800	Rs.	(4,882)	Rs.	473,927	Rs.	12,599,406	Rs.	24,046,804

Convenience translation into U.S.$	—	U.S.$	8,361	U.S.$	223,833	U.S.$	7,143		—	—	U.S.$	(106)	U.S.$	10,332	U.S.$	274,676	U.S.$	524,238

See accompanying notes to the unaudited condensed consolidated financial statements

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,
	2005		2006		2006
					Convenience
					translation into
					U.S.$

Cash flows from operating activities:
Net income	Rs.	347,317	Rs.	1,397,612	U.S.$	30,469
Adjustments to reconcile net income to net cash from operating activities:
Deferred tax expense/(benefit)		72,507		(245,519)		(5,352)
Gain on sale of available for sale securities, net		(13,164)		—		—
Depreciation and amortization		369,692		729,995		15,914
Loss/(profit ) on sale of property, plant and equipment		36,913		(62,615)		(1,365)
Equity in loss of affiliates		14,504		15,345		335
Unrealized exchange (gain)/loss		51,018		497,652		10,849
Interest receivable on investment		(4,937)		—
Stock based compensation		43,390		16,228		354
Minority interest		108		50		1
Changes in operating assets and liabilities:
Accounts receivable		(421,178)		(4,648,504)		(101,341)
Inventories		(192,687)		(1,790,729)		(39,039)
Other assets		(259,031)		(278,765)		(6,077)
Due to/from related parties, net		(68,604)		(111,010)		(2,420)
Trade accounts payable		492,604		3,768,859		82,164
Accrued expenses		95,279		60,899		1,328
Other liabilities		(361,562)		(106,570)		(2,323)

Net cash provided by/(used in) operating activities		202,169		(757,072)		(16,505)

Cash flows from investing activities:
Restricted cash		—		1,584,351		34,540
Expenditure on property, plant and equipment		(297,828)		(887,280)		(19,343)
Proceeds from sale of property, plant and equipment		3,062		65,730		1,433
Purchase of investment securities, net of proceeds from sale		161,320		(84,361)		(1,839)
Expenditure on intangible assets		(90,814)		(195,611)		(4,264)

Net cash provided by/(used in) in investing activities		(224,260)		482,829		10,526

Cash flows from financing activities:
Proceeds from issuance of equity shares on exercise of options		—		38		1
Proceeds from borrowing from banks, net		1,135,649		291,428		6,353
Repayment of long-term debt		(1,480)		(1,572)		(34)

Net cash provided by financing activities		1,134,169		289,894		6,320

Effect of exchange rate changes on cash and cash equivalents		(35,993)		(291,037)		(6,345)

Net increase / (decrease) in cash and cash equivalents during the period		1,076,085		(275,386)		(6,004)
Cash and cash equivalents at the beginning of the period		9,287,864		3,712,637		80,938

Cash and cash equivalents at the end of the period	Rs.	10,363,949	Rs.	3,437,251	U.S.$	74,935

Supplemental disclosures:
Cash paid for:
Interest	Rs.	98,337	Rs.	401,678	U.S.$	8,757
Income taxes		—		111,382		2,428
Supplemental schedule of non-cash investing activities:
Property, plant and equipment purchased on credit during the period		8,012		71,095		1,550

See accompanying notes to the unaudited condensed consolidated financial statements

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1.	Basis of preparation of financial statements

The accompanying unaudited interim condensed consolidated financial statements of Dr Reddy’s Laboratories Limited (the “Company” or “DRL”), have been prepared by management on substantially the same basis as the audited financial statements for the year ended March 31, 2006, and in the opinion of management, include all adjustments of normal recurring nature necessary for a fair presentation of the financial information set forth herein. The preparation of unaudited interim condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

2.	Interim information

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes contained in the Annual Report on Form 20-F for the year ended March 31, 2006. The results of the interim periods are not necessarily indicative of results to be expected for the full fiscal year.

3.	Convenience translation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in Indian rupees. Solely for the convenience of the reader, the financial statements as of June 30, 2006 have been translated into U.S. dollars at the noon buying rate in New York City on June 30, 2006 for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of U.S.$1 = Rs.45.87. No representation is made that the Indian rupee amounts have been, could have been or could be converted into U.S. dollars at such a rate or any other rate.

4.	Stock based compensation

Prior to April 1, 2006, the Company accounted for its stock-based compensation plans under SFAS 123 “Accounting for Stock Based Compensation”. On April 1, 2006, the Company adopted SFAS No. 123R (revised 2004) “Share Based Payment” (“SFAS No. 123(R)”) under the modified-prospective application. Under the modified-prospective-application, SFAS No. 123(R) applies to new awards and to awards modified, repurchased, or cancelled after adoption.

The Company uses the Black-Scholes option pricing model to determine the fair value of each option grant. Generally, the fair value approach in SFAS No. 123(R) is similar to the fair value approach described in SFAS No. 123. The Company elected to continue to estimate the fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives and risk free interest rates. These assumptions reflect management’s best estimates, but these assumptions involve inherent market uncertainties based on market conditions generally outside of the control of the Company. As a result, if other assumptions had been used in the current period, stock-based compensation expense could have been materially impacted. Furthermore, if management uses different assumptions in future periods, stock based compensation expense could be materially impacted in future years.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions:

	Three Months Ended June 30,
	2005	2006

Dividend yield	0.5%	0.5%
Expected life	12-78 months	12-78 months
Risk free interest rates	4.5 - 7.1%	4.5 - 7.5%
Volatility	26.4 - 50.7%	23.4 - 50.7%

At June 30, 2006, the Company had three stock-based employee compensation plans, which are described more fully in Note 12. The Company had one stock based employee compensation plan and its subsidiary, Aurigene Discovery Technologies Limited, had two stock based employee compensation plans.

The adoption of SFAS 123(R) did not have a material impact on our stock-based compensation expense for the three months period ended June 30, 2006. Further, the Company believes that the adoption of SFAS 123(R) will not have a material impact on the Company’s future stock-based compensation expense. As of June 30, 2006, there was approximately Rs.352,604 of total unrecognized compensation cost related to unvested stock based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 4.4 years.

Under SFAS 123, the Company had a policy of recognizing the effect of forfeitures only as they occurred. Accordingly, as required by SFAS No. 123(R), on April 1, 2006, the Company estimated the number of outstanding instruments which are not expected to vest and recognized an income of Rs.14,806 representing the reversal of compensation cost for such instruments previously recognized in the income statement. For the three months ended June 30, 2005 and 2006, an amount of Rs.43,390 and Rs.31,034 respectively, has been recorded as total employee stock based compensation expense.

5.	Business combinations

All of the Company’s acquisitions have been accounted for using the purchase method of accounting. Revenues and expenses of the acquired businesses have been included in the unaudited interim consolidated financial statements of the Company beginning on the respective dates of acquisition. Contingent consideration pursuant to earnout agreements is accrued as an additional cost of the transaction when payment thereof is deemed to be probable by the Company.

Industrias Quimicas Falcon de Mexico, S.A. de C.V. (“Falcon”)

On December 30, 2005 the Company acquired 100% of the share capital of Industrias Quimicas Falcon de Mexico, S.A.de C.V. (“Falcon”), a Roche group company, for a total purchase consideration of Rs.2,773,126 (U.S.$61,233). Falcon was acquired with an intent to add steroid manufacturing capabilities and permit the Company to offer a full range of services in its custom pharmaceutical services business. The operations of Falcon relate to the manufacture and sale of active pharmaceutical ingredients and steroids in accordance with the customer’s specifications.

beta Holding GmbH (“betapharm”)

On March 3, 2006, the Company, through its wholly owned subsidiary Lacock Holdings Limited, acquired 100% of the outstanding common shares of betapharm. Accordingly, the financial results of betapharm have been included in the consolidated financial statements of the Company since that date. betapharm is a leading generics pharmaceuticals company in Germany. Under the ’beta’ brand, the Company

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

markets a broad and diversified portfolio comprising formulations, primarily solid dose, focused on medical conditions requiring long-term therapy that are typically prescribed by primary care physicians.

The Company is in the process of obtaining third-party valuations of certain intangible assets and, accordingly, the allocation of the purchase price of Rs.26,063,321 (Euro 482,654) as of March 31, 2006 is preliminary and may be prospectively revised when additional information is obtained based on such third party valuations. The final purchase price allocation is expected to be completed by December 31, 2006.

Proforma Information:  The table below reflects unaudited pro forma consolidated results of operations as if both Falcon and betapharm acquisitions had been made at the beginning of the period presented below:

	Three Months
	Ended
	June 30,
	2005

Revenues	Rs.	8,003,738
Net income	Rs.	278,947
Earning per equity share
Basic	Rs.	1.82
Diluted	Rs.	1.82
Weighted average number of equity shares used in computing earnings per share
Basic		153,065,150
Diluted		153,324,350

The unaudited proforma consolidated results of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transactions had been consummated at the date indicated, nor are they necessarily indicative of the future operating results of the combined companies and should not be construed as representative of these amounts for any future dates or periods. Falcon and betapharm’s results of operations included in the above proforma financial information are derived from their respective unaudited financial statements for the three-month period ended June 30, 2005 and has been adjusted, where appropriate, to present their results of operations in accordance with accounting principles generally accepted in the United States.

6.	Restricted Cash

As of March 31, 2006, the current portion of restricted cash was primarily comprised of term deposits pledged with bankers against a short term loan taken from the State Bank of India. Pursuant to the repayment of the short term loan during the three months ended June 30, 2006, restrictions on these term deposits amounting to Rs.1,584,351 were released.

The non-current portion of restricted cash comprises term deposits pledged with bankers as security against a long term debt taken from Citibank N.A.

7.	Incorporation of Reddy Pharma Iberia, S.A.

On April 15, 2006, the Company incorporated a new entity, Reddy Pharma Iberia, S.A., under the laws of Spain as a wholly owned subsidiary.

On May 19, 2006, Reddy Pharma Iberia, S.A. acquired marketing authorizations and marketing authorization applications for certain specialty pharmaceutical products, along with the related trademark

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rights and physical inventories of the products, from Laboratories Litaphar, S.A. (“Litaphar”) for a total consideration of Rs.218,920 (Euro 3,740). The purchase consideration consists of:

Description	Amount (Rs.)

Cash	193,310
Contingent consideration	25,610

Contingent consideration of Rs.25,610 represents amounts to be paid to Litaphar towards marketing authorization applications applied for with the Spanish health authorities on the date of acquisition.

Litaphar is a Spanish company engaged in the promotion, distribution and commercialization of pharmaceutical products and chemical-pharmaceutical specialties. As a result of this acquisition, the Company acquired an opportunity to sell those products using their existing brand names through its generics sales and marketing network.

The acquisition was accounted for as a purchase of intangible assets as this acquisition did not meet the definition of a business as described in EITF Issue No 98-3, “Determining whether a non-monetary transaction involves receipt of productive assets or of a business.”

The Company is in the process of identification of the various intangible assets acquired from Litaphar and obtaining fair values from an independent appraiser. This process is expected to be completed by December 31, 2006. Pending such identification and measurement of fair value for the assets acquired, the cash consideration of Rs.193,310, has been preliminarily allocated to the acquired assets as of June 30, 2006 as follows:

Description	Amount (Rs.)

Inventory	22,864
Product related intangibles	170,446

8.	Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company tests goodwill for impairment at least annually.

The following table presents the changes in goodwill during the year ended March 31, 2006 and for the three months ended June 30, 2006:

			Three Months
	Year Ended		Ended
	March 31,		June 30,
	2006		2006

Balance at the beginning of the period(1)	Rs.	1,743,442	Rs.	16,816,452
Acquired during the period		15,073,010		13,893
Translation of goodwill arising on acquisition of betapharm		—		1,255,451

Balance at the end of the period(1)	Rs.	16,816,452	Rs.	18,085,796

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill acquired during the year ended March 31, 2006 and for three months ended June 30, 2006 represents the following:

			Three Months
	Year Ended		Ended
	March 31,		June 30,
	2006		2006

Cash paid towards contingent consideration in purchase business combinations	Rs.	114,244	Rs.	13,893
Excess of fair value over carrying value of the acquired net assets, in a purchase business combination (betapharm)		14,958,766		—

	Rs.	15,073,010	Rs.	13,893

The following table presents the allocation of goodwill among the Company’s segments as of March 31, 2006 and June 30, 2006:

	As of		As of
	March 31,		June 30,
	2006		2006

Formulations(1)	Rs.	349,774	Rs.	349,774
Active pharmaceutical ingredients and intermediates		997,025		997,025
Generics		15,379,216		16,648,560
Drug discovery		90,437		90,437

	Rs.	16,816,452	Rs.	18,085,796

(1)	Includes goodwill arising on investment in an affiliate amounting to Rs.181,943.

9.	Intangible assets, net.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” intangible assets are amortized over the expected benefit period or the legal life, whichever is lower.

The following table presents acquired and amortized intangible assets as of March 31, 2006 and June 30, 2006:

	As of March 31, 2006				As of June 30, 2006
	Gross Carrying		Accumulated		Gross Carrying		Accumulated
	Amount		Amortization		Amount		Amortization

Trademarks	Rs.	2,575,224	Rs.	2,113,374	Rs.	2,593,249	Rs.	2,187,794
Trademarks not subject to amortization		3,970,118		—		4,303,320		—
Product related intangibles		11,759,317		77,326		12,933,732		362,872
Beneficial toll manufacturing contract		621,058		10,708		673,181		46,426
Core technology rights and licenses		132,753		—		132,753		—
Non-competition arrangements		128,883		105,019		131,536		110,350
Marketing rights		94,369		9,222		95,068		11,440
Customer related intangibles including customer contracts		167,233		98,799		177,851		118,722
Others		7,556		7,508		8,238		8,238

	Rs.	19,456,511	Rs.	2,421,956	Rs.	21,048,928	Rs.	2,845,842

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate amortization expense for the three months ended June 30, 2005 and 2006 was Rs.95,599 and Rs.387,809, respectively.

Estimated amortization expense for the next five years and thereafter with respect to such assets is as follows:

For the nine month period ending March 31, 2007	Rs.	1,198,422
For the years ending March 31,
2008		1,510,498
2009		1,374,584
2010		1,310,499
2011		1,289,595
Thereafter		7,216,168

Total	Rs.	13,899,766

The intangible assets (net of amortization) as of June 30, 2006 have been allocated to the following segments:

					Custom
					Pharmaceutical
	Formulations		Generics		Services		Total

Trademarks	Rs.	363,997	Rs.	41,458		—	Rs.	405,455
Trademarks not subject to amortization		—		4,303,320		—		4,303,320
Product related intangibles		—		12,570,860		—		12,570,860
Beneficial toll manufacturing contract		—		626,755		—		626,755
Core technology rights and licenses		—		132,753		—		132,753
Non-competition arrangements		—		4,997		16,189		21,186
Marketing rights		—		83,628		—		83,628
Customer related intangibles including customer contracts		—		19,862		39,268		59,129

	Rs.	363,997	Rs.	17,783,633	Rs.	55,457	Rs.	18,203,086

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The intangible assets (net of amortization) as of March 31, 2006 have been allocated to the following segments:

					Custom
					Pharmaceutical
	Formulations		Generics		Services		Total

Trademarks	Rs.	412,346	Rs.	49,504		—	Rs.	461,850
Trademarks not subject to amortization		—		3,970,118		—		3,970,118
Product related intangibles		—		11,681,991		—		11,681,991
Beneficial toll manufacturing contract		—		610,350		—		610,350
Core-technology rights and licenses		—		132,753		—		132,753
Non-competition arrangements		—		6,052		17,812		23,864
Marketing rights		—		85,147		—		85,147
Customer related intangibles including customer contracts		—		24,082		44,352		68,434
Others		—		48		—		48

	Rs.	412,346	Rs.	16,560,045	Rs.	62,164	Rs.	17,034,555

10.	Property, plant and equipment, net

Property, plant and equipment consist of the following:

	As of		As of
	March 31,		June 30,
	2006		2006

Land	Rs.	861,951	Rs.	874,086
Buildings		2,470,029		2,798,085
Plant and machinery		7,966,645		8,516,749
Furniture, fixtures and equipment		826,370		858,347
Vehicles		288,162		292,857
Computer equipment		514,935		553,820
Capital work-in-progress		1,135,905		1,172,995

		14,063,997		15,066,939
Accumulated depreciation		(4,977,666)		(5,328,000)

	Rs.	9,086,331	Rs.	9,738,939

Depreciation expenses for the three months ended June 30, 2005 and 2006 were Rs.274,093 and Rs.342,186, respectively.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Inventories

Inventories consist of the following:

	As of		As of
	March 31,		June 30,
	2006		2006

Raw materials	Rs.	2,002,246	Rs.	2,570,737
Stores and spares		450,658		534,153
Work-in-process		1,421,151		1,571,926
Finished goods		3,020,657		4,108,924

	Rs.	6,894,712	Rs.	8,785,740

During the three months ended June 30, 2005 and 2006, the Company recorded an inventory write-down of Rs.57,312 and Rs.131,297 respectively, resulting from a decline in the market value of certain finished goods and raw materials. These amounts are included under cost of goods sold.

12.	Employee stock incentive plans

Dr. Reddy’s Employees Stock Option Plan-2002 (the “DRL 2002 Plan”):

The Company instituted the DRL 2002 Plan for all eligible employees pursuant to of the special resolution approved by the shareholders in the Annual General Meeting held on September 24, 2001. The DRL 2002 Plan covers all employees and directors of DRL and its subsidiaries. Under the DRL 2002 Plan, the Compensation Committee of the Board (the “Compensation Committee”) shall administer the DRL 2002 Plan and grant stock options to eligible employees of the Company and its subsidiaries. The Compensation Committee shall determine the employees eligible for receiving the options, the number of options to be granted, the exercise price, the vesting period and the exercise period. The vesting period is determined for all options issued on the date of the grant.

The DRL 2002 Plan was amended on July 28, 2004 at the annual general meeting of shareholders to provide for stock option grants in two categories:

Category A:  1,721,700 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  573,778 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

The DRL 2002 Plan was further amended on July 27, 2005 at the annual general meeting of shareholders to re-allocate the stock options to be granted pursuant to Category A and Category B as follows:

Category A:  300,000 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  1,995,478 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

After the stock dividend distributed on August 30, 2006 to shareholders on record as of August 29, 2006 of one equity share for each equity share then held, the DRL 2002 Plan provided for stock option grants in two categories as follows:

	Number of Options	Number of Options
	Granted Under	Granted Under
Particulars	Category A	Category B	Total

Options earmarked under original Plan	300,000	1,995,478	2,295,478
Options exercised prior to stock dividend date (A)	94,061	147,793	241,854
Balance shares that can be allotted on exercise of options (B)	205,939	1,847,685	2,053,624
Options arising from stock dividend (C)	205,939	1,847,685	2,053,624
Options earmarked after stock dividend (A+B+C)	505,939	3,843,163	4,349,102

The fair market value of a share on each grant date falling under Category A above is defined as the average closing price (after adjustment for stock dividend) for 30 days prior to the grant in the stock exchange where there is highest trading volume during that period. Notwithstanding the foregoing, the Compensation Committee may, after obtaining the approval of the shareholders in the annual general meeting, grant options with a per share exercise price other than fair market value and par value of the equity shares.

Stock option activity under the DRL 2002 Plan in the two categories of options is as follows:

	Three Months Ended June 30, 2005
						Weighted-
						Average
	Shares	Range of		Weighted-		Remaining
	Arising Out	Exercise		Average		Contractual Life
Category A — Fair Market Value Options	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	597,900	Rs.	373.5-574.5	Rs.	488.66	50
Granted during the period	65,000		362.5		362.50	90
Expired/forfeited during the period	(63,400)		373.5-574.5		526.50	—
Surrendered by employees during the period	(180,000)		488.65-531.51		517.00	—
Exercised during the period	—		—		—	—

Outstanding at the end of the period	419,500		362.5-574.5		451.15	58

Exercisable at the end of the period	234,764	Rs.	441.5-574.5	Rs.	474.19	37

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended June 30, 2005
						Weighted-
						Average
	Shares	Range of		Weighted-		Remaining
	Arising Out	Exercise		Average		Contractual Life
Category B — Par Value Options	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	759,098	Rs.	5	Rs.	5	84
Granted during the period	417,120		5		5	90
Forfeited during the period	(15,086)		5		5	—
Exercised during the period	(40,000)		5		5	—

Outstanding at the end of the period	1,121,132	Rs.	5	Rs.	5	85

Exercisable at the end of the period	—		—		—	—

	Three Months Ended June 30, 2006
						Weighted-
						Average
	Shares	Range of		Weighted-		Remaining
	Arising Out	Exercise		Average		Contractual Life
Category A — Fair Market Value Options	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	234,500	Rs.	362.5 - 531.51	Rs.	439.43	64
Expired/forfeited during the period	(10,000)		442.5 - 574.5		541.50	—

Outstanding at the end of the period	224,500		362.5 - 531.51		434.88	62

Exercisable at the end of the period	130,550	Rs.	362.5 - 531.51	Rs.	456.11	47

	Three Months Ended June 30, 2006
						Weighted-
				Weighted-		Average
	Shares	Range of		Average		Remaining
	Arising Out	Exercise		Exercise		Contractual Life
Category B — Par Value Options	of Options	Prices		Price		(Months)

Outstanding at the beginning of the period	729,968	Rs.	5	Rs.	5	81
Granted during the period	416,260		5		5	90
Forfeited during the period	(4,332)		5		5	—
Exercised during the period	(15,366)		5		5	—

Outstanding at the end of the period	1,126,530		5		5	82

Exercisable at the end of the period	112,292	Rs.	5	Rs.	5	59

The weighted average grant date fair value for options granted under the DRL 2002 Plan at fair market value during the three months ended June 30, 2005 was Rs.146.71. No options at fair market value were granted during the three months ended June 30, 2006. The weighted average grant date fair value for options granted under the DRL 2002 Plan at par value during the three months ended June 30, 2005 and 2006 were Rs.351.54 and Rs.574.02, respectively.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aurigene Discovery Technologies Ltd. Employee Stock Option Plan (the “Aurigene ESOP Plan”):

In fiscal 2004, Aurigene Discovery Technologies Limited (“Aurigene”), a consolidated subsidiary of the Company, adopted the Aurigene ESOP Plan to provide for issuance of stock options to employees. Aurigene has reserved 4,550,000 of its ordinary shares for issuance under this plan. Under the Aurigene ESOP Plan, stock options may be granted at a price per share as may be determined by Aurigene’s Compensation Committee. The options vest at the end of three years from the date of grant of option.

Stock option activity under the Aurigene ESOP Plan was as follows:

	Three Months Ended June 30, 2005
						Weighted-
	Shares	Range of				Average Remaining
	Arising Out	Exercise		Weighted-Average		Contractual Life
	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	197,178	Rs.	10	Rs.	10	59
Forfeited during the period	(46,979)		10		10	—

Outstanding at the end of the period	150,199	Rs.	10	Rs.	10	56

Exercisable at the end of the period	—		—		—	—

	Three Months Ended June 30, 2006
						Weighted-
	Shares	Range of				Average Remaining
	Arising Out	Exercise		Weighted-Average		Contractual Life
	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	528,907	Rs.	10	Rs.	10	67
Granted during the period	135,000		10		10	73
Forfeited during the period	(66,824)		10		10	—

Outstanding at the end of the period	597,083	Rs.	10	Rs.	10	69

Exercisable at the end of the period	—		—		—	—

The weighted average grant date fair value for options granted under the Aurigene ESOP Plan during the three months ended June 30, 2006 was Rs.2.12. No options were granted during the three months ended June 30, 2005 under the Aurigene ESOP Plan.

Aurigene Discovery Technologies Ltd. Management Group Stock Grant Plan (the “Management Plan”):

In fiscal 2004, Aurigene adopted the Management Plan to provide for issuance of stock options to management employees of Aurigene and its subsidiary Aurigene Discovery Technologies Inc. Aurigene has reserved 2,950,000 ordinary shares for issuance under this plan. Under the Management Plan, stock options may be granted at a price per share as may be determined by Aurigene’s compensation committee. The options vest on the date of grant of the options.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock option activity under the Management Plan was as follows:

Three Months Ended June 30, 2005
Weighted- Average
	Shares	Range of				Remaining
	Arising Out	Exercise		Weighted-Average		Contractual Life
	of Options	Prices		Exercise Price		(Months)

Outstanding at the beginning of the period	100,000	Rs.	10	Rs.	10	65
Forfeited during the period	(100,000)	Rs.	10	Rs.	10	—

Outstanding at the end of the period	—		—		—	—

Exercisable at the end of the period	—		—		—	—

No options were granted during the three months ended June 30, 2005 and 2006 under the Management Plan.

13.	Employee benefit plans

Gratuity benefits:  In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (the “Gratuity Plan”) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Effective September 1, 1999, the Company established the Dr. Reddy’s Laboratories Gratuity Fund (the “Gratuity Fund”). Liabilities with regard to the Gratuity Plan are determined by an actuarial valuation, based upon which the Company makes contributions to the Gratuity Fund. Trustees administer the contributions made to the Gratuity Fund. The amounts contributed to the Gratuity Fund are invested in specific securities as mandated by law and generally consist of federal and state government bonds and the debt instruments of government-owned corporations.

With respect of certain other employees of the Company, the gratuity benefit is provided through annual contribution to separate funds managed by the Life Insurance Corporation of India (“LIC”) and ICICI Prudential Life Insurance Company Limited (“ICICI Pru”). Under this scheme, the settlement obligation remains with the Company, although the LIC and ICICI Pru administer the funds and determine the contribution premium required to be paid by the Company.

The components of net periodic benefit cost for the three months ended June 30, 2005 and 2006 are as follows:

	Three Months Ended June 30,
	2005		2006

Service cost	Rs.	6,731	Rs.	6,774
Interest cost		3,814		3,972
Expected return on plan assets		(2,303)		(4,048)
Amortization of transition obligation/(assets)		156		—
Recognized net actuarial (gain)/loss		1,804		1,182

Net amount recognized	Rs.	10,202	Rs.	7,880

Pension plan:  All of the employees of Falcon are entitled to a pension plan in the form of a Defined Benefit Plan. The pension plan provides a payment to vested employees at retirement or termination of employment. This payment is based on the employee’s integrated salary and is paid in the form of a monthly pension over a period of 20 years computed based on a predefined formula. Liabilities with regard to the

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pension plan are determined by an actuarial valuation, based upon which the Company makes contributions to the pension fund. This fund is administered by a third party who is provided guidance by a technical committee formed by senior employees of the Company.

The components of net periodic benefit cost for the three months ended June 30, 2006 are as follows:

	Three Months
	Ended
	June 30,
	2006

Service cost	Rs.	4,205
Interest cost		3,588
Expected return on plan assets		(3,787)
Unrecognized net transition obligation/(asset)		1,070
Unrecognized net (gain)/loss		(38)
Cost price inflation index adjustment		189

Net amount recognized	Rs.	5,227

14.	Commitments and Contingencies

Capital Commitments:  As of March 31, 2006 and June 30, 2006, the Company had committed to spend approximately Rs.744,006 and Rs.1,276,322, respectively, under agreements to purchase property and equipment. The amount is net of capital advances paid in respect of such purchases.

Guarantee:  In fiscal 2006, in order to enable the Company’s affiliate Kunshan Rotam Reddy Pharmaceutical Co. Limited (“KRRP”) to secure a credit facility of Rs.32,000 from Citibank, N.A. (“Citibank”), the Company issued a corporate guarantee amounting to Rs.45,000 in favor of Citibank. The guarantee is required to be renewed every year and the liability of the Company may arise in case of non-payment or non-performance of other obligations of KRRP under its credit facility agreement with Citibank. As of June 30, 2006, it was not probable that the Company will be required to make payments under the guarantee. Accordingly, no liability has been accrued for a loss related to the Company’s obligation under this guarantee arrangement.

Litigations / Contingencies:  The Company manufactures and distributes Norfloxacin, a formulations product. Under the Drugs Prices Control Order (the “DPCO”), the government of India has the authority to designate a pharmaceutical product as a “specified product” and fix the maximum selling price for such product. In 1995, the government of India notified Norfloxacin as a “specified product” and fixed the maximum selling price. In 1996, the Company filed a statutory Form III before the government of India for the upward revision of the price and a legal suit in the Andhra Pradesh High Court (the “High Court”) challenging the validity of the notification on the grounds that the applicable rules of the DPCO were not complied with while fixing the ceiling price. The High Court had earlier granted an interim order in favor of the Company, however it subsequently dismissed the case in April 2004. The Company filed a review petition in the High Court in April 2004 which was also dismissed by the High Court in October 2004. Subsequently the Company appealed to the Supreme court of India by filing a Special Leave Petition. The appeal is currently pending with the Supreme Court.

During the fiscal year ended March 31, 2006, the Company received a notice from the government of India demanding the recovery of the price the Company charged for norfloxacin in excess of the maximum selling price fixed by the government of India, amounting to Rs.284,984 including interest thereon. The Company filed a writ petition in the High Court challenging the government of India’s demand order. The High Court has admitted the writ petition and granted an interim order, however it ordered the Company to deposit 50% of the principal amount claimed by the government of India, which amounts to Rs.77,149. The

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company deposited this amount with the government of India on November 14, 2005 while it awaits the outcome of its appeal with the Supreme Court. The Company has provided fully against the potential liability in respect of the principal amount demanded and believes that the possibility of any liability that may arise on account of interest and penalty is remote. In the event that the Company is unsuccessful in the litigation in the Supreme Court, it will be required to remit the sale proceeds in excess of the maximum selling price to the government of India and penalties or interest if any, the amounts of which are not readily ascertainable.

During the fiscal year ended March 31, 2003, the Central Excise Authorities of India (the “Authorities”) issued a demand notice on one of the Company’s vendors with regard to the assessable value of its products supplied to the Company. The Company has been named as a co-defendant in the notice. The Authorities demanded payment of Rs.175,718 from the vendor including a penalty of Rs.90,359. The Authorities, through the same notice, issued a penalty claim of Rs.70,000 against the Company.

During the fiscal year ended March 31, 2005, the Authorities issued an additional notice on the vendor demanding Rs.225,999 from the vendor including a penalty of Rs.51,152. The Authorities, through the same notice, issued a penalty claim of Rs.6,500 against the Company. Further, during the fiscal year ended March 31, 2006, the Authorities issued an additional notice on the vendor demanding payment of Rs.33,549. The Company has filed appeals against these notices. On August 31, 2006 and September 30, 2006 the Company attended the hearings concluded by the Customs, Excise and Service Tax Appellate Tribunal (“CESTAT”) on the matter. On October 31, 2006, the CESTAT passed an order in favor of the Company setting aside all of the above demands. The excise authorities have a right to appeal against this order in the Supreme Court within a stipulated period. The Company believes that the ultimate outcome will not have any material adverse effect on its financial position, results of operations or cash flows in any given accounting period.

In April 2006, the Company launched its fexofenadine hydrochloride 30 mg, 60 mg and 180 mg tablet products, which are generic versions of Sanofi-Aventis’ (“Aventis”) Allegra316 tablets. The Company is currently defending patent infringement actions brought by Aventis in the United States District Court for the District of New Jersey. There are three formulation patents, three use patents, and two active pharmaceutical ingredients (“API”) patents that are the subject matter of litigation concerning the Company’s tablets. The Company has obtained summary judgment as to each of the formulation patents. In September 2005, pursuant to an agreement with Barr Pharmaceuticals, Inc., Teva Pharmaceuticals Industries Limited (“Teva”) launched its fexofenadine hydrochloride 30 mg, 60 mg and 180 mg tablet products, which are AB-rated to Aventis’ Allegra316 tablets. Aventis has brought patent infringement actions against Teva and its API supplier in the United States District Court for the District of New Jersey. There are three formulation patents, three use patents, and two API patents at issue in the litigation and Teva has obtained summary judgment as to each of the formulation patents. On January 27, 2006, the District Court denied Aventis’ motion for a preliminary injunction against Teva and its API supplier on the three use patents, finding those patents likely to be invalid, and one of the API patents, finding that patent likely to be not infringed. The issues presented during that hearing are likely to be substantially similar to those which will be presented with respect to Company’s tablet products. A trial has not been scheduled. If Aventis is ultimately successful on its allegation of patent infringement, the Company could be required to pay damages related to the sales of its fexofenadine hydrochloride tablets and be prohibited from selling those products in the future.

The Indian Council for Enviro Legal Action filed a writ in 1989 under Article 32 of the Constitution of India against the Union of India and others in the Supreme Court of India for the safety of people living in the Patancheru and Bollarum areas of Medak district of Andhra Pradesh. The Company was named in the list of polluting industries.

In 1996, the Andhra Pradesh District Judge proposed that the polluting industries compensate farmers in the Patancheru, Bollarum and Jeedimetla areas for discharging effluents which damaged the farmers’ agricultural land. The compensation was fixed at Rs.1.3 per acre for dry land and Rs.1.7 per acre for wet land

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the following three years. Accordingly, the Company has paid a total compensation of Rs.2,013. The matter is still pending in the courts and the possibility of additional liability is remote. The Company would not be able to recover the compensation paid, even if the decision of the court is in its favor.

Additionally, the Company is also involved in other lawsuits, claims, investigations and proceedings, including patent and commercial matters, which arise in the ordinary course of business. However, there are no such matters pending that the Company expects to be material in relation to its business.

15.  Earning per share

A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share is set out below:

	Three Months Ended June 30,
	2005	2006

Basic earnings per equity share — weighted average number of equity shares outstanding	153,065,150	153,397,582
Effect of dilutive equivalent shares-stock options outstanding	259,200	626,288

Diluted earnings per equity share — weighted average number of equity shares outstanding	153,324,350	154,023,870

On account of the equity restructuring described in Note 19, the information pertaining to number of shares, number of options, exercise price and earnings per share has been retroactively changed in the unaudited interim condensed consolidated financial statements and notes to the unaudited interim condensed consolidated financial statements for all periods presented, except for options earmarked under Category B where the exercise price is equal to the par value of the underlying equity shares (i.e., Rs.5 per share).

16.	Segment reporting and related information

a)  Segment information

The Chief Operating Decision Maker (“CODM”) evaluates the Company’s performance and allocates resources based on an analysis of various performance indicators by product segments. The product segments and the respective performance indicators reviewed by the CODM are as follows:

•	Formulations — revenues by therapeutic product category and gross profit;

•	Active pharmaceutical ingredients and intermediates — gross profit, revenues by geography and revenues by key products;

•	Generics — Revenue by geography and gross profit:

•	Critical care and biotechnology — gross profit;

•	Drug discovery — revenues and expenses; and

•	Custom pharmaceutical services — gross profit

The CODM of the Company does not review the total assets for each reportable segment. The property and equipment used in the Company’s business, depreciation and amortization expenses, are not fully identifiable with/ allocable to individual reportable segments, as certain assets are used interchangeably between segments. The other assets are not specifically allocable to the reportable segments. Consequently, management believes that it is not practicable to provide segment disclosures relating to total assets since allocation among the various reportable segments is not possible.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Formulations

Formulations, also referred to as finished dosages, consist of finished pharmaceutical products ready for consumption by the patient. An analysis of revenues and gross profit by therapeutic category of the formulations segment is given below:

	Three Months
	Ended June 30,
	2005		2006

Gastro intestinal	Rs.	586,927	Rs.	768,978
Pain control		509,529		563,715
Cardiovascular		488,239		504,004
Anti-infectives		299,510		366,691
Dermatology		124,212		124,845
Others		713,071		765,125

		2,721,488		3,093,358
Intersegment revenues(1)		9,213		8,385
Adjustments(2)		(152,273)		235,054

Total revenues		2,578,428		3,336,797

Cost of revenues		767,055		830,129
Intersegment cost of revenues(3)		72,441		92,731
Adjustments(2)		(83,807)		62,678

		755,689		985,538

Gross profit		1,891,205		2,178,883
Adjustments(2)		(68,466)		172,376

	Rs.	1,822,739	Rs.	2,351,259

(1)	Intersegment revenues comprises transfers from the formulations segment to the active pharmaceutical ingredients and intermediates segment, and is accounted for at cost to the transferring segment.

(2)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

(3)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the formulations segment and is accounted for at cost to the transferring segment.

Active pharmaceutical ingredients and intermediates

Active pharmaceutical ingredients and intermediates, also known as active pharmaceutical products or bulk drugs, are the principal ingredients for formulations. Active pharmaceutical ingredients and intermediates become formulations when the dosage is fixed in a form ready for human consumption such as a tablet, capsule or liquid using additional inactive ingredients.

An analysis of gross profit for this segment is given below.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended June 30,
	2005		2006

Revenues from external customers	Rs.	1,856,588	Rs.	2,097,290
Intersegment revenues(1)		224,968		370,160
Adjustments(2)		(171,819)		(166,678)

Total revenues		1,909,737		2,300,772

Cost of revenues		1,374,245		1,549,738
Intersegment cost of revenues		9,213		8,385
Adjustments(2)		(35,628)		129,340

		1,347,830		1,687,463

Gross profit		698,098		909,327
Adjustments(2)		(136,191)		(296,018)

	Rs.	561,907	Rs.	613,309

(1)	Intersegment revenues comprises transfers from the active pharmaceuticals and intermediates segment to the formulations, generics and custom pharmaceutical services segments and are accounted for at cost to the transferring segment.

(2)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

An analysis of revenue by geography is given below:

	Three Months Ended June 30,
	2005		2006

North America	Rs.	335,591	Rs.	420,391
India		625,537		660,797
Europe		362,257		439,143
Others		641,341		816,117

		1,964,726		2,336,448
Adjustments(1)		(54,989)		(35,676)

	Rs.	1,909,737	Rs.	2,300,772

(1)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of revenues by key products is given below:

	Three Months Ended June 30,
	2005		2006

Ciprofloxacin hydrochloride	Rs.	252,882	Rs.	303,325
Sertraline hydrochloride		36,238		225,079
Ramipril		160,031		187,061
Naproxen sodium		22,912		141,878
Ranitidine hydrochloride Form 2		69,453		118,154
Terbinafine hydrochloride		151,346		105,190
Naproxen		76,597		80,360
Ibuprofen		118,931		76,482
Olanzapine		21,320		75,937
Montelukast		33,917		58,603
Clopidogrel		40,358		56,008
Losartan potassium		34,029		52,460
Moxifloxacine		—		51,593
Doxazosin mesylate		30,538		40,818
Sumatriptan		9,452		40,510
Others		851,733		687,314

	Rs.	1,909,737	Rs.	2,300,772

Generics

Generics are generic finished dosages with therapeutic equivalence to branded formulations. The Company’s acquisition of beta Holding GmbH has been assigned to this segment.

An analysis of gross profit for the segment is given below.

	Three Months Ended June 30,
	2005		2006

Revenues	Rs.	878,201	Rs.	6,737,186
Less:
Cost of revenues		329,936		3,904,777
Intersegment cost of revenues(1)		118,889		234,410

		448,825		4,139,187

Gross Profit	Rs.	429,376	Rs.	2,597,999

(1)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the generics segment and are accounted for at cost to the transferring segment.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of revenues by geography is given below:

	Three Months Ended June 30,
	2005		2006

North America		306,761		4,304,103
Europe		571,285		2,432,881
Others		155		202

	Rs.	878,201	Rs.	6,737,186

Critical care and biotechnology

An analysis of gross profit for the critical care and biotechnology segment is given below:

	Three Months Ended June 30,
	2005		2006

Revenues	Rs.	153,398	Rs.	198,037
Less:
Cost of revenues		74,097		79,183

Gross profit	Rs.	79,301	Rs.	118,854

Drug discovery

The Company is involved in drug discovery through the research facilities located in the United States and India. The Company commercializes drugs discovered with other products and also licenses these discoveries to other companies. An analysis of the revenues and expenses of the drug discovery segment is given below:

	Three Months Ended June 30,
	2005		2006

Revenues		—	Rs.	25,322
Less:

Cost of revenues		—		25,322

Gross profit		—		—

Research and development expenses	Rs.	182,784	Rs.	170,364

Custom pharmaceutical services (“CPS”)

The custom pharmaceutical services segment markets process development and manufacturing services to customers primarily consisting of innovator pharmaceutical and biotechnology companies across the globe. The Company’s acquisition of Falcon during fiscal 2006 has been assigned to this segment.

An increase in the revenues of the custom pharmaceutical services business, coupled with the acquisition of Falcon, has resulted in disclosure of CPS as a separate segment. Segment data for the previous periods has been reclassified on a comparable basis. In earlier periods the results of CPS business were grouped under “Others” in segment information.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended June 30,
	2005		2006

Revenues	Rs.	71,670	Rs.	1,418,315
Less:
Cost of revenues		2,786		956,116
Intersegment cost of revenue(s)(1)		33,638		43,020

		36,424		999,136

Gross Profit	Rs.	35,246	Rs.	419,179

(1)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the custom pharmaceutical services and are accounted for at cost to the transferring segment.

a)  Reconciliation of segment information to entity total

	Three Months Ended June 30, 2005				Three Months Ended June 30, 2006
	Revenues		Gross profit		Revenues		Gross profit

Formulations	Rs.	2,578,428	Rs.	1,822,739	Rs.	3,336,797	Rs.	2,351,259
Active pharmaceutical ingredients and intermediates		1,909,737		561,907		2,300,772		613,309
Generics		878,201		429,376		6,737,186		2,597,999
Critical care and biotechnology		153,398		79,301		198,037		118,854
Drug discovery		—		—		25,322		—
Custom pharmaceutical
services		71,670		35,246		1,418,315		419,179
Others		—		—		32,977		(11,651)

	Rs.	5,591,434	Rs.	2,928,569	Rs.	14,049,406	Rs.	6,088,949

b)  Analysis of revenue by geography

The Company’s business is organized into five key geographic segments. Revenues are attributable to individual geographic segments based on the location of the customer.

	Three Months Ended June 30,
	2005		2006

India	Rs.	2,084,776	Rs.	2,392,514
North America		661,107		4,856,454
Russia and other countries of the former Soviet Union		1,004,010		1,464,007
Europe		1,032,887		3,247,030
Others		808,654		2,089,401

	Rs.	5,591,434	Rs.	14,049,406

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c)  Analysis of property, plant and equipment by geography

Property, plant and equipment (net) attributed to individual geographic segments are given below:

	As of March 31,		As of June 30,
	2006		2006

India	Rs.	7,063,595	Rs.	7,502,341
North America		1,511,068		1,669,230
Russia and other countries of the former Soviet Union		30,118		28,858
Europe		468,314		525,978
Others		13,236		12,532

	Rs.	9,086,331	Rs.	9,738,939

17.	Profit share arrangements

In January 2006, the Company entered into an agreement with Merck & Co., Inc. (“Merck”), allowing it to distribute and sell generic versions of finasteride tablets 5 mg and simvastatin tablets 10 mg, 20mg, 40mg, 80mg (sold by Merck under the brand names Proscar and Zocor), upon the expiration of Merck’s patents covering these products, provided that another company obtains 180-day exclusivity after the expiration of the patents for either product. Subsequent to Company’s entering into this agreement, the patents for both of these products expired and other companies obtained 180-day exclusivity, allowing the Company to launch the authorized generics products. Accordingly, the Company launched these products in June 2006. Under the agreement, the Company procures the products from Merck at specified rates and sells it to its customers. Further, as per the terms of the agreement, the Company pays Merck an additional profit share computed based on a pre determined formula. During the quarter ended June 30, 2006, the Company recorded net revenues of Rs.3,353,331 as the sale of authorized generic versions of Proscar and Zocor.

18.	Recently issued accounting pronouncements

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Uncertainty in Income Taxes. FIN No. 48 applies to all tax positions within the scope of Statement 109 and clarifies when and how to recognize tax benefits in the financial statements with a two-step approach of recognition and measurement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FIN No. 48 also requires the enterprise to make explicit disclosures about uncertainties in their income tax positions, including a detailed roll forward of tax benefits taken that do not qualify for financial statement recognition. The company is currently evaluating the impact of this pronouncement and will adopt the guidelines stated FIN No. 48 from fiscal year beginning April 1, 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines “fair value” as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 provides guidance on determination of fair value, and lays down the fair value hierarchy to classify the source of information used in fair value measurements. The company is currently evaluating the impact of this pronouncement and will adopt the guidelines stated in SFAS 157 from fiscal year beginning April 1, 2007.

In 2006, the FASB issued SFAS No. 158 Employer’s accounting for Defined Benefit Pension and Other Postretirement Plans. New Statement 158 requires the company to recognize on balance sheets the funded status of pension and other postretirement benefit plans-as of March 31, 2007. The Company is required to recognize actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements 87 and 106 when recognizing a plan’s funded status, with the offset to accumulated other comprehensive income. Statement 158 will also require fiscal-year-end measurements of plan assets and

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefit obligations. The new Statement amends Statements 87, 88, 106, and 132R, but retains most of their measurement and disclosure guidance and will not change the amounts recognized in the income statement as net periodic benefit cost. The company does not believe that adoption of SFAS 158 will have a material impact on the financial statements.

19.	Subsequent event

On July 28, 2006, the shareholders of the Company approved a one-for-one stock dividend on the equity shares of the Company. Consequently, the authorized capital of the Company was increased from Rs.500,000 as of March 31, 2006 to Rs.1,000,000 effective July 28, 2006. The stock dividend had the effect of a stock split with one additional share being issued for every share held. The additional share of common stock was distributed on August 30, 2006 to shareholders on record as of August 29, 2006.

Since the equity restructuring took place prior to the release of financial statements, the information pertaining to number of shares, number of options, exercise price and earnings per share has been retroactively changed in the unaudited interim condensed consolidated financial statements and notes to the unaudited interim condensed consolidated financial statements for all periods presented, except for options earmarked under Category B where the exercise price is equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dr. Reddy’s Laboratories Limited

We have audited the accompanying consolidated balance sheets of Dr. Reddy’s Laboratories Limited and subsidiaries (“the Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 34 to the consolidated financial statements, the Company has paid stock dividends in the nature of stock split on August 30, 2006. The basic and diluted earnings per share information and the weighted average number of shares used for the computation have been retroactively adjusted for all periods presented to reflect the change in capital structure.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated May 31, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

This report includes an explanatory paragraph stating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, Industrias Quimicas Falcon De Mexico S.A.de.C.V. and beta Holdings GmbH’s internal control over financial reporting associated with total assets of Rs.38,999 million as of March 31, 2006 and total revenue of Rs.998 million for the year ended March 31, 2006.

KPMG

Hyderabad, India
May 31, 2006, except as to Note 34, which is as of August 30, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dr. Reddy’s Laboratories Limited

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Dr. Reddy’s Laboratories Limited and subsidiaries (“the Company”) maintained effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Dr. Reddy’s Laboratories Limited acquired Industrias Quimicas Falcon De Mexico S.A.de.C.V. (“Falcon”) and beta Holdings GmbH (“betapharm”) during the year ended March 31, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, Falcon’s and betapharm’s internal control over financial reporting associated with total assets of Rs.38,999 million and total revenues of Rs.998 million included in the consolidated financial statements of the Company as of and for the year ended March 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Falcon and betapharm.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, and our report dated May 31, 2006, expressed an unqualified opinion on those consolidated financial statements.

KPMG

Hyderabad, India
May 31, 2006

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of March 31,
	2005		2006		2006
					Convenience
					translation
					into U.S.$
					(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	Rs.	9,287,864	Rs.	3,712,637	U.S.$	83,468
Investment securities		310,887		14,703		331
Restricted cash		57,866		1,606,245		36,112
Accounts receivable, net of allowances		3,587,289		4,801,794		107,954
Inventories		3,499,606		6,894,712		155,007
Deferred income taxes and deferred charges		236,931		173,750		3,906
Due from related parties		10,812		246,360		5,539
Other current assets		1,361,578		2,639,818		59,348

Total current assets		18,352,833		20,090,019		451,664

Property, plant and equipment, net		7,058,308		9,086,331		204,279
Due from related parties		11,067		6,182		139
Investment securities		995,431		1,090,202		24,510
Investment in affiliates		180,894		132,659		2,982
Goodwill		1,561,499		16,634,509		373,977
Intangible assets, net		1,026,882		17,034,555		382,971
Restricted cash		—		4,468,840		100,469
Other assets		101,446		224,772		5,053

Total assets	Rs.	29,288,360	Rs.	68,768,069	U.S.$	1,546,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings from banks		2,796,330		9,132,462		205,316
Current portion of long-term debt		5,920		925,761		20,813
Trade accounts payable		1,415,648		3,639,217		81,817
Due to related parties		139,503		151,678		3,410
Accrued expenses		2,375,087		3,083,120		69,315
Other current liabilities		849,434		1,812,623		40,751

Total current liabilities		7,581,922		18,744,861		421,422

Long-term debt, excluding current portion		25,145		20,937,132		470,709
Deferred revenue		58,255		56,466		1,269
Deferred income taxes		551,789		6,346,174		142,675
Other liabilities		118,090		411,703		9,256

Total liabilities	Rs.	8,335,201	Rs.	46,496,336	U.S.$	1,045,331

Stockholders’ equity:
Equity shares at Rs.5 par value; 200,000,000 shares authorized; Issued and outstanding; 153,037,898 shares and 153,389,140 shares as of March 31, 2005 and 2006 respectively		382,595		383,473		8,621
Additional paid-in capital		10,089,152		10,261,783		230,706
Equity options outstanding		400,749		463,128		10,412
Retained earnings		10,009,305		11,201,794		251,839
Equity shares held by a controlled trust: 82,800 shares		(4,882)		(4,882)		(110)
Accumulated other comprehensive income		76,240		(33,563)		(755)

Total stockholders’ equity		20,953,159		22,271,733		500,713

Total liabilities and stockholders’ equity	Rs.	29,288,360	Rs.	68,768,069	U.S.$	1,546,045

See accompanying notes to the consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the Years Ended March 31,
	2004		2005		2006		2006
							Convenience
							translation
							into U.S.$
							(Unaudited)
Revenues:
Product sales, net of allowances for sales returns (includes excise duties of Rs.870,079, Rs.815,007, and Rs.1,153,273 for the years ended March 31, 2004, 2005 and 2006 respectively)	Rs.	20,081,249	Rs.	19,126,188	Rs.	24,077,209	U.S.$	541,304
Service income		22,273		47,441		142,317		3,200
License fees		—		345,737		47,521		1,068

		20,103,522		19,519,366		24,267,047		545,572
Cost of revenues		9,337,255		9,385,820		12,417,413		279,168

Gross profit		10,766,267		10,133,546		11,849,634		266,404
Operating expenses:
Selling, general and administrative expenses		6,542,501		6,774,563		8,028,884		180,505
Research and development expenses, net		1,991,629		2,803,311		2,152,950		48,403
Amortization expenses		382,857		349,991		419,867		9,439
Foreign exchange (gain)/loss		(282,419)		488,819		126,342		2,840
Other operating (income)/expenses, net		83,208		5,969		(320,361)		(7,202)

Total operating expenses:		8,717,776		10,422,653		10,407,682		233,988

Operating income/(loss)		2,048,491		(289,107)		1,441,952		32,418
Equity in loss of affiliates		(44,362)		(58,101)		(88,235)		(1,984)
Other income, net		535,909		454,237		533,606		11,997

Income before income taxes and minority interest		2,540,038		107,029		1,887,323		42,431
Income taxes (expense)/benefit		(69,249)		94,277		(258,390)		(5,809)
Minority interest		3,364		9,942		(76)		(2)

Net income	Rs.	2,474,153	Rs.	211,248	Rs.	1,628,857	U.S.$	36,620

Earnings per equity share
Basic		16.17		1.38		10.64		0.24
Diluted		16.16		1.38		10.62		0.24
Weighted average number of equity shares used in computing earnings per equity share
Basic		153,027,528		153,037,898		153,093,316		153,093,316
Diluted		153,099,196		153,119,602		153,403,846		153,403,846

See accompanying notes to the consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Fiscal Years Ended March 31, 2004, 2005 and 2006
(in thousands, except share data)

								Accumulated		Equity Shares Held
	Equity Shares			Additional				Other		by a Controlled Trust
	No. of			Paid in		Comprehensive		Comprehensive		No. of
	Shares	Amount		Capital		Income		Income		Shares	Amount

Balance as of March 31, 2003	153,031,896	Rs.	382,580	Rs.	10,085,004			Rs.	46,328	82,800		(4,882)

Issuance of equity shares on exercise of options	6,002		15		4,148		—		—	—		—
Dividends	—		—		—		—		—	—		—
Comprehensive income	—		—		—		—		—	—		—
Net income	—		—		—	Rs.	2,474,153		—	—		—
Translation adjustment	—		—		—		24,725		24,725	—		—
Unrealized gain on investments, net of tax	—		—		—		15,020		15,020	—		—

Comprehensive income	—		—		—	Rs.	2,513,898		—	—		—

Stock based compensation	—		—		—				—	—		—

Balance as of March 31, 2004	153,037,898	Rs.	382,595	Rs.	10,089,152		—	Rs.	86,073	82,800	Rs.	(4,882)
Dividends	—
Comprehensive income	—		—		—		—		—	—		—
Net income	—					Rs.	211,248
Translation adjustment	—		—		—		13,512		13,512	—
Unrealized loss on investments, net of tax	—		—		—		(23,345)		(23,345)	—

Comprehensive income	—		—		—	Rs.	201,415		—	—		—

Stock based compensation	—		—		—		—		—	—		—

Balance as of March 31, 2005	153,037,898	Rs.	382,595	Rs.	10,089,152			Rs.	76,240	82,800	Rs.	(4,882)

Issuance of equity shares on exercise of options	351,242		878		172,631		—		—	—		—
Dividend	—		—		—		—		—	—		—
Comprehensive income	—		—		—				—	—		—
Net income	—		—		—	Rs.	1,628,857		—	—		—
Translation adjustment	—		—		—		11,041		11,041	—		—
Unrealized loss on investments, net of tax	—		—		—		(120,844)		(120,844)	—		—

Comprehensive income	—		—		—	Rs.	1,519,054		—	—		—

Stock based compensation
Balance as of March 31, 2006	153,389,140	Rs.	383,473	Rs.	10,261,783			Rs.	(33,563)	82,800	Rs.	(4,882)

Convenience translation into U.S. $ (unaudited)		U.S.$	8,621	U.S.$	230,706			U.S.$	(755)		U.S.$	(110)

See accompanying notes to the consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Fiscal Years Ended March 31, 2004, 2005 and 2006
(in thousands, except share data)

	Equity-				Total
	Options		Retained		Stockholders’
	Outstanding		Earnings		Equity

Balance as of March 31, 2003	Rs.	135,694	Rs.	8,187,117	Rs.	18,831,841

Issuance of equity shares on exercise of options		(1,123)				3,040
Dividends		—		(431,598)		(431,598)
Comprehensive income		—		—		—
Net income		—		2,474,153		2,474,153
Translation adjustment		—		—		24,725
Unrealized gain on investments, net of tax		—		—		15,020
Comprehensive income		—		—		—
Stock based compensation		122,177		—		122,177

Balance as of March 31, 2004	Rs.	256,748	Rs.	10,229,672	Rs.	21,039,358
Dividends				(431,615)		(431,615)
Comprehensive income		—		—
Net income				211,248		211,248
Translation adjustment		—		—		13,512
Unrealized loss on investments, net of tax		—		—		(23,345)
Comprehensive income		—		—		—
Stock based compensation		144,001		—		144,001

Balance as of March 31, 2005	Rs.	400,749	Rs.	10,009,305	Rs.	20,953,159
Issuance of equity shares on exercise of options		(99,870)				73,639
Dividend paid		—		(436,368)		(436,368)
Comprehensive income		—		—		—
Net income				1,628,857		1,628,857
Translation adjustment		—		—		11,041
Unrealized loss on investments, net of tax		—		—		(120,844)
Comprehensive income		—		—		—
Stock based compensation		162,249				162,249
Balance as of March 31, 2006	Rs.	463,128	Rs.	11,201,794	Rs.	22,271,733

Convenience translation into U.S.$ (unaudited)	U.S.$	10,412	U.S.$	251,839	U.S.$	500,713

See accompanying notes to the consolidated financial statements.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended March 31,
	2004		2005		2006		2006
							Convenience
							translation
							into U.S.$
							(Unaudited)

Cash flows from operating activities:
Net income	Rs.	2,474,153	Rs.	211,248	Rs.	1,628,857	U.S.$	36,620
Adjustments to reconcile net income to net cash from operating activities:
Deferred tax benefit		(134,867)		(95,580)		(55,157)		(1,240)
(Gain)/loss on sale of available for sale securities, net		(24,786)		(64,997)		3,924		88
Depreciation and amortization		1,128,453		1,309,290		1,567,090		35,231
In-process research and development expensed		—		277,343		—		—
Loss/(gain) on sale of property, plant and equipment		29,319		(1,810)		(320,361)		(7,202)
Provision for doubtful accounts receivable		19,871		79,442		33,629		756
Allowance for sales returns		169,511		105,245		239,462		5,384
Inventory write-downs		31,898		52,692		100,783		2,266
Equity in loss of affiliates		44,362		58,101		88,235		1,984
Unrealized exchange (gain)/loss		(109,602)		105,227		67,650		1,521
Stock based compensation		122,177		144,001		162,249		3,648
Loss on sale of subsidiary interest		58,473		8,122		—		—
Minority interest		(3,364)		(9,942)		76		2
Changes in operating assets and liabilities:
Accounts receivable		(379,413)		77,368		(781,607)		(17,572)
Inventories		(335,092)		(514,187)		(1,851,724)		(41,630)
Other assets		(276,467)		142,486		(1,123,076)		(25,249)
Due to/from related parties, net		148,576		(40,249)		15,223		342
Trade accounts payable		690,182		(763,523)		1,511,074		33,972
Accrued expenses		510,768		1,094,768		243,625		5,477
Deferred revenue		—		(247,604)		(16,277)		(366)
Taxes payable		(115,375)		42,513		84,794		1,906
Other liabilities		(49,547)		321,657		44,684		1,005

Net cash provided by operating activities		3,999,230		2,291,611		1,643,153		36,941

Cash flows from investing activities:
Restricted cash		(67,221)		49,304		(6,017,219)		(135,279)
Expenditure on property, plant and equipment		(2,415,638)		(1,749,172)		(1,873,268)		(42,115)
Proceeds from sale of property, plant and equipment		33,558		44,673		691,273		15,541
Investment in affiliate		(63,238)		(49,935)		(100,800)		(2,266)
Purchase of investment securities		(13,178,735)		(10,226,471)		(5,074,184)		(114,078)
Proceeds from sale of investment securities		9,167,150		13,079,463		5,274,899		118,590
Expenditure on intangible assets		(105)		(8,299)		(41,517)		(933)
Cash paid towards contingent consideration		—		—		(114,244)		(2,568)
Proceeds from sale of subsidiary		81,464		29,000		—		—
Cash paid for acquisition, net of cash acquired		(63,290)		(535,665)		(27,269,382)		(613,071)

Net cash provided by/(used in) in investing activities		(6,506,055)		632,898		(34,524,442)		(776,179)

Cash flows from financing activities:
Proceeds from issuance of equity		3,040		—		73,639		1,656
Proceeds from issuance of equity, in subsidiary		2,435		—		—		—
Purchase of treasury stock		(115,990)		—		—		—
Proceeds from borrowing from banks, net		177,071		2,520,409		6,322,206		142,136
Proceeds from issuance from long-term debt		—		—		21,598,301		485,573
Repayment of long-term debt		(11,072)		(157,476)		(6,577)		(148)
Debt issuance costs		—		—		(340,243)		(7,649)
Dividends		(431,598)		(431,615)		(436,368)		(9,810)

Net cash provided by/(used in) financing activities		(376,114)		1,931,318		27,210,958		611,757

Effect of exchange rate changes on cash and cash equivalents		(14,224)		55,802		95,104		2,138

Net increase/(decrease) in cash and cash equivalents during the year		(2,897,163)		4,911,629		(5,575,227)		(125,342)
Cash and cash equivalents at the beginning of the year		7,273,398		4,376,235		9,287,864		208,810

Cash and cash equivalents at the end of the year	Rs.	4,376,235	Rs.	9,287,864	Rs.	3,712,637	U.S.$	83,468

See accompanying notes to the consolidated financial statements

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2004		2005		2006		2006
							Convenience
							translation
							into U.S.$
							(Unaudited)

Supplemental disclosures:
Cash paid for:
Interest	Rs.	11,234	Rs.	98,337	Rs.	225,284	U.S.$	5,065
Income taxes		425,144		—		.223,000		5,013
Supplemental schedule of non-cash investing activities:
Property, plant and equipment purchased on credit during the year		36,710		22,827		54,276		1,220
Property, plant and equipment purchased under capital lease		—		—		222,701		5,007
Treasury stock issued on acquisition of minority interest including compensation cost		115,990		—		—		—
Promissory notes issued on acquisition		—		—		209,456		4,708

See accompanying notes to the consolidated financial statements

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data and where otherwise stated)

1.	Overview

Dr. Reddy’s Laboratories Limited (“DRL”) together with its subsidiaries (collectively, the “Company”) is a leading India-based pharmaceutical company headquartered in Hyderabad, India. The Company’s principal areas of operation are formulations, active pharmaceutical ingredients and intermediates, generics, custom pharmaceutical services, critical care and biotechnology, and drug discovery. The Company’s principal research and development and manufacturing facilities are located in Andhra Pradesh, India and Cuernavaca-Cuautla, Mexico with principal marketing facilities in India, Russia, the United States, the United Kingdom, Brazil and Germany. The Company’s shares trade on several stock exchanges in India and, since April 11, 2001, on the New York Stock Exchange in the United States. As of March 31, 2006, the list of subsidiaries is as follows:

• DRL Investments Limited (“DRL Investments”)	• OOO JV Reddy Biomed Limited (“Reddy Biomed” or “RBL”)
• Reddy Pharmaceuticals Hong Kong Limited (“RPHL”)	• Reddy Netherlands B.V. (“RNBV”)
• Reddy Antilles N.V. (“RANV”)	• Reddy Cheminor SA (“RCSA”)
• Reddy US Therapeutics Inc. (“Reddy US”)	• Aurigene Discovery Technologies Inc. (“ADTI”)
• Dr. Reddy’s Laboratories Inc. (“DRLI”)	• Dr. Reddy’s Laboratories (U.K.) Limited (“DRL U.K.”)
• Dr. Reddy’s Farmaceutica Do Brazil Ltda. (“DRFBL”)	• Cheminor Investment Limited (“CIL”)
• Aurigene Discovery Technologies Limited (“ADTL”)	• Dr. Reddy’s Bio-sciences Limited (“RBSL”)
• Dr. Reddy’s Laboratories (EU) Limited (“DRL EU”)	• Trigenesis Therapeutics Inc. (“Trigenesis”)
• Dr. Reddy’s Laboratories (Proprietary) Limited (“DRSA”)	• Industrias Quimicas Falcon De Mexico S.A.de.C.V. (“FALCON”)
• Reddy Pharmaceuticals, Inc. USA (“RPI”)	• beta Healthcare Verwaltungs GmbH (“Beta HVG”)
• Reddy Holding GmbH (“RHG”)	• beta Holding GmbH (“Beta HG”)
• beta Healthcare GmbH & Co KG (“Beta KG”)	• betapharm Arzneimittel GmbH (“Beta AG”)
• beta Healthcare Solutions GmbH (“Beta HSG”)	• beta institut fur sozialmedizinische Forschung und Entwicklung GmbH (“Beta IG”)
• OOO Dr. Reddy’s Laboratories Limited, Russia (“OOO DRL”)	• Lacock Holdings Limited (“LHL”)

2.	Significant accounting policies

a) Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (U.S. GAAP). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

b) Functional currency

The functional currency of the Company is the Indian rupee, being the currency of the primary economic environment in which the Company operates. The functional currencies of the subsidiaries have been determined as follows based on an individual and collective evaluation of economic factors described in Statement of Financial Accounting Standards (“SFAS”) SFAS 52, “Foreign currency translation”:

Functional
Name of the Subsidiary	Currency

DRL Investments, RPHL, RANV, DRLI, DRFBL, ADTL, DRSA, RPI, OOO DRL, RBL, RNBV, RCSA, CIL, RBSL, Trigenesis	Indian Rupee
Reddy US and ADTI	U.S. Dollar
DRL EU and DRL U.K.	Pound Sterling
FALCON	Mexican Peso
RHG, Beta KG, Beta HSG, Beta HG, Beta AG, Beta HVG, Beta IG and LHL	Euro

In respect of all non-Indian subsidiaries that operate as marketing arms of the parent company in their respective countries/regions (i.e., all those listed in the first row of the table above), the functional currency has been determined to be the functional currency of the parent company, i.e. the Indian rupee. Accordingly, the operations of these entities are largely restricted to import of finished goods from the parent company in India, sale of these products in the foreign country and remittance of the sale proceeds to the parent. The cash flows realized from sale of goods are readily available for remittance to the parent company and cash is remitted to the parent company on a regular basis. The costs incurred by these entities are primarily the cost of goods imported from the parent. The financing of these subsidiaries is done directly or indirectly by the parent company. In respect of the subsidiaries whose operations are self contained and integrated within their respective countries/regions (i.e., all those listed in the second through fifth rows of the table above), the functional currency has been determined to be the currency of those countries/regions. The assets and liabilities of such subsidiaries are translated into Indian rupees at the rate of exchange prevailing as at the balance sheet date. Revenues and expenses are translated into Indian rupees at average monthly exchange rates prevailing during the year. Resulting translation adjustments are included in accumulated other comprehensive income. For entities that operate in a highly inflationary economy, the functional currency is determined as the Indian rupee.

c) Foreign currency transactions

Foreign currency transactions are converted into Indian rupees at the rates of exchange prevailing on the date of the respective transactions. Assets and liabilities in foreign currency are converted into Indian rupees at the exchange rate prevailing on the balance sheet date. The resulting exchange gains/losses are included in the statement of income.

d) Convenience translation

The accompanying financial statements have been prepared in Indian rupees, the national currency of India. Solely for the convenience of the reader, the financial statements as of and for the fiscal year ended March 31, 2006 have been translated into United States dollars at the noon buying rate in New York City on March 31, 2006 for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of U.S.$1 = Rs.44.48. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or any other rate.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

e) Principles of consolidation

The consolidated financial statements include the financial statements of DRL, all of its subsidiaries which are more than 50% owned, controlled and entities where the Company has variable interest; Dr. Reddy’s Research Foundation (the “Research Foundation”), a special purpose entity that is funded by and carries out research activities on behalf of and for the benefit of the Company, and beta Institut for sociomedical research GmbH, a non-profit organization which is engaged in research and development to seek ways to improve the healthcare process in ways which promote the psychological welfare of patients, including development of patient pathways, case management, disease management and health systems management. The Company does not consolidate entities where the minority shareholders have certain significant participating rights which provide for effective involvement in significant decisions in the ordinary course of business. Such investments are accounted by the equity method of accounting. All inter-company balances and transactions are eliminated on consolidation.

The Company accounts for investments by the equity method of accounting where it is able to exercise significant influence over the operating and financing policies of the investee. The Company’s equity in the income/loss of equity method affiliates, Reddy Kunshan, Pathnet India Private Limited (“Pathnet”) and Perlecan Pharma Private Limited is included in the statement of operations. Inter company profits and losses have been eliminated until realized by the investor or investee.

Newly acquired subsidiaries have been included in the consolidated financial statements from the dates of acquisition. Effective January 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003 “FIN 46R”), Consolidation of Variable Interest Entities (“VIE”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity.

For any VIEs that must be consolidated under FIN 46R that were created after January 1, 2004, the interpretation generally requires the primary beneficiary initially to measure the assets, liabilities and noncontrolling interests of the newly consolidated VIE at their fair values at the date the enterprise first becomes the primary beneficiary.

Based on the evaluation of FIN 46R, the Company has consolidated the financial statements of APR LLC, a VIE. See footnote 16 for additional information required by FIN 46R.

f) Cash equivalents

The Company considers all highly liquid investments with remaining maturities, at the date of purchase / investment, of three months or less to be cash equivalents.

g) Revenue recognition

Product sales

Revenue is recognized when significant risks and rewards in respect of ownership of products are transferred to customers, generally, the stockists or formulations manufacturers and when the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	The price to the buyer is fixed and determinable; and

•	Collectibility of the sales price is reasonably assured.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Revenue from domestic sales of formulation products is recognized on dispatch of the product to the stockist by the consignment and clearing and forwarding agent of the Company. Revenue from domestic sales of active pharmaceutical ingredients and intermediates is recognized on dispatch of products to customers, from the factories of the Company. Revenue from export sales is recognized when significant risks and rewards are transferred to customers, which is based on terms of contract.

Revenue from product sales includes excise duty and is shown net of sales tax and applicable discounts and allowances.

Sales of formulations in India are made through clearing and forwarding agents to stockists. Significant risks and rewards in respect of ownership of formulation products is transferred by the Company when the goods are shipped to stockists from clearing and forwarding agents. Clearing and forwarding agents are generally compensated on a commission basis as a percentage of sales made by them.

Sales of active pharmaceutical ingredients and intermediates in India are made directly to the end customers generally, formulation manufacturers, from the factories. Sales of formulations and active pharmaceutical ingredients and intermediates outside India are made directly to the end customers, generally stockists or formulations manufacturers, from the Company or its consolidated subsidiaries.

The Company has entered into marketing arrangements with certain marketing partners for sale of goods. Under such arrangements, the Company sells generic products to the marketing partners at a price agreed in the arrangement. Revenue is recognized on these transactions upon delivery of products to the marketing partners as all the conditions under Staff Accounting Bulletin No. 104 (“SAB 104”) are met. Subsequently, the marketing partners remit an additional amount based on the ultimate sale proceeds upon further sales made by them to the end customer. Such amount is determined as per the terms of the arrangement and is recognized by the Company when the realization is certain under the guidance given in SAB 104.

The Company has entered into certain dossier sales, licensing and supply arrangements that include certain performance obligations. Based on an evaluation of whether or not these obligations are inconsequential or perfunctory, the Company defers the upfront payments received towards these arrangements. Such deferred amounts are recognized in the income statement in the period in which the Company completes its remaining performance obligations.

Sales of generic products are recognized as revenue when products are shipped and title and risk of loss passes on to the customer. Provisions for chargeback, rebates and medicaid payments are estimated and provided for in the year of sales. A chargeback claim is a claim made by the wholesaler for the difference between the price at which the product is sold to the customer and the price at which it is procured from the Company. Such provisions are estimated based on average chargeback rate actually claimed over a period of time and average inventory holding by the wholesaler.

The Company accounts for sales returns in accordance with SFAS 48, “Revenue Recognition when Right to Return Exists” by establishing an accrual in an amount equal to the Company’s estimate of sales recorded for which the related products are expected to be returned.

The Company deals in various products and operates in various markets and the Company’s estimate is determined primarily by its experience in these markets for the products. For returns of established products, the Company determines an estimate of the sales returns accrual primarily based on historical experience regarding sales returns. Additionally, other factors that the Company considers in its estimate of sales returns include levels of inventory in the distribution channel, estimated shelf life, product discontinuances, price changes of competitive products, introductions of generic products and introductions of competitive new products, to the extent each of them has an impact on the Company’s business and its markets. The Company considers all of these factors and adjusts the accrual to reflect its actual experience.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

With respect to new products that the Company introduces, they are either extensions of an existing line of products or in a general therapeutic category where the Company has historical experience. The Company’s new product launches have historically been in therapeutic categories where established products exist and are sold either by the Company or its competitors. The Company has not yet introduced products in any new therapeutic category where the acceptance of such products is not known. The amount of sales returns for the Company’s newly launched products are not significantly different from current products marketed by the Company, nor are they significantly different from the sales returns of the Company’s competitors as the Company understands them to be based on industry publications and discussions with its customers. Accordingly, the Company does not expect sales returns for new products to be significantly different than expected sales returns of current products. The Company evaluates the sales returns of all of the products at the end of each reporting period and necessary adjustments, if any, are made. However, to date, no significant revision has been determined to be necessary.

Service income

Income from service are recognised based on the services provided by the Company in accordance with the terms of the contract, as all the conditions under SAB 104 are met.

License fees

Non-refundable milestone payments are recognized in the statement of income when earned, in accordance with the terms prescribed in the license agreement, and where the Company has no future obligations or continuing involvement pursuant to such milestone payments. Non-refundable up-front license fees are deferred and recognized when the milestones are earned, in proportion that the amount of each milestone earned bears to the total milestone amounts agreed in the license agreement. As the upfront license fees are a composite amount and cannot be attributed to a specific molecule, they are amortized over the development period. The milestone payments during the development period increase as the risk involved decreases. The agreed milestone payments reflect the progress of the development of the molecule and may not be spread evenly over the development period. Further, the milestone payments are a fair representation of the extent of progress made in the development of these molecules. Hence, the upfront license fees are amortized over the development period in proportion to the milestone payments received. In the event, the development is discontinued, the corresponding amount of deferred revenue is recognized in the income statement in the period in which the project is effectively terminated.

h) Shipping and handling costs

Shipping and handling costs incurred to transport products to customers are included in selling, general and administrative expenses.

i) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in-first-out method for all categories of inventories except stores and spares, where cost is determined using the weighted average method. Stores and spares comprise engineering spares such as machinery spares and consumables such as lubricants, cotton waste and oils, which are used in operating machines or consumed as indirect materials in the manufacturing process. Cost in the case of raw materials and stores and spares comprises the purchase price and attributable direct costs, less trade discounts. Cost in the case of work-in-process and finished goods comprises direct labor, material costs and production overheads.

A write-down of inventory to the lower of cost or market value at the close of a fiscal period creates a new cost basis and is not marked up based on changes in underlying facts and circumstances.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Inventories are reviewed on a monthly basis for identification and write-off of slow-moving, obsolete and impaired inventory. Such write-downs, if any, are included in cost of goods sold.

j) Investment securities

Investment securities consist of available for sale debt and equity securities and non-marketable equity securities accounted for by the cost method.

Available for sale securities are carried at fair value based on quoted market prices. For debt securities where quoted market prices are not available, fair value is determined using pricing techniques such as discounted cash flow analysis or at the swap rates and forward rate agreements on the date of the valuation, obtained from market sources. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders’ equity until realized. Decline in the fair value of any available for sale security below cost that is determined to be other than temporary, results in reduction in the carrying amount to fair value. Such impairment is charged to the statement of operations. Realized gains and losses from the sale of available for sale securities are determined on a first-in-first-out method and are included in earnings.

Non-marketable equity securities accounted for by the cost method are stated at cost, less provision for any other than temporary decline in value.

k) Derivative financial instruments

The Company enters into forward foreign exchange contracts and options where the counterparty is generally a bank. The Company purchases forward foreign exchange contracts and options to mitigate the risk of changes in foreign exchange rates on accounts receivable and foreign currency loans and deposits. Although these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended,. Any derivative that is either not designated as a hedge, or is so designated but is ineffective per SFAS No. 133, is marked to market and recognized in income immediately.

l) Property, plant and equipment

Property, plant and equipment including assets acquired under capital lease agreements are stated at cost less accumulated depreciation. The Company depreciates property, plant and equipment over the estimated useful life using the straight-line method. The estimated useful lives of assets are as follows:

Buildings
— Factory and administrative buildings	25 to 40 years
— Ancillary structures	3 to 15 years
Plant and machinery	3 to 15 years
Furniture, fixtures and office equipment	4 to 10 years
Vehicles	4 to 5 years
Computer equipment	3 to 5 years

Advances paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under capital work-in-progress. The interest cost incurred for funding an asset during its construction period is capitalized based on the actual investment in the asset and the average cost of funds. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

m) Goodwill

Goodwill represents the excess of purchase cost over the fair value of the net tangible and identified intangible assets of businesses acquired. Goodwill is not amortized but is tested for impairment at least annually.

o) Intangible assets

Intangible assets consist of goodwill and other acquired intangibles, which include core-technology rights, trademarks, customer related intangibles, marketing rights, marketing know-how, beneficial toll manufacturing contracts and non-compete arrangements. All intangible assets with definite life are amortized over the expected benefit period or the legal life, whichever is lower. Such periods are as follows:

Trademarks
— Trademarks with indefinite life	Tested for impairment at least annually
— Trademarks with definite life	3 to 10 years
Core technology rights and licenses	10 to 15 years
Product related intangibles	12 to 14 years
Marketing rights	11 to 16 years
Non-competition arrangements	1.5 to 10 years
Marketing know-how	6 months
Customer-related intangibles including customer contracts	2 to 5 years
Beneficial toll manufacturing contract	58 months
Other intangibles	5 to 15 years

p) Impairment of long-lived assets

Long-lived assets and finite life intangibles are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Each impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset to its recorded value. If impairment is indicated, the asset is written down to its fair value. Long-lived assets to be disposed are reported at the lower of the carrying value or fair value, less cost to sell.

q) Start-up costs

Costs of start-up activities including organization costs are expensed as incurred.

r) Research and development

Research and development cost is expensed as incurred. In-process technologies used in research and development projects and having no alternate future uses are expensed upon purchase. Capital expenditure incurred on equipment and facilities acquired or constructed for research and development activities and having alternative future uses, is capitalized as property, plant and equipment when acquired or constructed.

s) Stock-based compensation

At March 31, 2006, the Company had three stock-based employee compensation plans, which are described more fully in Note 23. During the first quarter of fiscal 2004, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock- Based Compensation”, for stock-based

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

employee compensation. The Company has selected the retroactive method of adoption described in SFAS No. 148 “Accounting for Stock Based Compensation — Transition and Disclosure” for all options granted after January 1, 1995. Consequently, for the years ended March 31, 2004, 2005 and 2006, an amount of Rs.122,177, Rs.144,001 and Rs.162,249 respectively, has been recorded as total employee stock based compensation expense.

During fiscal 2004 , Aurigene Discovery Technologies Limited adopted two stock based employee compensation plans, which are described more fully in Note 23. The Company has accounted for these plans under SFAS 123 Accounting for Stock- Based Compensation”.

The Company uses the Black-Scholes option pricing model to determine the fair value of each option grant. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives and risk free interest rates. These assumptions reflect management’s best estimates, but these assumptions involve inherent market uncertainties based on market conditions generally outside of the control of the Company.

The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions:

	Fiscal Year Ended March 31,
	2004	2005	2006

Dividend yield	0.5%	0.5%	0.5%
Expected life	42 - 78 months	12-78 months	12-78 months
Risk free interest rates	5.2 - 6.8%	4.5 - 6.7%	5.7 - 7.5%
Volatility	45.7 - 50.7%	39.4 - 44.6%	23.4 - 36.9%

t) Income taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount considered more likely than not to be realized.

u) Leases

Leases of property, plant and equipment where the Company has substantially all of the risks and rewards of ownership are classified as capital leases. The amount recorded is the lesser of the present value of the rental and other lease payments during the lease term, excluding that portion of the payments representing executory costs paid to the lessor, or the asset’s fair value. The rental obligations, net of interest charges, are reflected in long term debt.

Leases that do not transfer substantially all of the benefits or risks of ownership are classified as operating leases and recorded as expenses as payments are made over the lease term.

v) Earnings per share

In accordance with SFAS No. 128, “Earnings per Share”, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options, except where the results would be anti-dilutive.

w) Reclassifications

The Company has reclassified certain expenses/income for the years ended March 31, 2004 and 2005, between cost of revenues and operating expenses and product sales, other (expense) / income and other operating expense/(income) respectively, to conform to the current year’s presentation. These reclassifications increased the previously reported gross profit by Rs.31,135 and Rs.47,441 respectively and reduced the previously reported operating income for the fiscal year ended March 31, 2004 by Rs.31,718 and reduced the previously reported operating loss for the fiscal year ended March 31, 2005 by Rs.77,343, which is not material. The above reclassification had no impact on reported net income or stockholder’s equity.

3.	Business combinations

All of the Company’s acquisitions have been accounted for using the purchase method of accounting. Revenues and expenses of the acquired businesses have been included in the accompanying consolidated financial statements beginning on the respective dates of acquisition. Contingent consideration pursuant to earnout agreements is accrued as an additional cost of the transaction when payment thereof is deemed to be probable by the Company.

Industrias Quimicas Falcon de Mexico, S.A. de C.V (“Falcon”)

On December 30, 2005 the Company acquired 100% of the share capital of Industrias Quimicas Falcon de Mexico, S.A.de C.V (“Falcon”), a Roche group company for a total purchase consideration of Rs.2,773,126 (U.S.$61,233). Falcon was acquired with an intent to add steroid manufacturing capabilities and permit the Company to offer a full range of services in its custom pharmaceutical services business. The operations of Falcon relate to the manufacture and sale of active pharmaceutical ingredients and steroids in accordance with the customer’s specifications.

The Company has accounted for the acquisition under the purchase method as defined in SFAS No. 141, “Business Combinations”. Accordingly, the financial results for the period from December 30, 2005 through March 31, 2006 have been included in the consolidated financial statements of the Company. The purchase cost of Rs.2,773,126 has been allocated as follows:

•	Property, plant and equipment and intangible assets by third party valuer and

•	Others based on management’s estimates.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Current assets
Cash and cash equivalents	Rs.	217
Accounts receivable		39,736
Inventories		1,150,730
Other current assets		259,465
Property, plant and equipment		1,418,799
Intangible assets
Customer contracts		51,493
Non-competition agreement		20,242

Total assets		2,940,682
Liabilities assumed		(40,613)
Deferred tax liability		(126,943)

Purchase cost	Rs.	2,773,126

The weighted average useful lives of intangibles acquired are as follows:-

Customer contracts	2.6 years
Non competition agreement	3 years

beta Holding GmbH

On March 3, 2006, the Company, through its wholly owned subsidiary Lacock Holdings Limited, acquired 100% of the outstanding common shares of beta Holding GmbH. Accordingly, the financial results of beta Holding GmbH have been included in the consolidated financial statements since that date. beta Holding GmbH is a leading generics pharmaceuticals company in Germany. Under the ’beta’ brand, the Company markets a broad and diversified portfolio comprising formulations, primarily solid dose, focused on medical conditions requiring long-term therapy that are typically prescribed by primary care physicians.

The aggregate purchase price of Rs.26,063,321 (Euro 482,654) includes direct acquisition cost amounting to Rs.201,548 (Euro 3,732). The acquisition agreement included the payment of contingent consideration amounting up to Rs.518,400 (Euro 9,600), which was paid into an escrow account. This amount is subject to set-off for certain indemnity claims in respect of legal and tax matters that might arise, pertaining to the periods prior to the acquisition. The escrow will lapse and be time barred at the end of 2013. Since the maximum amounts pertaining to such claims are determinable at the date of acquisition, the same has been included as part of the purchase price.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets and, accordingly, the allocation of the purchase price is preliminary and may be prospectively revised when additional information is obtained based on such third party valuations. The final purchase price

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

allocation is expected to be completed by December 31, 2006. The purchase price of beta Holding GmbH has been allocated based on management’s estimate of fair values as follows:

Current assets
Cash and cash equivalent	Rs.	1,357,395
Inventories		538,860
Other current assets		552,938
Property , plant and equipment		372,382
Intangibles
Trademarks		3,970,118
Product related intangibles		11,734,422
Beneficial toll manufacturing contract		621,058
Other assets		142,541
Goodwill		14,958,766

Total assets		34,248,480
Deferred tax liability, net		(5,825,388)
Liabilities assumed		(2,359,771)

Purchase cost	Rs.	26,063,321

Trademarks have an indefinite useful life and are therefore not subject to amortization but will be tested for impairment annually. The weighted average useful lives of other intangibles acquired are as follows:

Products related intangibles	11.6 years
Beneficial toll manufacturing contract	58 months

All goodwill arising from the acquisition of beta Holding GmbH was assigned to the Company’s Generics segment.

Proforma Information:  The table below reflects unaudited pro forma consolidated results of operations as if both the Falcon and beta Holding GmbH acquisitions had been made at the beginning of the periods presented below:

	Fiscal Year Ended March 31,
	2005		2006
	(Unaudited)		(Unaudited)

Revenues	Rs.	28,658,645	Rs.	33,766,668
Net income		1,227,528		1,991,090
Earning per equity share
Basic		8.02		13.01
Diluted		8.02		12.98
Weighted average number of equity shares used in computing earnings per share
Basic		153,037,898		153,083,316
Diluted		153,119,602		153,403,846

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

4.	Asset Purchase

Trigenesis Therapeutics Inc.

On April 27, 2004, the Company acquired the entire share capital of Trigenesis Therapeutics Inc. (“Trigenesis”) for a total consideration of Rs.496,715 (U.S.$11,000).

Trigenesis is a U.S. based research company specializing in dermatology field. As a result of the acquisition, DRL has acquired certain technology platforms and marketing rights. The acquisition has been accounted for as a purchase of intangible assets as Trigenesis did not meet the definition of a business as described in EITF Issue No. 98-3 “Determing Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business” and accordingly the transaction did not meet the definition of a business combination.

The total purchase consideration had been allocated to the acquired assets as of March 31, 2005 based on a valuation carried out by an independent valuer.

Core-technology rights and licenses	Rs.	132,753
Marketing rights		86,619
In-process technology		277,343

	Rs.	496,715

The Company expensed the amount allocated towards in-process technology being research and development projects having no future alternate uses as research and development expenses during the fiscal year ended March 31, 2005. The core-technology rights and licenses and marketing rights have been capitalized as intangible assets to be amortized over the period such assets are expected to contribute directly or indirectly to the future cash flows.

PDL Biopharma, Inc

On March 13, 2006, the Company acquired trademark rights to three off-patent products, along with all the physical inventories of the products, from PDL Biopharma, Inc (“PDL”) for a total consideration of Rs.122,691 (U.S.$2,750). PDL is a U.S. based biopharmaceutical company focused in the development and commercialization of therapies for treatment of inflammation and autoimmune diseases, acute cardiac conditions and cancer. As a result of the acquisition, the Company acquired an opportunity to sell generic versions of these products using their existing brand names.

The acquisition has been accounted for as a purchase of intangible assets as PDL did not meet the definition of a business as described in EITF Issue No. 98-3, “Determing Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”.

The total purchase consideration has been allocated to the acquired assets as of March 31, 2006 based on a fair valuation carried out by the Company’s management as follows:

Inventories	Rs.	115,845
Registered trademarks		6,846

	Rs.	122,691

The value attributable to the registered trademarks are amortized over the period over which the intangible assets are expected to contribute directly or indirectly to the future cash flows.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

5.	Goodwill

In accordance with, SFAS No. 142, “Goodwill and Other Intangible Assets” the Company tests goodwill for impairment, at least annually.

The following table presents the changes in goodwill during the years ended March 31, 2005 and 2006:

	Fiscal Year Ended March 31,
	2005		2006

Balance at the beginning of the year(1)	Rs.	1,704,492	Rs.	1,743,442
Acquired during the year		38,950		15,073,010

Balance at the end of the year(1)	Rs.	1,743,442	Rs.	16,816,452

Goodwill acquired during the years ended March 31, 2005 and 2006 represents the following:

	Fiscal Year Ended March 31,
	2005		2006

Cash paid towards contingent consideration in purchase business combinations	Rs.	38,950	Rs.	114,244
Excess of fair value over carrying value of acquired net assets, in a purchase business combination (beta Holding GmbH)		—		14,958,766

	Rs.	38,950	Rs.	15,073,010

The following table presents the allocation of Goodwill to the following segments:

	As of March 31,
	2005		2006

Formulations(1)	Rs.	349,774	Rs.	349,774
Active Pharmaceutical Ingredients and Intermediates		997,025		997,025
Generics		306,206		15,379,216
Drug Discovery		90,437		90,437

	Rs.	1,743,442	Rs.	16,816,452

(1)	includes goodwill arising on investment in an affiliate amounting to Rs.181,943.

6.	Intangible assets, net

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, intangible assets are amortized over the expected benefit period or the legal life, whichever is lower.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The following table presents acquired and amortized intangible assets as of March 31, 2005 and 2006:

	As of March 31, 2005				As of March 31, 2006
	Gross Carrying		Accumulated		Gross Carrying		Accumulated
	Amount		Amortization		Amount		Amortization

Trademarks	Rs.	2,570,242	Rs.	1,833,303	Rs.	2,575,224	Rs.	2,113,374
Trademarks not subject to amortization		—		—		3,970,118		—
Product related intangibles		—		—		11,759,317		77,326
Beneficial toll manufacturing contract		—		—		621,058		10,708
Core-technology rights and licenses		132,753		—		132,753		—
Non-competition arrangements		111,289		98,602		128,883		105,019
Marketing know-how		80,000		80,000		80,000		80,000
Marketing rights		94,852		3,659		94,369		9,222
Customer related intangibles including customer contracts		125,156		73,908		167,233		98,799
Others		8,027		5,965		7,556		7,508

	Rs.	3,122,319	Rs.	2,095,437	Rs.	19,536,511	Rs.	2,501,956

The aggregate amortization expense for the years ended March 31, 2004, 2005 and 2006 was Rs.382,857, Rs.349,991 and Rs.419,867 respectively.

Estimated amortization expense for the next five years and thereafter with respect to such assets is as follows:

For the fiscal year ended March 31,
2007	Rs.	1,463,808
2008		1,358,792
2009		1,239,464
2010		1,175,376
2011		1,159,714
Thereafter		6,667,283

Total	Rs.	13,064,437

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The intangible assets (net of amortization) as of March 31, 2006 have been allocated to the following segments:

					Custom
					Pharmaceutical
	Formulations		Generics		Services		Total

Trademarks	Rs.	412,346	Rs.	4,019,622		—	Rs.	4,431,968
Product related intangibles		—		11,681,991		—		11,681,991
Benefical toll manufacturing contract		—		610,350		—		610,350
Core-technology rights and licenses		—		132,753		—		132,753
Non-competition arrangements		—		6,052		17,812		23,864
Customer related intangibles		—		24,082		44,352		68,434
Marketing rights		—		85,147		—		85,147
Others		—		48		—		48

	Rs.	412,346	Rs.	16,560,045	Rs.	62,164	Rs.	17,034,555

The intangible assets (net of amortization) as of March 31, 2005 have been allocated to the following segments:

	Formulations		Generics		Total

Trademarks	Rs.	647,369	Rs.	89,570	Rs.	736,939
Core-technology rights and licenses		—		132,753		132,753
Non-competition arrangements		—		12,687		12,687
Customer related intangibles		—		51,248		51,248
Marketing rights		—		91,193		91,193
Others		—		2,062		2,062

	Rs.	647,369	Rs.	379,513	Rs.	1,026,882

7.	Formation of Perlecan Pharma Private Limited

In September 2005, the Company announced the formation of an integrated drug development company, Perlecan Pharma Private Limited (“Perlecan Pharma”), as a joint venture with Citigroup Venture Capital International Growth Partnership Mauritius Limited (“Citigroup Venture”) and ICICI Venture Funds Management Company (“ICICI Venture”). Perlecan Pharma is engaged in the clinical development and out-licensing of New Chemical Entity (“NCE”) assets. Citigroup Venture and ICICI Venture each committed to contribute Rs.1,020,000 (U.S.$22,500) and the Company committed to contribute Rs.340,000 (U.S.$7,500) towards equity in Perlecan Pharma. The arrangement was subject to certain closing conditions which were completed on March 27, 2006 which resulted in the terms of the investment agreement being amended.

As a result, the Company owns approximately 14.28% of the equity of Perlecan Pharma as of March 31, 2006. In addition, Perlecan Pharma will issue to the Company warrants to purchase 45 million equity shares of Perlecan Pharma, at an exercise price of Re.1.00 per equity share, the exercise of which will be contingent upon the success of certain research and development milestones. If the warrants are fully exercised, then the Company will own approximately 62.5% of the equity shares of Perlecan Pharma.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

As of March 31, 2006, the three investors have invested Rs.705,700 (U.S.$15,818) in Perlecan Pharma. The Company’s share of equity was Rs.100,800 (U.S.$2,259) and the Company has also commited to invest an additional amount of Rs.239,200 (U.S.$5,241) as its proportionate equity contribution in the future. As per the terms of the amended agreement, the Company is to be reimbursed by Perlecan Pharma for research and development costs of Rs.231,023 it incurred prior to closing. Further, three out of seven directors on the board of Perlecan Pharma will be designated by the Company. In addition, as per the terms of the arrangement, the Company will have the first right to conduct product development and clinical trials on behalf of Perlecan Pharma on an arms length basis subject to the final decision by the board of directors of Perlecan Pharma. Considering these factors the Company has accounted for its investment in Perlecan Pharma in accordance with APB 18, “The Equity Method of Accounting for Investments in Common Stock”.

The Company’s equity in the loss of Perlecan Pharma for the period ended March 28, 2006 to March 31, 2006 amounted to Rs.40,000. The reimbursement for the pre-closing research and development costs have been applied to reduce the carrying value of the equity investment in Perlecan Pharma as of March 31, 2006 to zero with the remaining balance of Rs.170,223 reflected as a deferred liability. The Company will continue to reflect its equity share of loss to the extent of its net investment and future funding commitments to Perlecan Pharma.

8.	Cash, cash equivalents and restricted cash

Cash and cash equivalents as of March 31, 2005 and 2006 amounted to Rs.9,287,864 and Rs.3,712,637 respectively. This excludes restricted cash included in current assets of Rs.57,866 and Rs.1,606,245 as of March 31, 2005 and 2006 respectively and restricted cash included in non-current assets of Rs.Nil and Rs.4,468,840 as on March 31, 2005 and 2006 respectively against the following obligations or commitments of the Company:

	As of March 31,
	2005		2006

Restricted cash — current
Against performance guarantees issued by the Company	Rs.	16,157	Rs.	1,394
Against short term loan from State Bank of India		—		1,584,600
Against unclaimed dividend		11,831		12,633
Against other obligations		29,878		7,618

	Rs.	57,866	Rs.	1,606,245
Restricted cash — non current
Against long term loan from Citibank		—		4,468,840

Total restricted cash	Rs.	57,866	Rs.	6,075,085

The fair values of cash and cash equivalents approximate their carrying values.

9.	Accounts receivable

Accounts receivable as of March 31, 2005 and 2006 are stated net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts on all accounts receivable, including receivables sold with recourse, based on present and prospective financial condition of the customer and ageing of the accounts receivable after considering historical experience and the current economic environment. Accounts receivable are generally not collateralized.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The activity in the allowance for doubtful accounts receivable is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Balance at the beginning of the year	Rs.	141,949	Rs.	139,569	Rs.	171,154
Additional provision		19,871		79,442		33,629
Bad debts charged to provision		(22,251)		(47,857)		(16,782)

Balance at the end of the year	Rs.	139,569	Rs.	171,154	Rs.	188,001

10.	Inventories

Inventories consist of the following:

	As of March 31,
	2005		2006

Raw materials	Rs.	1,008,729	Rs.	2,002,246
Stores and spares		316,915		450,658
Work-in-process		1,068,115		1,421,151
Finished goods		1,105,847		3,020,657

	Rs.	3,499,606	Rs.	6,894,712

During the years ended March 31, 2004, 2005 and 2006 the Company recorded an inventory write-down of Rs.31,898, Rs.52,692 and Rs.100,783 respectively, resulting from a decline in the market value of certain finished goods and write down of certain raw materials and these amounts are included in the cost of goods sold.

11.	Other assets

Other assets consist of the following:

	As of March 31,
	2005		2006

Prepaid expenses	Rs.	124,972	Rs.	432,680
Advances to suppliers		135,352		367,485
Balances with statutory authorities		193,806		928,423
Deposits		99,896		223,409
Export benefits receivable		215,750		291,210
Others		693,248		621,383

		1,463,024		2,864,591
Less: Current assets		1,361,578		2,639,818

	Rs.	101,446	Rs.	224,772

Balances with the statutory authorities represent amounts deposited with the excise authorities and the unutilized excise input credits on purchases. These are regularly utilized to offset the excise liability on the goods produced. Accordingly, these balances have been classified as current assets.

Deposits mainly comprise telephone, premises and other deposits. Others mainly represent receivables of duties and income tax deducted at source on interest received by the Company.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

12.	Property, plant and equipment, net

Property, plant and equipment consist of the following:

	As of March 31,
	2005		2006

Land	Rs.	519,902	Rs.	861,951
Buildings		2,064,956		2,470,029
Plant and machinery		6,947,490		7,966,645
Furniture, fixtures and equipment		734,721		826,370
Vehicles		238,556		288,162
Computer equipment		429,266		514,935
Capital work-in-progress		567,974		1,135,905

		11,502,865		14,063,997
Accumulated depreciation		(4,444,557)		(4,977,666)

	Rs.	7,058,308	Rs.	9,086,331

Depreciation expense for the years ended March 31, 2004, 2005 and 2006 was Rs.745,596, Rs.959,299 and Rs.1,147,223 respectively.

13.	Investment securities

Investment securities consist of the following:

	As of March 31, 2005								As of March 31, 2006
			Gross			Gross					Gross			Gross
			Unrealized			Unrealized					Unrealized			Unrealized
	Carrying		Holding			Holding	Fair		Carrying		Holding			Holding	Fair
	Value		Gains			Losses	Value		Value		Gains			Losses	value

Equity securities	Rs.	3,096	Rs.	4,787		—	Rs.	7,883	Rs.	3,096	Rs.	8,520		—	Rs.	11,617
Debt securities		1,009,785		—		(24,965)		984,820		1,250,020		—		(174,163)		1,075,857

		1,012,881		4,787		(24,965)		992,703		1,253,116		8,520		(174,163)		1,087,474

Non-marketable equity securities		2,728		—		—		2,728		2,728		—		—		2,728

	Rs.	1,015,609	Rs.	4,787	Rs.	(24,965)	Rs.	995,431	Rs.	1,255,844	Rs.	8,520	Rs.	(174,163)	Rs.	1,090,202

Current Mutual fund units		300,000		10,887		—		310,887		14,703		—		—		14,703

	Rs.	300,000	Rs.	10,887		—	Rs.	310,887	Rs.	14,703		—		—	Rs.	14,703

14.	Leases

Capital leases

Property, plant and equipment includes Rs.Nil and Rs.223,379 (accumulated depreciation of Rs.Nil and Rs.678) in respect of assets acquired under capital lease and other beneficial right of use, during the years ended March 31, 2005 and 2006.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The depreciation charge of Rs.Nil, Rs.Nil and Rs.678 during the years ended March 31, 2004, 2005 and 2006 respectively is included within depreciation. The financial obligations arising from these contractual arrangements are reflected in long-term debt.

Operating leases

The Company leases office and residential facilities under operating lease agreements that are renewable on a periodic basis at the option of both the lessor and the lessee. Rental expense under those leases was Rs.101,845, Rs.198,692 and Rs.229,956 for the years ended March 31, 2004, 2005 and 2006 respectively.

The schedule of future minimum rentals payments in respect of non-cancellable operating leases is set out below:

Fiscal Year ended March 31,
2007	Rs.	150,051
2008		133,844
2009		95,699
2010		78,482
2011		65,207
Thereafter		154,033

	Rs.	677,316

15.	Investment in affiliates

Reddy Kunshan:  Reddy Kunshan is engaged in manufacturing and marketing of active pharmaceutical ingredients and intermediates and formulations in China. During the fiscal year ended March 31, 2005, the Company further invested Rs.49,935 along with one of its other joint venture partners in Reddy Kunshan. Consequently, the Company’s interest in Reddy Kunshan increased to 51.2%.

Three of the directors of the Company are on the board of directors of Reddy Kunshan, which comprises seven directors. Under the terms of the agreement, all decisions with respect to operating activities, significant financing and other activities are taken by the majority approval of at least five of the seven directors of the board. These significant decisions include amendments to the Articles, suspensions of the operations, alterations to the registered capital, etc. As the Company does not have control over the board and as the other partners have significant participating rights, acting on its own, the Company is not in a position to control or take any significant operating decisions of Reddy Kunshan and would require approval of other shareholders. Therefore, the Company has accounted for its interest in Reddy Kunshan under the equity method.

The Company’s equity in the loss of Reddy Kunshan for the years ended March 31, 2004, 2005 and 2006 was Rs.44,362 Rs.58,101 and Rs.48,235 respectively. The carrying value of the investment in Reddy Kunshan as of March 31, 2005 and 2006 was Rs.180,894 and Rs.132,659 respectively.

Pathnet:  Pathnet is engaged in the business of setting up medical pathology laboratories. The Company acquired a 49% interest in Pathnet on March 1, 2001 for a consideration of Rs.4,000. During the fiscal year ended March 31, 2002 the Company further invested Rs.60,310 and has accounted for its 49% interest in Pathnet under the equity method. The carrying value of the investment in Pathnet as of March 31, 2005 was Rs.Nil. During the fiscal year ended March 31, 2006, the Company sold its stake in Pathnet and was released from its guarantee issued to ICICI Bank when its share of the outstanding loan amount granted by ICICI to Pathnet, Rs.21,000 was repaid.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

16.	Variable interest entities

On January 30, 2004, the Company along with two individuals formed APR LLC, a Delaware limited liability company. APR LLC is a development stage enterprise, which is in the process of developing an active pharmaceutical ingredient (“API”). Equity capital of APR LLC consists of Class A equity interests, which are held by two individuals and Class B equity interests held by DRL. The initial contribution for the Class A interests was U.S.$400 (Rs.17,487) in cash. Class A interests carry voting rights and participate in the profits and losses of APR LLC in the normal course of business. DRL contributed U.S.$500 (Rs.21,859) in cash for Class B interests, which was used to acquire intellectual property rights. Class B interests carry certain protective rights only.

Further, DRL has entered into a development and supply agreement under which DRL and APR will collaborate in the development, marketing and sale of API and generic dosages. Under the terms of the agreement, DRL is committed to fund the entire research and development of API. This amount is repayable by APR LLC upon successful commercialization of the product. Under this agreement, the Company has paid U.S.$670 (Rs.29,291), U.S.$900 (Rs.39,346) and U.S.$Nil (Rs.Nil) during the years ended March 31, 2004, 2005 and 2006 respectively to fund ongoing research and development.

The Company has evaluated this transaction and believes that APR meets the criteria to be a variable interest entity and that the Company, being the primary beneficiary, is required to consolidate APR under the requirements of FIN 46R. Accordingly, on January 30, 2004, the Company recorded the net assets to the non-controlling interest at a fair value of U.S.$900 (Rs.39,346). The creditors of APR LLC do not have any recourse to the general credit of the Company, the primary beneficiary. There are no consolidated assets that are collatoral for APR LLC’s obligations.

17.	Financial instruments and concentration of risk

Concentration of risk:  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, investment securities and marketable securities. The Company’s cash resources are invested with financial institutions with high investment grade credit ratings. Limits have been established by the Company as to the maximum amount of cash that may be invested with any such single entity. To reduce credit risk, the Company performs ongoing credit evaluations of customers.

Pursuant to the terms of an agreement with Par Pharmaceuticals Inc. (“PAR”), the Company supplies certain generic formulations to PAR for further sale to customers in the United States. Under this arrangement the Company sells its products to PAR at an agreed price. Subsequently, PAR remits additional amount based on the ultimate sale proceeds realized from further sales made by it to the end customers. As of March 31, 2005 and 2006, receivables from PAR under this arrangement aggregated Rs.210,463 and Rs.113,684 respectively representing 5.9% and 2.4% of the total receivables and revenues during the years ended March 31, 2004, 2005 and 2006 aggregated to respectively Rs.3,224,647, Rs.1,638,939 and Rs.529,252 respectively, representing 16.0%, 8.4% and 2.2% of the total revenues of the Company.

Derivative financial instruments.  The Company enters into certain forward foreign exchange contracts and certain derivative arrangements where the counterparty is generally a bank. The Company does not consider the risk of non-performance by the counterparty to be significant.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The following table presents the aggregate contracted principal amounts of the Company’s derivative financial instruments outstanding:

	As of March 31,
	2005		2006

Forward exchange contracts (U.S.$-Rs.) (sell)	U.S.$	30,000	U.S.$	105,000
Forward exchange contracts (U.S.$-Rs.) (buy)	U.S.$	40,000	U.S.$	79,500
Forward exchange contracts (GBP/U.S.$) (sell)	GBP	2,000		—
Forwards exchange contracts (EUR/U.S.$) (sell)		—	EUR	36,000
Interest rate swap		—	EUR	75,000

The foreign forward exchange contracts mature between one to six months.

18.	Research and development arrangement

The Company undertakes a significant portion of the research and development activities relating to drug discovery through its research facilities located in the United States and India. The Company under an existing arrangement also undertakes research and development activities through the Research Foundation, a special purpose entity, organized as a Section 25 company under the Indian Companies Act, to avail certain tax benefits under the Indian Income Tax Rules. At present, the Research Foundation does not undertake research and development activity for any other entity. The operations of the Research Foundation are funded by the Company and as a result this entity has been consolidated in the financial statements. The Company has the first right to use the intellectual property rights relating to patents, copyrights, trademarks and know-how discovered or developed by the Research Foundation.

During the fiscal year ended March 31, 2005, the Company entered into an agreement with I-VEN Pharma Capital Limited (“I-VEN”) for the joint development and commercialization of generic drug products. As per the terms of the agreement, I-VEN will have the right to fund up to fifty percent of the project costs (development, registration and legal costs) related to these products and the related U.S. Abbreviated New Drug Applications (“ANDA”) filed or to be filed in the fiscal years ended March 31, 2005 and March 31, 2006, subject to a maximum contribution of U.S.$56,000. The terms of the arrangement do not require the Company to repay the funds or purchase I-VEN’s interest in the event that the Company is not able to develop or commercialize one or more of the products subject to this agreement. However, upon successful commercialization of these products, the Company will pay I-VEN a royalty on net sales at agreed rates for a period of 5 years from the date of commercialization of each product. The first tranche advanced by I-VEN of Rs.985,388 (U.S.$22,500 ) was received on March 28, 2005.

The amount received from I-VEN has been treated as an advance and is being recognized in the income statement as a credit to research and development expenses upon completion of specific milestones as detailed in the agreement. A milestone (i.e. a product filing as per the terms of the agreement) will be completed once the appropriate ANDA has been submitted to the U.S. FDA. Achievement of a milestone entitles the Company to take a credit to the research and development expenses in a fixed amount equal to I-VEN’s share of the research and development costs of the product, which share varies depending on whether the ANDA is a Paragraph III or Paragraph IV filing. Accordingly, Rs.96,239 and Rs.384,488 has been recognized as a reduction to research and development expenses during the years ended March 31, 2005 and 2006 respectively.

19.	Borrowings from banks

The Company had a line of credit of Rs.5,319,000 and Rs.10,760,000 as of March 31, 2005 and 2006, respectively from its bankers for working capital requirements. The line of credit is renewable annually. The credit bears interest at the prime rate of the banks, which averaged 10.25% and 10.5% for rupee borrowings

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

and LIBOR+65 basis points for foreign currency borrowing during the years ended March 31, 2005 and 2006 respectively. As of March 31, 2005 and 2006, the Company had partly drawn down upon such facilities, for packing credit loans, cash credit and as temporary overdraft facilities, all of which are repayable within one year from the balance sheet date. These borrowings, except for the foreign currency packing credit loan, are secured by inventories, accounts receivable and certain property. The Company has an option to draw down the balance of the line of credit based on its requirements.

20.	Long-term debt

Long-term debt consists of the following:

	As of March 31,
	2005		2006

Rupee term loan	Rs.	31,065	Rs.	25,145
Euro loan		—		21,602,000
Obligation under capital lease		—		235,748

		31,065		21,862,893
Less: Current portion
— Rupee term loan		5,920		5,920
— Euro loan		—		900,083
— Obligation under capital lease		—		19,758

		5,920		925,761
Non Current Portion
— Rupee term loan		25,145		19,225
— Euro Loan		—		20,701,917
— Obligation under capital lease transaction		—		215,990

	Rs.	25,145	Rs.	20,937,132

Rupee term loan represents a loan from Indian Renewable Energy Development Agency Limited which is secured by way of hypothecation of specific movable assets pertaining to the Company’s solar grid interactive power plant located in Bachupally, Hyderabad.

Euro loan represents a loan from Citibank, N.A., Hong Kong to fund the acquisition of beta Holding GmbH during the year, which is guaranteed by the Company and its wholly owned subsidiaries, OOO DRL, DRLI and DRL U.K. The agreement places limitations on the Company’s ability to incur additional debt and incur capital expenditure.

Further, the Company is also subject to certain financial covenants which includes maintenance of financial ratios as defined in the Facility Agreement. Such financial ratio requirements include Consolidated Net Debt to Consolidated EBITDA of not more than 4 times, which will decrease to not more than 3 times by March 31, 2008. The Company is also required to maintain a Consolidated EBITDA to Consolidated Interest Expense of not less than 4 times and Consolidated Free Cash Flow to Consolidated Debt Service of not less than 2 times, which ratios will decrease to not less than 1.5 times after March 31, 2009.

As of March 31, 2006, the Company was in compliance with such financial covenants.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

An interest rate profile of long-term debt is given below:

	Fiscal Year Ended March 31,
	2004	2005	2006

Foreign currency loan notes	4%	4.8%	—
Rupee term loan	2%	2.0%	2.0%
Euro loan	—	—	EURIBOR+ 150 bps

A maturity profile of the long-term debt outstanding as of March 31, 2006 is as follows:

Maturing in the Year Ending March 31,	Rupee Loan	Euro Loan	Capital Lease	Total

2007	5,920	900,083	19,758	925,761
2008	5,920	3,600,333	19,761	3,626,014
2009	5,920	3,600,333	19,761	3,626,014
2010	5,920	6,300,583	19,761	6,326,264
2011	1,465	7,200,668	19,761	7,221,894
Thereafter	—	—	136,946	136,946

	25,145	21,602,000	235,748	21,862,893

The fair value of outstanding payments on the Rupee term loan were Rs.23,573 and Rs.19,953 as of March 31, 2005 and 2006. The fair value of outstanding payments on the Euro loans were Rs.21,602,000 as of March 31, 2006.

21.	Shareholders equity

Equity shares and dividend

The Company presently has only one class of equity shares. For all matters submitted to vote in the shareholders meeting, every holder of equity shares, as reflected in the records of the Company on the date of the shareholders meeting shall have one vote in respect of each share held.

Indian statutes mandate that the dividends shall be declared out of the distributable profits only after the transfer of up to 10% of net income computed in accordance with current regulations to a general reserve. Should the Company declare and pay dividends, such dividends will be paid in Indian rupees to each holder of equity shares in proportion to the number of shares held by him to the total equity shares outstanding as on that date. Indian statutes on foreign exchange govern the remittance of dividend outside India.

In the event of liquidation of the affairs of the Company, all preferential amounts, if any, shall be discharged by the Company. The remaining assets of the Company, after such discharge, shall be distributed to the holders of equity shares in proportion to the number of shares held by them.

Dividends on common stock are recorded as a liability at the point of their approval by the shareholders in the annual general meeting. The shareholders approved and the Company paid dividends (including dividend tax) of Rs.431,598, Rs.431,615 and Rs.436,368 during the years ended March 31, 2004, 2005 and 2006 respectively. The dividend per share was Rs.5.00, Rs.5.00 and Rs.5.00 during the years ended March 31, 2004, 2005 and 2006 respectively.

22.	Deferred revenue

The Company had entered into an agreement with Novartis Pharma AG (“Novartis”), whereby it agreed to provide Novartis with an exclusive license to develop, promote, distribute, market and sell certain products

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

to be further developed into drugs for the treatment of specified diseases. Pursuant to the terms of the agreement, during the fiscal year ended March 31, 2002, the Company received Rs.235,550 (U.S.$5,000) as an up-front license fee. As the up-front license fee did not represent the culmination of a separate earning process, the up-front license fee had been deferred to be recognized in accordance with the Company’s accounting policy proportionately upon the receipt of stated milestones payments. The agreement with Novartis for the further development of the compound expired on May 30, 2004 and Novartis has determined to discontinue further development and, accordingly, the Company recognized the entire amount of deferred revenue of Rs.235,550 (U.S.$5,000) as license fees during the fiscal year ended March 31, 2005.

The Company had entered into a licensing arrangement with Novo Nordisk A/S in February 1997, whereby the Company had licensed two molecule compounds for further development and conducting clinical trials. Under the arrangement, the Company received a non-refundable upfront license fee upon signing of the agreement and was also entitled to receive certain additional non-refundable payments upon the achievement of certain defined milestones. As of March 31, 2004, the Company had unamortized non-refundable upfront license fees of Rs.52,832 (U.S.$1,273) on account of the second molecule compound. On October 22, 2004, Novo Nordisk announced that it had suspended clinical trials on both compounds due to unsatisfactory results. Accordingly, the Company has recognized the entire amount of deferred revenue of Rs.52,832 (U.S.$1,273) as license fees during the fiscal year ended March 31, 2005.

The Company has entered into certain dossier sales, licensing and supply arrangements in Europe and Japan. These arrangements include certain performance obligations and based on an evaluation that these obligations are not inconsequential or perfunctory, the Company has deferred the upfront payments of Rs.33,757 received towards these arrangements. These amounts will be recognized in the income statement in the period in which the Company completes all its performance obligations.

Upon completion of all its performance obligation for some of the contracts, the Company recognized an amount of Rs. Nil, Rs.7,355 and Rs.47,521 in the income statement during the years ended March 31, 2004, 2005 and 2006 respectively. The balance amounts aggregating Rs.58,255 and Rs.56,466 as of March 31, 2005 and 2006 respectively, represent the deferred revenue relating to these arrangements.

23.	Employee stock incentive plans

Dr. Reddy’s Employees Stock Option Plan-2002 (the “DRL 2002 Plan”):

The Company instituted the DRL 2002 Plan for all eligible employees in pursuance of the special resolution approved by the shareholders in the Annual General Meeting held on September 24, 2001. The DRL 2002 Plan covers all employees of DRL and all employees and directors of its subsidiaries. Under the DRL 2002 Plan, the Compensation Committee of the Board (the “Compensation Committee”) shall administer the DRL 2002 Plan and grant stock options to eligible employees of the Company and its subsidiaries. The Compensation Committee shall determine the employees eligible for receiving the options, the number of options to be granted, the exercise price, the vesting period and the exercise period. The vesting period is determined for all options issued on the date of the grant.

The DRL 2002 Plan was amended on July 28, 2004 at the annual general meeting of shareholders to provide for stock option grants in two categories:

Category A:  1,721,700 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  573,778 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The DRL 2002 Plan was further amended on July 27, 2005 at the annual general meeting of shareholders to provide for stock option grants in two categories:

Category A:  300,000 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the fair market value of the underlying equity shares on the date of grant; and

Category B:  1,995,478 stock options out of the total of 2,295,478 reserved for grant of options having an exercise price equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

The fair market value of a share on each grant date falling under Category A above is defined as the average closing price for 30 days prior to the grant in the stock exchange where there is highest trading volume during that period. Notwithstanding the foregoing, the Compensation Committee may, after obtaining the approval of the shareholders in the annual general meeting, grant options with a per share exercise price other than fair market value and par value of the equity shares.

Stock option activity under the DRL 2002 Plan in the two categories of options (i.e. fair market value and par value options) was as follows:

	Fiscal Year Ended March 31, 2004
						Weighted-
				Weighted-		Average
				Average		Remaining
	Shares Arising	Range of Exercise		Exercise		Contractual
Category A — Fair Market Value Options	Out of Options	Prices		Price		Life (Months)

Outstanding at the beginning of the year	1,087,742	Rs.	442-553.51	Rs.	497.71	56
Granted during the year	846,600		441.5-698		467.22	62
Expired/forfeited during the year	(106,264)		441.5-531.51		481.27	—
Exercised during the year	(6,002)		455.5-531.51		506.56	—

Outstanding at the end of the year	1,822,076		441.5-698		484.48	66

Exercisable at the end of the year	630,136	Rs.	442-531.51	Rs.	488.08	45

	Fiscal Year Ended March 31, 2005
						Weighted-
				Weighted-		Average
				Average		Remaining
	Shares Arising	Range of Exercise		Exercise		Contractual
Category A — Fair Market Value Options	Out of Options	Prices		Price		Life (Months)

Outstanding at the beginning of the year	1,822,076	Rs.	441.5-698	Rs.	484.48	66
Granted during the year	933,000		373.5-442.5		436.41	82
Expired/forfeited during the year	(705,314)		382.5-531.51		459.42	—
Surrendered by employees during the year in exchange of category B options	(1,451,862)		373.5-698		464.04	—
Exercised during the year	—		—		—	—

Outstanding at the end of the year	597,900		373.5-574.5		488.66	50

Exercisable at the end of the year	377,076	Rs.	441.5-574.5	Rs.	498.27	35

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

	Fiscal Year Ended March 31, 2006
						Weighted-
				Weighted-		Average
				Average		Remaining
	Shares Arising	Range of Exercise		Exercise		Contractual
Category A — Fair Market Value Options	Out of Options	Prices		Price		Life (Months)

Outstanding at the beginning of the year	597,900	Rs.	373.5-574.5	Rs.	488.66	50
Granted during the year	65,000		362.5		362.5	81
Expired/forfeited during the year	(93,400)		362.5-574.5		472.18	—
Surrendered by employees during the year	(180,000)		488.65-531.51		517.23	—
Exercised during the year	(155,000)		441.5-488.65		471.92	—

Outstanding at the end of the year	234,500		362.5-531.51		439.43	64

Exercisable at the end of the year	75,764	Rs.	362.5-531.51	Rs.	471.93	45

	Fiscal Year Ended March 31, 2005
						Weighted-
				Weighted-		Average
				Average		Remaining
	Shares Arising	Range of Exercise		Exercise		Contractual
Category B — Par Value Options	Out of Options	Prices		Price		Life (Months)

Outstanding at the beginning of the year	—		—		—	—
Granted during the year
In exchange for category A surrendered options	561,746	Rs.	5	Rs.	5	84
New options	205,300		5		5	84
Forfeited during the year	(7,948)		5		5	—
Exercised during the year	—		—		—	—

Outstanding at the end of the year	759,098	Rs.	5	Rs.	5	84

Exercisable at the end of the year	—		—		—	—

	Fiscal Year Ended March 31, 2006
						Weighted-
				Weighted-		Average
				Average		Remaining
	Shares Arising	Range of Exercise		Exercise		Contractual
Category B — Par Value Options	Out of Options	Prices		Price		Life (Months)

Outstanding at the beginning of the year	759,098	Rs.	5	Rs.	5	84
Granted during the year	433,720		5		5	81
Forfeited during the year	(266,608)		5		5	—
Exercised during the year	(196,242)		5		5	—

Outstanding at the end of the year	729,968		5		5	81

Exercisable at the end of the year	36,272	Rs.	5	Rs.	5	59

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The weighted average grant date fair value of options granted under the DRL 2002 Plan at fair market value during the years ended March 31, 2004, 2005 and March 31, 2006 was Rs. 410.50, Rs.377.60 and Rs.293.42 respectively. The weighted average grant date fair value for options granted under the DRL 2002 Plan at par value during the years ended March 31, 2005 and March 31, 2006 was Rs.707.40 and Rs.705.88 respectively.

Aurigene Discovery Technologies Ltd. Employee Stock Option Plan (the “Aurigene ESOP Plan”):

In fiscal 2004, Aurigene Discovery Technologies Limited (“Aurigene”), a consolidated subsidiary, adopted the Aurigene ESOP Plan to provide for issuance of stock options to employees. Aurigene has reserved 4,550,000 of its ordinary shares for issuance under this plan. Under the Aurigene ESOP Plan, stock options may be granted at a price per share as may be determined by the Compensation Committee. The options vest at the end of three years from the date of grant of option.

Stock option activity under the Aurigene ESOP Plan was as follows:

	Fiscal Year Ended March 31, 2004
						Weighted-
						Average
						Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	—		—		—	—
Granted during the year	200,000	Rs.	10	Rs.	10	65
Expired/forfeited during the year	(30,812)		10		10	—
Outstanding at the end of the year	169,188	Rs.	10	Rs.	10	65

Exercisable at the end of the year	—		—		—	—

	Fiscal Year Ended March 31, 2005
						Weighted-
						Average
						Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	169,188	Rs.	10	Rs.	10	65
Granted during the year	342,381		10		10	61
Expired/forfeited during the year	(314,391)		10		10	—

Outstanding at the end of the year	197,178	Rs.	10	Rs.	10	59

Exercisable at the end of the year	—		—		—	—

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

	Fiscal Year Ended March 31, 2006
						Weighted-
						Average
						Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	197,178	Rs.	10	Rs.	10	59
Granted during the year	500,000		10		10	70
Expired/forfeited during the year	(168,271)		10		10	—

Outstanding at the end of the year	528,907	Rs.	10	Rs.	10	67

Exercisable at the end of the year	—		—		—	—

The weighted average grant date fair value for options granted under the Aurigene ESOP Plan during the years ended March 31, 2004, 2005 and March 31, 2006 was Rs. 4.82, Rs.4.29 and Rs.4.01 respectively.

Aurigene Discovery Technologies Ltd. Management Group Stock Grant Plan (the “Management Plan”):

In fiscal 2004, Aurigene adopted the Management Plan to provide for issuance of stock options to management employees of Aurigene and its subsidiary Aurigene Discovery Technologies Inc. Aurigene has reserved 2,950,000 ordinary shares for issuance under this plan. Under the Management Plan, stock options may be granted at a price per share as may be determined by Aurigene’s compensation committee. The options vest on the date of grant of the options.

Stock option activity under the Management Plan was as follows:

	Fiscal Year Ended March 31, 2004
						Weighted-
						Average
						Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	—		—		—	—
Granted during the year	783,333	Rs.	10	Rs.	10	77
Expired during the year	(166,667)		10		10	—

Outstanding at the end of the year	616,666	Rs.	10	Rs.	10	77

Exercisable at the end of the year	616,666	Rs.	10	Rs.	10	77

	Fiscal Year Ended March 31, 2005
						Weighted-
						Average
						Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	616,666	Rs.	10	Rs.	10	77
Granted during the year	616,667		10		10	73
Expired during the year	(1,133,333)		10		10	—

Outstanding at the end of the year	100,000	Rs.	10	Rs.	10	65

Exercisable at the end of the year	100,000	Rs.	10	Rs.	10	65

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Fiscal Year Ended March 31, 2006
Weighted-
Average
Remaining
	Shares Arising	Range of		Weighted-Average		Contractual Life
	Out of Options	Exercise Prices		Exercise Price		(Months)

Outstanding at the beginning of the year	100,000	Rs.	10	Rs.	10	65
Granted during the year	—		—		—	—
Expired during the year	(100,000)		10		10	—

Outstanding at the end of the year	—		—		—	—

Exercisable at the end of the year	—		—		—	—

The weighted average grant date fair value for options granted under the Aurigene Management Plan during the fiscal year ended March 31, 2004 and 2005 was Rs. 4.25 and Rs.3.76 respectively.

24.	Allowances for sales returns

Product sales are net of allowances for sales returns. The activity in the allowance for sales returns is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Balance at the beginning of the year	Rs.	89,026	Rs.	99,919	Rs.	95,123
Acquired during the year		—		—		51,251
Additional provision		169,511		105,245		239,462
Sales returns charged to the provision		(158,618)		(110,041)		(217,480)

Balance at the end of the year	Rs.	99,919	Rs.	95,123	Rs.	168,356

25.  Other (expense)/income, net

Other (expense)/ income consists of the following:

	Fiscal Year Ended March 31,
	2004		2005		2006

Interest expense	Rs.	(14,970)	Rs.	(103,027)	Rs.	(298,603)
Interest income		421,763		374,928		717,410
Gain/(loss) on sale of available for sale securities, net		24,786		64,997		(3,924)
Other		104,330		117,339		118,723

	Rs.	535,909	Rs.	454,237	Rs.	533,606

26.	Shipping costs

Selling, general and administrative expenses include shipping and handling costs of Rs.557,969, Rs.642,508 and Rs.823,883 for the years ended March 31, 2004, 2005 and 2006 respectively.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

27.	Income taxes

Income taxes consist of the following:

	Fiscal Year Ended March 31,
	2004		2005		2006

Pre-tax income
Domestic	Rs.	3,021,098	Rs.	562,343	Rs.	2,144,176
Foreign		(481,060)		(455,314)		(256,853)

	Rs.	2,540,038	Rs.	107,029	Rs.	1,887,323

Income tax benefit/(expense) attributable to continuing operations:
Current taxes:
Domestic	Rs.	(202,364)	Rs.	(250)	Rs.	(279,466)
Foreign		(1,752)		(1,053)		(34,081)

		(204,116)		(1,303)		(313,547)

Deferred taxes:
Domestic		20,126		190,087		(48,503)
Foreign		114,741		(94,507)		103,660

		134,867		95,580		55,157

	Rs.	(69,249)	Rs.	94,277	Rs.	(258,390)

Deferred tax benefit/(expense) attributable to other comprehensive income	Rs.	(3,873)	Rs.	5,206	Rs.	35,079

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The reported income tax expense differed from amounts computed by applying the enacted tax rates to income/(loss) before income taxes as a result of the following:

	Fiscal Year Ended March 31,
	2004		2005		2006

Income before income taxes and minority interest	Rs.	2,540,038	Rs.	107,029	Rs.	1,887,323
Enacted tax rate in India		35.875%		36.5925%		33.66%

Computed expected tax benefit/(expense)	Rs.	(911,239)	Rs.	(39,164)	Rs.	(635,272)
Effect of:
Differences between Indian and foreign tax rates		(2,325)		13,362		(8,546)
Valuation allowance		(149,805)		(254,243)		(142,206)
In-process technology written-off		—		(110,771)		—
Expenses not deductible for tax purposes		(39,149)		(36,552)		(67,403)
ESOP cost not deductible for tax purpose		(43,831)		(52,694)		(54,614)
Income exempt from income taxes		856,317		333,310		538,151
Foreign exchange (loss)/gain		64,008		(5,300)		8,335
Incremental deduction allowed for research and development expenses		172,259		254,245		166,308
Indexation of capital assets		907		8,275		1,413
Tax rate change		12,111		(9,466)		12,534
Minimum alternate tax		(639)		(3,910)		(3,019)
Resolution of prior period tax matters		—		—		(73,970)
Others		(27,863)		(2,815)		(101)

Income tax benefit/(expense)	Rs.	(69,249)	Rs.	94,277	Rs.	(258,390)

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities and a description of the items that create these differences is given below:

	As of March 31,
	2005		2006

Deferred tax assets:
Inventory	Rs.	62,644		47,407
Deferred revenue		5,868		7,957
Minimum Alternate Tax		—		140,400
Accounts payable		46,300		47,655
Investments		93,762		169,737
Operating loss carry-forward		874,187		1,320,961
Capital loss carry forward		36,890		44,622
Expenses deferred for tax purposes
Research and development expenses		52,026		47,787
Employee costs		62,009		34,062
Legal costs		66,647		33,269
Start-up costs		42,138		37,460
Others		31,824		15,464
Other current liabilities		96,265		179,178

		1,470,560		2,125,959
Less: Valuation allowance		(781,392)		(923,598)

Deferred tax assets		689,168		1,202,361

Deferred tax liabilities
Property, plant and equipment		(876,483)		(824,174)
Intangible assets		(134,054)		(6,425,661)
Investment securities		(14,094)		(12,964)
Others		(45,518)		(162,691)

Deferred tax liabilities		(1,070,149)		(7,425,490)

Net deferred tax assets/(liabilities)		(380,981)		(6,223,129)
Deferred charges		66,123		50,705

	Rs.	(314,858)	Rs.	(6,172,424)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets and tax loss carry forwards is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of the projected future taxable income and tax planning strategy in making this assessment. Based on the level of historical taxable income and projections for future taxable incomes over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the Company will realize the benefits of those deductible differences and tax loss carry forwards, net of the existing valuation allowances. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Operating loss carry forward comprises business losses and unabsorbed depreciation. The period for which such losses can be carried forward differs from five years to indefinite.

The Company has during the year, set up a full valuation allowance against the deferred tax asset on account of tax effect of operating and capital losses carry forward and other net deferred tax assets of AMPNH, RNBV, RPI, RANV, RPS, RBL, RCSA, DRSA, DRFBL, Reddy US and others amounting to Rs.108,850 as the management based on future profit projections believes that the likelihood of not realizing these deferred tax assets is more likely than not.

Valuation allowance has been created with regard to operating losses and other net deferred tax assets arising out of ADTL, ADLINC, RUSTI amounting to Rs.33,356 as these subsidiaries specializes in research activities and the Company believes that the likelihood of not realizing these deferred tax assets is more likely than not.

Income exempt from tax represents export earnings exempt for tax purposes and earnings derived from units set up in backward areas for which the Company is eligible for tax concessions under the local laws.

Incremental deduction allowed for research and development expenses represents tax incentive provided by the government of India for carrying out such activities.

As of March 31, 2006 the Company had operating and capital loss carry-forward of Rs.3,558,808 that expires as follows:

Expiring in the Year Ending March 31,	Rs.’000

2007		21,931
2008		217,651
2009		14,576
2010		—
2011		—
Thereafter (2012 — 2024)		1,007,767
Thereafter (indefinite)		2,296,883

	Rs.	3,558,808

Operating loss carry forward includes unabsorbed depreciation of Rs.107,832, which can be carried forward indefinitely. Further, as of March 31, 2006 the Company had capital loss carry forward of Rs.176,422 that expires on March 31, 2013 and Rs.22,430 that expires on March 31, 2014 and the valuation allowance has been created for the same.

Undistributed earnings of the Company’s foreign subsidiaries and unrecognized deferred tax liability on the same amounted to approximately Rs.245,906 Rs.273,274, Rs.307,012 and Rs.88,219, Rs.100,163, Rs.103,340 as of March 31, 2004, 2005 and 2006 respectively. Such earnings are considered to be indefinitely reinvested and, accordingly no provision for income taxes has been recorded on the undistributed earnings.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

28.	Earnings per share

A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share is set out below:

	Fiscal Year ended March 31,
	2004	2005	2006

Basic earnings per equity share — weighted average number of equity shares outstanding	153,027,528	153,037,898	153,093,316
Effect of dilutive equivalent shares-stock options outstanding	71,558	81,708	310,530

Diluted earnings per equity share — weighted average number of equity shares outstanding	153,099,196	153,119,602	153,403,846

29.	Employee benefit plans

Gratuity benefits:  In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (the “Gratuity Plan”) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Effective September 1, 1999, the Company established Dr. Reddy’s Laboratories Gratuity Fund (the “Gratuity Fund”). Liabilities with regard to the Gratuity Plan are determined by an actuarial valuation, based upon which the Company makes contributions to the Gratuity Fund. Trustees administer the contributions made to the Gratuity Fund. The amounts contributed to the Gratuity Fund are invested in specific securities as mandated by law and generally consist of federal and state government bonds and the debt instruments of government-owned corporations.

In respect of certain other employees of the Company, the gratuity benefit is provided through annual contribution to separate funds managed by the Life Insurance Corporation of India (“LIC”) and ICICI Prudential Life Insurance Company Limited (“ICICI Pru”). Under this scheme, the settlement obligation remains with the Company, although the LIC and ICICI Pru administer the funds and determine the contribution premium required to be paid by the Company.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The following table sets out the funded status of the Gratuity Plan and the amounts recognized in the Company’s financial statements:

	As of March 31,
	2005		2006

Change in the benefit obligations
Projected Benefit Obligations (PBO) at the beginning of the year	Rs.	147,309	Rs.	200,039
Service cost		20,379		26,926
Interest cost		10,217		15,255
Actuarial (gain)/ loss		34,362		(14,384)
Benefits paid		(12,228)		(19,800)

PBO at the end of the year	Rs.	200,039	Rs.	208,036

Change in plan assets
Fair value of plan assets at the beginning of the year	Rs.	130,939	Rs.	127,122
Actual return on plan assets		(26,003)		11,066
Employer contributions		34,414		101,882
Benefits paid		(12,228)		(19,800)

Plan assets at the end of the year	Rs.	127,122	Rs.	220,270

Funded status	Rs.	(72,917)		12,234
Unrecognized actuarial loss		92,014		68,560
Unrecognized transitional obligation		12,146		—

Net amount recognized	Rs.	31,243	Rs.	80,794

Amounts recognized in the statement of financial position consist of:

	Fiscal Year Ended March 31,
	2005		2006

Prepaid benefit cost	Rs.	35,231	Rs.	85,991
Accrued benefit liability		(3,988)		(5,197)

Net amount recognized	Rs.	31,243	Rs.	80,794

The accumulated benefit obligation for the Gratuity Plan was Rs.105,931 and Rs.112,873 as at March 31, 2005 and 2006 respectively.

Components of net periodic benefit cost:

	Fiscal Year Ended March 31,
	2004		2005		2006

Service cost	Rs.	16,061	Rs.	20,379	Rs.	26,926
Interest cost		8,992		10,217		15,255
Expected return on plan assets		(8,831)		(10,468)		(9,211)
Amortization of transition obligation / (assets)		770		770		12,146
Recognized net actuarial (gain) / loss		881		288		7,215

Net amount recognized	Rs.	17,873	Rs.	21,186	Rs.	52,331

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Summary of the actuarial assumptions:  The actuarial assumptions used in accounting for the Gratuity Plan are:

Weighted-average assumptions used to determine benefit obligations:

	As at March 31,
	2005	2006

Discount rate	8.0%	8%
Rate of compensation increase	7.0%	8% per annum for first 5 years and 6% per annum thereafter.

Weighted-average assumptions used to determine net periodic benefit cost:

	Fiscal Year Ended March 31,
	2004	2005	2006

Discount rate	8.0%	8.0%	8.0%
Rate of compensation increase	12.0% for first	7.0%	8.0% per annum for
	year and 7.0%		first 5 years and
	thereafter		6.0% per annum thereafter
Expected long-term return on plan assets	8.0%	7.5%	7.5%

The expected long-term return on plan assets is based on the expectation of the average long-term rate of return expected to prevail over the next 15 to 20 years on the types of investments prescribed as per the statutory pattern of investment.

Plan assets:  The Company’s gratuity plan weighted-average asset allocations at March 31, 2005 and 2006, by asset category are as follows:

	Fiscal Year Ended March 31,
	2005	2006

Debt	100%	63%
Funds managed by LIC	—	37%

Contributions:  The Company expects to contribute Rs.10,098 to its gratuity plan during the year ending March 31, 2007

Estimated future benefit payments:  The following benefit payments are expected to be paid:

Fiscal Year ended March 31,
2007	Rs.	18,828
2008		20,166
2009		25,495
2010		23,692
2011		27,513
2012 to 2015		174,756

Superannuation benefits:  Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a superannuation, a defined contribution plan administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

salary. The Company has no further obligations under the plan beyond its annual contributions. The Company contributed Rs.24,192, Rs.26,994 and Rs.24,832 to the superannuation plan during the years ended March 31, 2004, 2005 and 2006 respectively.

Provident fund benefits:  In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. Both the employee and employer each make monthly contributions to the plan each equal to 12% of the covered employee’s salary. The Company has no further obligations under the plan beyond its monthly contributions. The Company contributed Rs.58,685, Rs.64,223 and Rs.64,443 to the provident fund plan during the years ended March 31, 2004, 2005 and 2006 respectively.

Pension plan:  All the employees of Falcon are governed by a Defined Benefit Plan in the form of pension plan. The pension plan provides a payment to vested employees at retirement or termination of their employment. This payment is based on the employee’s integrated salary and is paid in the form of a monthly pension over a period of 20 years computed based on a predefined formula. Liabilities with regard to the pension plan are determined by an actuarial valuation, based upon which the Company makes contributions to the pension plan fund. This fund is administered by a third party who is provided guidance by a technical committee formed by senior employees of the Company.

The following table sets out the funded status of the Falcon pension plan and the amounts recognized in the Company’s financial statements:

	As of March 31,
	2006

Change in the benefit obligations
Projected Benefit Obligations (PBO) as on January 1, 2006	Rs.	275,001
Service cost		4,173
Interest cost		3,490
Actuarial (gain)/ loss		892
Benefits paid		—
Inflationary effect over initial balance		2,383

PBO at the end of the year		285,939

Change in plan assets
Fair value of plan assets at the beginning of the year		246,173
Actual return on plan assets		2,947
Employer contributions		—
Benefits paid		—
Inflationary effect over initial balance		2,134

Plan assets at the end of the year		251,254

Funded status		(34,685)
Unrecognized actuarial gain		(711)

Net amount recognized	Rs.	(35,396)

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Amounts recognized in the statement of financial position consist of:

	As of March 31,
	2006

Accrued benefit liability	Rs.	(35,396)

Net amount recognized	Rs.	(35,396)

Components of net periodic benefit cost:

	Fiscal Year Ended
	March 31,
	2006

Service cost	Rs.	4,137
Interest cost		3,460
Expected return on plan assets		(3,725)
Cost price inflation index adjustment over net periodic pension cost		43

Net periodic pension cost adjusted by cost price inflation index	Rs.	3,915

Summary of the actuarial assumptions:  The actuarial assumptions used in accounting for the Falcon pension plan are:

Weighted-average assumptions used to determine benefit obligations:

As at
March 31,
2006

Discount rate	5.25%
Rate of compensation increase	0.75%

Weighted-average assumptions used to determine net periodic benefit cost:

Fiscal Year Ended
March 31,
2006

Discount rate	5.25%
Rate of compensation increase	2.00%
Expected long-term return on plan assets	7.75%
Inflation rate of fiscal year	0.87%

Plan assets:  The Company’s pension plan weighted-average asset allocations, by asset category are as follows:

Fiscal Year Ended
March 31,
2006

Equity	27%
Debt	73%

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

Estimated future benefit payments:  The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Fiscal Year ended March 31,
2007	Rs.	23,473
2008		28,118
2009		28,490
2010		26,143
2011		28,391
2012 to 2017		150,502

30.	Related party transactions

The Company has entered into transactions with the following related parties:

•	Diana Hotels Limited for availing hotel services

•	AR Chlorides for availing processing services of raw materials and intermediates

•	Dr. Reddy’s Holdings Private Limited for purchase and sale of active pharmaceutical ingredients and intermediates

•	Madras Diabetes Research Foundation for undertaking research on behalf of the Company

•	Dr. Reddy’s Heritage Foundation for purchase of services

•	SR Enterprises for transportation services

•	Manava Seva Dharma Samvardhani Trust for social contribution to which the Company has made contribution.

The directors of the Company have either a significant ownership interest, controlling interest or exercise significant influence over these entities (“significant interest entities”).

The Company has carried out transactions with its two affiliates, Perlecan Pharma and Reddy Kunshan. These transactions are in the nature of reimbursement of research and development expenses by Perlecan Pharma and the purchase of active pharmacecutical ingredients by the Company from Reddy Kunshan. The Company has also entered into transactions with employees, directors of the Company and their relatives.

One of the Company’s executives and U.S. general counsel, hired on July 15, 2002, is a partner of a law firm that the Company engages for provision of legal services. Legal fees paid by the Company to the concerned law firm were Rs.423,137, Rs.468,758 and Rs.466,567 during the years ended March 31, 2004, 2005 and 2006 respectively.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The following is a summary of significant related party transactions:

	Fiscal Year Ended March 31,
	2004		2005		2006

Purchases from:
Significant interest entities	Rs.	59,889	Rs.	45,239	Rs.	182,870
Affiliates		107,801		39,278		5,410
Sales to:
Significant interest entities		1,185		1,055		32,255
Lease rental paid under cancelable operating leases to:
Directors and their relatives		16,891		17,144		18,927
Administrative expenses paid to:
Significant interest entities		4,793		4,649		7,401

The Company has the following amounts due from related parties:

	As of March 31,
	2005		2006

Significant interest entities		—	Rs.	6,084
Directors and their relatives	Rs.	3,680		4,380
Employee loans (interest free)		18,199		7,537
Affiliates		—		234,541

	Rs.	21,879	Rs.	252,542

The Company has the following amounts due to related parties:

	As of March 31,
	2005		2006

Significant interest entities	Rs.	16,397	Rs.	18,958
Payable towards legal fees		123,106		131,392
Directors and their relatives		—		1,328

	Rs.	139,503	Rs.	151,678

As of March 31, 2006, the required repayments of employee loans are given below:

Repayable in the year ending March 31:
2007	Rs.	5,735
2008		1,448
2009		296
2010		58
2011		—
Thereafter		—

	Rs.	7,537

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

31.  Commitments and Contingencies

Capital Commitments:  As of March 31, 2005 and 2006, the Company had committed to spend approximately Rs.192,161 and Rs.744,006 respectively, under agreements to purchase property and equipment. The amount is net of capital advances paid in respect of such purchases.

Guarantees:  In accordance with the provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, the Company recognizes the fair value of guarantee and indemnification arrangements issued or modified by the Company, if these arrangements are within the scope of that Interpretation. In addition, under previously existing generally accepted accounting principles, the Company continues to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under the guarantees and indemnifications when those losses are estimable.

On December 14, 2001, in order to enable the Company’s affiliate Pathnet India Private Limited (“Pathnet”) to secure a credit facility of Rs.250,000 from ICICI Bank Ltd. (“ICICI Bank”), the Company issued a corporate guarantee amounting to Rs.122,500 in favor of ICICI Bank. Pathnet was an equity investee accounted for by the equity method. During the fiscal year ended March 31, 2006, the Company sold its stake in Pathnet and settled the guarantee by paying ICICI Bank Rs.21,000, representing the Company’s share of the loan amount then outstanding. The Company’s payment was determined based on its share of the outstanding guarantees of Pathnet’s credit facility.

KRRP secured a credit facility of Rs.32,000 from Citibank, N.A. (“Citibank”). To enhance the credit standing of KRRP the Company issued during the fiscal year ended March 31, 2006, a corporate guarantee amounting to Rs.45,000 in favor of Citibank. The guarantee is required to be renewed every year and the liability of the Company may arise in case of non-payment or non-performance of other obligations of KRRP under its credit facility agreement with Citibank. As of March 31, 2006, it is not probable that the Company will be required to make payments under the guarantee. Accordingly, no liability has been accrued for a loss related to the Company’s obligation under this guarantee arrangement.

Litigations/Contingencies:  The Company manufactures and distributes Norfloxacin, a formulations product. Under the Drugs Prices Control Order (the “DPCO”), the government of India has the authority to designate a pharmaceutical product as a “specified product” and fix the maximum selling price for such product. In 1995, the government of India notified Norfloxacin as a “specified product” and fixed the maximum selling price. In 1996, the Company filed a statutory Form III before the government of India for the upward revision of the price and a legal suit in the Andhra Pradesh High Court (the “High Court”) challenging the validity of the notification on the grounds that the applicable rules of the DPCO were not complied with while fixing the ceiling price. The High Court had earlier granted an interim order in favor of the Company, however it subsequently dismissed the case in April 2004. The Company filed a review petition in the High Court in April 2004 which was also dismissed by the High Court in October 2004. Subsequently the Company appealed to the Supreme court of India by filing a Special Leave Petition. The appeal is currently pending with the Supreme Court.

During the fiscal year ended March 31, 2006 the Company received a notice from the Government of India demanding the recovery of the price the Company charged for norfloxacin in excess of the maximum selling price fixed by the government of India, amounting to Rs.284,984 including interest thereon. The Company filed a writ petition in the High Court challenging the government of India’s demand order. The High Court has admitted the writ petition and granted an interim order, however it ordered the Company to deposit 50% of the principal amount claimed by the Government of India, which amounts to Rs.77,149. The Company deposited this amount with the Government of India on November 14, 2005 while it awaits the outcome of its appeal with the Supreme Court. The Company has provided fully against the potential liability

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

in respect of the principal amount demanded and believes that the possibility of any liability that may arise on account of interest and penalty is remote. In the event that the Company is unsuccessful in the litigation in the Supreme Court, it will be required to remit the sale proceeds in excess of the maximum selling price to the Government of India and penalties or interest if any, the amounts of which are not readily ascertainable.

During the fiscal year ended March 31, 2003, the Central Excise Authorities of India (the “Authorities”) issued a demand notice on one of the Company’s vendors with regard to the assessable value of its products supplied to the Company. The Company has been named as a co-defendant in the notice. The Authorities demanded payment of Rs.175,718 from the vendor including a penalty of Rs.90,359. The Authorities, through the same notice, issued a penalty claim of Rs.70,000 against the Company.

During the fiscal year ended March 31, 2005, the Authorities issued an additional notice on the vendor demanding Rs.225,999 from the vendor including a penalty of Rs.51,152. The Authorities, through the same notice, issued a penalty claim of Rs.6,500 against the Company. Further, during the fiscal year ended March 31, 2006, the Authorities issued an additional notice on the vendor demanding payment of Rs.33,549. The Company has filed appeals against these notices.

The Indian Council for Environmental Legal Action filed a writ in 1989 under Article 32 of the Constitution of India against the Union of India and others in the Supreme Court of India for the safety of people living in the Patancheru and Bollarum areas of Medak district of Andhra Pradesh. The Company has been named in the list of polluting industries.

In 1996, the Andhra Pradesh District Judge proposed that the polluting industries compensate farmers in the Patancheru, Bollarum and Jeedimetla areas for discharging effluents which damaged the farmers’ agricultural land. The compensation was fixed at Rs.1.3 per acre for dry land and Rs.1.7 per acre for wet land over the following three years. Accordingly, the Company has paid a total compensation of Rs.2,013. The matter is still pending in the courts and the possibility of additional liability is remote. The Company would not be able to recover the compensation paid, even if the decision of the court is in its favor.

Additionally, the Company is also involved in other lawsuits, claims, investigations and proceedings, including patent and commercial matters, which arise in the ordinary course of business. However, there are no such matters pending that the Company expects to be material in relation to its business.

32.  Segment reporting and related information

a) Segment information

The Chief Operating Decision Maker (“CODM”) evaluates the Company’s performance and allocates resources based on an analysis of various performance indicators by product segments. The product segments and the respective performance indicators reviewed by the CODM are as follows:

•	Formulations — Revenues by therapeutic product category; Gross profit

•	Active pharmaceutical ingredients and intermediates — Gross profit, revenues by geography and revenues by key products;

•	Generics — Gross profit;

•	Critical care and biotechnology — Gross profit;

•	Drug discovery — Revenues and expenses.

•	Custom pharmaceutical services — Gross profit; and

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

The CODM of the Company does not review the total assets for each reportable segment. The property and equipment used in the Company’s business, depreciation and amortization expenses, are not fully identifiable with/ allocable to individual reportable segments, as certain assets are used interchangeably between segments. The other assets are not specifically allocable to the reportable segments. Consequently, management believes that it is not practicable to provide segment disclosures relating to total assets since allocation among the various reportable segments is not possible.

Formulations

Formulations, also referred to as finished dosages, consist of finished pharmaceutical products ready for consumption by the patient. An analysis of revenues by therapeutic category of the formulations segment is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Gastro-intestinal	Rs.	1,624,811	Rs.	1,740,087	Rs.	2,252,528
Pain control		1,386,362		1,540,665		1,873,921
Cardiovascular		1,444,055		1,494,701		1,707,223
Anti-infectives		1,013,595		1,001,797		1,118,631
Dermatology		313,076		338,016		427,165
Others		1,732,039		1,526,753		2,535,664

	Rs.	7,513,938	Rs.	7,642,019	Rs.	9,915,132
Intersegment revenues(1)		19,519		17,702		40,426
Adjustments(2)		(25,979)		163,192		(29,603)

Total revenues	Rs.	7,507,478	Rs.	7,822,913	Rs.	9,925,955

Cost of revenues		2,450,906		2,280,473		3,024,070
Intersegment cost of revenues(3)		211,182		259,727		242,080
Adjustments(2)		(84,424)		(47,397)		(182,012)

	Rs.	2,577,664	Rs.	2,492,803	Rs.	3,084,138

Gross profit		4,871,369		5,119,521		6,689,408
Adjustments(2)		58,445		210,589		152,409

	Rs.	4,929,814	Rs.	5,330,110	Rs.	6,841,817

(1)	Intersegment revenues comprises transfers to the active pharmaceutical ingredients and intermediates segment and is accounted for at cost to the transferring segment.

(2)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

(3)	Intersegment cost of revenues is comprised of transfers from the active pharmaceutical ingredients and intermediates segment to formulations and is accounted for at cost to the transferring segment.

Active pharmaceutical ingredients and intermediates

Active pharmaceutical ingredients and intermediates, also known as active pharmaceutical products or bulk drugs, are the principal ingredients for formulations. Active pharmaceutical ingredients and intermediates

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

become formulations when the dosage is fixed in a form ready for human consumption such as a tablet, capsule or liquid using additional inactive ingredients.

An analysis of gross profit for the segment is given below.

	Fiscal Year Ended March 31,
	2004		2005		2006

Revenues from external customers	Rs.	6,973,891	Rs.	5,946,765	Rs.	7,448,681
Intersegment revenues(1)		602,060		742,294		1,064,816
Adjustments(2)		52,552		255,469		(275,440)

Total revenues	Rs.	7,628,503	Rs.	6,944,528	Rs.	8,238,057

Cost of revenues	Rs.	4,666,757	Rs.	4,499,140		5,462,935
Intersegment cost of revenues(3)		19,519		17,702		40,426
Adjustments(2)		416,082		496,713		413,239

	Rs.	5,102,358	Rs.	5,013,555	Rs.	5,916,600

Gross profit	Rs.	2,889,675	Rs.	2,172,217	Rs.	3,010,135
Adjustments(2)		(363,530)		(241,244)		(688,679)

	Rs.	2,526,145	Rs.	1,930,973	Rs.	2,321,456

(1)	Intersegment revenues comprises transfers to formulations, generics and custom pharamaceutical services and is accounted for at cost to the transferring segment.

(2)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

(3)	Intersegment cost of revenues is comprised of transfers from the formulations segment to active pharmaceutical ingredients and intermediates segment and is accounted for at cost to the transferring segment.

An analysis of revenue by geography is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

North America	Rs.	1,902,922	Rs.	1,848,963	Rs.	1,654,953
India		2,160,297		1,988,134		2,302,434
Europe		1,626,890		1,091,190		1,420,930
Others		1,983,551		2,032,258		2,865,743

		7,673,660		6,960,545		8,244,060
Adjustments(1)		(45,157)		(16,017)		(6,003)

	Rs.	7,628,503	Rs.	6,944,528	Rs.	8,238,057

(1)	The adjustments represent reconciling items to conform the segment information to U.S. GAAP. Such adjustments primarily relate to elimination of sales made to subsidiaries and other adjustments.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

An analysis of revenues by key products is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Ciprofloxacin hydrochloride	Rs.	959,773	Rs.	619,112	Rs.	778,458
Ramipril		1,314,164		783,362		642,538
Terbinafine HCl		124,923		194,482		537,155
Ibuprofen		394,634		460,490		502,263
Sertraline hydrochloride		178,537		138,158		494,101
Ranitidine HCl Form 1 & 2		711,445		734,265		552,845
Naproxen sodium		437,339		470,044		380,409
Naproxen		233,835		229,553		374,997
Atorvastatin		211,192		252,466		321,139
Montelukast		29,825		52,626		241,090
Losartan potassium		214,231		180,528		172,682
Sparfloxacin		197,055		117,520		168,200
Nizatidine		159,592		216,757		160,857
Clopidogrel		140,310		79,586		139,941
Dextromethorphan HBr		182,775		165,836		134,884
Others		2,138,873		2,249,743		2,636,498

Total	Rs.	7,628,503	Rs.	6,944,528	Rs.	8,238,057

Generics

Generics are generic finished dosages with therapeutic equivalence to branded formulations. The Company entered the global generics market during the fiscal year ended March 31, 2001 with the export of ranitidine 75mg and oxaprozin to the United States. The Company’s acquisition of beta Holding during the year ended March 31, 2006 has been assigned to this segment.

An analysis of gross profit for the segment is given below.

	Fiscal Year Ended March 31,
	2004		2005		2006

Revenues	Rs.	4,337,525	Rs.	3,577,421	Rs.	4,055,764
Less:
Cost of revenues		989,125		1,222,401		1,464,479
Intersegment cost of revenues(1)		335,342		397,969		704,321

		1,324,467		1,620,370		2,168,800

Gross Profit	Rs.	3,013,058	Rs.	1,957,051	Rs.	1,886,964

(1)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the generics segment and is accounted for at cost to the transferring segment.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

An analysis of revenues by key products for the fiscal years ended March 31, 2004, 2005, and 2006 is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Omeprazole	Rs.	325,304	Rs.	434,090	Rs.	786,341
Fluoxetine		1,825,546		857,927		381,265
Amlodipine		7,797		200,459		384,411
Ranitidine		205,799		194,003		235,621
Ibuprofen		183,973		198,666		251,430
Ciprofloxacin		28,057		196,010		158,158
Others		1,761,049		1,496,266		1,858,538

	Rs.	4,337,525	Rs.	3,577,421	Rs.	4,055,764

Critical care and biotechnology

Diagnostic pharmaceuticals and equipment and specialist products are produced and marketed by the Company primarily for anti-cancer and critical care. An analysis of gross profit for the diagnostics, critical care and biotechnology segment is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Revenues	Rs.	411,028	Rs.	527,108	Rs.	691,074
Cost of revenues(1)		206,974		176,534		235,869

Gross profit	Rs.	204,054	Rs.	350,574	Rs.	455,205

(1)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the critical care and biotechnology segment and is accounted for at cost to the transferring segment.

Drug discovery

The Company is involved in drug discovery through the research facilities located in the United States and India. The Company commercializes drugs discovered with other products and also licenses these discoveries to other companies. An analysis of the revenues and expenses of the drug discovery segment is given below:

	Fiscal Year Ended March 31,
	2004		2005		2006

Revenues	Rs.	—	Rs.	288,382		—

		—	Rs.	288,382		—

Research and development expenses	Rs.	729,434	Rs.	868,992	Rs.	814,485

Custom pharmaceutical services (“CPS”)

Custom pharmaceutical services operations relate to the manufacture and sale of active pharmaceutical ingredients and steroids in accordance with the customer’s requirements. The Company’s acquisition of Falcon, Roche’s manufacturing facility in Mexico, during the year ended March 31, 2006 has been assigned to this segment.

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

An increase in the revenues of custom pharmaceutical services business coupled with the acquisition of Falcon has resulted in disclosure of CPS as a separate segment. Segment data for the previous periods has been reclassified on a comparable basis. In earlier periods the result of CPS business was grouped under “Others” in segment information.

	Fiscal Year Ended March 31,
	2004		2005		2006

Revenues	Rs.	113,094	Rs.	311,574	Rs.	1,326,828
Less:
Cost of revenues		2,213		—		829,302
Intersegment cost of revenues(1)		55,339		82,559		118,415
Adjustments(2)		—		—		51,717

		57,552		82,559		999,434

Gross Profit	Rs.	55,542	Rs.	229,015	Rs.	327,394

(1)	Intersegment cost of revenues comprises transfers from the active pharmaceutical ingredients and intermediates segment to the custom pharmaceutical services and is accounted for at cost to the transferring segment.

(2)	The adjustments represent reconciling items to conform the segment information with U.S. GAAP. Such adjustments primarily relate to deferral of up-front non-refundable license fees.

a) Reconciliation of segment information to entity total

	Fiscal Year Ended				Fiscal Year Ended				Fiscal Year Ended
	March 31, 2004				March 31, 2005				March 31, 2006
	Revenues		Gross Profit		Revenues		Gross Profit		Revenues		Gross Profit

Formulations	Rs.	7,507,478	Rs.	4,929,814	Rs.	7,822,913	Rs.	5,330,110	Rs.	9,925,955	Rs.	6,841,817
Active pharmaceutical ingredients and intermediates		7,628,503		2,526,145		6,944,528		1,930,973		8,238,057		2,321,456
Generics		4,337,525		3,013,058		3,577,421		1,957,051		4,055,764		1,886,964
Critical care and biotechnology		411,028		204,054		527,108		350,574		691,074		455,205
Drug discovery		—				288,382		288,382		—		—
Custom pharmaceutical services		113,094		55,542		311,573		229,015		1,326,828		327,394
Others		105,894		37,654		47,441		47,441		29,369		16,798

	Rs.	20,103,522	Rs.	10,766,267	Rs.	19,519,366	Rs.	10,133,546	Rs.	24,267,047	Rs.	11,849,634

b) Analysis of revenue by geography

The Company’s business is organized into five key geographic segments. Revenues are attributable to individual geographic segments based on the location of the customer.

	Fiscal Year Ended March 31,
	2004		2005		2006

India	Rs.	7,143,798	Rs.	6,693,042	Rs.	8,272,468
North America		5,319,160		4,349,191		3,983,860
Russia and other countries of the former Soviet Union		2,285,838		2,782,171		3,559,477
Europe		2,788,648		2,868,233		4,326,366
Others		2,566,078		2,826,729		4,124,876

	Rs.	20,103,522	Rs.	19,519,366	Rs.	24,267,047

DR. REDDY’S LABORATORIES LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data and where otherwise stated)

c) Analysis of property, plant and equipment by geography

Property, plant and equipment (net) attributed to individual geographic segments are given below:

	As of March 31,
	2005		2006

India	Rs.	6,723,966	Rs.	7,063,595
North America		157,549		1,511,068
Russia and other countries of the former Soviet Union		34,681		30,118
Europe		122,449		468,314
Others		19,663		13,236

	Rs.	7,058,308	Rs.	9,086,331

33.  Other operating (income)/expense, net

Other operating (income)/expense consists of the following:

	Fiscal Year Ended March 31,
	2004		2005		2006

(Profit)/loss on sale of property, plant and equipment	Rs.	29,319	Rs.	(1,810)	Rs.	(320,361)
Loss on sale of subsidiary interest		58,473		8,122		—
Other		(4,584)		(343)		—

	Rs.	83,208	Rs.	5,969	Rs.	(320,361)

The above profit on sale of property, plant and equipment for the fiscal 2006 includes an amount of Rs.387,337 on account of sale of one of the manufacturing facilities of the Company in Goa.

34.  Subsequent event

On July 28, 2006, the shareholders of the Company approved a one-for-one stock dividend on the equity shares of the Company. Consequently, the authorized capital of the Company was increased from Rs.500,000 as of March 31, 2006 to Rs.1,000,000 effective July 28, 2006. The stock dividend had the effect of a stock split with one additional share being issued for every share held. The additional share of common stock was distributed on August 30, 2006 to shareholders on record as of August 29, 2006.

The information pertaining to number of shares, number of options, exercise price and earnings per share has been retroactively restated in the consolidated financial statements and notes to the consolidated financial statements for all periods presented except for options earmarked under Category B where the exercise price is equal to the par value of the underlying equity shares (i.e., Rs.5 per option).

beta Holding GmbH
Augsburg

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements for the periods ended 30 November 2004 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of beta Holding GmbH and subsidiaries as of November 30, 2004 and 2005, and the related consolidated statements of profit and loss and cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of beta Holding GmbH and its subsidiaries as of November 30, 2004 and 2005, and the results of their operations and their cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of November 30, 2004 and 2005 and net income for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 to the extent summarized by the Company in Note VIII to the Consolidated Financial Statements.

Düsseldorf,
November 2, 2006
Deloitte & Touche GmbH
Wirtschaftsprüngsgesellschaft

beta Holding GmbH, Augsburg

Consolidated Balance Sheets

		As at	AS at			As at	As at
		30 Nov. 2004	30 Nov. 2005			30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000			EUR’000	EUR’000

	Assets				Equity and Liabilities
A.	Fixed assets			A.	Equity
I.	Intangible assets			I.	Subscribed capital	150	150
1.	Drug licences, brand name and software	117,557	103,962
2.	Goodwill	100,602	93,505	II.	Additional paid-in capital	67,889	67,889
3.	Payments on account	158	926

		218,317	198,393	III.	Losses carried forward		(42,614)

II.	Tangible assets
1.	Land	589	584	IV.	Net loss for the year	(42,614)	(4,985)
2.	Office equipment	1,209	1,102
3.	Payments on account	88

		1,886	1,686			25,425	20,440

II.	Financial assets
	Shares in affiliated enterprises	100	100	B.	Accruals

		220,303	200,179	1.	Tax accruals	3,774	6,834

				2.	Other accruals	6,908	10,835

B.	Current assets					10,682	17,669

I.	Inventories			C.	Liabilities
1.	Raw materials and supplies		22	1.	Liabilities to banks	61,721	51,161
2.	Work in process		62	2.	Trade payables	7,167	6,187

3.	Finished goods and merchandise	9,325	8,609	3.	Payables to affiliated enterprises		857

4.	Payments on account		60	4.	Payables to enterprises in which participations are held	57,176	62,258
		9,325	8,753
				5.	Sundry liabilities from financing of share acquisition	88,203	90,951
II.	Receivables and other assets				Other liabilities	2,378	2,797

1.	Trade receivables	3,511	8,207			216,645	214,211

2.	Receivables from affiliated enterprises	143	510
3.	Other assets	3,891	1,822	D.	Deferred income	7

		7,545	10,539

III.	Securities
	Other securities		26,683
IV.	Cash on hand and bank balances	12,057	2,967

		28,927	48,942

C.	Prepaid expenses	3,529	3,199

		252,759	252,320			252,759	252,320

beta Holding GmbH, Augsburg

Consolidated Statements of Profit and Loss

German GAAP

		03 Dec. 2003 to	01 Dec. 2004 to
		30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000

1.	Sales	83,342	136,878
2.	Cost of sales	39,264	43,967

3.	Gross profit on sales	44,078	92,911
4.	Selling expenses	37,501	48,114
5.	General administration expenses	26,396	21,362
6.	Other operating income	707	1,942
7.	Other operating expenses	5,762	7,497

8.	Income/(loss) from operations	(24,874)	17,880
9.	Other interest and similar income	190	240
10.	Interest and similar expenses	17,790	16,331

11.	Income/(loss) from ordinary activities	(42,474)	1,789
12.	Taxes on income	140	6,774

13.	Net loss	(42,614)	(4,985)

beta Holding GmbH, Augsburg

Consolidated Statement of Cash Flows

	For the Period 3 Dec. 2003		For the Period 1 Dec. 2004
	to 30 Nov. 2004		to 30 Nov. 2005
	EUR’000	EUR’000	EUR’000	EUR’000

Cash flows from operating activities:
Net Loss		(42,614)		(4,985)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,983		22,904
Loss on sale of equipment	0		10
Change in assets and liabilities net of effects from purchase of acquired companies:
Increase in receivables and other assets	(4,263)		(2,957)
Decrease in inventory	10,265		572
Increase(−)/Decrease in prepaid expenses	157		332
Decrease (−)/Increase of provisions	(1,903)		6,986
Increase/Decrease (−) in accounts payable and accrued expenses	2,332		(130)
Increase in interest payable	11,323		8,511
Increase in other liabilities	744		419

Total adjustments		35,638		36,646

Net cash (used in) provided by operating activities		(6,977)		31,661
Cash flows from investing activities:
Proceeds from sale of fixed assets	113		3
Purchases of fixed assets	(528)		(236)
Purchases of intangible assets	(2,291)		(2,594)
Purchase of other securities	0		(26,683)
Purchase of acquired companies:
Payment for purchases of acquired companies, net of cash acquired	(188,255)

Net cash used in investing activities		(190,961)		(29,510)
Cash flows from financing activities:
Cash proceeds due to capital increase	7,201		0
Cash dividends	0		0
Proceeds from long-term debt	210,316		0
Debt Issue Costs	(3,522)
Repayments of long-term debt and capital lease obligations	(4,000)		(11,241)

Net cash provided by (used in) financing activities		209,995		(11,241)
Net increase (decrease) in cash		12,057		(9,090)
Cash at beginning of period		0		12,057

Cash at end of period		12,057		2,967

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	5,809		6,968
Income taxes	4,407		3,850

beta Holding GmbH, Augsburg

Notes to Financial Statements
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

I.	General Information and Notes to Consolidated Financial Statements

The consolidated financial statements for the period from 3 December 2003 to 30 November 2004 and the period from 1 December 2004 to 30 November 2005 have been prepared in compliance with the regulations of the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG).

The classification complies with §§ 266 and 275 HGB in connection with § 42 GmbHG. All amounts have been stated in EURO and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

beta Holding GmbH was established through a Partnership Agreement dated 3 December 2003 and entered in the Commercial Register of the Munich local court with the number HRB 150405 on 12 December 2003. Through resolution dated 8 June 2004, the Company’s registered office was moved from Munich to Augsburg and entered in the Commercial Register of the Augsburg local court with the number HRB 20801 on 11 October 2004.

II.  Consolidated companies

In addition to beta Holding GmbH, Augsburg, the following companies are included in the consolidated financial statements as at 30 November 2005 and 2004:

	Share	Nominal Value of Share
Company	%	Currency	2004	2005

beta Healthcare GmbH & Co.KG, Augsburg	100	EUR’000	67,890	67,890
betapharm Arzneimittel GmbH, Augsburg	100	EUR’000	244,304	244,267
beta Healthcare Verwaltungs GmbH, Augsburg	100	EUR’000	25	25
beta Healthcare Solutions GmbH, Augsburg	100	EUR’000	25	25

In 2004 and 2005 beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH (“beta Institut”), a wholly owned subsidiary of beta Holding GmbH, was not consolidated in accordance with § 296 II German Commercial Code (HGB). This company is a small firm organised in a corporate form, which provides basically non-profit services in the social care sector. Its annual financial statements are not material to the consolidated financial statements of beta Holding GmbH.

III.	Notes to Consolidation Methods

Subsidiaries are consolidated according to the book value method in accordance with § 301 (1) No. 1 German Commercial Code (HGB) on the basis of the values at the date of acquisition of the subsidiaries’ shares. The purchase price is compared at the time of first consolidation to the book values of the assets, liabilities, accruals and deferrals acquired in the balance sheets of the subsidiaries included. The difference between the purchase price and the book values of the assets is allocated to the acquired assets up to the amount of their fair values. The remaining difference is disclosed as goodwill in accordance with § 301 III German Commercial Code (HGB).

Receivables and payables between consolidated companies as well as income and expenses were eliminated. There are no unrealized profits or losses on intra-group transactions that are required to be eliminated.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

IV.	Accounting and Valuation Rules

The financial statements of the companies included in the consolidated financial statements have been prepared according to uniform accounting and valuation rules.

Fixed Assets

Intangible Assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis from the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drug licenses).

Goodwill is amortized over its useful life, which has been estimated at 15 years.

The “betapharm” brand name is amortised over 15 years.

Tangible Assets

Property, plant and equipment have been valued at acquisition or production cost less depreciation.

Land is not depreciated. Other property plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial Assets

The investment in non-consolidated subsidiaries is recorded at cost.

Current Assets

Inventories

Raw materials and supplies consist primarily of product packaging materials, work in process consists primarily of bulk quantities of unpackaged tablets and finished goods and merchandise consists primarily of merchandise and samples for doctors.

Inventories are stated at the lower of acquisition cost or market value. Valuation allowances are recorded for excess stock that cannot be sold within the remaining shelf live of the articles.

Receivables and Other Assets

Receivables have been recognised at nominal value. Allowances are recorded for specific and inherent risks of collection.

Liquid Funds

Liquid funds have been recognised at nominal value.

Prepaid Expenses

Prepaid expenses relate to expenses incurred before the balance sheet date to the extent that these constitute expenditure for a certain time thereafter.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Equity

The equity has been recognized at nominal value.

Provisions and Accruals

Provisions and accruals have been recognised when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

Statement of Profit and Loss

The cost of sales format has been applied to the statement of profit and loss, with other taxes being allocated as operational expenses to the individual functions.

V.	Notes to the Consolidated Balance Sheet

Fixed Assets

The movements of consolidated fixed assets are presented in the “Fixed Assets Table” which is part of the notes.

At the acquisition date, the following net asset values from the acquired single entities were:

03 March 2004
EUR’000

Intangible assets
Drug licenses, brand name and software	1,042
Payments on account	310

1,352
Tangible assets
Land	575
Factory and office equipment	1,063
Payments on account	10

1,648
Financial assets
Shares in affiliated enterprises	100

3,100

The goodwill after adjusting the acquired assets and liabilities to their fair values at the acquisition date, amounts to kEURO 106,107.

In the period 3 December 2003 to 30 November 2004 and the period 1 December 2004 to 30 November 2005, the purchase price was subsequently reduced by kEURO 200 and kEURO 37, respectively. After deducting scheduled amortization, the resulting goodwill as at 30 November 2005 is kEURO 93,505 (30 November 2004: kEURO 100,602).

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

In this context, the following industrial and similar rights were identified and recorded at their fair values as of 3 March, 2004:

	Total/Residual	Fair Value
	Useful Life	Adjustment
	In years	EUR’000

“betapharm” brand name	15	79,518
Drug licenses	5	46,054

		125,572

According to § 4 No. 1 German Law on Protection of Brands and Other Labels (MarkenG), the betapharm brand name has been entered in the Register of the German Patent and Trademark Office in Munich. The valuation was based on the allocation of estimated cash flows based upon the licensing value to a third party. In the financial year 2005, the brand name was amortised to kEURO 70,241 (30 November 2004: kEURO 75,542) on a scheduled basis.

As at 3 March 2004, the group held drug licences as defined in § 11 German Law on Pharmaceutical Products (AMG). The average residual useful life of the licenses was, consistent with tax regulations, determined to be five years. In 2005 the drug licences were amortized to kEURO 29,935 (30 November 2004: kEURO 39,146) on a scheduled basis.

Current Assets

Trade receivables and receivables from affiliated enterprises are due within one year.

Securities classified as current assets have been recognised at acquisition cost.

Equity

The group’s equity changed as follows:

EUR’000

Equity as at 03 December 2003	0
Increase of subscribed capital	150
Additional paid-in capital, thereof kEURO 60,839 via a conversion of debt to equity	67,889
Net loss for the period	(42,614)

Equity as at 30 November 2004	25,425

EUR’000

Equity as at 01 December 2004	25,425
Net loss for the year	(4,985)

Equity as at 30 November 2005	20,440

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Other Provisions and Accruals

The other provisions and accruals can be analyzed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Sales deductions	1,544	2,193
BfArM (German Institute for Drugs and Medical Products) charges	1,596	1,692
Special payments and bonuses to employees	599	1,546
Health insurers’ rebates	0	1,339
Cost of Alendronat sales	0	655
Retention of business records	0	609
Vacation commitments and flexitime credits	464	506
Outstanding invoices	801	490
Cost of auditing the financial statements	270	239
Licences	75	221
Consulting fees	155	154
Fees for matters of law	86	144
Contributions to professional associations	166	137
Travel expenses fieldstaff	0	113
Contributions to Chamber of Industry and Commerce	0	108
Insurance premiums	1	98
Severance pay	179	87
SHI rebates*)	675	62
Sundry (includes deferred maintenance of kEURO 153 in 2004 and 2005)	297	441

	6,908	10,835

*)	Statutory Health Insurance rebates (2004: 16%/ 2005: 6%) to be paid in accordance with § 130a SGB V beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Liabilities

A classification of liabilities by residual terms as at 30 November 2004 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	61,721	8,269	53,452
Trade payables	7,167	7,167	0
Payables to enterprises in which participations are held	57,176	0	57,176
Liabilities from financing of share acquisition	88,203	1,410	86,793
Other liabilities	2,378	2,378	0
thereof taxes: EUR 1,549 thousand
thereof relating to social security and similar obligations: EUR 633 thousand

	216,645	19,224	197,421

A classification of the liabilities by residual terms as at 30 November 2005 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	51,161	8,323	16,078
Trade payables	6,187	6,187	0
Payables to affiliated enterprises	857	857	0
Payables to enterprises in which participations are held	62,258	0	62,258
Liabilities from financing of share acquisition	90,951	1,610	89,341
Other liabilities	2,797	2,797	0
thereof taxes: EUR 1,957 thousand thereof relating to social security and similar obligations: EUR 674 thousand

	214,211	19,774	167,677

The liabilities to banks have been collateralised through land charges in the amount of kEURO 600.

The liabilities to banks relate exclusively to Commerzbank AG and result from the priority senior facility and the subordinated mezzanine facility in the amount of kEURO 34,828 (2004: kEURO 46,000) and kEURO 16,333 (2004: kEURO 15,721), respectively.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The payables to enterprises in which participations are held can be analysed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

3i Group Investments LP, London	38,675	31,790
3i Europartners IVa LP, London	5,929	6,457
3i Europartners IVb LP, London	5,455	5,941
3i Europartners IVc LP, London	5,456	5,943
3i Europartners IVk LP, London	1,661	1,810
Teachers Insurance and Annuity Association, New York	0	10,317

	57,176	62,258

The above-mentioned partnerships under British law are funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH, Frankfurt am Main.

On 22 December 2004, an amount of EUR 9,505,052 out of the fixed rate unsecured loan note instrument of 3i Group Investments LP, London, was transferred with all rights and obligations to Teachers Insurance and Annuity Association of America (TIAA) under the loan note and share transfer agreement.

The 3i funds and Teachers Insurance and Annuity Association are shareholders of beta Holding.

The accounts payable to shareholders of the funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH are disclosed under payables to enterprises in which participations are held. There were no accounts payable to the other partners or shareholders as at the balance sheet date.

The liabilities that are associated with the financing of the share acquisition relate to the following creditors:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Indigo Capital Ltd., London	36,882	39,635
Santo Holding (Deutschland) GmbH, Stuttgart	51,321	51,316

	88,203	90,951

The accounts payable to Indigo Capital Ltd., London, (Indigo) relate to two subordinate loans, with a mezzanine facility and a so-called pay-in-kind (PIK) facility accounting for kEURO 16,373 (2004: kEURO 15,541) and kEURO 23,262 (2004: kEURO 21,341), respectively.

Commitments towards the former partner of betapharm, Santo Holding, relate to a vendor loan, which was granted within the scope of the acquisition of betapharm on 3 March 2004.

The liabilities to banks and the liabilities from the financing of the share acquisition include one loan under the mezzanine facilities agreement each, which was valued at the aggregate amount of kEURO 32,774, including interest payable of kEURO 617 as at the balance sheet date (2004: kEURO 30,903). Starting on 3 March 2004, the principal is increased by a contractually fixed amount of capitalised interest every three months. Therefore, the amount disclosed reflects the repayment commitment as at 30 November 2005. At the time of the contractually agreed repayment date on 3 March 2011, the loan will include a repayment commitment of kEUR0 39,639.

The PIK loan payable to Indigo will increase to kEURO 40,130 until the repayment date on 31 March 2012 on account of interest capitalised at annual intervals.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VI.	Notes to the Consolidated Profit and Loss Statement

Sales

The sales revenues, which result exclusively from the sale of drugs, are fully realised in the domestic market. They are presented net of sales deductions, such as rebates in kind, compulsory producers’ charges and stock loss refunds, repaid to customers at the time of a price reduction by betapharm.

Other Operating Income

The other operating income includes income from prior periods in the amount of kEURO 1,226 (2004: kEURO 113), of which kEURO 1,174 result from release of accruals. Furthermore, in 2005 this item includes intercompany income from administration expenses of kEURO 571 (2004: kEURO 128) charged to related parties.

Other Taxes

The other taxes disclosed for the different functions amounted to kEURO 13 (2004: kEURO 25) in the business year.

Notes to Cost of Materials and Personnel Expenses

Cost of Materials

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Cost of raw materials, consumables and supplies and of purchased merchandise	36,554	40,388
Cost of purchased services	2,727	3,786

	39,281	44,174

Personnel Expenses

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Wages and salaries	13,057	19,167
Social security and other pension costs (of which in respect to individual employee saving plans:
kEURO 531; 2004: kEURO 394)	2,332	3,388

	15,389	22,555

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VII.	Other Required Disclosures

Contingent Liabilities

To collateralize the bank loans raised for financing betapharm Group, the Company has furnished the following collateral:

•	Pledging of shares in the following companies:

•	betapharm Arzneimittel GmbH;

•	beta Healthcare Verwaltungs GmbH;

•	beta Healthcare Solutions GmbH;

•	beta Institut für sozialmedizinische Forschung und Entwicklung GmbH.

•	Blanket assignment for all present and future

•	Trade receivables;

•	Receivables from affiliated enterprises;

•	Claims under insurance policies;

•	Receivables from Hexal AG and Salutas Pharma GmbH which result from service agreements concluded with these companies;

•	Other rights and claims;

•	Pledging of industrial rights;

•	Pledging of all bank balances;

•	Creation of a land charge in the amount of kEURO 600.

Other Financial Commitments

The other financial commitments as at the balance sheet date relate to:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Rent payable under real estate lease concluded at the end of 1999 with a residual term of 18.75 years (2004: 19,75 years)	8,893	8,488
Commitments under sponsoring agreements (of which to affiliated enterprises: kEURO 2,237; 2004: kEURO 844)	1,029	2,637
Commitments under motor vehicle leases	2,013	2,403
Sundry commitments under tenancy agreements and leases and accounts payable to suppliers	857	1,462

	12,792	14,990

Apart from the items presented above, there were payment commitments towards Santo Holding (Deutschland) GmbH, Stuttgart, as at the balance sheet date, which were not yet quantified in terms of amount. They result from a so-called earn-out agreement which was agreed under the purchase agreement on the acquisition of betapharm. According to this agreement, a portion of the final share purchase price is defined depending on the company’s future sales development. The possible subsequent purchase price beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

increases are established as at the effective dates 31 December 2004, 31 December 2005 and 31 December 2006, respectively, in relation to the sales revenues of the preceding calendar year. For the business year 2004, no subsequent purchase price increase was computed.

The resulting payment commitments are financed through a credit line in the amount of EUR 25 million granted by Commerzbank AG. In the business year 1 December 2004 to 30 November 2005, this credit line was reduced to kEURO 12.5 on account of anticipated lower payment commitments.

Under agreements dated 3 March 2004, as most recently amended on 11 June 2004, beta Healthcare GmbH & Co. KG entered into so-called option agreements with Commerzbank AG, with Indigo Capital IV LP and with HarbourVest Partners VII — Mezzanine Fund L.P., that lead to a payment commitment of the Company in the following cases:

•	Transformation of beta Holding GmbH, of beta Healthcare GmbH & Co. KG or of betapharm Arzneimittel GmbH into a public limited company with subsequent going public;

•	Disposal of a majority of shares in one of the three above-mentioned companies; disposal of one or several subsidiaries of these three companies if this subsidiary includes / these subsidiaries include all or the majority of beta Group’s assets.

The exact amounts that result from this commitment can be established only after the above-mentioned measures have been completed.

Bodies of Company

In the past the managing directors of the parent company’s personally liable partner were:

Mr. Bernd Schuler, München/Germany, merchant (until 3 March 2004)
Mr. Barry Clare, London/Great Britain, merchant (from 3 March 2004);
Mr. Peter Otto Walter, Kaufbeuren/Germany, merchant (until 31 December 2005);
Mr. Thomas Nedtwig, Blankenfelde/Germany, merchant (from 1 April 2004);
Dr. Wolfgang Niedermaier, Fürth/Germany, pharmacist (from 10 June 2005).

Total Emoluments Paid to Management

The total emoluments paid to management in the past business year amounted to kEURO 981 (2004: kEURO 610).

Loans Extended to Members of Management

The parent company’s receivables from members of management amount to kEURO 133 (2004: kEURO 132). They result from the extension of a short-term loan which was granted for the purpose of intermediately financing a programme for management investment in beta Holding. This loan bears interest at 9% p.a.

Advisory Board

The advisory board, constituted on 16 March 2004 consisted of the following persons:

Barry Clare, London/Great Britain, merchant (chairman);
Dr. David Ebsworth, Overath/Germany, merchant;
Detlef Fels, Köln/Germany, merchant;
Ian Nolan, London/Great Britain, merchant;
Werner Leppla, Geretsried/Germany, merchant (from 18 May 2005);

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Bernd Schuler, Frankfurt/Germany, merchant (from 18 May 2005).

The total emoluments paid to the members of advisory board for their activities in the past business year amounted to kEURO 204 (2004: kEURO 149).

Notes to Parent Company

Effective 03 March 2004, beta Holding (parent company) acquired indirectly and directly the majority of the shares of all group companies included in the scope of consolidation. From this date, all group companies of beta Holding are deemed to be affiliated enterprises in relation to the Company in accordance with § 271 (2) German Commercial Code (HGB). Revenues and expenses of betapharm Arzneimittel GmbH have been included in these consolidated financial statements for the 9 months from 1 March 2004 through 30 November 2004.

The consolidated financial statements of beta Holding are disclosed at the Commercial Register of the Augsburg local court and are the highest level of consolidated financial statements required to be filed in Germany.

Shareholders of the parent company are the following companies:

3i Group Investments LP, London
3i Europartners IVa LP, London
3i Europartners IVb LP, London
3i Europartners IVc LP, London
3i Europartners IVk LP, London
Teachers Insurance and Annuity Association, New York

Various members and directors of the company

Classification of Employees by Categories

The average number of employees in the business year can be analysed as follows:

	3 Dec. 2004 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005

Industrial employees	3	3
Salaried employees	332	326

	335	329

VIII.	Reconciliation to U.S. GAAP

The Group’s Consolidated Financial Statements have been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

principles generally accept in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of	As of
	Note		30 Nov. 2004	30 Nov. 2005
			EUR’000	EUR’000

Shareholders’ equity as reported in the Consolidated Balance Sheets under German GAAP			25,425	20,440
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(201)	(253)
Increase of useful life for drug licenses	(b	)	5,769	12,335
Maintenance and other provisions	(c	)	153	762
Goodwill and Trademark amortization	(d	)	9,281	21,642
Deferred taxes	(e	)	8,981	6,515
Shareholders’ equity in accordance with U.S. GAAP			49,409	61,441

Reconciliation of net income to U.S. GAAP

			3 March 2004	30 Nov. 2004
	Note		to 30 Nov. 2004	to 30 Nov. 2005
			EUR’000	EUR’000

Net loss as reported in the Consolidated Statements of Profit and Loss under German GAAP			(42,614)	(4,985)
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(42)	(52)
Increase of useful life for drug licenses	(b	)	4,860	6,565
Maintenance and other provisions	(c	)	153	609
Goodwill and Trademark amortization	(d	)	9,281	12,361
Deferred taxes	(e	)	9,284	(2,466)
Net loss (−)/income in accordance with U.S. GAAP			(19,078)	12,032

(a)	Capital Lease

The company operates its corporate headquarters in rented premises in Augsburg, Germany. The underlying rental contract was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset, the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the lease assets was kEURO 4,326 and kEURO 4,174 at 30 November 2004 and 2005, respectively. The lease obligation was kEURO 4,497 and kEURO 4,397 at 30 November 2004 and 2005, respectively.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

(b)	Increase of useful life for drug licenses

beta Holding GmbH recognizes capitalized drug licenses as intangible assets (see line Drug licences, brand name and software). These costs mainly relate to payments for the acquisition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licenses are amortized over five to eight years. According to U.S. GAAP drug licenses should be amortized over their useful lives which have been estimated to be 15 years. As a consequence of the useful life increase, amortization declines by kEURO 4,860 and 6,565 in the periods 2004 and 2005.

(c)	Maintenance and retention accruals

Under German GAAP an accrual for deferred maintenance amounting to kEURO 153 has been recorded in 2004 and 2005 and an accrual of kEURO 609 for the retention of the business records was recorded in 2005. The deferred maintenance relates to the estimated cost for refurbishment activities concerning the office building of the corporate headquarters in Augsburg. The retention accrual relates to the future costs associated with the retention of business documents.

Because these accruals do not relate to current obligations to external parties as of the balance sheet date, they would not be considered liabilities under U.S. GAAP and have been reversed.

(d)	Goodwill and brand name amortisation

The purchase of betapharm Arzneimittel GmbH as of March 3, 2004, and the subsequent purchase price allocation resulted in goodwill of kEURO 106.107 and brand name of kEUR 79,518 under German GAAP. The same purchase price allocation would have been applied under U.S. GAAP. In accordance with German GAAP, goodwill and brand name have been amortised over an estimated useful life of 15 years. U.S. GAAP does not require regular amortisation of goodwill or intangible assets that are determined to have an indefinite life. The company has determined that the betapharm brand name has an indefinite useful life. The company performed impairment tests of goodwill and the brand name for 2004 and 2005 and concluded that goodwill and brand name were not impaired.

The recorded amortization expenses under German GAAP have to be reversed amounting to kEURO 9,281 concerning the period ended 30 November 2004 and to kEURO 12,361 for the year ended 30 November 2005. There are no deferred taxes on goodwill.

(e)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards and deferred taxes are not required to be recorded for temporary differences resulting from an acquisition. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carry forward can be utilized. U.S. GAAP also requires the recognition of the deferred tax impact for temporary differences resulting from an acquisition.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to tax losses carried forward from 2004. For the reconciling items the total tax rate from the corresponding year was applied amounting to 40.38% in 2004 and 2005. The applied tax rates underlying the calculation of deferred taxes were derived from applicable tax rates in 2004 and 2005. The trade income tax rate for these years amounts to 19.03% and the corporate income tax rate, considering the deductibility of the trade income taxes, amounts to 21.36%.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The losses carried forward concerning the German trade income tax amount to 496 kEURO for the benefit of beta Holding GmbH and 5,657 kEURO for the benefit of beta Healthcare GmbH& Co KG. The loss carry forward relating to the German corporate income tax amounts to 14,314 kEURO for the benefit of beta Holding GmbH. In 2005 the beta Holding GmbH losses carried forward declined to 1,584 kEURO concerning the trade income tax and to 2,887 kEURO regarding the corporate income tax. For beta Healthcare GmbH & Co KG all losses were utilized in 2005.

The purchase of betapharm Arzneimittel GmbH as of 03 March, 2004, and the subsequent purchase price allocation resulted in additions of intangible assets as well as inventories in the commercial balance sheet. In accordance with German tax laws these items were not included in the German tax balance sheet. Temporary differences arise concerning the drug licenses, the brand name and inventories due to the value adjustment of the purchase price allocation as of March 3, 2004. The assigned value of these assets amounts to 136,156 kEURO. These differences between the asset values and the tax bases were not recognised as deferred tax liability in the commercial balance sheet under German GAAP.

Under U.S. GAAP, the temporary differences between the assigned values resulting from the purchase price allocation and the tax bases of the assets have to be recognised as deferred tax liability. The deferred tax liability is calculated by multiplying the sum of those assets with the effective tax rate for 2004 respectively 2005 (both 40.38%) resulting in an amount of 54,986 kEURO. This amount increased goodwill at the acquisition date. In the forthcoming years, the deferred tax liability is reduced as the related assets are amortised. Amortisation of these assets amounts to 17,492 kEURO in 2004 and 9,211 kEURO in 2005. The deferred tax liability is thus reduced by these amounts multiplied with the tax rate resulting in deferred tax benefits of 7,064 kEURO in 2004 and 3,720 kEURO in 2005.

The increase of useful lives of the drug licences named above are also related with tax effects. The corres-ponding deferred taxes amount to 1.963 kEURO in 2004 and to 2,651 kEURO in 2005.

IX  Subsequent events

After the end of the financial year (30 November 2005) the following subsequent events took place:

1. Agreement on earn out with former shareholder.

In the sale and purchase agreement about the sale of the betapharm shares as of 3 March 2004, an earn out payment has been agreed based on the sales of the years 2004 — 06. In an Earn-Out and Vendor Loan Settlement agreement signed 10. / 24. February 2006 between beta Healthcare GmbH & Co KG and Santo Holding (Deutschland) GmbH, the parties agreed to settle the earn out for the years 2004-06 against a payment of 25 m€. The amount was paid on 3 March 2006.

2. Sale of shares of beta Holding at 3 March 2006.

With closing on 3 March 2006 the shares of beta Holding GmbH were sold from the 3i funds and other shareholders to the Dr. Reddy’s group, Hyderabad, India, for a purchase price of 479 m€. The purchase price was paid on 3 March 2006 partly to the shareholders and partly to the former shareholder and the banks who had partly financed the purchase by 3i funds in 2004. With this payment all debt from the 2004 financing have been settled.

3. Restructuring of beta group.

After the date of acquisition of beta group by Dr. Reddy’s group through Reddy Holding GmbH several legal restructuring have taken place. One step of this restructuring was the merger of beta Holding GmbH with Reddy Holding GmbH.

Augsburg, 02 November 2006

beta Holding GmbH

(Dr Wolfgang Niedermaier)  (Thomas Nedtwig)

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 3 December 2003 to 30 November 2004

													Net book
		Acquisition or Production Cost					Accumulated Amortization/Depreciation						values
		Balance	Additions				Balance	Balance	Additions			Balance	Balance
		as at	as at				as at	as at	as at			as at	as at
		3 Dec	03 March				30 Nov.	3 Dec	03 March			30 Nov.	30 Nov.
		2003	2004	Additions	Reclassifications	Disposals	2004	2003	2004	Additions	Disposals	2004	2004
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software		128,361	2,291	152	(280)	130,524		1,747	11,393	(173)	12,967	117,557
2.	Goodwill		106,107			(200)	105,907			5,305		5,306	100,602
3.	Payments on account		310		(152)		158						158

			234,778	2,291	—	(480)	236,589		1,747	16,699	(173)	18,273	218,317

II.	Tangible assets
1.	Land		588	10	10	(7)	608		13	7		20	588
2.	Factory and office equipment		1,890	430			2,313		827	277	(1)	1,103	1,210
3.	Payments on account		10	88	(10)		88						88

			2,488	528	—	(7)	3,009		840	284	(1)	1,123	1,886

III.	Financial assets
1.	Shares in affiliated enterprises		100				100

			237,366	2,819	—	(487)	239,698		2,587	16,983	(174)	19,396	220,303

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 1 December 2004 to 30 November 2005

											Net book
		Acquisition or Production Cost					Accumulated Amortization/Depreciation				values
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Dec				30 Nov.	1 Dec			30 Nov.	30 Nov.
		2004	Additions	Reclassifications	Disposals	2005	2004	Additions	Disposals	2005	2005
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software	130,524	1,826	57	(38)	132,370	12,967	15,469	(29)	28,408	103,962
2.	Goodwil	105,907			(37)	105,870	5,305	7,060		12,365	93,505
3.	Payments on account	158	768			926					926

		236,589	2,594	57	(75)	239,166	18,273	22,529	(29)	40,773	198,393

II.	Tangible assets
1.	Land	608	5			613	19	10		30	583
2.	Factory and office equipment	2,313	231	31	(216)	2,359	1,103	365	(212)	1,256	1,103
3.	Payments on account	88		(88)

		3,009	236	(57)	(216)	2,972	1,123	375	(212)	1,286	1,686

III.	Financial assets
1.	Shares in affiliated enterprises	100				100					100

		239,698	2,830		(507)	242,238	19,396	22,904	(241)	42,059	200,179

betapharm Arzneimittel GmbH,
Augsburg

Report of Independent Registered Public Accounting Firm

Financial Statements for the period ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of betapharm Arzneimittel GmbH as of December 31, 2003, and the related statements of profit and loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of betapharm Arzneimittel GmbH as of December 31, 2003, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of December 31, 2003 and net income for the year then ended to the extent summarized by the Company in Note C to the Financial Statements.

Düsseldorf,
November 2, 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

betapharm Arzneimittel GmbH, Augsburg

Balance Sheet as at 31 December 2003

Assets

		31 Dec. 2003			31 Dec. 2003
		000 EUR			000 EUR

A.	Fixed assets		A.	Equity
I.	Intangible assets		I.	Subscribed capital	1,023
1.	Drug licenses and software	1,112
2.	Payments on account	310	II.	Capital reserves

		1,422

II.	Tangible assets		III.	Net retained profits	219

1.	Land, land rights and buildings including buildings on third party land	577			1,242

2.	Other equipment, factory and office equipment	1,062	B.	Accruals
3.	Payments on account	7	1.	Tax accruals	7,940

		1,646	2.	Other accruals	3,188

III.	Financial assets				11,128

1.	Shares in affiliated enterprises	100	C.	Liabilities
2.	Other loans		1.	Liabilities to banks	301

		100	2.	Trade payables	6,202

		3,168	3.	Payables to affiliated enterprises	130

B.	Current assets		4.	Other liabilities	4,662

					11,295
I.	Inventories
	Merchandise	8,754

II.	Receivables and other assets
1.	Trade receivables	3,232
2.	Receivables from affiliated enterprises
3.	Other assets	353

		3,585

III.	Cash on hand, bank balances	8,006

		20,344

C.	Prepaid expenses	152

		23,665			23,665

betapharm Arzneimittel GmbH, Augsburg

Statement of Profit and Loss for the Period from 1 January to 31 December 2003

		1 Jan. to
		31 Dec. 2003
		000 EUR

1.	Sales	106,546
2.	Cost of sales	32,790

3.	Gross profit on sales	73,756
4.	Selling expenses	54,671
5.	General administration expenses	767
6.	Other operating income	5,585
7.	Other operating expenses	2,282
8.	Other interest and similar income	130
9.	Interest and similar expenses	63

10.	Income from ordinary activities	21,688
11.	Taxes on income	7,974

12.	Net income	13,714
13.	Losses carried forward from prior year	2,472
14.	Withdrawals from capital reserves	2,377
15.	Distributions	13,400

16.	Net retained profits	219

betapharm Arzneimittel GmbH, Augsburg

Statement of Cash Flows
For the Year Ended 31 Dec. 2003

	EUR’000	EUR’000

Cash flows from operating activities:
Net income		13,714
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	716
Gain on sale of fixed assets	(55)
Change in assets and liabilities:
Increase in receivables and other assets	(2,524)
Increase in inventory	(1,618)
Decrease in prepaid expenses	171
Decrease of provisions	(127)
Increase in accounts payable and accrued expenses	5,046
Decrease in other liabilities	(599)

Total adjustments		1,010

Net cash provided by operating activities		14,724
Cash flows from investing activities:
Proceeds from sale of fixed assets	4,136
Purchases of fixed assets	(375)
Purchases of intangible assets	(603)

Net cash provided by investing activities		3,157
Cash flows from financing activities:
Cash dividends	(10,573)
Bank borrowings	301

Net cash used in financing activities		(10,272)

Net increase in cash and cash equivalents		7,609
Cash at beginning of year		397

Cash at end of year		8,006

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	63
Income taxes	9

betapharm Arzneimittel GmbH, Augsburg

Notes to the Financial Statements
For the Year ended 31 December 2003

A.	General Information and Notes to Financial Statements

In preparing its annual financial statements, the Company is in compliance with the accounting, valuation and disclosure requirements applicable to so-called large firms organized in a corporate form under the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG). To the extent that taking advantage of accounting and valuation options under German tax law requires corresponding recognition in the annual financial statements, the Company is in compliance with the fiscal regulations. All amounts have, been stated in Euro and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

In the reporting year, the balance sheet and profit and loss account have been prepared by taking into account a partial profit appropriation as a result of an advance profit distribution at the end of 2003

Intangible assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis. From the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drugs).

Tangible Assets

Property, plant and equipment have been valued at acquisition cost or production cost less depreciation. Land is not depreciated. Other property, plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial assets

The investment in an unconsolidated subsidiary (beta Institute) is recorded at cost.

Inventories

Inventories relate exclusively to merchandise and samples for doctors are stated at the lower of acquisition cost or market value.

Receivables

Receivables have been recognized at nominal value. Allowances are recorded for specific and inherent risks of collection.

Equity

The equity has been recognized at nominal value.

Provisions and accruals

Provisions and accruals have been recognized when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

betapharm Arzneimittel GmbH, Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

In the business year 2003, the cost of materials amounted to kEUR 32,394 and related exclusively to cost of purchased merchandise. Personnel expenses amounted to kEUR 20,874, of which social security and other pension cost of kEUR 3,638.

B. Other Required Disclosures

A classification of liabilities by residual terms as at 31 December 2003 is as follows:

			Residual Term
		Residual Term	of More than
	Total Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	301	301	0
Trade payables	6,202	6,202	0
Payables to affiliated enterprises	130	130	0
Other liabilities	4,662	4,662	0
Of which taxes: EUR 645 Thousand Of which relating to social security and similar obligations: EUR 504 Thousand

	11,295	11,295	0

Contingent Liabilities

The Company is the defendant in a litigation on account of alleged instances of infringement of industrial property rights in connection with the active substance Omeprazol. This litigation is still on-going. For the possibility that the Company loses the action, the Company has set up a provision of kEUR 6,524 plus legal costs as at 31 December 2002. Under an agreement dated 30 September 2003, a third company undertook, against payment of kEUR 3,347, to bear all expenses that the Company might incur in case the action was lost and has, hence, comprehensively exempted the Company. In view of the credit standing of the third party that has committed itself in the internal relationship, the Company is no longer exposed to any risks from the above-mentioned litigation. In the external relationship, the Company still bears, however, the remaining risk of litigation, which is estimated at around EUR 7 million at maximum.

Furthermore, the Company owes in the external relationship purchase consideration installments totalling kEUR 588 from the acquisition of the shares in Mova GmbH, Augsburg. Although this investment was disposed of at the end of 2003, with the open purchase consideration installment being taken over by the acquirer, the assumption of the liability through the creditor remains to be approved.

A further contingent liability is a guarantee in the amount of EUR 6,000 in favour of Wellfit Gesundheitsprodukte GmbH, Augsburg.

The financial commitments as at the balance sheet date relate to:

EUR’000

Rentals payable under a real property lease concluded at the end of 1999 with a residual term of 21.5 years	9,344
Commitments under sponsoring agreement (Of which to affiliated enterprises: kEUR 1,534)	1,747
Commitments under motor vehicle leases	2,238
Sundry rental commitments, such as accounts payable to suppliers	1,631

14,960

betapharm Arzneimittel GmbH, Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

The sales, which result exclusively from sale of drugs, relate fully to the domestic market.

The total emoluments paid to management in 2003 amounted to kEUR 198.

The General Management in 2003 consisted of:

Peter Otto Walter, Merchant, Kaufbeuren
Hans Henneböhle, Merchant, Ostfildern

The average number of employees during the business year 2003 was:

2003

Industrial labour	3
Salaried employees	314

Total	317

The item other accruals includes the following major items:

2003
EUR ’000

Legal costs	12
BfArM (German Institute for Drugs and Medical Products) charges	491
Returns and sales bonus commitments	897
Special and bonus payments to employees	901
Vacation not taken and flexitime credits	264
Insurance premiums	142
Workmen’s compensation board contributions	167
Sundry	314

3,188

The investment holdings within the meaning of § 285 No. 11 German Commercial Code (HGB) are as follows:

	Participation		Net Income/Loss
	Quota	Equity	for Last Business
	%	kEUR	Year kEUR

beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH, Augsburg	100	100	0

betapharm Arzneimittel GmbH is included in the consolidated financial statements of Santo Holding (Deutschland) GmbH, Stuttgart (Stuttgart local court, HRB 22519).

betapharm Arzneimittel GmbH, Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

C.  Reconciliation German GAAP — U.S. GAAP

The Financial Statement has been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of 31
			Dec. 2003
	Note		EUR’000

Shareholders’ equity as reported in the Balance Sheets under German GAAP			1,242
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(149)
Increase of useful life for drug licenses	(b	)	879
Deferred taxes	(c	)	(292)
Shareholders’ equity in accordance with U.S. GAAP			1,680

Reconciliation of net income to U.S. GAAP

			1 Jan. 2003
			to 31 Dec. 2003
	Note		EUR’000

Net income as reported in the Statement of Profit and Loss under German GAAP			13,714
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(63)
Increase of useful life for drug licenses	(b	)	178
Deferred taxes	(c	)	(555)
Net income in accordance with U.S. GAAP			13,274

(a)	Capital Lease

The company operates its corporate headquarter in rented premises in Augsburg, Germany. The underlying rental was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the leased asset was kEURO 4.466 at 31 December 2003. The lease obligation was kEURO 4.615 at 31 December 2003.

betapharm Arzneimittel GmbH, Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

(b)	Increase of useful life for drug licenses

betapharm Arzneimittel GmbH recognizes capitalized drug licenses as intangible assets (see line “Concessions, Patents and other such rights and licenses”). These costs mainly relate to payments for the acqusition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licenses are amortized over five to eight years. According to U.S. GAAP, drug licenses should be amortized over their useful lives, which have been estimated to be 15 years.

As a consequence of the useful life increase, amortization declines by kEURO 178 in the year 2003.

(c)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carryforward can be utilized.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to the tax loss carried forward from 2002. For the reconciling items the effective tax rate from the corresponding year was applied amounting to 39.78% in 2002 and 41.67% in 2003. The loss carry forward amounts to 2,349 kEURO and concerns the German corporate income tax for the benefit of betapharm Arzneimittel GmbH. The applied tax rate underlying the calculation of deferred taxes was derived from the applicable corporate income tax rate in 2003 amounting to 22.64%. In 2003 the loss carry forward was completely utilized.

Augsburg, 02 November, 2006
betapharm Arzneimittel GmbH

(Dr. Wolfgang Niedermaier)  (Thomas Nedtwig)

betapharm Arzneimittel GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Year ended 31 December 2003

Movements in Fixed Assets in the period 1 January to 31 December 2003

		Acquisition or Productions Costs				Accumulated Amortization/depreciation				Book values
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Jan.				31 Dec.	1 Jan.			31 Dec.	31 Dec.
		2003	Additions	Reclassifications	Disposals	2003	2003	Additions	Disposals	2003	2003
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets Concessions, industrial and similar rights and assets and licenses in such rights and assets
	- Drugs licenses	2,150	334	38		2,521	1,242	336		1,578	943
	- Other	72	196		1	268	44	55		99	169
	- Payments on account	275	73	(38)		310					310

		2,497	603		1	3,099	1,286	391		1,677	1,422

II.	Tangible assets
1.	Land, land rights and buildings including buildings on third party land	558	30			588	3	8		11	577
2.	Other equipment, factory and office equipment	1,544	338		51	1,831	502	317	50	769	1,062
3.	Payments on account and assets under construction		7			7					7

		2,102	375		51	2,426	505	325	50	780	1,646

III.	Financial assets
1.	Shares in affiliated enterprises	879			779	100					100
2.	Other loans	3,300			3,300

		4,179			4,079	100					100

		8,778	979		4,131	5,625	1,791	716	50	2,457	3,168

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

The unaudited pro forma combined statement of operations give effect to the completion of the acquisition of beta Holding GmbH (betapharm), which was consummated on March 3, 2006, giving effect to the acquisition as if it had occurred on April 1, 2005. The unaudited pro forma combined statement of operations combines the historical consolidated statement of operations of Dr. Reddy’s Laboratories Limited (DRL) for the fiscal year ended March 31, 2006 and betapharm for the fiscal year ended November 30, 2005 and eliminates the operating results of betapharm for the post acquisition period of March 3, 2006 to March 31, 2006. Accordingly, the unaudited pro forma combined statement of operations reflect betapharm operating results for a twelve-month period. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition (2) expected to have a continuing impact on the Company and (3) are factually supportable. The pro forma adjustments are based on certain estimates and assumptions which are derived from available information. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma combined statement of operations;

•	separate historical audited financial statements of DRL as of and for the year ended March 31, 2006 which is included and incorporated by reference in this document;

•	separate historical audited financial statements of betapharm for the year ended 30 November 2005 included in this document taking into consideration the fact that such year end date is within 93 days of the date when the acquisition was consummated as indicated above.

We present the pro forma combined statement of operations for information purposes only. The pro forma information is not necessarily indicative of what our results of operation actually would have been had we completed the acquisition on April 1, 2005. In addition, the unaudited pro forma combined statement of operations does not purport the future operating results of the combined company.

An unaudited pro forma balance sheet is not presented because the acquisition of betapharm occurred prior to March 31, 2006, and assets and liabilities pertaining to betapharm are reflected in the Company’s March 31, 2006 historical balance sheet. The unaudited pro forma financial information does not include the realization of cost savings from operating efficiencies, synergies or any other of the effects resulting from the acquisitions of betapharm.

The unaudited pro forma statement of operations relates to the following transaction:

On March 3, 2006, the Company, through its wholly owned subsidiary Lacock Holdings Limited, acquired 100% of the outstanding common shares of betapharm. betapharm is a leading generics pharmaceuticals company in Germany.

The aggregate purchase price of Rs.26,063,321 (Euro 482,654) includes direct acquisition cost amounting to Rs.201,548 (Euro 3,732). The acquisition agreement included the payment of contingent consideration amounting up to Rs.518,400, (Euro 9,600), which was paid into an escrow account. This amount is subject to set-off for certain indemnity claims in respect of legal and tax matters that might arise, pertaining to the periods prior to the acquisition. The escrow will lapse and be time barred at the end of 2013. Since the maximum amounts pertaining to such claims are determinable at the date of acquisition, those amounts have been included as part of the purchase price.

As of March 31, 2006, the purchase price was allocated on a preliminarily basis, based on management’s estimate of fair values. During the quarter ended September 30, 2006, the Company completed the final

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

allocation of the purchase price of betapharm based on management’s estimate of fair values and independent valuations of intangible assets as follows:

Current assets:
Cash and cash equivalents	Rs.1,357,395
Inventories	538,860
Other current assets	552,938
Property, plant and equipment	372,377
Intangibles:
Trademarks	5,546,314
Product related intangibles	13,684,867
Beneficial toll manufacturing contract	621,058
Other assets	142,541
Goodwill	12,848,428

Total assets	35,664,778
Deferred tax liability, net	(7,241,686)
Liabilities assumed	(2,359,771)

Purchase cost	Rs.26,063,321

As a result of the final allocation, total intangibles increased from Rs.16,325,598 as at March 31, 2006 to Rs.19,852,239 as at September 30, 2006, goodwill decreased from Rs.14,958,766 as at March 31, 2006 to Rs.12,848,428 as at September 30, 2006 and deferred tax liability, net increased from Rs.5,825,388 as at March 31, 2006 to Rs.7,241,686 as at September 30, 2006.

Trademarks have an indefinite useful life and are therefore not subject to amortization but are tested for impairment annually. The weighted average useful lives of other intangibles acquired are as follows:

Products related intangibles	14.5 years
Beneficial toll manufacturing contract at betapharm	58 months

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

	Dr. Reddy’s
	fiscal year ended		betapharm		betapharm
	March 31, 2006		(From December 1, 2004		(From March 3, 2006		Pro forma		Pro forma
	as reported		to November 30, 2005)		to March 31, 2006)		Adjustments		Combined

Revenues:
Product sales	Rs.	24,077,209	Rs.	7,695,281	Rs.	(704,915)	—		Rs.	31,067,575
License fees		47,521		—		—	—			47,521
Service income		142,317		—		—	—			142,317

		24,267,047		7,695,281		(704,915)	—			31,257,413
Cost of revenues		12,417,413		2,471,825		(315,534)	—			14,573,704

Gross profit		11,849,634		5,223,456		(389,381)	—			16,683,709
Operating Expenses:
Selling, general and administrative expenses		8,028,884		3,058,818		(294,272)	42,828	(a)		10,836,258
Research and development expenses, net		2,152,950		—		—	—			2,152,950
Amortization expenses		419,867		148,646		(87,217)	977,035	(b)		1,458,331
Foreign exchange loss		126,342		—		14	—			126,356
Other operating (income) / expenses, net		(320,361)		(84,555)		—	—			(404,916)

Total operating expenses		10,407,682		3,122,909		(381,475)	1,019,863			14,168,979

Operating Income / (loss)		1,441,952		2,100,547		(7,906)	(1,019,863)			2,514,730
Equity loss in affiliates		(88,235)		—		—	—			(88,235)
Other (expense) / income, net		533,606		(904,636)		8,035	(299,786	)(c)		(662,781)
Income before taxes and minority interest		1,887,323		1,195,911		129	(1,319,649)			1,763,714

Income taxes (expense)/benefit		(258,390)		(519,473)		29,861	463,085	(d)		(284,917)
Minority interest		(76)		—		—	—			(76)

Net Income	Rs.	1,628,857	Rs.	676,438	Rs.	29,990	Rs.	(856,564)	Rs.	1,478,721

Earnings per equity share
Basic		Rs.10.64								Rs.9.66
Diluted		Rs.10.62								Rs.9.64
Weighted average number of equity shares used in computing earnings per share
Basic		153,093,316 *								153,093,316 *
Diluted		153,403,846 *								153,403,846 *

See accompanying notes to unaudited pro forma combined statement of operations.

*	These numbers have been retroactively restated to give effect to the stock dividend distributed on August 30, 2006.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1:	General — Basis of pro forma presentation

The unaudited pro forma combined statement of operations is presented to give effect to the acquisition of betapharm as if the transaction had been consummated on April 1, 2005. The information relating to betapharm has been conformed to U.S. generally accepted accounting principles and accounting policies followed by the Company.

Note 2:	Pro forma adjustments

The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

(a)	Represents the incremental depreciation charge on the fair valued property, plant and equipment of betapharm.

(b)	Represents the amortization expense on the intangibles of betapharm amortized over a weighted average useful life of 14.5 years based on management’s estimate of fair values.

(c)	Represents the incremental interest expense pursuant to the acquisition which primarily represents interest at the rate of 4.65% (being the floating LIBOR rate) on the Euro 400 million loan taken for funding the acquisition of betapharm, the decrease in interest income at the rate of 6.5% (average rate of interest income) resulting from the use of internal funds towards the acquisition of betapharm. However, such incremental interest expense has been partially offset due to a reduction in betapharm’s interest expense pursuant to repayment of certain pre-acquisition debt out of the proceeds of the purchase price related to the acquisition.

(d)	Represents the tax impact on the above adjustments.

Prospectus
American Depositary Shares
Representing Equity Shares

Dr. Reddy’s Laboratories Limited

We may offer, from time to time, American Depositary Shares, or ADSs, outside India, including in the United States. Each ADS represents one equity share.

We anticipate that the price to the public per ADS will be determined by reference to the prevailing market prices of our equity shares. Our equity shares are traded on the Bombay Stock Exchange Limited, or BSE, and the National Stock Exchange of India Limited, or NSE, the principal stock exchanges in India. Our ADSs are traded on the New York Stock Exchange, or NYSE, under the ticker symbol “RDY.” On November 9, 2006, the closing price of our equity shares as reported on the BSE was Rs.773.30 and Rs.773.35 on the NSE, and U.S.$17.22 on the NYSE.

This prospectus describes the general terms of these ADSs and the general manner in which the ADSs will be offered. The specific terms of any ADSs offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the ADSs will be offered. We will not use this prospectus to issue any ADSs unless it is attached to a prospectus supplement.

These ADSs may be offered directly or to or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in the applicable prospectus supplement.

Investing in our ADSs involves risks that are described in the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2006.

You should rely only on the information contained in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document, and the prospectus supplement or any documents incorporated by reference is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this document, all references to “Indian rupees,” “rupees” and “Rs.” are to the legal currency of India and all references to “U.S. dollars,” “dollars” and “U.S.$” are to the legal currency of the United States.

Our financial statements are presented in Indian rupees and are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are a result of rounding. In this prospectus, references to a particular “fiscal” year are to the twelve months ended March 31 of that year.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell ADSs in one or more offerings. This prospectus provides you with a general description of the ADSs we may offer. Each time we sell any ADSs under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information” before buying securities in this offering.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our annual report on Form 20-F for the year ended March 31, 2006 and in other documents that we subsequently file with the SEC, and which we will describe in supplements to this prospectus.

DR. REDDY’S LABORATORIES LIMITED

We are an emerging global pharmaceutical company with proven research capabilities. We produce active pharmaceutical ingredients and intermediates, finished dosage forms and biotechnology products and market them globally, with a focus on India, the United States, Europe and Russia. We are vertically integrated and use our active pharmaceutical ingredients and intermediates in our own finished dosage products. We conduct basic research in the areas of cancer, cardiovascular disease, inflammation and bacterial infection.

Our principal offices are located at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh 500 016, India, and our telephone number is +91-40-23731946. We maintain a website at http://www.drreddys.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

We may offer our ADSs from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the ADSs. Each time we offer ADSs, we will provide a prospectus supplement that will describe the specific amount, price and other important terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the ADSs directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of ADSs. If we do offer ADSs through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of the those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

DESCRIPTION OF ADS

American Depositary Shares	ADSs, from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering.

ADSs	Each ADS represents one equity share, par value Rs.5 per share. The ADSs will be evidenced by American Depositary Receipts.

Dividends	Every year our Board of Directors recommends the amount of dividends to be paid to shareholders, if any, based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. The dividends are paid after approval of the shareholders in our general meeting.

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Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are converted by the Depositary into U.S. Dollars and distributed, net of depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

Risk factors	See “Risk Factors” and other information incorporated by reference into this document for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

NYSE symbol	“RDY”

2

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include geographic expansion, potential acquisitions of, or investments in, companies and technologies that complement our business, capital expenditures for increasing production capacities, addition of new capabilities, additions to our working capital and advances to or investments in our subsidiaries/joint ventures. Net proceeds may be temporarily invested in bank term deposits prior to use.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the ADSs in respect of which this prospectus is being delivered will be passed upon for us by Clifford Chance US LLP. The validity of the equity shares represented by ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel.

EXPERTS

The consolidated financial statements of Dr. Reddy’s Laboratories Limited and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been included and incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and the audit of internal control over financial reporting of Dr. Reddy’s Laboratories Limited and subsidiaries excludes an evaluation of internal control over financial reporting of Industrias Quimicas Falcon de Mexico S.A. de C.V and beta Holdings GmbH, acquired businesses.

The consolidated financial statements of beta Holding GmbH as of November 30, 2005 and 2004 and financial statements of betapharm Arzneimittel GmbH as of December 31, 2003 included in this registration statement have been audited by Deloitte & Touche GmbH, independent registered public accounting firm, as stated in their reports appearing elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission, or the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Annual Report on Form 20-F for the year ended March 31, 2006, filed with the SEC on October 2, 2006;

•	Form 6-K for the three months ended June 30, 2006 furnished to the SEC on November 13, 2006;

•	Form 6-K containing certain information regarding our financial performance for the three months and six months ended September 30, 2006 furnished to the SEC on November 13, 2006; and

•	Form 8-A filed with the SEC on April 3, 2001.

•	In addition, we may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

We will also incorporate by reference any future filings made with the SEC under the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Dr. Reddy’s Laboratories Limited
7-1-27, Ameerpet
Hyderabad, Andhra Pradesh 500 016
India
Tel.: +91-40-23731946
Attention: V. Viswanath, Company Secretary

FORWARD LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference into this prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” in our annual report on Form 20-F filed with the SEC and elsewhere in this prospectus and in any prospectus supplement that we may file. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. In addition, investors should carefully review the other information in this prospectus and in any prospectus supplement that we may file and in our periodic reports and other documents filed and/or furnished with the SEC from time to time.

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F-1

beta Holding GmbH
Augsburg

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements for the periods ended 30 November 2004 and 2005

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of beta Holding GmbH and subsidiaries as of November 30, 2004 and 2005, and the related consolidated statements of profit and loss and cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of beta Holding GmbH and its subsidiaries as of November 30, 2004 and 2005, and the results of their operations and their cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of November 30, 2004 and 2005 and net income for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 to the extent summarized by the Company in Note VIII to the Consolidated Financial Statements.

Düsseldorf,
November 2, 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

F-3

beta Holding GmbH, Augsburg

Consolidated Balance Sheets

		As at	AS at			As at	As at
		30 Nov. 2004	30 Nov. 2005			30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000			EUR’000	EUR’000

	Assets				Equity and Liabilities
A.	Fixed assets			A.	Equity
I.	Intangible assets			I.	Subscribed capital	150	150
1.	Drug licences, brand name and software	117,557	103,962
2.	Goodwill	100,602	93,505	II.	Additional paid-in capital	67,889	67,889
3.	Payments on account	158	926

		218,317	198,393	III.	Losses carried forward		(42,614)

II.	Tangible assets
1.	Land	589	584	IV.	Net loss for the year	(42,614)	(4,985)

2.	Office equipment	1,209	1,102
3.	Payments on account	88

		1,886	1,686			25,425	20,440

II.	Financial assets
	Shares in affiliated enterprises	100	100	B.	Accruals

		220,303	200,179	1.	Tax accruals	3,774	6,834

				2.	Other accruals	6,908	10,835

B.	Current assets					10,682	17,669

I.	Inventories			C.	Liabilities
1.	Raw materials and supplies		22	1.	Liabilities to banks	61,721	51,161
2.	Work in process		62	2.	Trade payables	7,167	6,187

3.	Finished goods and merchandise	9,325	8,609	3.	Payables to affiliated enterprises		857

4.	Payments on account		60	4.	Payables to enterprises in which participations are held	57,176	62,258
		9,325	8,753
				5.	Sundry liabilities from financing of share acquisition	88,203	90,951
II.	Receivables and other assets				Other liabilities	2,378	2,797

1.	Trade receivables	3,511	8,207			216,645	214,211

2.	Receivables from affiliated enterprises	143	510
3.	Other assets	3,891	1,822	D.	Deferred income	7

		7,545	10,539

III.	Securities
	Other securities		26,683
IV.	Cash on hand and bank balances	12,057	2,967

		28,927	48,942

C.	Prepaid expenses	3,529	3,199

		252,759	252,320			252,759	252,320

F-4

beta Holding GmbH, Augsburg

Consolidated Statements of Profit and Loss

German GAAP

		03 Dec. 2003 to	01 Dec. 2004 to
		30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000

1.	Sales	83,342	136,878
2.	Cost of sales	39,264	43,967

3.	Gross profit on sales	44,078	92,911
4.	Selling expenses	37,501	48,114
5.	General administration expenses	26,396	21,362
6.	Other operating income	707	1,942
7.	Other operating expenses	5,762	7,497

8.	Income/(loss) from operations	(24,874)	17,880
9.	Other interest and similar income	190	240
10.	Interest and similar expenses	17,790	16,331

11.	Income/(loss) from ordinary activities	(42,474)	1,789
12.	Taxes on income	140	6,774

13.	Net loss	(42,614)	(4,985)

F-5

beta Holding GmbH, Augsburg

Consolidated Statement of Cash Flows

	For the Period 3 Dec. 2003		For the Period 1 Dec. 2004
	to 30 Nov. 2004		to 30 Nov. 2005
	EUR’000	EUR’000	EUR’000	EUR’000

Cash flows from operating activities:
Net Loss		(42,614)		(4,985)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,983		22,904
Loss on sale of equipment	0		10
Change in assets and liabilities net of effects from purchase of acquired companies:
Increase in receivables and other assets	(4,263)		(2,957)
Decrease in inventory	10,265		572
Increase(−)/Decrease in prepaid expenses	157		332
Decrease (−)/Increase of provisions	(1,903)		6,986
Increase/Decrease (−) in accounts payable and accrued expenses	2,332		(130)
Increase in interest payable	11,323		8,511
Increase in other liabilities	744		419

Total adjustments		35,638		36,646

Net cash (used in) provided by operating activities		(6,977)		31,661
Cash flows from investing activities:
Proceeds from sale of fixed assets	113		3
Purchases of fixed assets	(528)		(236)
Purchases of intangible assets	(2,291)		(2,594)
Purchase of other securities	0		(26,683)
Purchase of acquired companies:
Payment for purchases of acquired companies, net of cash acquired	(188,255)

Net cash used in investing activities		(190,961)		(29,510)
Cash flows from financing activities:
Cash proceeds due to capital increase	7,201		0
Cash dividends	0		0
Proceeds from long-term debt	210,316		0
Debt Issue Costs	(3,522)
Repayments of long-term debt and capital lease obligations	(4,000)		(11,241)

Net cash provided by (used in) financing activities		209,995		(11,241)
Net increase (decrease) in cash		12,057		(9,090)
Cash at beginning of period		0		12,057

Cash at end of period		12,057		2,967

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	5,809		6,968
Income taxes	4,407		3,850

F-6

beta Holding GmbH, Augsburg

Notes to Financial Statements
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

I.	General Information and Notes to Consolidated Financial Statements

The consolidated financial statements for the period from 3 December 2003 to 30 November 2004 and the period from 1 December 2004 to 30 November 2005 have been prepared in compliance with the regulations of the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG).

The classification complies with §§ 266 and 275 HGB in connection with § 42 GmbHG. All amounts have been stated in EURO and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

beta Holding GmbH was established through a Partnership Agreement dated 3 December 2003 and entered in the Commercial Register of the Munich local court with the number HRB 150405 on 12 December 2003. Through resolution dated 8 June 2004, the Company’s registered office was moved from Munich to Augsburg and entered in the Commercial Register of the Augsburg local court with the number HRB 20801 on 11 October 2004.

II.  Consolidated companies

In addition to beta Holding GmbH, Augsburg, the following companies are included in the consolidated financial statements as at 30 November 2005 and 2004:

	Share	Nominal Value of Share
Company	%	Currency	2004	2005

beta Healthcare GmbH & Co.KG, Augsburg	100	EUR’000	67,890	67,890
betapharm Arzneimittel GmbH, Augsburg	100	EUR’000	244,304	244,267
beta Healthcare Verwaltungs GmbH, Augsburg	100	EUR’000	25	25
beta Healthcare Solutions GmbH, Augsburg	100	EUR’000	25	25

In 2004 and 2005 beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH (“beta Institut”), a wholly owned subsidiary of beta Holding GmbH, was not consolidated in accordance with § 296 II German Commercial Code (HGB). This company is a small firm organised in a corporate form, which provides basically non-profit services in the social care sector. Its annual financial statements are not material to the consolidated financial statements of beta Holding GmbH.

III.	Notes to Consolidation Methods

Subsidiaries are consolidated according to the book value method in accordance with § 301 (1) No. 1 German Commercial Code (HGB) on the basis of the values at the date of acquisition of the subsidiaries’ shares. The purchase price is compared at the time of first consolidation to the book values of the assets, liabilities, accruals and deferrals acquired in the balance sheets of the subsidiaries included. The difference between the purchase price and the book values of the assets is allocated to the acquired assets up to the amount of their fair values. The remaining difference is disclosed as goodwill in accordance with § 301 III German Commercial Code (HGB).

Receivables and payables between consolidated companies as well as income and expenses were eliminated. There are no unrealized profits or losses on intra-group transactions that are required to be eliminated.

F-7

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

IV.	Accounting and Valuation Rules

The financial statements of the companies included in the consolidated financial statements have been prepared according to uniform accounting and valuation rules.

Fixed Assets

Intangible Assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis from the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drug licenses).

Goodwill is amortized over its useful life, which has been estimated at 15 years.

The “betapharm” brand name is amortized over 15 years.

Tangible Assets

Property, plant and equipment have been valued at acquisition or production cost less depreciation.

Land is not depreciated. Other property plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial Assets

The investment in non-consolidated subsidiaries is recorded at cost.

Current Assets

Inventories

Raw materials and supplies consist primarily of product packaging materials, work in process consists primarily of bulk quantities of unpackaged tablets and finished goods and merchandise consists primarily of merchandise and samples for doctors.

Inventories are stated at the lower of acquisition cost or market value. Valuation allowances are recorded for excess stock that cannot be sold within the remaining shelf live of the articles.

Receivables and Other Assets

Receivables have been recognised at nominal value. Allowances are recorded for specific and inherent risks of collection.

Liquid Funds

Liquid funds have been recognised at nominal value.

Prepaid Expenses

Prepaid expenses relate to expenses incurred before the balance sheet date to the extent that these constitute expenditure for a certain time thereafter.

F-8

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Equity

The equity has been recognized at nominal value.

Provisions and Accruals

Provisions and accruals have been recognised when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

Statement of Profit and Loss

The cost of sales format has been applied to the statement of profit and loss, with other taxes being allocated as operational expenses to the individual functions.

V.	Notes to the Consolidated Balance Sheet

Fixed Assets

The movements of consolidated fixed assets are presented in the “Fixed Assets Table” which is part of the notes.

At the acquisition date, the following net asset values from the acquired single entities were:

03 March 2004
EUR’000

Intangible assets
Drug licenses, brand name and software	1,042
Payments on account	310

1,352
Tangible assets
Land	575
Factory and office equipment	1,063
Payments on account	10

1,648
Financial assets
Shares in affiliated enterprises	100

3,100

The goodwill after adjusting the acquired assets and liabilities to their fair values at the acquisition date, amounts to kEURO 106,107.

In the period 3 December 2003 to 30 November 2004 and the period 1 December 2004 to 30 November 2005, the purchase price was subsequently reduced by kEURO 200 and kEURO 37, respectively. After deducting scheduled amortization, the resulting goodwill as at 30 November 2005 is kEURO 93,505 (30 November 2004: kEURO 100,602).

F-9

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

In this context, the following industrial and similar rights were identified and recorded at their fair values as of 3 March, 2004:

	Total/Residual	Fair Value
	Useful Life	Adjustment
	In years	EUR’000

“betapharm” brand name	15	79,518
Drug licenses	5	46,054

		125,572

According to § 4 No. 1 German Law on Protection of Brands and Other Labels (MarkenG), the betapharm brand name has been entered in the Register of the German Patent and Trademark Office in Munich. The valuation was based on the allocation of estimated cash flows based upon the licensing value to a third party. In the financial year 2005, the brand name was amortised to kEURO 70,241 (30 November 2004: kEURO 75,542) on a scheduled basis.

As at 3 March 2004, the group held drug licenses as defined in § 11 German Law on Pharmaceutical Products (AMG). The average residual useful life of the licenses was, consistent with tax regulations, determined to be five years. In 2005 the drug licences were amortised to kEURO 29,935 (30 November 2004: kEURO 39,146) on a scheduled basis.

Current Assets

Trade receivables and receivables from affiliated enterprises are due within one year.

Securities classified as current assets have been recognised at acquisition cost.

Equity

The group’s equity changed as follows:

EUR’000

Equity as at 03 December 2003	0
Increase of subscribed capital	150
Additional paid-in capital, thereof kEURO 60,839 via a conversion of debt to equity	67,889
Net loss for the period	(42,614)

Equity as at 30 November 2004	25,425

EUR’000

Equity as at 01 December 2004	25,425
Net loss for the year	(4,985)

Equity as at 30 November 2005	20,440

F-10

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Other Provisions and Accruals

The other provisions and accruals can be analyzed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Sales deductions	1,544	2,193
BfArM (German Institute for Drugs and Medical Products) charges	1,596	1,692
Special payments and bonuses to employees	599	1,546
Health insurers’ rebates	0	1,339
Cost of Alendronat sales	0	655
Retention of business records	0	609
Vacation commitments and flexitime credits	464	506
Outstanding invoices	801	490
Cost of auditing the financial statements	270	239
Licences	75	221
Consulting fees	155	154
Fees for matters of law	86	144
Contributions to professional associations	166	137
Travel expenses fieldstaff	0	113
Contributions to Chamber of Industry and Commerce	0	108
Insurance premiums	1	98
Severance pay	179	87
SHI rebates*)	675	62
Sundry (includes deferred maintenance of kEURO 153 in 2004 and 2005)	297	441

	6,908	10,835

*)	Statutory Health Insurance rebates (2004: 16%/ 2005: 6%) to be paid in accordance with § 130a SGB V

F-11

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Liabilities

A classification of liabilities by residual terms as at 30 November 2004 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	61,721	8,269	53,452
Trade payables	7,167	7,167	0
Payables to enterprises in which participations are held	57,176	0	57,176
Liabilities from financing of share acquisition	88,203	1,410	86,793
Other liabilities	2,378	2,378	0
thereof taxes: EUR 1,549 thousand/ thereof relating to social security and similar obligations: EUR 633 thousand

	216,645	19,224	197,421

A classification of the liabilities by residual terms as at 30 November 2005 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	51,161	8,323	16,078
Trade payables	6,187	6,187	0
Payables to affiliated enterprises	857	857	0
Payables to enterprises in which participations are held	62,258	0	62,258
Liabilities from financing of share acquisition	90,951	1,610	89,341
Other liabilities	2,797	2,797	0
thereof taxes: EUR 1,957 thousand thereof relating to social security and similar obligations: EUR 674 thousand

	214,211	19,774	167,677

The liabilities to banks have been collateralised through land charges in the amount of kEURO 600.

The liabilities to banks relate exclusively to Commerzbank AG and result from the priority senior facility and the subordinated mezzanine facility in the amount of kEURO 34,828 (2004: kEURO 46,000) and kEURO 16,333 (2004: kEURO 15,721), respectively.

F-12

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The payables to enterprises in which participations are held can be analysed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

3i Group Investments LP, London	38,675	31,790
3i Europartners IVa LP, London	5,929	6,457
3i Europartners IVb LP, London	5,455	5,941
3i Europartners IVc LP, London	5,456	5,943
3i Europartners IVk LP, London	1,661	1,810
Teachers Insurance and Annuity Association, New York	0	10,317

	57,176	62,258

The above-mentioned partnerships under British law are funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH, Frankfurt am Main.

On 22 December 2004, an amount of EUR 9,505,052 out of the fixed rate unsecured loan note instrument of 3i Group Investments LP, London, was transferred with all rights and obligations to Teachers Insurance and Annuity Association of America (TIAA) under the loan note and share transfer agreement.

The 3i funds and Teachers Insurance and Annuity Association are shareholders of beta Holding.

The accounts payable to shareholders of the funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH are disclosed under payables to enterprises in which participations are held. There were no accounts payable to the other partners or shareholders as at the balance sheet date.

The liabilities that are associated with the financing of the share acquisition relate to the following creditors:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Indigo Capital Ltd., London	36,882	39,635
Santo Holding (Deutschland) GmbH, Stuttgart	51,321	51,316

	88,203	90,951

The accounts payable to Indigo Capital Ltd., London, (Indigo) relate to two subordinate loans, with a mezzanine facility and a so-called pay-in-kind (PIK) facility accounting for kEURO 16,373 (2004: kEURO 15,541) and kEURO 23,262 (2004: kEURO 21,341), respectively.

Commitments towards the former partner of betapharm, Santo Holding, relate to a vendor loan, which was granted within the scope of the acquisition of betapharm on 3 March 2004.

The liabilities to banks and the liabilities from the financing of the share acquisition include one loan under the mezzanine facilities agreement each, which was valued at the aggregate amount of kEURO 32,774, including interest payable of kEURO 617 as at the balance sheet date (2004: kEURO 30,903). Starting on 3 March 2004, the principal is increased by a contractually fixed amount of capitalised interest every three months. Therefore, the amount disclosed reflects the repayment commitment as at 30 November 2005. At the time of the contractually agreed repayment date on 3 March 2011, the loan will include a repayment commitment of kEUR0 39,639.

The PIK loan payable to Indigo will increase to kEURO 40,130 until the repayment date on 31 March 2012 on account of interest capitalised at annual intervals.

F-13

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VI.	Notes to the Consolidated Profit and Loss Statement

Sales

The sales revenues, which result exclusively from the sale of drugs, are fully realised in the domestic market. They are presented net of sales deductions, such as rebates in kind, compulsory producers’ charges and stock loss refunds, repaid to customers at the time of a price reduction by betapharm.

Other Operating Income

The other operating income includes income from prior periods in the amount of kEURO 1,226 (2004: kEURO 113), of which kEURO 1,174 result from release of accruals. Furthermore, in 2005 this item includes intercompany income from administration expenses of kEURO 571 (2004: kEURO 128) charged to related parties.

Other Taxes

The other taxes disclosed for the different functions amounted to kEURO 13 (2004: kEURO 25) in the business year.

Notes to Cost of Materials and Personnel Expenses

Cost of Materials

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Cost of raw materials, consumables and supplies and of purchased merchandise	36,554	40,388
Cost of purchased services	2,727	3,786

	39,281	44,174

Personnel Expenses

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Wages and salaries	13,057	19,167
Social security and other pension costs (of which in respect to individual employee saving plans:
kEURO 531; 2004: kEURO 394)	2,332	3,388

	15,389	22,555

F-14

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VII.	Other Required Disclosures

Contingent Liabilities

To collateralize the bank loans raised for financing betapharm Group, the Company has furnished the following collateral:

•	Pledging of shares in the following companies:

•	betapharm Arzneimittel GmbH;

•	beta Healthcare Verwaltungs GmbH;

•	beta Healthcare Solutions GmbH;

•	beta Institut für sozialmedizinische Forschung und Entwicklung GmbH.

•	Blanket assignment for all present and future

•	Trade receivables;

•	Receivables from affiliated enterprises;

•	Claims under insurance policies;

•	Receivables from Hexal AG and Salutas Pharma GmbH which result from service agreements concluded with these companies;

•	Other rights and claims;

•	Pledging of industrial rights;

•	Pledging of all bank balances;

•	Creation of a land charge in the amount of kEURO 600.

Other Financial Commitments

The other financial commitments as at the balance sheet date relate to:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Rent payable under real estate lease concluded at the end of 1999 with a residual term of 18.75 years (2004: 19,75 years)	8,893	8,488
Commitments under sponsoring agreements (of which to affiliated enterprises: kEURO 2,237; 2004: kEURO 844)	1,029	2,637
Commitments under motor vehicle leases	2,013	2,403
Sundry commitments under tenancy agreements and leases and accounts payable to suppliers	857	1,462

	12,792	14,990

Apart from the items presented above, there were payment commitments towards Santo Holding (Deutschland) GmbH, Stuttgart, as at the balance sheet date, which were not yet quantified in terms of amount. They result from a so-called earn-out agreement which was agreed under the purchase agreement on the acquisition of betapharm. According to this agreement, a portion of the final share purchase price is defined depending on the company’s future sales development. The possible subsequent purchase price

F-15

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

increases are established as at the effective dates 31 December 2004, 31 December 2005 and 31 December 2006, respectively, in relation to the sales revenues of the preceding calendar year. For the business year 2004, no subsequent purchase price increase was computed.

The resulting payment commitments are financed through a credit line in the amount of EUR 25 million granted by Commerzbank AG. In the business year 1 December 2004 to 30 November 2005, this credit line was reduced to kEURO 12.5 on account of anticipated lower payment commitments.

Under agreements dated 3 March 2004, as most recently amended on 11 June 2004, beta Healthcare GmbH & Co. KG entered into so-called option agreements with Commerzbank AG, with Indigo Capital IV LP and with HarbourVest Partners VII — Mezzanine Fund L.P., that lead to a payment commitment of the Company in the following cases:

•	Transformation of beta Holding GmbH, of beta Healthcare GmbH & Co. KG or of betapharm Arzneimittel GmbH into a public limited company with subsequent going public;

•	Disposal of a majority of shares in one of the three above-mentioned companies; disposal of one or several subsidiaries of these three companies if this subsidiary includes / these subsidiaries include all or the majority of beta Group’s assets.

The exact amounts that result from this commitment can be established only after the above-mentioned measures have been completed.

Bodies of Company

In the past the managing directors of the parent company’s personally liable partner were:

Mr. Bernd Schuler, München/Germany, merchant (until 3 March 2004)
Mr. Barry Clare, London/Great Britain, merchant (from 3 March 2004);
Mr. Peter Otto Walter, Kaufbeuren/Germany, merchant (until 31 December 2005);
Mr. Thomas Nedtwig, Blankenfelde/Germany, merchant (from 1 April 2004);
Dr. Wolfgang Niedermaier, Fürth/Germany, pharmacist (from 10 June 2005).

Total Emoluments Paid to Management

The total emoluments paid to management in the past business year amounted to kEURO 981 (2004: kEURO 610).

Loans Extended to Members of Management

The parent company’s receivables from members of management amount to kEURO 133 (2004: kEURO 132). They result from the extension of a short-term loan which was granted for the purpose of intermediately financing a programme for management investment in beta Holding. This loan bears interest at 9% p.a.

Advisory Board

The advisory board, constituted on 16 March 2004 consisted of the following persons:

Barry Clare, London/Great Britain, merchant (chairman);
Dr. David Ebsworth, Overath/Germany, merchant;
Detlef Fels, Köln/Germany, merchant;
Ian Nolan, London/Great Britain, merchant;
Werner Leppla, Geretsried/Germany, merchant (from 18 May 2005);

F-16

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Bernd Schuler, Frankfurt/Germany, merchant (from 18 May 2005).

The total emoluments paid to the members of advisory board for their activities in the past business year amounted to kEURO 204 (2004: kEURO 149).

Notes to Parent Company

Effective 03 March 2004, beta Holding (parent company) acquired indirectly and directly the majority of the shares of all group companies included in the scope of consolidation. From this date, all group companies of beta Holding are deemed to be affiliated enterprises in relation to the Company in accordance with § 271 (2) German Commercial Code (HGB). Revenues and expenses of betapharm Arzneimittel GmbH have been included in these consolidated financial statements for the 9 months from 1 March 2004 through 30 November 2004.

The consolidated financial statements of beta Holding are disclosed at the Commercial Register of the Augsburg local court and are the highest level of consolidated financial statements required to be filed in Germany.

Shareholders of the parent company are the following companies:

3i Group Investments LP, London
3i Europartners IVa LP, London
3i Europartners IVb LP, London
3i Europartners IVc LP, London
3i Europartners IVk LP, London
Teachers Insurance and Annuity Association, New York

Various members and directors of the company

Classification of Employees by Categories

The average number of employees in the business year can be analysed as follows:

	3 Dec. 2004 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005

Industrial employees	3	3
Salaried employees	332	326

	335	329

VIII.	Reconciliation to U.S. GAAP

The Group’s Consolidated Financial Statements have been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting

F-17

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

principles generally accept in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of	As of
	Note		30 Nov. 2004	30 Nov. 2005
			EUR’000	EUR’000

Shareholders’ equity as reported in the Consolidated Balance Sheets under German GAAP			25,425	20,440
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(201)	(253)
Increase of useful life for drug licenses	(b	)	5,769	12,335
Maintenance and other provisions	(c	)	153	762
Goodwill and Trademark amortization	(d	)	9,281	21,642
Deferred taxes	(e	)	8,981	6,515
Shareholders’ equity in accordance with U.S. GAAP			49,409	61,441

Reconciliation of net income to U.S. GAAP

			3 March 2004	30 Nov. 2004
	Note		to 30 Nov. 2004	to 30 Nov. 2005
			EUR’000	EUR’000

Net loss as reported in the Consolidated Statements of Profit and Loss under German GAAP			(42,614)	(4,985)
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(42)	(52)
Increase of useful life for drug licenses	(b	)	4,860	6,565
Maintenance and other provisions	(c	)	153	609
Goodwill and Trademark amortization	(d	)	9,281	12,361
Deferred taxes	(e	)	9,284	(2,466)
Net loss (−)/income in accordance with U.S. GAAP			(19,078)	12,032

(a)	Capital Lease

The company operates its corporate headquarters in rented premises in Augsburg, Germany. The underlying rental contract was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset, the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the lease assets was kEURO 4,326 and kEURO 4,174 at 30 November 2004 and 2005, respectively. The lease obligation was kEURO 4,497 and kEURO 4,397 at 30 November 2004 and 2005, respectively.

F-18

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

(b)	Increase of useful life for drug licenses

beta Holding GmbH recognizes capitalized drug licenses as intangible assets (see line Drug licenses, brand name and software). These costs mainly relate to payments for the acquisition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licenses are amortized over five to eight years. According to U.S. GAAP drug licenses should be amortized over their useful lives which have been estimated to be 15 years. As a consequence of the useful life increase, amortization declines by kEURO 4,860 and 6,565 in the periods 2004 and 2005.

(c)	Maintenance and retention accruals

Under German GAAP an accrual for deferred maintenance amounting to kEURO 153 has been recorded in 2004 and 2005 and an accrual of kEURO 609 for the retention of the business records was recorded in 2005. The deferred maintenance relates to the estimated cost for refurbishment activities concerning the office building of the corporate headquarters in Augsburg. The retention accrual relates to the future costs associated with the retention of business documents.

Because these accruals do not relate to current obligations to external parties as of the balance sheet date, they would not be considered liabilities under U.S. GAAP and have been reversed.

(d)	Goodwill and brand name amortisation

The purchase of betapharm Arzneimittel GmbH as of March 3, 2004, and the subsequent purchase price allocation resulted in goodwill of kEURO 106.107 and brand name of kEUR 79,518 under German GAAP. The same purchase price allocation would have been applied under U.S. GAAP. In accordance with German GAAP, goodwill and brand name have been amortised over an estimated useful life of 15 years. U.S. GAAP does not require regular amortisation of goodwill or intangible assets that are determined to have an indefinite life. The company has determined that the betapharm brand name has an indefinite useful life. The company performed impairment tests of goodwill and the brand name for 2004 and 2005 and concluded that goodwill and brand name were not impaired.

The recorded amortization expenses under German GAAP have to be reversed amounting to kEURO 9,281 concerning the period ended 30 November 2004 and to kEURO 12,361 for the year ended 30 November 2005. There are no deferred taxes on goodwill.

(e)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards and deferred taxes are not required to be recorded for temporary differences resulting from an acquisition. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carry forward can be utilized. U.S. GAAP also requires the recognition of the deferred tax impact for temporary differences resulting from an acquisition.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to tax losses carried forward from 2004. For the reconciling items the total tax rate from the corresponding year was applied amounting to 40.38% in 2004 and 2005. The applied tax rates underlying the calculation of deferred taxes were derived from applicable tax rates in 2004 and 2005. The trade income tax rate for these years amounts to 19.03% and the corporate income tax rate, considering the deductibility of the trade income taxes, amounts to 21.36%.

F-19

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The losses carried forward concerning the German trade income tax amount to 496 kEURO for the benefit of beta Holding GmbH and 5,657 kEURO for the benefit of beta Healthcare GmbH& Co KG. The loss carry forward relating to the German corporate income tax amounts to 14,314 kEURO for the benefit of beta Holding GmbH. In 2005 the beta Holding GmbH losses carried forward declined to 1,584 kEURO concerning the trade income tax and to 2,887 kEURO regarding the corporate income tax. For beta Healthcare GmbH & Co KG all losses were utilized in 2005.

The purchase of betapharm Arzneimittel GmbH as of 03 March, 2004, and the subsequent purchase price allocation resulted in additions of intangible assets as well as inventories in the commercial balance sheet. In accordance with German tax laws these items were not included in the German tax balance sheet. Temporary differences arise concerning the drug licenses, the brand name and inventories due to the value adjustment of the purchase price allocation as of March 3, 2004. The assigned value of these assets amounts to 136,156 kEURO. These differences between the asset values and the tax bases were not recognized as deferred tax liability in the commercial balance sheet under German GAAP.

Under U.S. GAAP, the temporary differences between the assigned values resulting from the purchase price allocation and the tax bases of the assets have to be recognised as deferred tax liability. The deferred tax liability is calculated by multiplying the sum of those assets with the effective tax rate for 2004 respectively 2005 (both 40.38%) resulting in an amount of 54,986 kEURO. This amount increased goodwill at the acquisition date. In the forthcoming years, the deferred tax liability is reduced as the related assets are amortized. Amortization of these assets amounts to 17,492 kEURO in 2004 and 9,211 kEURO in 2005. The deferred tax liability is thus reduced by these amounts multiplied with the tax rate resulting in deferred tax benefits of 7,064 kEURO in 2004 and 3,720 kEURO in 2005.

The increase of useful lives of the drug licences named above are also related with tax effects. The corres-ponding deferred taxes amount to 1.963 kEURO in 2004 and to 2,651 kEURO in 2005.

IX  Subsequent events

After the end of the financial year (30 November 2005) the following subsequent events took place:

1. Agreement on earn out with former shareholder.

In the sale and purchase agreement about the sale of the betapharm shares as of 3 March 2004, an earn out payment has been agreed based on the sales of the years 2004 — 06. In an Earn-Out and Vendor Loan Settlement agreement signed 10. / 24. February 2006 between beta Healthcare GmbH & Co KG and Santo Holding (Deutschland) GmbH, the parties agreed to settle the earn out for the years 2004-06 against a payment of 25 m€. The amount was paid on 3 March 2006.

2. Sale of shares of beta Holding at 3 March 2006.

With closing on 3 March 2006 the shares of beta Holding GmbH were sold from the 3i funds and other shareholders to the Dr. Reddy’s group, Hyderabad, India, for a purchase price of 479 m€. The purchase price was paid on 3 March 2006 partly to the shareholders and partly to the former shareholder and the banks who had partly financed the purchase by 3i funds in 2004. With this payment all debt from the 2004 financing have been settled.

3. Restructuring of beta group.

After the date of acquisition of beta group by Dr. Reddy’s group through Reddy Holding GmbH several legal restructuring have taken place. One step of this restructuring was the merger of beta Holding GmbH with Reddy Holding GmbH.

Augsburg, 02 November 2006

beta Holding GmbH

(Dr Wolfgang Niedermaier)  (Thomas Nedtwig)

F-20

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 3 December 2003 to 30 November 2004

													Net
													book
													values
		Acquisition or Production Cost					Accumulated Amortization/Depreciation
		Balance	Additions				Balance	Balance	Additions			Balance	Balance
		as at	as at				as at	as at	as at			as at	as at
		3 Dec	03 March				30 Nov.	3 Dec	03 March			30 Nov.	30 Nov.
		2003	2004	Additions	Reclassifications	Disposals	2004	2003	2004	Additions	Disposals	2004	2004
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software		128,361	2,291	152	(280)	130,524		1,747	11,393	(173)	12,967	117,557
2.	Goodwill		106,107			(200)	105,907			5,305		5,306	100,602
3.	Payments on account		310		(152)		158						158

			234,778	2,291	—	(480)	236,589		1,747	16,699	(173)	18,273	218,317

II.	Tangible assets
1.	Land		588	10	10	(7)	608		13	7		20	588
2.	Factory and office equipment		1,890	430			2,313		827	277	(1)	1,103	1,210
3.	Payments on account		10	88	(10)		88						88

			2,488	528	—	(7)	3,009		840	284	(1)	1,123	1,886

III.	Financial assets
1.	Shares in affiliated enterprises		100				100

			237,366	2,819	—	(487)	239,698		2,587	16,983	(174)	19,396	220,303

F-21

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 1 December 2004 to 30 November 2005

											Net
											book
											values
		Acquisition or Production Cost					Accumulated Amortization/Depreciation
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Dec				30 Nov.	1 Dec			30 Nov.	30 Nov.
		2004	Additions	Reclassifications	Disposals	2005	2004	Additions	Disposals	2005	2005
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software	130,524	1,826	57	(38)	132,370	12,967	15,469	(29)	28,408	103,962
2.	Goodwil	105,907			(37)	105,870	5,305	7,060		12,365	93,505
3.	Payments on account	158	768			926					926

		236,589	2,594	57	(75)	239,166	18,273	22,529	(29)	40,773	198,393

II.	Tangible assets
1.	Land	608	5			613	19	10		30	583
2.	Factory and office equipment	2,313	231	31	(216)	2,359	1,103	365	(212)	1,256	1,103
3.	Payments on account	88		(88)

		3,009	236	(57)	(216)	2,972	1,123	375	(212)	1,286	1,686

III.	Financial assets
1.	Shares in affiliated enterprises	100				100					100

		239,698	2,830		(507)	242,238	19,396	22,904	(241)	42,059	200,179

F-22

betapharm Arzneimittel GmbH,
Augsburg

Report of Independent Registered Public Accounting Firm

Financial Statements for the period ended December 31, 2003

F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of betapharm Arzneimittel GmbH as of December 31, 2003, and the related statements of profit and loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of betapharm Arzneimittel GmbH as of December 31, 2003, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of December 31, 2003 and net income for the year then ended to the extent summarized by the Company in Note C to the Financial Statements.

Düsseldorf,
November 2, 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

F-24

betapharm Arzneimittel GmbH, Augsburg

Balance Sheet as at 31 December 2003

Assets

		31 Dec. 2003			31 Dec. 2003
		000 EUR			000 EUR

A.	Fixed assets		A.	Equity
I.	Intangible assets		I.	Subscribed capital	1,023
1.	Drug licenses and software	1,112
2.	Payments on account	310	II.	Capital reserves

		1,422

II.	Tangible assets		III.	Net retained profits	219

1.	Land, land rights and buildings including buildings on third party land	577			1,242

2.	Other equipment, factory and office equipment	1,062	B.	Accruals
3.	Payments on account	7	1.	Tax accruals	7,940

		1,646	2.	Other accruals	3,188

III.	Financial assets				11,128

1.	Shares in affiliated enterprises	100	C.	Liabilities
2.	Other loans		1.	Liabilities to banks	301

		100	2.	Trade payables	6,202

		3,168	3.	Payables to affiliated enterprises	130

B.	Current assets		4.	Other liabilities	4,662

					11,295
I.	Inventories
	Merchandise	8,754

II.	Receivables and other assets
1.	Trade receivables	3,232
2.	Receivables from affiliated enterprises
3.	Other assets	353

		3,585

III.	Cash on hand, bank balances	8,006

		20,344

C.	Prepaid expenses	152

		23,665			23,665

F-25

betapharm Arzneimittel GmbH, Augsburg

Statement of Profit and Loss for the Period from 1 January to 31 December 2003

		1 Jan. to
		31 Dec. 2003
		000 EUR

1.	Sales	106,546
2.	Cost of sales	32,790

3.	Gross profit on sales	73,756
4.	Selling expenses	54,671
5.	General administration expenses	767
6.	Other operating income	5,585
7.	Other operating expenses	2,282
8.	Other interest and similar income	130
9.	Interest and similar expenses	63

10.	Income from ordinary activities	21,688
11.	Taxes on income	7,974

12.	Net income	13,714
13.	Losses carried forward from prior year	2,472
14.	Withdrawals from capital reserves	2,377
15.	Distributions	13,400

16.	Net retained profits	219

F-26

betapharm Arzneimittel GmbH, Augsburg

Statement of Cash Flows
For the Year Ended 31 Dec. 2003

	EUR’000	EUR’000

Cash flows from operating activities:
Net income		13,714
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	716
Gain on sale of fixed assets	(55)
Change in assets and liabilities:
Increase in receivables and other assets	(2,524)
Increase in inventory	(1,618)
Decrease in prepaid expenses	171
Decrease of provisions	(127)
Increase in accounts payable and accrued expenses	5,046
Decrease in other liabilities	(599)

Total adjustments		1,010

Net cash provided by operating activities		14,724
Cash flows from investing activities:
Proceeds from sale of fixed assets	4,136
Purchases of fixed assets	(375)
Purchases of intangible assets	(603)

Net cash provided by investing activities		3,157
Cash flows from financing activities:
Cash dividends	(10,573)
Bank borrowings	301

Net cash used in financing activities		(10,272)

Net increase in cash and cash equivalents		7,609
Cash at beginning of year		397

Cash at end of year		8,006

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	63
Income taxes	9

F-27

betapharm Arzneimittel Augsburg

Notes to the Financial Statements
For the Year ended 31 December 2003

A.	General Information and Notes to Financial Statements

In preparing its annual financial statements, the Company is in compliance with the accounting, valuation and disclosure requirements applicable to so-called large firms organized in a corporate form under the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG). To the extent that taking advantage of accounting and valuation options under German tax law requires corresponding recognition in the annual financial statements, the Company is in compliance with the fiscal regulations. All amounts have, been stated in Euro and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

In the reporting year, the balance sheet and profit and loss account have been prepared by taking into account a partial profit appropriation as a result of an advance profit distribution at the end of 2003

Intangible assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis. From the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drugs).

Tangible Assets

Property, plant and equipment have been valued at acquisition cost or production cost less depreciation. Land is not depreciated. Other property, plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial assets

The investment in an unconsolidated subsidiary (beta Institute) is recorded at cost.

Inventories

Inventories relate exclusively to merchandise and samples for doctors are stated at the lower of acquisition cost or market value.

Receivables

Receivables have been recognized at nominal value. Allowances are recorded for specific and inherent risks of collection.

Equity

The equity has been recognized at nominal value.

Provisions and accruals

Provisions and accruals have been recognized when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

F-28

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

In the business year 2003, the cost of materials amounted to kEUR 32,394 and related exclusively to cost of purchased merchandise. Personnel expenses amounted to kEUR 20,874, of which social security and other pension cost of kEUR 3,638.

B. Other Required Disclosures

A classification of liabilities by residual terms as at 31 December 2003 is as follows:

			Residual Term
		Residual Term	of More than
	Total Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	301	301	0
Trade payables	6,202	6,202	0
Payables to affiliated enterprises	130	130	0
Other liabilities	4,662	4,662	0
Of which taxes: EUR 645 Thousand Of which relating to social security and similar obligations: EUR 504 Thousand

	11,295	11,295	0

Contingent Liabilities

The Company is the defendant in a litigation on account of alleged instances of infringement of industrial property rights in connection with the active substance Omeprazol. This litigation is still on-going. For the possibility that the Company loses the action, the Company has set up a provision of kEUR 6,524 plus legal costs as at 31 December 2002. Under an agreement dated 30 September 2003, a third company undertook, against payment of kEUR 3,347, to bear all expenses that the Company might incur in case the action was lost and has, hence, comprehensively exempted the Company. In view of the credit standing of the third party that has committed itself in the internal relationship, the Company is no longer exposed to any risks from the above-mentioned litigation. In the external relationship, the Company still bears, however, the remaining risk of litigation, which is estimated at around EUR 7 million at maximum.

Furthermore, the Company owes in the external relationship purchase consideration installments totalling kEUR 588 from the acquisition of the shares in Mova GmbH, Augsburg. Although this investment was disposed of at the end of 2003, with the open purchase consideration installment being taken over by the acquirer, the assumption of the liability through the creditor remains to be approved.

A further contingent liability is a guarantee in the amount of EUR 6,000 in favour of Wellfit Gesundheitsprodukte GmbH, Augsburg.

The financial commitments as at the balance sheet date relate to:

EUR’000

Rentals payable under a real property lease concluded at the end of 1999 with a residual term of 21.5 years	9,344
Commitments under sponsoring agreement (Of which to affiliated enterprises: kEUR 1,534)	1,747
Commitments under motor vehicle leases	2,238
Sundry rental commitments, such as accounts payable to suppliers	1,631

14,960

F-29

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

The sales, which result exclusively from sale of drugs, relate fully to the domestic market.

The total emoluments paid to management in 2003 amounted to kEUR 198.

The General Management in 2003 consisted of:

Peter Otto Walter, Merchant, Kaufbeuren
Hans Henneböhle, Merchant, Ostfildern

The average number of employees during the business year 2003 was:

2003

Industrial labour	3
Salaried employees	314

Total	317

The item other accruals includes the following major items:

2003
EUR ’000

Legal costs	12
BfArM (German Institute for Drugs and Medical Products) charges	491
Returns and sales bonus commitments	897
Special and bonus payments to employees	901
Vacation not taken and flexitime credits	264
Insurance premiums	142
Workmen’s compensation board contributions	167
Sundry	314

3,188

The investment holdings within the meaning of § 285 No. 11 German Commercial Code (HGB) are as follows:

	Participation		Net Income/Loss
	Quota	Equity	for Last Business
	%	kEUR	Year kEUR

beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH, Augsburg	100	100	0

betapharm Arzneimittel GmbH is included in the consolidated financial statements of Santo Holding (Deutschland) GmbH, Stuttgart (Stuttgart local court, HRB 22519).

F-30

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

C  Reconciliation German GAAP — U.S. GAAP

The Financial Statement has been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of 31
			Dec. 2003
	Note		EUR’000

Shareholders’ equity as reported in the Balance Sheets under German GAAP			1,242
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(149)
Increase of useful life for drug licenses	(b	)	879
Deferred taxes	(c	)	(292)
Shareholders’ equity in accordance with U.S. GAAP			1,680

Reconciliation of net income to U.S. GAAP

			1 Jan. 2003
			to 31 Dec. 2003
	Note		EUR’000

Net income as reported in the Statement of Profit and Loss under German GAAP			13,714
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(63)
Increase of useful life for drug licenses	(b	)	178
Deferred taxes	(c	)	(555)
Net income in accordance with U.S. GAAP			13,274

(a)	Capital Lease

The company operates its corporate headquarter in rented premises in Augsburg, Germany. The underlying rental was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the leased asset was kEURO 4.466 at 31 December 2003. The lease obligation was kEURO 4.615 at 31 December 2003.

F-31

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

(b)	Increase of useful life for drug licenses

betapharm Arzneimittel GmbH recognizes capitalized drug licenses as intangible assets (see line “Concessions, Patents and other such rights and licenses”). These costs mainly relate to payments for the acqusition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licences are amortized over five to eight years. According to U.S. GAAP, drug licences should be amortised over their useful lives, which have been estimated to be 15 years.

As a consequence of the useful life increase, amortization declines by kEURO 178 in the year 2003.

(c)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carryforward can be utilized.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to the tax loss carried forward from 2002. For the reconciling items the effective tax rate from the corresponding year was applied amounting to 39.78% in 2002 and 41.67% in 2003. The loss carry forward amounts to 2,349 kEURO and concerns the German corporate income tax for the benefit of betapharm Arzneimittel GmbH. The applied tax rate underlying the calculation of deferred taxes was derived from the applicable corporate income tax rate in 2003 amounting to 22.64%. In 2003 the loss carry forward was completely utilized.

Augsburg, 02 November, 2006
betapharm Arzneimittel GmbH

(Dr. Wolfgang Niedermaier)  (Thomas Nedtwig)

F-32

betapharm Arzneimittel GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Year ended 31 December 2003

Movements in Fixed Assets in the period 1 January to 31 December 2003

		Acquisition or Productions Costs				Accumulated Amortization/depreciation				Book values
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Jan.				31 Dec.	1 Jan.			31 Dec.	31 Dec.
		2003	Additions	Reclassifications	Disposals	2003	2003	Additions	Disposals	2003	2003
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets Concessions, industrial and similar rights and assets and licenses in such rights and assets
	- Drugs licenses	2,150	334	38		2,521	1,242	336		1,578	943
	- Other	72	196		1	268	44	55		99	169
	- Payments on account	275	73	(38)		310					310

		2,497	603		1	3,099	1,286	391		1,677	1,422

II.	Tangible assets
1.	Land, land rights and buildings including buildings on third party land	558	30			588	3	8		11	577
2.	Other equipment, factory and office equipment	1,544	338		51	1,831	502	317	50	769	1,062
3.	Payments on account and assets under construction		7			7					7

		2,102	375		51	2,426	505	325	50	780	1,646

III.	Financial assets
1.	Shares in affiliated enterprises	879			779	100					100
2.	Other loans	3,300			3,300

		4,179			4,079	100					100

		8,778	979		4,131	5,625	1,791	716	50	2,457	3,168

F-33

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

The unaudited pro forma combined statement of operations give effect to the completion of the acquisition of beta Holding GmbH (betapharm), which was consummated on March 3, 2006, giving effect to the acquisition as if it had occurred on April 1, 2005. The unaudited pro forma combined statement of operations combines the historical consolidated statement of operations of Dr. Reddy’s Laboratories Limited (DRL) for the fiscal year ended March 31, 2006 and betapharm for the fiscal year ended November 30, 2005 and eliminates the operating results of betapharm for the post acquisition period of March 3, 2006 to March 31, 2006. Accordingly, the unaudited pro forma combined statement of operations reflect betapharm operating results for a twelve-month period. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition (2) expected to have a continuing impact on the Company and (3) are factually supportable. The pro forma adjustments are based on certain estimates and assumptions which are derived from available information. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma combined statement of operations;

•	separate historical audited financial statements of DRL as of and for the year ended March 31, 2006 which is included and incorporated by reference in this document;

•	separate historical audited financial statements of betapharm for the year ended 30 November 2005 included in this document taking into consideration the fact that such year end date is within 93 days of the date when the acquisition was consummated as indicated above.

We present the pro forma combined statement of operations for information purposes only. The pro forma information is not necessarily indicative of what our results of operation actually would have been had we completed the acquisition on April 1, 2005. In addition, the unaudited pro forma combined statement of operations does not purport the future operating results of the combined company.

An unaudited pro forma balance sheet is not presented because the acquisition of betapharm occurred prior to March 31, 2006, and assets and liabilities pertaining to betapharm are reflected in the Company’s March 31, 2006 historical balance sheet. The unaudited pro forma financial information does not include the realization of cost savings from operating efficiencies, synergies or any other of the effects resulting from the acquisitions of betapharm.

The unaudited pro forma statement of operations relates to the following transaction:

On March 3, 2006, the Company, through its wholly owned subsidiary Lacock Holdings Limited, acquired 100% of the outstanding common shares of betapharm. betapharm is a leading generics pharmaceuticals company in Germany.

The aggregate purchase price of Rs.26,063,321 (Euro 482,654) includes direct acquisition cost amounting to Rs.201,548 (Euro 3,732). The acquisition agreement included the payment of contingent consideration amounting up to Rs.518,400, (Euro 9,600), which was paid into an escrow account. This amount is subject to set-off for certain indemnity claims in respect of legal and tax matters that might arise, pertaining to the periods prior to the acquisition. The escrow will lapse and be time barred at the end of 2013. Since the maximum amounts pertaining to such claims are determinable at the date of acquisition, those amounts have been included as part of the purchase price.

As of March 31, 2006, the purchase price was allocated on a preliminarily basis, based on management’s estimate of fair values. During the quarter ended September 30, 2006, the Company completed the final allocation of the purchase price of betapharm based on management’s estimate of fair values and independent valuations of intangible assets as follows:

F-34

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

Current assets:
Cash and cash equivalents	Rs.1,357,395
Inventories	538,860
Other current assets	552,938
Property, plant and equipment	372,377
Intangibles:
Trademarks	5,546,314
Product related intangibles	13,684,867
Beneficial toll manufacturing contract	621,058
Other assets	142,541
Goodwill	12,848,428

Total assets	35,664,778
Deferred tax liability, net	(7,241,686)
Liabilities assumed	(2,359,771)

Purchase cost	Rs.26,063,321

As a result of the final allocation, total intangibles increased from Rs.16,325,598 as at March 31, 2006 to Rs.19,852,239 as at September 30, 2006, goodwill decreased from Rs.14,958,766 as at March 31, 2006 to Rs.12,848,428 as at September 30, 2006 and deferred tax liability, net increased from Rs.5,825,388 as at March 31, 2006 to Rs.7,241,686 as at September 30, 2006.

Trademarks have an indefinite useful life and are therefore not subject to amortization but are tested for impairment annually. The weighted average useful lives of other intangibles acquired are as follows:

Products related intangibles	14.5 years
Beneficial toll manufacturing contract at betapharm	58 months

F-35

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

	Dr. Reddy’s
	Fiscal Year
	Ended		betapharm		betapharm
	March 31, 2006		(From December 1, 2004		(From March 3, 2006		Pro forma		Pro forma
	as reported		to November 30, 2005)		to March 31, 2006)		Adjustments		Combined

Revenues:
Product sales	Rs.	24,077,209	Rs.	7,695,281	Rs.	(704,915)	—		Rs.	31,067,575
License fees		47,521		—		—	—			47,521
Service income		142,317		—		—	—			142,317

		24,267,047		7,695,281		(704,915)	—			31,257,413
Cost of revenues		12,417,413		2,471,825		(315,534)	—			14,573,704

Gross profit		11,849,634		5,223,456		(389,381)	—			16,683,709
Operating Expenses:
Selling, general and administrative expenses		8,028,884		3,058,818		(294,272)	42,828	(a)		10,836,258
Research and development expenses, net		2,152,950		—		—	—			2,152,950
Amortization expenses		419,867		148,646		(87,217)	977,035	(b)		1,458,331
Foreign exchange loss		126,342		—		14	—			126,356
Other operating (income) / expenses, net		(320,361)		(84,555)		—	—			(404,916)

Total operating expenses		10,407,682		3,122,909		(381,475)	1,019,863			14,168,979

Operating Income/(loss)		1,441,952		2,100,547		(7,906)	(1,019,863)			2,514,730
Equity loss in affiliates		(88,235)		—		—	—			(88,235)
Other (expense) / income, net		533,606		(904,636)		8,035	(299,786	)(c)		(662,781)
Income before taxes and minority interest		1,887,323		1,195,911		129	(1,319,649)			1,763,714

Income taxes (expense)/benefit		(258,390)		(519,473)		29,861	463,085	(d)		(284,917)
Minority interest		(76)		—		—	—			(76)

Net Income	Rs.	1,628,857	Rs.	676,438	Rs.	29,990	Rs.	(856,564)	Rs.	1,478,721

Earnings per equity share
Basic		Rs.10.64								Rs.9.66
Diluted		Rs.10.62								Rs.9.64
Weighted average number of equity shares used in computing earnings per share
Basic		153,093,316 *								153,093,316 *
Diluted		153,403,846 *								153,403,846 *

See accompanying notes to unaudited pro forma combined statement of operations.

*	These numbers have been retroactively restated to give effect to the stock dividend distributed on August 30, 2006.

F-36

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1:	General — Basis of pro forma presentation

The unaudited pro forma combined statement of operations is presented to give effect to the acquisition of betapharm as if the transaction had been consummated on April 1, 2005. The information relating to betapharm has been conformed to U.S. generally accepted accounting principles and accounting policies followed by the Company.

Note 2:	Pro forma adjustments

The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

(a)	Represents the incremental depreciation charge on the fair valued property, plant and equipment of betapharm.

(b)	Represents the amortization expense on the intangibles of betapharm amortized over a weighted average useful life of 14.5 years based on management’s estimate of fair values.

(c)	Represents the incremental interest expense pursuant to the acquisition which primarily represents interest at the rate of 4.65% (being the floating LIBOR rate) on the Euro 400 million loan taken for funding the acquisition of betapharm, the decrease in interest income at the rate of 6.5% (average rate of interest income) resulting from the use of internal funds towards the acquisition of betapharm. However, such incremental interest expense has been partially offset due to a reduction in betapharm’s interest expense pursuant to repayment of certain pre-acquisition debt out of the proceeds of the purchase price related to the acquisition.

(d)	Represents the tax impact on the above adjustments.

F-37

12,500,000 American Depositary Shares
Representing 12,500,000 Equity Shares

Dr. Reddy’s Laboratories Limited
(incorporated under the laws of India)

PROSPECTUS SUPPLEMENT

Joint Book-runners
(in alphabetical order)

Citigroup
Merrill Lynch & Co.

November 16, 2006